   As filed with the Securities and Exchange Commission on December 22, 1999

                                                   Registration No. 333-
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                          GOLD BANC CORPORATION, INC.
            (Exact name of registrant as specified in its charter)

                                --------------

          KANSAS                     6712                    48-1008593
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                (913) 451-8050
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                              MICHAEL W. GULLION
                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                (913) 451-8050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
       MICHAEL W. LOCHMANN, ESQ.              NORMAN E. FRETWELL, ESQ.
     Stinson, Mag & Fizzell, P.C.          Spencer Fane Britt & Brown LLP
    1201 Walnut Street, Suite 2800         1000 Walnut Street, Suite 1400
   Kansas City, Missouri 64106-6251          Kansas City, Missouri 64106
            (816) 842-8600                         (816) 474-8100
       Facsimile: (816) 691-3495              Facsimile: (816) 474-3216

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as defined herein) have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
  Title of Each                                                    Proposed       Proposed
     Class of                                        Amount        maximum        maximum       Amount of
 Securities to be                                    to be      offering price   aggregate     registration
    Registered                                   registered (1)    per unit    offering price      fee
-----------------------------------------------------------------------------------------------------------
                                                                               $11,086,107.03
Common Stock, par value $1.00 per share (3).....   2,650,626       N/A (2)          (2)       $2,926.73 (2)

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(1) This Registration Statement relates to Common Stock, par value $1.00 per share ("Gold Banc Common Stock"), of Gold Banc Corporation, Inc. ("Gold Banc") issuable to holders of common stock, par value $1.00 per share ("First Business Bancshares Common Stock"), of First Business Bancshares of Kansas City, Inc. ("First Business Bancshares") and to holders of common stock, par value $10.00 per share ("First Business Bank Common Stock"), of First Business Bank of Kansas City, N.A. ("First Business Bank of Kansas City") in the proposed merger of First Business Bancshares into Gold Banc and First Business Bank of Kansas City into Gold Bank, N.A. ("Gold Bank"). The amount of Gold Banc Common Stock to be registered has been determined by adding (1) the number of shares determined by multiplying the maximum exchange ratio (9.9810 shares of Gold Banc Common Stock for each outstanding share of First Business Bancshares Common Stock) by 227,573, the maximum aggregate number of shares of First Business Bancshares Common Stock convertible in the merger (the "Maximum Number of First Business Bancshares Common Shares") and (2) the number of shares determined by multiplying the maximum exchange ratio (9.2486 shares of Gold Banc Common Stock for each outstanding share of First Business Bank Common Stock) by 41,003, the maximum aggregate number of minority shares of First Business Bank of Kansas City convertible in the bank merger (the "Maximum Number of First Business Bank Common Shares").
(2) This registration fee was calculated pursuant to Rule 457(f) as 0.000264 multiplied by the sum of (1) $42.43 (the book value of First Business Bancshares Common Stock as of September 30, 1999) multiplied by the Maximum Number of First Business Bancshares Common Shares and (2) $34.88 (the book value of First Business Bank Common Stock as of September 30,
    1999) multiplied by the Maximum Number of First Business Bank Common
    Shares.
(3) Includes associated rights (the "Rights") to purchase one one-thousandth of a share of Gold Banc's Series A Preferred Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing Gold Banc Common Stock and will be transferred only with such shares of Gold Banc Common Stock.

                                --------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

        To the Stockholders of Gold Banc and First Business Bancshares
   The boards of directors of Gold Banc Corporation, Inc. and First Business Bancshares of Kansas City, Inc. have approved a merger agreement that would result in Gold Banc acquiring First Business Bancshares. The merger offers First Business Bancshares stockholders the opportunity to become stockholders of Gold Banc, a larger organization. We believe the combination of these two companies will result in an opportunity to create substantially more stockholder value than could be achieved by the companies individually.

   If we complete the merger, First Business Bancshares stockholders will receive for each share of First Business Bancshares common stock a number of shares of Gold Banc common stock equal to $109.7906 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger. For example, if such average of the closing sale prices is $12.25, a First Business Bancshares stockholder would receive 8.962 shares of Gold Banc common stock for each share of First Business Bancshares common stock. However, there are two exceptions:

  . If the average of the closing prices during such ten day period is more than or equal to $13.50, then each First Business Bancshares stockholder will receive 8.1326 shares of Gold Banc common stock for each share of First Business Bancshares common stock.

  . If the average of the closing prices during such ten day period is less than or equal to $11.00, then each First Business Bancshares stockholder will receive 9.9810 shares of Gold Banc common stock for each share of First Business Bancshares common stock.

   Gold Banc stockholders will continue to own their existing shares after the merger.

   We cannot complete the merger unless the stockholders of both of our companies approve it. Each of us will hold a meeting of our stockholders to vote on the merger. Your vote is very important. Whether or not you plan to attend the stockholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will have the same effect as voting those shares against the merger.

   The date, times and places of the meetings are:

   For Gold Banc stockholders:

            , 2000, 10:00 a.m. local time at 11301 Nall Avenue, Leawood,
Kansas.

   For First Business Bancshares stockholders:

            , 2000, 10:00 a.m. local time at 800 W. 47th Street, Kansas City, Missouri.

   This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

    /s/ Michael W. Gullion                /s/ Frederick B. Poccia, Jr.
 Michael W. Gullion Chairman of the        Frederick B. Poccia, Jr. Chief
 Board and Chief Executive Officer        Executive Officer First Business
    Gold Banc Corporation, Inc.           Bancshares of Kansas City, Inc.

   For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 1.


 Neither the Securities and Exchange Commission nor any state securities regulators have approved the Gold Banc common stock to be issued in the merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency. Any representation to the contrary is a criminal offense.


This Joint Proxy Statement/Prospectus is dated        , 2000, and is being
first mailed to stockholders on        , 2000.

               BANK MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

           To the Stockholders of First Business Bank of Kansas City
   The boards of directors of Gold Bank and First Business Bank of Kansas City, N.A. have approved a bank merger agreement that would result in Gold Bank acquiring First Business Bank of Kansas City. The bank merger offers First Business Bank of Kansas City minority stockholders the opportunity to become stockholders of Gold Banc Corporation, Inc., a larger organization. We believe the combination of these two banks will result in an opportunity to create substantially more stockholder value than could be achieved by the companies individually.

   If we complete the bank merger, First Business Bank of Kansas City minority stockholders will receive for each share of First Business Bank of Kansas City common stock a number of shares of Gold Banc common stock equal to $101.7346 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the bank merger. For example, if such average of the closing sale prices is $12.25, a First Business Bank of Kansas City minority stockholder would receive 8.3049 shares of Gold Banc common stock for each share of First Business Bank of Kansas City common stock. However, there are two exceptions:

  . If the average of the closing prices during such ten day period is more than or equal to $13.50, then each First Business Bank of Kansas City minority stockholder will receive 7.5359 shares of Gold Banc common stock for each share of First Business Bank of Kansas City common stock.

  . If the average of the closing prices during such ten day period is less than or equal to $11.00, then each First Business Bank of Kansas City stockholder will receive 9.2486 shares of Gold Banc common stock for each share of First Business Bank of Kansas City common stock.

   Shares of First Business Bank of Kansas City that are owned by First Business Bancshares, the majority stockholder, will be converted into shares of Gold Bank.

   Gold Bank stockholders will continue to own their existing shares after the bank merger.

   We cannot complete the bank merger unless the stockholders of both banks approve it. Gold Banc, the sole stockholder of Gold Bank, has already approved the bank merger. First Business Bank of Kansas City will hold a meeting of its stockholders to vote on the bank merger. First Business Bancshares, the majority stockholder of First Bank of Kansas City, intends to vote to approve the bank merger. Your vote is very important. Whether or not you plan to attend the stockholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the bank merger. Not returning your vote will have the same effect as voting those shares against the bank merger.

   The date, time and place of the meeting for First Business Bank of Kansas
City stockholders is                , 2000, 11:00 a.m. local time at 800 W.
47th Street, Kansas City, Missouri.

   This document provides you with detailed information about the proposed bank merger. We encourage you to read this entire document carefully.

/s/ Michael W. Gullion       Michael       /s/ Frederick B. Poccia, Jr.
W. Gullion Chairman of the Board and      Frederick B. Poccia, Jr. President
  Chief Executive Officer Gold Bank        and Chief Executive Officer First
                                          Business Bank of Kansas City, N.A.

   For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 1.


 Neither the Securities and Exchange Commission nor any state securities regulators have approved the Gold Banc common stock to be issued in the bank merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency. Any representation to the contrary is a criminal offense.


This Joint Proxy Statement/Prospectus is dated        , 2000, and is being
first mailed to stockholders on        , 2000.

                               11301 Nall Avenue
                             Leawood, Kansas 66211

                               ----------------

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
                          GOLD BANC CORPORATION, INC.
                      To be held on                , 2000

                               ----------------

To the stockholders of Gold Banc Corporation, Inc.:

   A special meeting of stockholders of Gold Banc Corporation, Inc., a Kansas corporation, will be held at the offices of Gold Banc at 11301 Nall Avenue,
Leawood, Kansas, on                    , 2000, commencing at 10:00 a.m., local
time, to consider and act upon:

1. A proposal to adopt the Agreement and Plan of Reorganization, dated October 19, 1999, by and among Gold Banc, and First Business Bancshares of Kansas City, Inc., which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

  .First Business Bancshares will merge with and into Gold Banc.

  . Each outstanding share of First Business Bancshares common stock will be converted into a number of shares determined by dividing $109.7906 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger, unless such average price is less than or equal to $11.00 or greater than or equal to $13.50, in which case the exchange ratio shall be fixed at 9.9810 and 8.1326 shares of Gold Banc stock, respectively.

2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of Gold Banc at the close of
business on              , 2000 are entitled to notice of and to vote at the
meeting.

   The board of directors of Gold Banc has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Keith E. Bouchey
                                          Corporate Secretary
Leawood, Kansas
                , 2000

                               ----------------

               NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.
                       To be held on             , 2000

                               ----------------

To the stockholders of First Business Bancshares of Kansas City, Inc.:

   A special meeting of stockholders of First Business Bancshares of Kansas City, Inc., a Missouri corporation, will be held at the offices of First Business Bancshares at 800 W. 47th Street, Kansas City, Missouri, on
                   , 2000, commencing at 10:00 a.m., local time, to consider and act upon:

1. A proposal to adopt the Agreement and Plan of Reorganization, dated October 19, 1999, by and among Gold Banc Corporation, Inc., and First Business Bancshares, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

  . First Business Bancshares will merge with and into Gold Banc.

  . Each outstanding share of First Business Bancshares common stock will be converted into a number of shares determined by dividing $109.7906 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger, unless such average price is less than or equal to $11.00 or greater than or equal to $13.50, in which case the exchange ratio shall be fixed at 9.9810 and
    8.1326 shares of Gold Banc stock, respectively.

2.Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of First Business Bancshares at the
close of business on               , 2000 are entitled to notice of and to
vote at the meeting.

   The board of directors of First Business Bancshares has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Gayle A. Matsuoka
                                          Corporate Secretary
Kansas City, Missouri
            , 2000

                               ----------------

               NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                   FIRST BUSINESS BANK OF KANSAS CITY, N.A.
                    To be held on                    , 2000

                               ----------------

To the stockholders of First Business Bank of Kansas City, N.A.:

   A special meeting of stockholders of First Business Bank of Kansas City, N.A., a national banking association, will be held at the offices of First Business Bancshares of Kansas City, Inc. at 800 W. 47th Street, Kansas City,
Missouri, on          , 2000, commencing at 11:00 a.m., local time, to
consider and act upon:

1. A proposal to adopt the Bank Merger Agreement, dated December 10, 1999, by and among Gold Bank, a subsidiary of Gold Banc Corporation, Inc., and First Business Bank of Kansas City, a subsidiary of First Business Bancshares, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the bank merger agreement:

  . First Business Bank of Kansas City will merge with and into Gold Bank.

  . Each outstanding share of First Business Bank of Kansas City common stock that is not owned by First Business Bancshares will be converted into a number of shares determined by dividing $101.7346 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger of First Business Bancshares with and into Gold Banc, unless such average price is less than or equal to $11.00 or greater than or equal to $13.50, in which case the exchange ratio shall be fixed at 9.2486 and 7.5359 shares of Gold Banc stock, respectively.

2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the bank merger agreement is attached to the joint proxy statement/prospectus as Appendix B.

   Only holders of record of common stock of First Business Bank of Kansas
City at the close of business on               , 2000 are entitled to notice
of and to vote at the meeting.

   The board of directors of First Business Bank of Kansas City has approved the bank merger agreement, declared its advisability and recommends that you vote FOR adoption of the bank merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Gayle A. Matsuoka
                                          Corporate Secretary
Kansas City, Missouri
            , 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                         -------
WHAT FIRST BUSINESS BANCSHARES STOCKHOLDERS WILL RECEIVE IN THE MERGER.     viii
WHAT FIRST BUSINESS BANK OF KANSAS CITY STOCKHOLDERS WILL RECEIVE IN
 THE BANK MERGER.......................................................       ix
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE BANK MERGER.............        x
WHO CAN HELP ANSWER QUESTIONS..........................................      xii
SUMMARY................................................................     xiii
 The Companies.........................................................     xiii
 The Merger and the Bank Merger........................................     xiii
SUMMARY FINANCIAL INFORMATION..........................................      xix
 Gold Banc Historical Financial Information............................      xix
 First Business Bancshares Historical Consolidated Financial
  Information..........................................................       xx
 Recent Developments...................................................      xxi
 Selected Unaudited Pro Forma Financial Information....................      xxv
FIRST BUSINESS BANCSHARES COMPARATIVE PER SHARE DATA...................   xxviii
FIRST BUSINESS BANK OF KANSAS CITY COMPARATIVE PER SHARE DATA..........   xxxiii
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION......................  xxxviii
RISK FACTORS...........................................................        1
 It May be Difficult for Us to Maintain Our Rapid Growth...............        1
 We are Uncertain That the Integration of First Business Bancshares or
  Future Acquisitions Will Be Successful...............................        1
 The Loss of Certain Key Personnel Could Adversely Affect Our
  Operations...........................................................        2
 Changes in the Local Economic Conditions Could Adversely Affect our
  Loan Portfolio.......................................................        2
 Our Allowance for Loan Losses May Not be Adequate to Cover Actual Loan
  Losses...............................................................        2
 We May be Unable to Manage Interest Rate Risk that Could Reduce Our
  Net Interest Income..................................................        2
 We Cannot Predict How Changes in Technology Will Impact Our Business..        3
 The Banking Business is Highly Competitive............................        3
 Our Operations May be Adversely Affected if We, or Certain Persons
  With Whom We Do Business, Fail to Adequately Address the Year 2000
  Issue................................................................        3
 We Are Subject to Extensive Regulation................................        4
 Our Subsidiary Banks May be Forced to Pay For Any Losses the FDIC
  Incurs If It Provides Assistance to Any of Our Other Subsidiary
  Banks................................................................        4
THE SPECIAL MEETINGS...................................................        4
 Date, Times and Places................................................        4
 Matters to be Considered at the Special Meetings......................        4
 Record Date; Stock Entitled to Vote; Quorum...........................        5
 Votes Required........................................................        5
 Security Ownership of Management......................................        6
 Voting of Proxies.....................................................        6
THE PROPOSED MERGER AND THE PROPOSED BANK MERGER.......................        8
 General...............................................................        8
 Exchange of First Business Bancshares Shares..........................        8
 Exchange of First Business Bank of Kansas City Shares.................        8

                                                                           Page
                                                                           ----
 Stock Options...........................................................    9
 First Business Bancshares Convertible Debentures........................    9
 Background of the Merger and the Bank Merger............................    9
 Our Reasons for the Merger and the Bank Merger..........................   11
 Opinion of First Business Bancshares' Financial Advisor.................   12
 Operations and Management after the Merger and the Bank Merger..........   17
 Federal Securities Laws Consequences....................................   17
 Resale of Gold Banc Common Stock........................................   18
 Fees and Expenses of the Merger and the Bank Merger.....................   18
 Accounting Treatment; Restrictions on Sales by Affiliates...............   18
 Federal Income Tax Consequences.........................................   18
 Interests of First Business Bancshares' Management and Directors in the
  Merger.................................................................   19
 Interests of First Business Bank of Kansas City's Management and
  Directors in the Bank Merger...........................................   20
 Dissenters' Rights......................................................   20
 Conditions to the Merger................................................   20
 Conditions to the Bank Merger...........................................   21
 Regulatory Approval.....................................................   21
 Conduct of Business Pending the Merger and the Bank Merger..............   22
 No Solicitation.........................................................   22
 Waiver and Amendment....................................................   22
 Termination of the Merger Agreement.....................................   23
 Termination of the Bank Merger Agreement................................   23
 Effective Time..........................................................   23
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS.......................   24
INFORMATION REGARDING FIRST BUSINESS BANCSHARES..........................   41
FIRST BUSINESS BANCSHARES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................   41
SECURITY OWNERSHIP OF FIRST BUSINESS BANCSHARES COMMON STOCK.............   54
SECURITY OWNERSHIP OF FIRST BUSINESS BANK OF KANSAS CITY COMMON STOCK....   54
FIRST BUSINESS BANCSHARES COMMON STOCK PER SHARE PRICES AND DIVIDENDS....   55
FIRST BUSINESS BANK OF KANSAS CITY COMMON STOCK PER SHARE PRICES AND
 DIVIDENDS...............................................................   55
COMPARATIVE RIGHTS OF STOCKHOLDERS.......................................   55
EXPERTS..................................................................   64
LEGAL MATTERS............................................................   64
FUTURE STOCKHOLDERS PROPOSALS............................................   65
WHERE YOU CAN FIND MORE INFORMATION......................................   65
INDEX TO FINANCIAL STATEMENTS OF FIRST BUSINESS BANCSHARES OF KANSAS
 CITY, INC. AND SUBSIDIARIES.............................................  F-1
APPENDIX A--Agreement and Plan of Reorganization.........................  A-1
APPENDIX B--Bank Merger Agreement........................................  B-1
APPENDIX C--Opinion of First Business Bancshares' Financial Advisor......  C-1

     WHAT FIRST BUSINESS BANCSHARES STOCKHOLDERS WILL RECEIVE IN THE MERGER

   We refer to the amount of Gold Banc common stock into which one share of First Business Bancshares common stock would be converted in the merger as the "conversion number". The conversion number is determined by dividing the "target" First Business Bancshares' share price of $109.7906 by the average of the closing sales prices of Gold Banc common stock as reported on the Nasdaq National Market over the 10 trading days immediately preceding the third trading day prior to the effective time of the merger (referred to as the "Gold Banc share price"), subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than or equal to $13.50, the Gold
    Banc share price used to determine the conversion number is equal to $13.50.

  . If the Gold Banc share price is between $11.00 and $13.50, each First
    Business Bancshares share would be exchanged for that number of shares of Gold Banc common stock that have a value of $109.7906 (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than or equal to $11.00, the Gold
    Banc share price used to determine the conversion number is equal to $11.00. Therefore, if the Gold Banc share price is less than $11.00, First Business Bancshares stockholders could receive merger consideration valuing their shares of First Business Bancshares common stock at less than $109.7906 per share. It is a condition precedent to the merger that the Gold Banc share price is not less than $10.50. The First Business Bancshares board has not undertaken any analysis, or made any decision, about its course of action should the Gold Banc share price be less than $10.50.

   Illustrations of calculation of the conversion number are provided below:

                                                                                             (4)
                                (2)                                                The value of the merger
       (1)           The Gold Banc share price                (3)              consideration per First Business
 If the average    used in the calculation of the    The conversion number                Bancshares
Gold Banc trading       conversion number is      [$109.7906 / Gold Banc share    share [based on Gold Banc
 share price is:           deemed to be:            price in column (2)] is:    share price in column (1)] is:
-----------------  ------------------------------ ---------------------------- --------------------------------
     $10.50                    $11.00                        9.9810                        $104.80
     $11.00                    $11.00                        9.9810                        $109.79
     $11.50                    $11.50                        9.5470                        $109.79
     $12.00                    $12.00                        9.1492                        $109.79
     $12.25                    $12.25                        8.9624                        $109.79
     $12.50                    $12.50                        8.7832                        $109.79
     $13.00                    $13.00                        8.4454                        $109.79
     $13.50                    $13.50                        8.1326                        $109.79
     $14.00                    $13.50                        8.1326                        $113.86

   First Business Bancshares expects to announce the average Gold Banc share price, the conversion number and the per share merger consideration value on
                      , 2000, assuming a First Business Bancshares special
stockholders meeting date of                        , 2000. Such information
will also be available by calling                      on or after
                  , 2000 and until the closing of the merger.

   Because the period for calculating the average trading price of Gold Banc common stock will end before the subsequent effectiveness of the merger, the actual market value of the Gold Banc common stock you receive as merger consideration may differ from the calculated value of the merger consideration shown above, which is provided here for illustrative purposes only.

       WHAT FIRST BUSINESS BANK OF KANSAS CITY MINORITY STOCKHOLDERS WILL
                           RECEIVE IN THE BANK MERGER

   First Business Bancshares owns 86% of First Business Bank of Kansas City and the remaining 14% is owned by minority stockholders. In the bank merger the 86% interest of First Business Bancshares will be converted into shares of Gold Bank, and the 14% interest of the minority stockholders will be converted into shares of Gold Banc common stock.

   We refer to the amount of Gold Banc common stock into which one minority share of First Business Bank of Kansas City common stock would be converted in the bank merger as the "conversion number". The conversion number is determined by dividing the "target" First Business Bank of Kansas City's share price of $101.7346 by the average of the closing sales prices of Gold Banc common stock as reported on the Nasdaq National Market over the 10 trading days immediately preceding the third trading day prior to the effective time of the merger of First Business Bancshares with and into Gold Banc (referred to as the "Gold Banc share price"), subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than or equal to $13.50, the Gold
    Banc share price used to determine the conversion number is equal to $13.50.

  . If the Gold Banc share price is between $11.00 and $13.50, each First
    Business Bank of Kansas City share would be exchanged for that number of shares of Gold Banc common stock that have a value of $101.7346 (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than or equal to $11.00, the Gold
    Banc share price used to determine the conversion number is equal to $11.00. Therefore, if the Gold Banc share price is less than $11.00, First Business Bank of Kansas City minority stockholders could receive bank merger consideration valuing their shares of First Business Bank of Kansas City common stock at less than $101.7346 per share. It is a condition precedent to the bank merger that the Gold Banc share price is not less than $10.50. The First Business Bank of Kansas City board has not undertaken any analysis, or made any decision, about its course of action should the Gold Banc share price be less than $10.50.

   Illustrations of calculation of the conversion number are provided below:

                                                                                             (4)
                                (2)                                              The value of the bank merger
       (1)           The Gold Banc share price                (3)              consideration per First Business
 If the average    used in the calculation of the    The conversion number           Bank of Kansas City
Gold Banc trading       conversion number is      [$101.7346 / Gold Banc share    share [based on Gold Banc
 share price is:           deemed to be:            price in column (2)] is:    share price in column (1)] is:
-----------------  ------------------------------ ---------------------------- --------------------------------
     $10.50                    $11.00                        9.2486                        $ 97.11
     $11.00                    $11.00                        9.2486                        $101.73
     $11.50                    $11.50                        8.8465                        $101.73
     $12.00                    $12.00                        8.4779                        $101.73
     $12.25                    $12.25                        8.3049                        $101.73
     $12.50                    $12.50                        8.1388                        $101.73
     $13.00                    $13.00                        7.8257                        $101.73
     $13.50                    $13.50                        7.5359                        $101.73
     $14.00                    $13.50                        7.5359                        $105.50

   First Business Bank of Kansas City expects to announce the average Gold Banc share price, the conversion number and the per share bank merger consideration
value on                       , 2000, assuming a First Business Bank of Kansas
City special stockholders meeting date of                        , 2000. Such
information will also be available by calling                      on or after
                  , 2000 and until the closing of the bank merger.

   Because the period for calculating the average trading price of Gold Banc common stock will end before the subsequent effectiveness of the bank merger, the actual market value of the Gold Banc common stock you receive as bank merger consideration may differ from the calculated value of the bank merger consideration shown above, which is provided here for illustrative purposes only.

                             QUESTIONS AND ANSWERS
                     ABOUT THE MERGER AND THE BANK MERGER

Q: Why are the companies proposing to merge?

A: We believe the proposed merger and bank merger are in the best interests of the companies and their stockholders. The board of directors of Gold Banc believes that the merger and bank merger will result in the addition to Gold Banc's existing organization of a well-suited and positioned banking institution. The boards of directors of First Business Bancshares and First Business Bank of Kansas City believe the merger and bank merger provide significant value opportunity to First Business Bancshares' stockholders and First Business Bank of Kansas City's minority stockholders and enables them to participate in the opportunities for growth offered by Gold Banc.

You should review the reasons for the merger and bank merger described in greater detail at pages 11 through 12.

Q: When and where are the special meetings?

A: The Gold Banc, First Business Bancshares and First Business Bank of Kansas
   City special meetings are scheduled to take place on             , 2000.
   The Gold Banc special meeting will take place at 10:00 a.m., local time, at 11301 Nall Avenue, Leawood, Kansas. The First Business Bancshares special meeting will take place at 10:00 a.m., local time, at 800 W. 47th Street, Kansas City, Missouri. The First Business Bank of Kansas City special meeting will take place at 11:00 a.m., local time, at 800 W. 47th Street, Kansas City, Missouri.

Q: When do you expect the merger and the bank merger to be completed?

A: We expect to complete the merger and bank merger promptly after receiving stockholder approvals at the special meetings.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If the card does not specify a choice your shares will be voted "FOR" the merger or bank merger, as applicable, and all other proposals.

Q: What if I don't vote or I abstain from voting?

A: If you are a Gold Banc, First Business Bancshares or First Business Bank of
   Kansas City stockholder and you do not vote or you abstain, the effect will be a vote against the merger or bank merger, as applicable.

Q: If my shares are held by my broker in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Gold Banc Corporation, Inc., at 11301 Nall Avenue, Leawood, Kansas 66211, Attention: Keith E. Bouchey, Secretary, if you are a Gold Banc stockholder, to First Business Bancshares of Kansas City, Inc., 800 W. 47th Street, Kansas City, Missouri, Attention: Gayle Matsuoka, Secretary, if you are a First Business Bancshares stockholder, or to First Business Bank of Kansas City, N.A., 800 W. 47th Street, Kansas City, Missouri, Attention:
   Gayle Matsuoka, Corporate Secretary, if you are a First Business Bank of Kansas City stockholder. Third, you can attend the special meetings and vote in person. Simply attending the meetings, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Should I send in my stock certificate now?

A: No. After the merger and bank merger are completed, First Business
   Bancshares stockholders and First Business Bank of Kansas City minority stockholders will receive written instructions for exchanging their stock certificates for certificates of Gold Banc common stock. Gold Banc stockholders will keep their existing certificates.

Q: What happens to my future dividends?

A: Gold Banc pays a quarterly dividend of $0.02 per share on its common stock.
   Gold Banc intends to continue paying a quarterly dividend after the merger, although all dividends are subject to approval and declaration by Gold Banc's board of directors. First Business Bancshares and First Business Bank of Kansas City currently do not pay dividends on their common stock.

                         WHO CAN HELP ANSWER QUESTIONS?

  If you have more questions about the merger or bank merger, you should call:

Gold Banc stockholders:

Keith E. Bouchey, Corporate Secretary
Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
(913) 451-8050
First Business Bancshares stockholders:

Gayle A. Matsuoka, Corporate Secretary
First Business Bancshares of Kansas City, Inc.
800 W. 47th Street
Kansas City, Missouri 64112
(816) 561-1000

First Business Bank of Kansas City stockholders:

Gayle A. Matsuoka, Corporate Secretary
First Business Bank of Kansas City, N.A.
800 W. 47th Street
Kansas City, Missouri 64112
(816) 561-1000

                                    SUMMARY

   This Summary, together with the preceding Question and Answer section, highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, the bank merger and related transactions and for a more complete description of the legal terms of the merger, the bank merger and related transactions, you should carefully read this entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 65.
                                 The Companies

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
(913) 451-8050

   Gold Banc provides a full range of community banking and related financial services in Kansas, Oklahoma and Missouri. As a multi-bank holding company, Gold Banc owns nine commercial banks, one federal savings bank, an investment advisory company, a trust company, a computer services business, a mortgage banking operation and an insurance agency. Its growth has been based on a community banking strategy, which it believes its customers value because it combines a focus on local communities with the breadth in product and service offerings of a larger bank. At September 30, 1999, Gold Banc had total assets of $1.3 billion, total deposits of $967.3 million, and total stockholders' equity of $90.3 million.

First Business Bancshares of Kansas City, Inc.
First Business Bank of Kansas City, N.A.
800 W. 47th Street
Kansas City, Missouri 64112
(816) 561-1000

   First Business Bancshares is an independent bank holding company that owns 86% of First Business Bank of Kansas City, a national banking association located in Kansas City, Missouri. Their strategy for growth has been to operate a commercial business bank, focusing on small and mid-sized businesses in the Kansas City metropolitan area. At September 30, 1999, First Business Bancshares had total assets of $125.1 million, total liabilities of $116.6 million, and total stockholders' equity of $7.1 million. At September 30, 1999, First Business Bank of Kansas City, N.A. had total assets of $124.9 million, total deposits of $107.3 million, and total stockholders' equity of $10.3 million.

                         The Merger and the Bank Merger

   Gold Banc has entered into an Agreement and Plan of Reorganization with First Business Bancshares, and Gold Bank has entered into an Agreement and Plan of Reorganization with First Business Bank of Kansas City. Under the proposed mergers, First Business Bancshares will be merged with and into Gold Banc, and First Business Bank of Kansas City will be merged with and into Gold Bank. We expect to complete the mergers in the first quarter of 2000.

   We have attached the Agreement and Plan of Reorganization to this document as Appendix A. We have attached the Bank Merger Agreement to this document as Appendix B. We encourage you to read the merger agreement and bank merger agreement as they are the legal documents that govern the merger and bank merger.

Our Reasons for the Merger and the Bank Merger (see pages 11 through 12)

   Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike.

   The boards of directors of Gold Banc and Gold Bank considered a number of factors, including:

  . the anticipated merger consideration in relation to the book value and earnings per share of the First Business Bancshares common stock and the First Business Bank of Kansas City common stock,

  . the business, operations and financial condition of First Business
    Bancshares and First Business Bank of Kansas City, its market presence and enhanced opportunities for growth made possible by the merger,

  . the anticipated revenue enhancement and cost savings opportunities,

  . the complimentary nature of the markets served and products offered by the companies,

  . the impact of the merger and the bank merger on customers, depositors, employees, and communities served by the company, and

  . the consistency of the merger and the bank merger with Gold Banc's ongoing growth strategy.

   In negotiating the terms of the merger and the bank merger and in considering its recommendation for approval of the merger agreement and the bank merger agreement, the boards of directors of First Business Bancshares considered the foregoing factors evaluated by the boards of directors of Gold Banc and Gold Bank and what effect they would have on First Business Bancshares and First Business Bank of Kansas City. In addition, the boards of directors of First Business Bancshares and of First Business Bank of Kansas City considered a number of other factors including the following:

  . alternatives to enhance stockholder value,

  . the opportunity for stockholders to realize a fair value for their shares through a tax-free exchange, and

  . minimal disruption to customers, depositors, employees and communities serviced by First Business Bancshares and First Business Bank of Kansas City.

Our Recommendations to Stockholders (see pages 11 through 12)

   To Gold Banc Stockholders: The Gold Banc board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

   To First Business Bancshares Stockholders: The First Business Bancshares board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

   To First Business Bank of Kansas City Stockholders: The First Business Bank of Kansas City board of directors believes that the bank merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the bank merger.

What First Business Bancshares Stockholders will Receive (see page 8)

   If we complete the merger, you will receive for each share of First Business Bancshares common stock a number of shares of Gold Banc common stock equal to $109.7906 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger. For example, if such average of the closing sale prices is $12.25, a First Business Bancshares stockholder would receive 8.9624 shares of Gold Banc common stock for each share of First Business Bancshares common stock. However, there are two exceptions:

  . If the average of the closing prices during such ten day period is more than or equal to $13.50, then each First Business Bancshares stockholder will receive 8.1326 shares of Gold Banc common stock for each share of First Business Bancshares common stock, and

  . If the average of the closing prices during such ten day period is less than or equal to $11.00, then each First Business Bancshares stockholders will receive 9.9810 shares of Gold Banc common stock for each share of First Business Bancshares common stock.

   Gold Banc will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Gold Banc common stock owed to you. The amount of cash you will receive will be calculated based on an average of Gold Banc's stock closing sale prices ten trading days preceding the third trading day before the effective time of the merger.

   Example:

  If you currently own 1,000 shares of First Business Bancshares common stock, and the average of the closing sale prices of Gold Banc common stock during such 10-day period is $12.25, then the conversion number is 8.9624 (or $109.7906 divided by $12.25). Therefore, after the merger you will receive 8,962 shares of Gold Banc common stock and a $4.90 check for the sale proceeds for .40 of one share of Gold Banc common stock, rounded to the nearest one cent.

   Following the merger, you must exchange your shares of First Business Bancshares common stock for shares of Gold Banc common stock by sending your First Business Bancshares common stock share certificates, and a form that we will send to you, to the exchange agents, Midwest Capital Management, Inc. and Gold Bank, which will then exchange them for shares of Gold Banc common stock. For more information on how this exchange procedure works, see "Exchange of
First Business Bancshares Shares" on page     .

   The formula for determining the number of shares of Gold Banc stock that will be exchanged for each share of First Business Bancshares stock is intended to provide First Business Bancshares stockholders with $109.7906 of value for each of their shares, unless Gold Banc stock exceeds $13.50 per share or is less than $11.00 per share. Of course, the market price of Gold Banc common stock will fluctuate after the merger. Gold Banc common stock trades on the Nasdaq Stock Market under the symbol "GLDB." You may obtain current stock price quotations for Gold Banc common stock from your stockbroker, in major newspapers such as The Wall Street Journal and on the Internet.

What First Business Bank of Kansas City Minority Stockholders Will Receive (see page 8)

   If we complete the bank merger, minority shareholders will receive for each share of First Business Bank of Kansas City common stock a number of shares of Gold Banc common stock equal to $101.7346 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger of First Business Bancshares with and into Gold Banc. For example, if such average of the closing sale prices is $12.25, a First Business Bank of Kansas City minority stockholder would receive 8.3049 shares of Gold Banc common stock for each share of First Business Bank of Kansas City common stock. However, there are two exceptions:

  . If the average of the closing prices during such ten day period is more than or equal to $13.50, then each First Business Bank of Kansas City minority stockholder will receive 7.5359 shares of Gold Banc common stock for each share of First Business Bank of Kansas City common stock, and

  . If the average of the closing prices during such ten day period is less than or equal to $11.00, then each First Business Bank of Kansas City minority stockholder will receive 9.2486 shares of Gold Banc common stock for each share of First Business Bank of Kansas City common stock.

   Gold Banc will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Gold Banc common stock owed to you. The amount of cash you will receive will be calculated based on an average of Gold Banc's stock closing sale prices ten trading days preceding the third trading day before the effective time of the merger of First Business Bancshares with and into Gold Banc.
   Example:

  If you currently own 1,000 shares of First Business Bank of Kansas City common stock, and the average of the closing sale prices of Gold Banc common stock during such 10-day period is $12.25, then the conversion number is 8.3049 (or $101.7346 divided by $12.25). Therefore, after the bank merger you will receive 8,304 shares of Gold Banc common stock and a $11.03 check for the sale proceeds for .90 of one share of Gold Banc common stock, rounded to the nearest one cent.

   Following the bank merger, you must exchange your shares of First Business Bank of Kansas City common stock for shares of Gold Banc common stock by sending your First Business Bank of Kansas City common stock share certificates, and a form that we will send to you, to the exchange agents, Midwest Capital Management, Inc., and Gold Bank, which will then exchange them for shares of Gold Banc common stock. For more information on how this exchange procedure works, see "Exchange of First
Business Bancshares Shares" on page     .

   The formula for determining the number of shares of Gold Banc stock that will be exchanged for each share of First Business Bank of Kansas City stock is intended to provide First Business Bank of Kansas City minority stockholders with $101.7346 of value for each of their shares, unless Gold Banc stock exceeds $13.50 per share or is less than $11.00 per share. Of course, the market price of Gold Banc common stock will fluctuate after the bank merger. Gold Banc common stock trades on the Nasdaq Stock Market under the symbol "GLDB." You may obtain current stock price quotations for Gold Banc common stock from your stockbroker, in major newspapers such as The Wall Street Journal and on the Internet.

What Gold Banc Stockholders will Retain

   You will not receive any additional shares in the merger. If you currently own shares of Gold Banc common stock, you will continue to hold those shares after the merger, without any changes.

Federal Income Tax Consequences (see pages 18 through 19)

   First Business Bancshares Stockholders. If you are a First Business Bancshares stockholder, you should not recognize gain or loss for federal income tax purposes in the merger, although you may recognize gain or loss with respect to cash you receive in payment of any fractional share that may result from the exchange ratio of the merger.

   First Business Bank of Kansas City Stockholders. If you are a First Business Bank of Kansas City minority stockholder, you should not recognize gain or loss for federal income tax purposes in the bank merger, although you may recognize gain or loss with respect to cash you receive in payment of any fractional share that may result from the exchange ratio of the bank merger.

   Gold Banc Stockholders. If you are a Gold Banc stockholder, you should not recognize gain or loss for federal income tax purposes in connection with the merger.

Appraisal Rights (see page 20)

   Gold Banc is incorporated under Kansas law, First Business Bancshares is incorporated under Missouri law and First Business Bank of Kansas City is organized under the National Bank Act. Under applicable Kansas law, Gold Banc stockholders do not have any appraisal rights in connection with the merger.

   Under Missouri law, First Business Bancshares stockholders do have certain appraisal rights if they do not vote or vote against the merger.

   Under the National Bank Act, First Business Bank of Kansas City stockholders have certain appraisal rights if they vote against the bank merger or object in writing at the special meeting to approve the bank merger.

Directors and Management Following the Merger (see page 17)

   Upon completion of the merger, the board of directors of Gold Banc will
consist of the seven present Gold Banc directors. In addition,               a
present director of First Business Bancshares, will become a director of Gold Banc. The Management of Gold Banc will consist of the present officers of Gold Banc, plus the addition of Frederick B. Poccia, Jr., the current President and Chief Executive Officer of First Business Bancshares, who shall be an Executive Vice President of Gold Banc, responsible for administration and operation for the greater Kansas City metropolitan area.

   Upon completion of the bank merger, the board of directors of Gold Bank will consist of the present directors of Gold Bank. No changes will be made to the Gold Bank management in connection with the bank merger.

Opinion of First Business Bancshares' Financial Advisor (see pages 12 through
17)

   In deciding to approve the merger, the First Business Bancshares board considered the opinion from its financial advisor, Keefe Bruyette & Woods, Inc., as to the fairness from a financial point of view of the shares of Gold Banc common stock to be exchanged for each one share of First Business Bancshares. This opinion is attached as Appendix C to this joint proxy statement/prospectus.

Conditions to the Merger (see pages 20 through 21)

   The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

  . approval by both the Gold Banc and the First Business Bancshares stockholders,

  . the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement,

  . receipt of a legal opinion from Gold Banc's counsel as to the tax consequences of the merger,

  . receipt of required regulatory approvals,

  . there being no legal action or court order that prohibits the merger,

  . the average of the closing sale prices of Gold Banc common stock for the ten trading days immediately preceding the third trading day before the effective time of the merger is not less than $10.50 per share,

  . there has not been a material adverse change in the financial condition or assets of either Gold Banc or First Business Bancshares,

  . the pooling of interests method of accounting for the merger continues to be available,

  . certain financial measures applicable to First Business Bank of Kansas
    City are satisfied, and

  . the receipt by First Business Bancshares of an opinion from Keefe
    Bruyette & Woods passing on the fairness of the merger to holders of First Business Bancshares stock.

Conditions to the Bank Merger (see page 21)

   The completion of the bank merger depends upon the satisfaction of a number of conditions, including the following:

  . the merger of First Business Bancshares with and into Gold Banc is consummated,

  . there being no legal action or court order that prohibits the bank merger,

  . approval of both the Gold Banc and the First Business Bank of Kansas City stockholders, and

  . receipt of required regulatory approvals.

Termination of the Merger Agreement (see page 23)

   Gold Banc and First Business Bancshares can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement on its own without completing the merger under various circumstances. The merger agreement may be terminated:

  . by either company if the merger has not been consummated by April 30, 2000,

  . by either company, if any regulatory approval of the merger is denied, or by Gold Banc if any such regulatory approval requires a condition or restriction that would be materially adverse or unduly burdensome to Gold Banc,

  . by either company if the other has materially breached the merger agreement and has not cured such breach within 30 days of notice of the breach or the closing date, whichever is earlier,

  . by either company if the conditions to the merger benefiting that party are not satisfied or waived before the closing date of the merger,

  . by either company if a material misrepresentation, material inaccuracy or material breach of a representation or warranty has been made by the other and not waived in writing,

  . by First Business Bancshares if it receives an unsolicited acquisition proposal from another party that the First Business Bancshares board believes is superior to the merger, or

  . by Gold Banc if First Business Bancshares has entered into an agreement to be acquired by another party or if the First Business Bancshares board or a committee of the board approves such a transaction to be acquired.

Termination of the Bank Merger Agreement (see page 23)

   Gold Bank and First Business Bank of Kansas City can agree to terminate the bank merger agreement without completing the bank merger. Additionally, the bank merger will terminate, without further action on the part of the companies, if the merger agreement of Gold Banc and First Business Bancshares is terminated.

Termination Fees and Expenses (see page 23)

   First Business Bancshares is required to pay Gold Banc a termination fee of $1.5 million if:

  . First Business Bancshares terminates the merger agreement because it received an unsolicited acquisition proposal from another party that the First Business Bancshares board believes is superior to the merger, or

  . Gold Banc terminates the merger agreement because First Business
    Bancshares entered into an agreement to be acquired by another party or because the First Business Bancshares board or a committee of the board approved such a transaction.

Stock Options (see page 9)

   First Business Bancshares Stock Options. Upon completion of the merger, each option to acquire First Business Bancshares common stock that is outstanding and unexercised immediately before completing the merger will become an option to purchase Gold Banc common stock. The number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger. Additionally, the stock options contain provisions that cause the options to become fully vested upon a change in control. Therefore, the options will vest as a result of the merger.

   Gold Banc Stock Options. Upon completion of the merger, each option to acquire Gold Banc common stock granted under Gold Banc's stock option plans that is outstanding and unexercised immediately before completing the merger will remain unchanged. The options will continue to be governed by the terms of Gold Banc's stock option plans.

   First Business Bancshares Convertible Debentures (see page 9)

   Prior to the completion of the merger, all outstanding convertible debentures of First Business Bancshares will be either converted into First Business Bancshares common stock or called and prepaid by First Business Bancshares. The convertible debentures that are converted into First Business Bancshares common stock will convert on a basis of 358 shares of First Business Bancshares common stock for each $5,000 of outstanding principal. If all of the debentures are converted, First Business Bancshares will issue an additional 55,132 shares of First Business Bancshares common stock prior to the completion of the merger.

                                     xviii

                         SUMMARY FINANCIAL INFORMATION

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger and the bank merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Gold Banc and First Business Bancshares and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. These items for First Business Bancshares are contained in its Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 41 and in the First Business Bancshares financial statements beginning on page F-1. These items for Gold Banc are contained in its annual, quarterly and other reports that Gold Banc has filed with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page 65.

        Gold Banc Selected Historical Consolidated Financial Information

   The historical consolidated financial information for Gold Banc reflects the following items which you should consider in making period-to-period comparisons.

                               Nine Months
                                  Ended
                              September 30,                Year Ended December 31,
                          --------------------- ----------------------------------------------
                             1999       1998       1998      1997     1996     1995     1994
                          ---------- ---------- ---------- -------- -------- -------- --------
                                       (in thousands, except for per share data)
Selected Financial
 Data--Gold Banc:
Net interest income and
 other income...........  $   42,684 $   32,003 $   44,386 $ 32,309 $ 24,549 $ 20,555 $ 16,820
Net earnings............      10,192      9,906     11,919    9,874    4,906    3,105    3,132
 Pro Forma (1)..........      10,192      8,124      9,122    8,295    4,906    3,105    3,132
Basic and diluted net
 earnings per common
 share .................        0.59       0.60       0.71     0.64     0.45     0.30     0.29
 Pro Forma (1)..........        0.59       0.49       0.55     0.54     0.45     0.30     0.29
Cash dividends paid per
 common share (2).......        0.06       0.06       0.08     0.05      --       --       --
Total assets (end of
 period)................   1,278,662  1,039,874  1,111,356  824,464  632,561  532,044  453,065
Long-term borrowings
 (end of period)........     128,940     52,634     78,708   35,174    7,074   14,973   14,631
Total stockholders'
 equity (end of period).      90,290     80,347     83,811   66,566   53,120   28,875   24,479
Book value per common
 share (end of period)..  $     5.25 $     4.76 $     4.88 $   4.19 $   3.46 $   2.69 $   2.26

--------
(4) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(5) Prior to the second quarter of 1997, Gold Banc had not paid cash dividends on its common stock. The dividends paid do not reflect a restatement of dividends paid out prior to 1998 by entities acquired in pooling of interests transactions.

      First Business Bancshares Selected Historical Consolidated Financial
                                  Information

   First Business Bancshares' principal asset is an 86% ownership of First Business Bank of Kansas City, N.A. The historical consolidated financial information for First Business Bancshares reflects the following items which you should consider in making period-to-period comparisons:

                             Nine Months
                                Ended
                            September 30,           Year Ended December 31,
                          ----------------- ----------------------------------------
                            1999     1998     1998    1997    1996    1995    1994
                          -------- -------- -------- ------- ------- ------- -------
                                  (in thousands, except for per share data)
Selected Financial
 Data--First Business
 Bancshares:
Net interest income and
 other income...........  $  4,684 $  4,210 $  5,734 $ 4,719 $ 4,438 $ 3,970 $ 3,584
Net earnings............       596      651      962     560   1,458     734     476
Basic net earnings per
 common share...........      3.65     4.02     5.94    3.48    9.11    4.59    2.98
Diluted net earnings per
 common share...........      2.86     2.99     4.41    2.70    6.77    3.52    2.41
Total assets (end of
 period)................   125,118  119,444  112,874  90,602  81,908  80,785  63,296
Long-term borrowings
 (end of period)........     4,008    1,868    2,425   1,567   1,567   1,367   1,318
Total stockholders'
 equity (end of period).     7,129    6,190    6,333   5,790   5,215   3,744   2,844
Book value per common
 share (end of period)..  $  42.43 $  40.72 $  42.23 $ 36.82 $ 33.17 $ 23.81 $ 18.09

                              RECENT DEVELOPMENTS

              Proposed Acquisitions by Gold Banc Corporation, Inc.
                           of Union Bankshares, Ltd.
                           American Bancshares, Inc.,
                          CountryBanc Holding Company,
                          and DSP Investments, Limited

Union Bankshares, Ltd.

   On August 9, 1999 Gold Banc entered into an Agreement and Plan of Reorganization to acquire Union Bankshares, Ltd., of Denver Colorado. As of September 30, 1999, Union Bankshares had total assets of $351.9 million, total deposits of $292.2 million and total stockholders' equity of $19.5 million. Union Bankshares, founded in 1984, has based its recent growth on developing startup branches that are strategically located around the Denver metropolitan area to serve its focus market of small and medium-sized businesses and individuals. The total purchase price of Union Bankshares is approximately $65 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and Union Bankshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and Union Bankshares occur, Union Bankshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" Union Bankshares' share price of $23.05 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $16.00, the Gold Banc share price used to determine the conversion number is equal to $16.00.

  . If the Gold Banc share price is equal to or between $13.00 and $16.00, each Union Bankshares' share would be exchanged for Gold Banc common stock with a $23.05 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $13.00, the Gold Banc share price used to determine the conversion number is deemed to be $13.00. It is a condition precedent to the merger that the average Gold Banc share price is not less than $11.00.

   We are providing the following Union Bankshares Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and First Business Bancshares' stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of Union Bankshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

    Union Bankshares Selected Historical Consolidated Financial Information

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data--Union Bankshares:
Net interest income and
 other income...........  $ 11,997 $  9,278 $ 12,559 $ 11,800 $ 10,351 $  8,856 $  7,303
Net earnings............     1,054    1,248    1,637    2,136    1,573    1,226    1,043
Basic net earnings per
 common share...........      0.45     0.53     0.70     0.92     0.68     0.53     0.44
Diluted net earnings per
 common share...........      0.40     0.47     0.62     0.84     0.65     0.53     0.44
Total assets (end of
 period)................   351,888  249,398  314,577  221,505  183,186  167,232  145,772
Long-term borrowings
 (end of period)........    10,304   11,000   15,304   12,000    3,500    6,512    6,700
Total stockholders'
 equity (end of period).    19,511   19,859   20,344   18,222   16,032   14,912   12,055
Book value per common
 share (end of period)..  $   8.30 $   8.48 $   8.69 $   7.81 $   6.97 $   6.51 $   5.19

American Bancshares, Inc.

   On September 6, 1999 Gold Banc entered into an Agreement and Plan of Reorganization to acquire American Bancshares, Inc., a Florida corporation. As of September 30, 1999, American Bancshares had total assets of $471.5 million, total deposits of $352.1 million and total stockholders' equity of $27.0 million. American Bancshares, founded in 1989, has grown rapidly to ten locations and is the largest independent bank in Manatee County, Florida. Most of the bank's customers are small and medium-sized businesses and individuals located in the west central coastal area of Florida. The total purchase price of American Bancshares is approximately $91 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and American Bancshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and American Bancshares occur, American Bancshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" American Bancshares' share price of $18.18 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.75, the Gold Banc share price used to determine the conversion number is equal to $13.75.

  . If the Gold Banc share price is equal to or between $11.00 and $13.75, each American Bancshares' share would be exchanged for Gold Banc common stock with an $18.18 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00. It is a condition precedent to the merger that the average Gold Banc share price is not less than $10.00.

   We are providing the following American Bancshares Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and First Business Bancshares' stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of American Bancshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 and 8-K/A dated December 9, 1999 that are incorporated herein by reference.

   American Bancshares Selected Historical Consolidated Financial Information

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data--American
 Bancshares:
Net interest income and
 other income...........  $ 17,277 $ 14,792 $ 20,258 $ 15,870 $ 11,614 $  9,460 $  6,753
Net earnings............     1,670    1,233    1,627    1,920      782      850      712
Basic net earnings per
 common share...........      0.33     0.25     0.33     0.38     0.17     0.27     0.26
Diluted net earnings per
 common share...........      0.33     0.25     0.32     0.38     0.17     0.27     0.26
Total assets (end of
 period)................   471,459  436,732  455,164  353,901  273,630  218,993  183,901
Long-term borrowings
 (end of period)........    42,249   42,249   42,249      500    5,000      --       --
Total stockholders'
 equity (end of period).    26,993   27,651   27,427   26,079   23,504   14,632   11,484
Book value per common
 share (end of period)..  $   5.36 $   5.54 $   5.49 $   5.22 $   4.77 $   4.40 $   4.07

CountryBanc Holding Company

   On October 22, 1999, Gold Banc entered into an Agreement and Plan of Reorganization to acquire CountryBanc Holding Company of Edmond, Oklahoma. On a pro forma restated basis, as of September 30, 1999, CountryBanc had total assets of $530.2 million, total deposits of $455.5 million and total stockholders' equity of $49.7 million. CountryBanc's September 30, 1999 financial position on a pro forma restated basis includes its planned acquisition of American Heritage Bancorp, Inc. ("American Heritage"). American Heritage is expected to be acquired during December 1999. The acquisition will be accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total stockholders' equity of $9.8 million and year to date net earnings of $1.1 million. The companies are expected to incur transaction related costs of $1.8 million associated with the acquisition.

   CountryBanc, founded in 1995, acquired three banks in Oklahoma in 1996 and to date has completed three additional acquisitions plus American Heritage as discussed above. CountryBanc operates in 17 central and western Oklahoma communities including Oklahoma's fastest growing market of Oklahoma City. The total purchase price of CountryBanc is approximately $83 million in a stock-for-stock, tax free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and CountryBanc. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and CountryBanc occur, 1,794,955 shares of CountryBanc common stock would be exchanged for 7,971,589 shares of Gold Banc's common stock. It is a condition precedent to the merger that the average of the closing sales price of Gold Banc common stock as reported by NASDAQ on each of the five consecutive trading days immediately preceding the closing date is not less than $9.50.

   We are providing the following CountryBanc Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and First Business Bancshares' stockholders. This information does not include any adjustments or restatements for CountryBanc's acquisition of American Heritage Bancorp, which is expected to take place in December 1999. This information is only a summary and you should read it in conjunction with the historical financial statements of CountryBanc and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

                                     xxiii

       CountryBanc Selected Historical Consolidated Financial Information

                                  Nine Months Ended
                                    September 30,     Year Ended December 31,
                                  ----------------- ---------------------------
                                                                      (90 Days)
                                    1999     1998     1998     1997     1996
                                  -------- -------- -------- -------- ---------
Selected Financial Data--
 CountryBanc (1):
Net interest income and other
 income.......................... $ 17,625 $ 15,875 $ 21,218 $ 19,196 $  4,765
Net earnings (loss)..............    3,830    3,560    4,741    3,789       (8)
Basic net earnings per common
 share...........................     3.17     3.04     4.02     3.38    (0.03)
Diluted net earnings per common
 share...........................     2.69     2.57     3.40     2.84    (0.03)
Total assets (end of period).....  449,065  430,483  444,090  387,325  381,520
Long-term borrowings (end of
 period).........................   15,090    9,700   18,900    7,225    7,100
Total stockholders' equity (end
 of period)......................   40,184   36,331   37,437   30,524   26,716
Book value per common share (end
 of period)...................... $  33.26 $  30.08 $  30.99 $  27.23 $  23.83

--------
(1) CountryBanc commenced operations in October 1996 with three acquisitions; previous operations of the company were insignificant.

DSP Investments, Limited

   On October 21, 1999, Gold Banc entered into a definitive agreement to acquire all the outstanding common stock of DSP Investments, Limited, whose only asset is its 100% ownership of Linn County Bank. Linn County Bank is the oldest established community bank in Kansas. As of September 30, 1999 DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and consolidated year to date earnings of $420,000.

   The total purchase price of DSP Investments, Limited is approximately $9 million. The purchase price will be paid in cash (48% of the price) and Gold Banc stock (52% of the price). The number of shares of Gold Banc stock to be exchanged will be determined at closing based upon the average of the closing sales price of Gold Banc common stock on each of the ten consecutive trading days immediately preceding the third day prior to closing divided into $4.7 million (52% of the $9 million total purchase price). The transaction will be accounted for as a purchase. DSP Investments, Limited's results of operations and financial position are not material to Gold Banc operations or its financial position or to the combined Gold Banc and First Business Bancshares' pro forma operations or their financial position. The transaction is expected to close in the fourth quarter of 1999.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

   Selected Unaudited Pro Forma Financial Information. Gold Banc and First Business Bancshares are providing the following unaudited pro forma financial information to illustrate what the results of operations and financial position of the combined company would have looked like, absent any operational or other changes, had Gold Banc's and First Business Bancshares' businesses been combined for the periods and at the dates indicated. Gold Banc and First Business Bancshares are also providing unaudited pro forma financial information to illustrate the results of operations and financial position of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merged entity absent any operational or other changes had Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' businesses been combined for the periods and at the dates indicated. DSP Investments, Limited's results of operations and financial position are not included in the pro forma data because it is immaterial to the combined group and will be accounted for as a purchase. This information is provided for illustrative purposes only and does not show what their results of operations or financial position would have been if the merger had actually occurred on the dates assumed. This information also does not indicate what their future operating results or consolidated financial position will be. Only normal recurring adjustments necessary for a fair statement of results of unaudited historical interim periods have been included. Please see "Unaudited Pro Forma Financial Statements" on page 24 for a more detailed explanation of this analysis.

   Pooling Accounting Treatment. Each of the mergers will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. The acquisition of the First Business Bank of Kansas City minority shares in the bank merger, however, will be accounted for as a purchase. For a more detailed description of pooling of interests accounting, see "The Proposed Merger and the Proposed Bank Merger--Accounting Treatment; Restrictions on Sales by Affiliates" on page 18.

   Periods Covered. The unaudited pro forma income statement data combines Gold Banc's results for its years 1996, 1997 and 1998 and for the nine months ended September 30, 1999 and 1998, with First Business Bancshares' results for its years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, and with Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares results for their years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, giving effect to the mergers as if they had occurred as of January 1, 1996.

   The unaudited pro forma balance sheet data combines Gold Banc's and First Business Bancshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the merger as if it had occurred as of September 30, 1999 and December 31, 1998. The unaudited pro forma balance sheet data also combines Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the mergers as if they had occurred as of September 30, 1999 and December 31, 1998. Pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

                    COMBINED PRO FORMA FINANCIAL INFORMATION

                    GOLD BANC AND FIRST BUSINESS BANCSHARES

                                Nine Months Ended
                                  September 30,       Year Ended December 31,
                              --------------------- ----------------------------
                                 1999       1998       1998      1997     1996
                              ---------- ---------- ---------- -------- --------
                                  (in thousands, except for per share data)
Selected Pro Forma Financial
 Data--Gold Banc and First
 Business Bancshares
 combined:
Net interest income and
 other income ..............  $   47,368 $   36,213 $   50,120 $ 37,028 $ 29,106
Net earnings ...............      10,788     10,557     12,881   10,434    6,364
 Pro Forma (1)..............      10,788      8,775     10,084    8,855    6,364
Basic net earnings per
 common share (2)...........        0.58       0.59       0.71     0.61     0.49
 Pro Forma (1)..............        0.58       0.48       0.55     0.51     0.49
Diluted net earnings per
 common share (2)...........        0.56       0.57       0.69     0.59     0.47
 Pro Forma (1)..............        0.56       0.47       0.53     0.50     0.47
Cash dividends paid per
 common share...............        0.06       0.06       0.08     0.05      --
Total assets (end of
 period)....................   1,404,721  1,162,271  1,227,101  918,212  717,904
Long-term borrowings (end of
 period)....................     132,178     53,732     80,363   35,971    7,871
Total stockholders' equity
 (end of period)............     100,860     91,577     95,136   77,501   63,683
Book value per common share
 (end of period)............  $     5.40 $     5.02 $     5.14 $   4.48 $   3.80

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc and First Business Bancshares is computed using a $12.25 share price for Gold Banc stock in the exchange.

                    COMBINED PRO FORMA FINANCIAL INFORMATION

               GOLD BANC, UNION BANKSHARES, AMERICAN BANKSHARES,
                   COUNTRYBANC AND FIRST BUSINESS BANCSHARES

                               Nine Months
                                  Ended
                              September 30,         Year Ended December 31,
                          --------------------- --------------------------------
                             1999       1998       1998       1997       1996
                          ---------- ---------- ---------- ---------- ----------
                                     (in thousands, except for per share data)
Selected Pro Forma
 Financial Data--Gold
 Banc,
 Union Bankshares,
 American Bancshares,
 CountryBanc and First
 Business Bancshares
 combined:
Net interest income and
 other income...........  $   98,125 $   79,824 $  109,090 $   88,550 $   56,931
Net earnings............      18,400     17,663     22,303     19,655      9,032
 Pro Forma(1)...........      18,400     15,881     19,506     18,076      9,032
Basic net earnings per
 common share(2)........        0.50       0.49       0.61       0.56       0.36
 Pro Forma(1)...........        0.50       0.44       0.54       0.52       0.36
Diluted net earnings per
 common share(2)........        0.47       0.46       0.58       0.53       0.34
 Pro Forma(1)...........        0.47       0.41       0.51       0.49       0.34
Cash dividends paid per
 common share...........        0.06       0.06       0.08       0.05        --
Total assets (end of
 period)................   2,741,250  2,362,866  2,531,673  1,970,784  1,632,321
Long term borrowings
 (end of period)........     199,821    117,011    156,816     55,896     24,571
Total stockholders'
 equity (end of period).     184,211    184,730    189,887    160,591    136,664
Book value per common
 share (end of period)..  $     4.80 $     4.88 $     4.98 $     4.40 $     3.82

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares is computed using a $14.00 share price for Gold Banc stock in the Union Bankshares exchange, using a $12.50 share price for Gold Banc stock in the American Bancshares exchange, using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange and using a $12.25 share price for Gold Banc stock in the First Business Bancshares exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                                     xxvii

                           FIRST BUSINESS BANCSHARES

                           COMPARATIVE PER SHARE DATA

   The following table sets forth per share data of:

  . Gold Banc on a historical basis adjusted to include the tax effect of Citizens Bank of Tulsa, the Subchapter S corporation acquired in a pooling of interests transaction, as if it were subject to Federal income tax.

  . First Business Bancshares on a historical basis.

  . Gold Banc and First Business Bancshares combined on a pro forma basis.

  . Gold Banc and First Business Bancshares combined on a pro forma basis stated on an equivalent First Business Bancshares basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis stated on an equivalent First Business Bancshares basis.

   This table should be read in conjunction with the historical supplemental financial statements and notes thereto for Gold Banc and the historical financial statements for First Business Bancshares contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc and First Business Bancshares presented as though they were one company for all periods shown. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

   The relative exchange ratios for the merger are as follows:

  . 9.9810 Gold Banc shares for one First Business Bancshares share--assumes the average Gold Banc price is $11.00 or less.

  . 9.1492 Gold Banc shares for one First Business Bancshares share--assumes the average Gold Banc price is $12.00.

  . 8.4454 Gold Banc shares for one First Business Bancshares share--assumes the average Gold Banc price is $13.00.

  . 8.1326 Gold Banc shares for one First Business Bancshares share--assumes the average Gold Banc price is $13.50 or more.

   The First Business Bancshares equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of First Business Bancshares common stock.

   The pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merger pro forma data is computed using a $14.00 share price for Gold Banc stock in the Union Bankshares exchange, a $12.50 share price for Gold Banc stock in the American Bankshares exchange, and using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                                     xxviii

                                                  Nine Months
                                                     Ended
                                                   September     Years Ended
                                                      30,       December 31,
                                                  ----------- -----------------
                                                  1999  1998  1998  1997  1996
                                                  ----- ----- ----- ----- -----
Basic Earnings Per Share:
  Gold Banc historical basis..................... $0.59 $0.49 $0.55 $0.54 $0.45
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a Gold
   Banc price of:
    $11.00 or less............................... $0.57 $0.48 $0.55 $0.51 $0.48
    $12.00....................................... $0.58 $0.48 $0.55 $0.51 $0.49
    $13.00....................................... $0.58 $0.48 $0.55 $0.52 $0.49
    $13.50 or more............................... $0.58 $0.49 $0.55 $0.52 $0.49
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less............................... $0.49 $0.44 $0.53 $0.51 $0.36
    $12.00....................................... $0.50 $0.44 $0.54 $0.52 $0.36
    $13.00....................................... $0.50 $0.44 $0.54 $0.52 $0.36
    $13.50 or more............................... $0.50 $0.44 $0.54 $0.52 $0.36
  First Business Bancshares historical basis..... $3.65 $4.02 $5.94 $3.48 $9.11
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bancshares equivalent common share
   assuming a Gold Banc price of:
    $11.00 or less............................... $5.72 $4.77 $5.45 $5.08 $4.82
    $12.00....................................... $5.28 $4.40 $5.03 $4.69 $4.46
    $13.00....................................... $4.90 $4.09 $4.67 $4.36 $4.15
    $13.50 or more............................... $4.73 $3.95 $4.51 $4.21 $4.02
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bancshares equivalent common
   share assuming a Gold Banc price of:
    $11.00 or less............................... $4.93 $4.36 $5.34 $5.14 $3.55
    $12.00....................................... $4.54 $4.01 $4.91 $4.73 $3.27
    $13.00....................................... $4.20 $3.72 $4.55 $4.38 $3.03
    $13.50 or more............................... $4.05 $3.58 $4.38 $4.22 $2.93

                                                  Nine Months
                                                     Ended
                                                   September     Years Ended
                                                      30,       December 31,
                                                  ----------- -----------------
                                                  1999  1998  1998  1997  1996
                                                  ----- ----- ----- ----- -----
Diluted Earnings Per Share:
  Gold Banc historical basis..................... $0.59 $0.49 $0.55 $0.54 $0.45
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a Gold
   Banc price of:
    $11.00 or less............................... $0.56 $0.46 $0.53 $0.49 $0.46
    $12.00....................................... $0.56 $0.46 $0.53 $0.50 $0.47
    $13.00....................................... $0.57 $0.47 $0.54 $0.50 $0.50
    $13.50 or more............................... $0.57 $0.47 $0.54 $0.50 $0.48
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less............................... $0.47 $0.41 $0.50 $0.49 $0.34
    $12.00....................................... $0.47 $0.41 $0.51 $0.49 $0.34
    $13.00....................................... $0.47 $0.41 $0.51 $0.49 $0.34
    $13.50 or more............................... $0.47 $0.42 $0.51 $0.49 $0.34
  First Business Bancshares historical basis..... $2.86 $2.99 $4.41 $2.70 $6.77
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bancshares equivalent common share
   assuming a Gold Banc price of:
    $11.00 or less............................... $5.55 $4.59 $5.25 $4.85 $3.39
    $12.00....................................... $5.14 $4.25 $4.62 $4.46 $3.12
    $13.00....................................... $4.78 $3.95 $4.28 $4.14 $2.90
    $13.50 or more............................... $4.61 $3.82 $4.13 $3.99 $2.80
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bancshares equivalent common
   share assuming a Gold Banc price of:
    $11.00 or less............................... $4.65 $4.11 $5.02 $4.85 $3.39
    $12.00....................................... $4.28 $3.78 $4.62 $4.46 $3.12
    $13.00....................................... $3.96 $3.50 $4.28 $4.14 $2.90
    $13.50 or more............................... $3.82 $3.38 $4.13 $3.99 $2.80

                                                   Nine Months
                                                      Ended
                                                    September    Years Ended
                                                       30,       December 31,
                                                   ----------- ----------------
                                                   1999  1998  1998  1997  1996
                                                   ----- ----- ----- ----- ----
Dividends Paid Per Common Share:
  Gold Banc historical basis ..................... $0.06 $0.06 $0.08 $0.05 $--
  Gold Banc and First Business Bancshares combined
   on a pro forma basis assuming a Gold Banc price
   of:
    $11.00 or less................................ $0.06 $0.06 $0.08 $0.05 $--
    $12.00........................................ $0.06 $0.06 $0.08 $0.05 $--
    $13.00........................................ $0.06 $0.06 $0.08 $0.05 $--
    $13.50 or more................................ $0.06 $0.06 $0.08 $0.05 $--
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less................................ $0.06 $0.06 $0.08 $0.05 $--
    $12.00........................................ $0.06 $0.06 $0.08 $0.05 $--
    $13.00........................................ $0.06 $0.06 $0.08 $0.05 $--
    $13.50 or more................................ $0.06 $0.06 $0.08 $0.05 $--
  First Business Bancshares historical basis...... $ --  $ --  $ --  $ --  $--
  Gold Banc and First Business Bancshares combined
   on a pro forma basis per First Business
   Bancshares equivalent common share assuming a
   Gold Banc price of:
    $11.00 or less................................ $0.60 $0.55 $0.75 $0.45 $--
    $12.00........................................ $0.55 $0.50 $0.69 $0.41 $--
    $13.00........................................ $0.51 $0.46 $0.64 $0.38 $--
    $13.50 or more................................ $0.49 $0.45 $0.61 $0.37 $--
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bancshares equivalent common
   share assuming a Gold Banc price of:
    $11.00 or less................................ $0.60 $0.55 $0.75 $0.45 $--
    $12.00........................................ $0.55 $0.50 $0.69 $0.41 $--
    $13.00........................................ $0.51 $0.46 $0.64 $0.38 $--
    $13.50 or more................................ $0.49 $0.45 $0.61 $0.37 $--

                                                 Nine Months Ended  Year Ended
                                                   September 30,   December 31,
                                                       1999            1998
                                                 ----------------- ------------
Book Value Per Share:
  Gold Banc historical basis....................      $ 5.25          $ 4.88
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a Gold
   Banc price of:
    $11.00 or less..............................      $ 5.35          $ 5.09
    $12.00......................................      $ 5.39          $ 5.13
    $13.00......................................      $ 5.42          $ 5.16
    $13.50 or more..............................      $ 5.44          $ 5.17
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares on a pro forma basis assuming a
   Gold Banc price of:
    $11.00 or less..............................      $ 4.78          $ 4.96
    $12.00......................................      $ 4.80          $ 4.98
    $13.00......................................      $ 4.82          $ 5.00
    $13.50 or more..............................      $ 4.83          $ 5.00
  First Business Bancshares historical basis....      $42.43          $42.23
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bancshares equivalent common share
   assuming a Gold Banc price of:
    $11.00 or less..............................      $53.38          $50.84
    $12.00......................................      $49.30          $46.91
    $13.00......................................      $45.79          $43.55
    $13.50 or more..............................      $44.22          $42.05
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bancshares equivalent common
   share assuming a Gold Banc price of:
    $11.00 or less..............................      $47.66          $49.46
    $12.00......................................      $43.90          $45.54
    $13.00......................................      $40.69          $42.19
    $13.50 or more..............................      $39.26          $40.70

                                     xxxii

                       FIRST BUSINESS BANK OF KANSAS CITY

                           COMPARATIVE PER SHARE DATA

   The following table sets forth per share data of:

  . Gold Banc on a historical basis adjusted to include the tax effect of Citizens Bank of Tulsa, the Subchapter S corporation acquired in a pooling of interests transaction, as if it were subject to Federal income tax.

  . First Business Bank of Kansas City on a historical basis.

  . Gold Banc and First Business Bancshares combined on a pro forma basis.

  . Gold Banc and First Business Bancshares combined on a pro forma basis stated on an equivalent First Business Bank of Kansas City minority share basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis stated on an equivalent First Business Bank of Kansas City minority share basis.

   This table should be read in conjunction with the historical supplemental financial statements and notes thereto for Gold Banc and the historical financial statements for First Business Bancshares contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc and First Business Bancshares presented as though they were one company for all periods shown. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

   The relative exchange ratios for the merger are as follows:

  . 9.2486 Gold Banc shares for one First Business Bank of Kansas City minority share--assumes the average Gold Banc price is $11.00 or less.

  . 8.4779 Gold Banc shares for one First Business Bank of Kansas City minority share--assumes the average Gold Banc price is $12.00.

  . 7.8257 Gold Banc shares for one First Business Bank of Kansas City minority share--assumes the average Gold Banc price is $13.00.

  . 7.5359 Gold Banc shares for one First Business Bank of Kansas City minority share--assumes the average Gold Banc price is $13.50 or more.

   The First Business Bank of Kansas City equivalent per share pro forma information shows the effect of the merger from the perspective of a minority shareholder of First Business Bank of Kansas City. The acquisition of the minority shares of First Business Bank of Kansas City will be accounted for by Gold Banc as a purchase.

   The pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merger pro forma data is computed using a $14.00 share price for Gold Banc stock in the Union Bankshares exchange, a $12.50 share price for Gold Banc stock in the American Bankshares exchange, and using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                                     xxxiii

                                                 Nine Months Ended  Year Ended
                                                   September 30,   December 31,
                                                       1999            1998
                                                 ----------------- ------------
Basic Earnings Per Share:
  Gold Banc historical basis....................       $0.59          $0.55
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a Gold
   Banc price of:
    $11.00 or less..............................       $0.57          $0.55
    $12.00......................................       $0.58          $0.55
    $13.00......................................       $0.58          $0.55
    $13.50 or more..............................       $0.58          $0.55
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less..............................       $0.49          $0.53
    $12.00......................................       $0.50          $0.54
    $13.00......................................       $0.50          $0.54
    $13.50 or more..............................       $0.50          $0.54
  First Business Bank of Kansas City minority
   share historical basis.......................       $2.82          $4.14
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bank of Kansas City equivalent
   minority common share assuming a Gold Banc
   price of:
    $11.00 or less..............................       $5.27          $5.09
    $12.00......................................       $4.92          $4.66
    $13.00......................................       $4.54          $4.30
    $13.50 or more..............................       $4.37          $4.14
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bank of Kansas City equivalent
   minority common share assuming a Gold Banc
   price of:
    $11.00 or less..............................       $4.53          $4.90
    $12.00......................................       $4.24          $4.49
    $13.00......................................       $3.91          $4.23
    $13.50 or more..............................       $3.77          $4.07

                                     xxxiv

                                                 Nine Months Ended  Year Ended
                                                   September 30,   December 31,
                                                       1999            1998
                                                 ----------------- ------------
Diluted Earnings Per Share:
  Gold Banc historical basis ...................       $0.59          $0.55
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a Gold
   Banc price of:
    $11.00 or less..............................       $0.56          $0.53
    $12.00......................................       $0.56          $0.53
    $13.00......................................       $0.57          $0.54
    $13.50 or more..............................       $0.57          $0.54
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less..............................       $0.47          $0.50
    $12.00......................................       $0.47          $0.51
    $13.00......................................       $0.47          $0.51
    $13.50 or more..............................       $0.47          $0.51
  First Business Bank of Kansas City minority
   share historical basis.......................       $2.82          $4.14
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bank of Kansas City equivalent
   minority common share assuming a Gold Banc
   price of:
    $11.00 or less..............................       $5.27          $5.09
    $12.00......................................       $4.92          $4.66
    $13.00......................................       $4.54          $4.30
    $13.50 or more..............................       $4.37          $4.14
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bank of Kansas City equivalent
   minority common share assuming a Gold Banc
   price of:
    $11.00 or less..............................       $4.53          $4.90
    $12.00......................................       $4.24          $4.49
    $13.00......................................       $3.91          $4.23
    $13.50 or more..............................       $3.77          $4.07

                                                 Nine Months Ended  Year Ended
                                                   September 30,   December 31,
                                                       1999            1998
                                                 ----------------- ------------
Dividends Paid Per Common Share:
  Gold Banc historical basis....................       $0.06          $0.08
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a Gold
   Banc price of:
    $11.00 or less..............................       $0.06          $0.08
    $12.00......................................       $0.06          $0.08
    $13.00......................................       $0.06          $0.08
    $13.50 or more..............................       $0.06          $0.08
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less..............................       $0.06          $0.08
    $12.00......................................       $0.06          $0.08
    $13.00......................................       $0.06          $0.08
    $13.50 or more..............................       $0.06          $0.08
  First Business Bank of Kansas City minority
   share historical basis.......................       $ --           $ --
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bank of Kansas City equivalent
   minority common share assuming a Gold Banc
   price of:
    $11.00 or less..............................       $0.55          $0.74
    $12.00......................................       $0.51          $0.68
    $13.00......................................       $0.47          $0.63
    $13.50 or more..............................       $0.45          $0.60
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First Business
   Bancshares combined on a pro forma basis per
   First Business Bank of Kansas City equivalent
   minority common share assuming a Gold Banc
   price of:
    $11.00 or less..............................       $0.55          $0.74
    $12.00......................................       $0.51          $0.68
    $13.00......................................       $0.47          $0.63
    $13.50 or more..............................       $0.45          $0.60

                                     xxxvi

                                            Nine Months Ended
                                              September 30,      Year Ended
                                                  1999        December 31, 1998
                                            ----------------- -----------------
Book Value Per Share:
  Gold Banc historical basis...............      $ 5.25            $ 4.88
  Gold Banc and First Business Bancshares
   combined on a pro forma basis assuming a
   Gold Banc price of:
    $11.00 or less.........................      $ 5.35            $ 5.09
    $12.00.................................      $ 5.39            $ 5.13
    $13.00.................................      $ 5.42            $ 5.16
    $13.50 or more.........................      $ 5.44            $ 5.17
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First
   Business Bancshares on a pro forma basis
   assuming a Gold Banc price of:
    $11.00 or less.........................      $ 4.78            $ 4.96
    $12.00.................................      $ 4.80            $ 4.98
    $13.00.................................      $ 4.82            $ 5.00
    $13.50 or more.........................      $ 4.83            $ 5.00
  First Business Bank of Kansas City
   minority share historical basis.........      $34.88            $32.55
  Gold Banc and First Business Bancshares
   combined on a pro forma basis per First
   Business Bank of Kansas City equivalent
   minority common share assuming a Gold
   Banc price of:
    $11.00 or less.........................      $49.48            $47.08
    $12.00.................................      $45.70            $43.49
    $13.00.................................      $42.41            $40.38
    $13.50 or more.........................      $41.00            $38.96
  Gold Banc, Union Bankshares, American
   Bancshares, CountryBanc and First
   Business Bancshares combined on a pro
   forma basis per First Business Bank of
   Kansas City equivalent minority common
   share assuming a Gold Banc price of:
    $11.00 or less.........................      $44.21            $45.87
    $12.00.................................      $40.69            $42.22
    $13.00.................................      $37.72            $39.13
    $13.50 or more.........................      $36.40            $37.68

                                     xxxvii

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

   Gold Banc. The shares of Gold Banc common stock are listed for trading under the symbol "GLDB" as a Nasdaq National Market issue on The Nasdaq Stock Market. The following table sets forth the quarterly high and low sales prices of Gold Banc common stock as reported by Nasdaq and cash dividends declared, in each case based on published financial sources.

                                                                  Cash Dividends
                                                                   Declared Per
                                                     High   Low       Share
                                                    ------ ------ --------------
      1997
        First quarter.............................. $ 5.94 $ 4.25     $.000
        Second quarter.............................   7.25   5.25      .015
        Third quarter..............................  10.25   6.94      .015
        Fourth quarter.............................  13.13   9.25      .015
      1998
        First quarter.............................. $13.38 $11.63     $.015
        Second quarter.............................  22.75  12.50      .020
        Third quarter..............................  21.75  14.00      .020
        Fourth quarter.............................  17.25  13.00      .020
      1999
        First quarter.............................. $16.25 $12.80     $.020
        Second quarter.............................  16.38  11.88      .020
        Third quarter..............................  13.88   9.75      .020

   On October 18, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of Gold Banc common
stock on The Nasdaq Stock Market was $9.75 per share. On                  [date
of proxy], the reported closing price of Gold Banc common stock was $    per
share.

   First Business Bancshares. The following table sets forth all of the sales of Common Stock of First Business Bancshares that occurred:

                                                                  Cash Dividends
                                          Book Value Market Value    Declared
                                          Per Share   Per Share     Per Share
                                          ---------- ------------ --------------
      1997
        04/30/97--1,200 shares...........   $26.14      $44.78        $.000
      1998
        03/12/98--800 shares.............   $29.67      $36.82        $.000
        07/24/98--4,765 shares...........    31.82       47.73         .000
        10/27/98--2,500 shares...........    32.18       56.31         .000
      1999
        None

                                    xxxviii

   First Business Bank of Kansas City. The following table sets forth all of the sales of common stock of First Business Bank of Kansas City, N.A. that occurred in 1997, 1998 and 1999:

                                                                  Cash Dividends
                                       Bank Book Value Price Paid    Declared
                                          Per Share    Per Share    Per Share
                                       --------------- ---------- --------------
      1997
        9/24/97--500 shares...........     $27.39        $39.00       $0.00
        11/12/97--1,500 shares........      27.90         39.50        0.00
      1998
        1/6/98--500 shares............     $27.90        $39.50       $0.00
        3/27/98--25 shares............      29.05         43.57        0.00
        4/2/98--500 shares............      28.81         43.21        0.00
        12/21/98--60 shares...........      32.08         56.14        0.00
        12/21/98--412 shares..........      32.08         56.14        0.00
      1999
        2/24/99--500 shares...........     $32.90        $59.42       $0.00

   The foregoing table reflects the cash prices that were paid for shares of First Business Bank of Kansas City common stock. A description of the market value of the Gold Banc common stock that the First Business Bank of Kansas City minority stockholders would receive in the bank merger is included on page ix.

                                     xxxix

                                 RISK FACTORS

   You should carefully consider the following risk factors concerning Gold Banc in determining whether to approve the merger. This prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus. However, there could be other factors not listed below that may affect us. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this joint proxy statement/prospectus.

 It may be difficult for us to maintain our rapid growth.

   We have completed several acquisitions in the past few years that have significantly enhanced our rate of growth. We cannot be certain that we will continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We are targeting acquisition candidates, particularly in the metropolitan and suburban areas, that a variety of larger financial institutions are also interested in acquiring.

   We continue to review potential acquisition candidates and hold preliminary discussions with several of these candidates. We cannot assure you that any of these discussions will be successful. We may not be successful in identifying acquisition candidates or be able to acquire banks and financial services businesses on terms we feel are favorable.

   The rural market areas we now serve afford limited, if any, opportunities for growth. We believe future growth in our revenues and net earnings will depend, in addition to acquisitions, on our growth in the metropolitan and suburban market areas where we have locations. The financial institutions in these metropolitan and suburban areas also compete intensely for assets and deposits. This competition may adversely affect our ability to grow our asset and deposit base profitability.

   In addition, the proposed elimination of pooling of interests accounting, if adopted, may impede Gold Banc's ability to acquire other banks or businesses without adversely impacting our future earnings due to the amortization expense related to goodwill.

 We are uncertain that the integration of First Business Bancshares or future acquisitions will be successful.

   We cannot assure that the integration of First Business Bancshares or future mergers or acquisitions (including those referred to herein) will be successful or that the anticipated strategic benefits of the merger or future mergers or acquisitions will be realized. Mergers and acquisitions involve a number of special risks, including adverse short-term effects on Gold Banc's reported operating results, diversion of management's attention, standardization of operating and accounting systems, dependence on retaining, hiring and training personnel and unanticipated problems or legal liabilities. If Gold Banc is unable to successfully integrate First Business Bancshares or future mergers or acquisitions for these or any other reasons, Gold Banc's desired revenue and cost savings opportunities may be adversely affected. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

  . potential exposure to liabilities of banks and financial services businesses we acquire;

  . difficulty and expense of integrating operations and personnel of banks and financial services businesses we acquire;

  .  potential disruption to our business;

  .  potential diversion of our management's time and attention;

  . impairment of relationships with and the possible loss of key employees and customers of the banks and financial services businesses we acquire;

  . incurrence of amortization expense if we account for an acquisition as a purchase rather than as a pooling of interests; and

  . dilution to our stockholders if we use our common stock as consideration for the acquisition.

 The loss of certain key personnel could adversely affect our operations.

   Our success depends in large part on the retention of a limited number of key persons, including:

  .  Michael W. Gullion, our Chairman and Chief Executive Officer;

  .  Malcolm M. Aslin, our President and Chief Operating Officer;

  .  Keith E. Bouchey, our Executive Vice President, Mergers and
     Acquisitions;

  . J. Craig Peterson, our Executive Vice President and Chief Financial Officer; and

  .  Joseph F. Smith, our Executive Vice President and Chief Technology
     Officer.

   We will likely undergo a difficult transition period if we lose the services of any or all of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and have entered into employment agreements with Messrs. Gullion, Aslin, Bouchey and Smith.

   We also place great value on the experience of the presidents of our subsidiaries and the branches of our subsidiaries and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking locations. There is no assurance we will be able to retain our current key personnel or attract additional qualified key persons as needed.

 Changes in the local economic conditions could adversely affect our loan portfolio.

   Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in those markets in Kansas, Oklahoma, Missouri, Colorado and Florida, including a number of rural markets, where our subsidiary banks operate or are expected to operate. Our commercial, real estate and construction loans, and the ability of the borrowers to repay these loans and the value of the collateral securing these loans, are impacted by the local economic conditions. In the rural markets we serve, the predominant economic sector is agriculture. We cannot assure you that favorable economic conditions will exist in such markets.

 Our allowance for loan losses may not be adequate to cover actual loan losses.

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local markets.

   We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Material additions to our allowance for loan losses would decrease our net earnings.

 We may be unable to manage interest rate risk that could reduce our net interest income.

   Like other financial institutions, our results of operations are impacted principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. While we continually take measures intended to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

 We cannot predict how changes in technology will impact our business.

   The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

  .  telecommunications;

  .  data processing;

  .  automation;

  .  Internet-based banking;

  .  telebanking; and

  .  debit cards and so-called "smart cards."

   Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

 The banking business is highly competitive.

   We operate in a competitive environment. In the metropolitan and suburban areas in which we compete, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. We also face competition in our rural markets. Many of these competitors have substantially greater resources and lending limits and may offer certain services our subsidiary banks and businesses do not currently provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our subsidiary banks and businesses. Our profitability depends upon the ability of our subsidiaries to compete in our primary market areas.

 Our operations may be adversely affected if we, or certain persons with whom we do business, fail to adequately address the Year 2000 issue.

   Certain older computer programs identify years with two digits instead of four. If not remedied, this is likely to cause problems because these programs may recognize the Year 2000 as the Year 1900. As with other financial institutions, we engage in a significant amount of business and reporting activity that depends on accurate date information, such as calculation of interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt our operations. We continue to address these issues as they relate to our subsidiaries and corporate systems and are in the implementation phase of our preparations for the year change from 1999 to 2000.

   The process of remediating, the costs of remediating or failing to remediate Year 2000 issues may be more burdensome than we anticipate. In addition, it is possible that Year 2000 issues could have a material adverse effect on:

  . our service providers and their ability to provide us services, including SLMsoft.com, Inc. formerly Bankline MidAmerica, Inc., which provides a data processing system to which most of our subsidiary banks have converted.

  .  our customers, their businesses and their ability to repay loans.

   The cumulative effect of such problems, if they occur, could adversely affect our operations. For a more detailed discussion of our Year 2000 initiatives, see the disclosure under "Year 2000 Initiatives" in Gold Banc's annual report on Form 10-K for the year ended December 31, 1998, which has been incorporated by reference into this prospectus.

 We are subject to extensive regulation.

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our creditors or stockholders. Our non-bank subsidiaries are also subject to the supervision of the Federal Reserve Board, in addition to other regulatory and self-regulatory agencies including the Securities and Exchange Commission, the National Association of Securities Dealers, and state securities and insurance regulators. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that affects us, our subsidiary banks or our non-bank subsidiaries. We cannot assure you that such modifications or new laws will not adversely affect us.

 Our subsidiary banks may be forced to pay for any losses the Federal Deposit Insurance Corporation incurs if it provides assistance to any of our other subsidiary banks.

   Federal law contains a "cross guarantee" provision that could require any of our insured subsidiary banks to pay for losses incurred by the Federal Deposit Insurance Corporation if it provides assistance to another of our insured subsidiary banks or in the event a subsidiary bank fails. If another of our subsidiary banks is assessed for any assistance the Federal Deposit Insurance Corporation may provide, such assessment could materially affect that subsidiary bank's financial condition as well as ours.

                              THE SPECIAL MEETINGS

Date, Times and Places

   Gold Banc. Gold Banc's special meeting will be held at Gold Banc, 11301 Nall Avenue, Leawood, Kansas, at 10:00 a.m., local time, on
                         , 2000.

   First Business Bancshares. First Business Bancshares' special meeting will be held at 800 W. 47th Street, Kansas City, Missouri, at 10:00 a.m., local
time, on          ,2000.

   First Business Bank of Kansas City. First Business Bank of Kansas City's special meeting will be held at 800 W. 47th Street, Kansas City, Missouri, at
11:00 a.m., local time, on          ,2000.

Matters to be Considered at the Special Meetings

   Gold Banc. At Gold Banc's special meeting, holders of Gold Banc common stock are being asked to consider and approve the merger agreement that provides for the merger of First Business Bancshares with and into Gold Banc, as well as the resulting issuance of Gold Banc common stock to First Business Bancshares' and First Business Bank of Kansas City's minority stockholders as provided under the terms of the merger agreement and the bank merger agreement.

   First Business Bancshares. At First Business Bancshares' special meeting, holders of First Business Bancshares common stock are being asked to consider and approve the merger agreement that provides for the merger of First Business Bancshares with and into Gold Banc.

   First Business Bank of Kansas City. At First Business Bank of Kansas City's special meeting, holders of First Business Bank of Kansas City common stock are being asked to consider and approve the bank merger agreement that provides for the merger of First Business Bank of Kansas City with and into Gold Bank.

Record Date; Stock Entitled to Vote; Quorum

   Gold Banc. The Gold Banc board of directors has established the close of
business on                 , 2000 as the date to determine those record
holders of Gold Banc common stock entitled to notice of and to vote at the
Gold Banc special meeting. On that date, there were     shares of Gold Banc
common stock outstanding held by approximately     holders of record. A
majority of the shares of Gold Banc issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Gold Banc's special meeting in order for a quorum to be present for purposes of transacting business at Gold Banc's special meeting. In the event that a quorum is not present at Gold Banc's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Gold Banc common stock on the record date are each entitled to one vote per share on each matter to be considered at Gold Banc's special meeting.

   First Business Bancshares. The First Business Bancshares board of directors
has established the close of business on               , 2000 as the date to
determine those record holders of First Business Bancshares common stock entitled to notice of and to vote at the First Business Bancshares special
meeting. On that date, there were     shares of First Business Bancshares
common stock outstanding held by approximately     holders of record. A
majority of the shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the merger at First Business Bancshares' special meeting, although the vote of a two-thirds majority of the outstanding shares is required for approval of the merger. In the event a quorum is not present at First Business Bancshares' special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of First Business Bancshares common stock on the record date are each entitled to one vote per share on the merger to be considered at First Business Bancshares' special meeting.

   First Business Bank of Kansas City. The First Business Bank of Kansas City board of directors has established the close of business on
                       , 2000 as the date to determine those record holders of First Business bank of Kansas City common stock entitled to notice of and to vote at the First Business Bank of Kansas City special meeting. On that date,
there were     shares of First Business Bank of Kansas City common stock
outstanding held by approximately     holders of record. A majority of the
shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the bank merger at First Business Bank of Kansas City's special meeting, although the vote of a two-thirds majority of the outstanding shares is required for approval of the bank merger. In the event a quorum is not present at First Business Bank of Kansas City's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of First Business Bank of Kansas City common stock on the record date are each entitled to one vote per share on the bank merger to be considered at First Business Bank of Kansas City's special meeting.

Votes Required

   Gold Banc. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to First Business Bancshares and First Business Bank of Kansas City's minority stockholders requires the affirmative vote of a
majority of the shares of Gold Banc common stock outstanding on           . An
abstention or a broker non-vote, as described below, will have the same effect as a vote against the merger.

   First Business Bancshares. The approval and adoption of the merger agreement requires the affirmative vote of a two-thirds majority of the shares
of First Business Bancshares common stock outstanding on                  ,
2000. An abstention or a broker non-vote, as described below, will have the same effect as a vote against the merger.

   First Business Bank of Kansas City. The approval and adoption of the bank merger agreement requires the affirmative vote of a two-thirds majority of the shares of First Business Bank of Kansas City common stock outstanding on
              , 2000. An abstention or a broker non-vote, as described below, will have the same effect as a vote against the bank merger.

Security Ownership of Management

   Gold Banc. As of the record date for the Gold Banc special meeting, the directors and executive officers of Gold Banc as a group beneficially owned
(excluding shares purchasable upon exercise of stock options)    % of the
outstanding shares of Gold Banc common stock. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to First Business Bancshares' and First Business Bank of Kansas City's minority stockholders requires the affirmative vote of a majority of the shares of Gold
Banc common stock outstanding on                  .

   First Business Bancshares. As of the record date for the First Business Bancshares special meeting, the directors and executive officers of First Business Bancshares as a group beneficially owned (excluding shares
purchasable upon exercise of stock options)    % of the outstanding shares of
First Business Bancshares common stock. The approval and adoption of the merger agreement requires the affirmative vote of a two-thirds majority of the shares of First Business Bancshares common stock outstanding on
                 , 2000.

   First Business Bank of Kansas City. As of the record date for the First Business Bank of Kansas City special meeting, the directors and executive officers of First Business Bank of Kansas City as a group beneficially owned
(excluding shares purchasable upon exercise of stock options)    % of the
outstanding shares of First Business Bank of Kansas City common stock. The approval and adoption of the bank merger agreement requires the affirmative vote of a two-thirds majority of the shares of First Business Bank of Kansas
City common stock outstanding on                  , 2000.

Voting of Proxies

 Submitting Proxies

   Gold Banc, First Business Bancshares, and First Business Bank of Kansas City stockholders may vote their shares in person by attending their respective special meeting or vote their shares by proxy by completing the enclosed proxy card, including signature and date, and mailing it to us in the enclosed postage-paid envelope. If a Gold Banc, First Business Bancshares or First Business Bank of Kansas City stockholder signs and returns a written proxy card without instructions, the shares represented by the proxy will be counted as a vote in favor of the merger or bank merger, as applicable.

   For Gold Banc, First Business Bancshares and First Business Bank of Kansas City stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank, or other record holder), not returning a proxy card or directing the record holder of their shares as to how to vote their shares will have the same effect as voting those shares against the merger or the bank merger, as applicable.

 Revoking Proxies

   Gold Banc. Gold Banc stockholders of record may revoke their proxies at any time before their proxies are voted at Gold Banc's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of Gold Banc, (2) duly executing another valid proxy bearing a later date or (3) attending the Gold Banc special meeting and voting in person. A stockholder's attendance at the Gold Banc special meeting will not by itself revoke a proxy. Gold Banc stockholders of record should address any revocation to:

       Gold Banc Corporation, Inc.
       11301 Nall Avenue
       Leawood, Kansas 66211
       Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Keith E. Bouchey, Corporate Secretary.

   First Business Bancshares. First Business Bancshares stockholders of record may revoke their proxies at any time before the their proxies are voted at First Business Bancshares' special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of First Business Bancshares, (2) duly executing another valid proxy bearing a later date or (3) attending the First Business Bancshares special meeting and voting in person. A stockholder's attendance at the First Business Bancshares special meeting will not by itself revoke a proxy. First Business Bancshares stockholders of record should address any revocation to:

       First Business Bancshares of Kansas City, Inc.
       800 W. 47th Street
       Kansas City, Missouri 64112
       Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Gayle A Matsuoka, Corporate Secretary.

   First Business Bank of Kansas City. First Business Bank of Kansas City stockholders of record may revoke their proxies at any time before the their proxies are voted at First Business Bank of Kansas City's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of First Business Bank of Kansas City, (2) duly executing another valid proxy bearing a later date or (3) attending the First Business Bank of Kansas City special meeting and voting in person. A stockholder's attendance at the First Business Bank of Kansas City special meeting will not by itself revoke a proxy. First Business Bank of Kansas City stockholders of record should address any revocation to:

       First Business Bank of Kansas City, N.A.
       800 W. 47th Street
       Kansas City, Missouri 64112
       Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Gayle A Matsuoka, Corporate Secretary.

   General Information. Abstentions may be specified on the proposals. Shares of Gold Banc common stock, First Business Bancshares common stock or First Business Bank of Kansas City common stock represented at their respective special meeting for which proxies have been received, but with respect to which stockholders have abstained on any matter, will be treated as present at the applicable special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention or a broker non-vote will have the same effect as a vote against the merger or the bank merger, as applicable.

   Neither Gold Banc, First Business Bancshares or First Business Bank of Kansas City are aware of any matters expected to be presented for consideration at its respective special meeting other than as described in their respective notice of special meeting. If any other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authorization to use that discretion is withheld. However, proxies having instructions to vote against the adoption of the merger agreement or bank merger agreement will not be allowed to be voted in favor of a motion to adjourn or postpone either meeting to another time or place.

   Gold Banc, First Business Bancshares and First Business Bank of Kansas City will each bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, the directors, officers and employees of Gold Banc, First Business Bancshares and First Business Bank of Kansas City, who will receive no compensation for their services other than their regular salaries, may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. In addition, Gold Banc, First Business Bancshares and First Business Bank of Kansas City may engage brokerage houses and other custodians, nominees and fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares, and in that event, incur additional costs.

   Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of First Business Bancshares common stock or First Business Bank of Kansas City common stock will be mailed by Gold Banc to former First Business Bancshares stockholders or First Business Bank of Kansas City stockholders, respectively, shortly after the merger and bank merger are completed.

                          THE PROPOSED MERGER AND THE
                             PROPOSED BANK MERGER

General

   Gold Banc, First Business Bancshares and First Business Bank of Kansas City are furnishing this document to their stockholders in connection with the solicitation of proxies by their boards of directors for use at their special meetings of their stockholders.

   Gold Banc Proposal. At the Gold Banc stockholders' meeting, holders of Gold Banc common stock will be asked to vote on the approval of the merger agreement and the issuance of the shares of Gold Banc common stock to First Business Bancshares' and First Business Bank of Kansas City's minority stockholders. The number of shares needed to approve this proposal is a
majority of the shares of Gold Banc common stock outstanding on            .
The merger will not be completed unless the merger agreement is approved by Gold Banc stockholders.

   First Business Bancshares Proposal. At the First Business Bancshares stockholders' meeting, holders of First Business Bancshares common stock will be asked to vote on the approval and adoption of the merger agreement. The number of shares needed to approve this proposal is a two-thirds majority of
the shares outstanding on               , 2000. The merger will not be
completed unless the merger agreement is approved and adopted by the First Business Bancshares stockholders.

   First Business Bank of Kansas City Proposal. At the First Business Bank of Kansas City stockholders' meeting, holders of First Business Bank of Kansas City common stock will be asked to vote on the approval and adoption of the bank merger agreement. The number of shares needed to approve this proposal is
a two-thirds majority of the shares outstanding on               , 2000. The
bank merger will not be completed unless the bank merger agreement is approved and adopted by the First Business Bank of Kansas City stockholders.

Exchange of First Business Bancshares Shares

   If you are a record holder of First Business Bancshares common stock immediately prior to the effective time of the merger and the proposals are approved, you will receive in exchange for each share of First Business Bancshares common stock, a number of shares of Gold Banc common stock equal to $109.7906 divided by the average of the closing sales prices of Gold Banc common stock on the 10 consecutive trading days immediately preceding the third trading day prior to the effective time of the merger. However, if such average is greater than $13.50, then each share of First Business Bancshares common stock will be converted into 8.1326 shares of Gold Banc common stock, and if such average is less than $11.00, then each share of First Business Bancshares' common stock will be converted into 9.9810 shares of Gold Banc common stock.

Exchange of First Business Bank of Kansas City Shares

   If you are a minority record holder of First Business Bank of Kansas City common stock immediately prior to the effective time of the bank merger and the proposals are approved, you will receive in exchange for each share of First Business Bank of Kansas City common stock, a number of shares of Gold Banc common stock equal to $101.7346 divided by the average of the closing sales prices of Gold Banc common stock on the 10 consecutive trading days immediately preceding the third trading day prior to the effective time of the merger of First Business Bancshares with and into Gold Banc. However, if such average is greater than $13.50, then each share of First Business Bank of Kansas City common stock will be converted into 7.5359 shares of Gold Banc common stock, and if such average is less than $11.00, then each share of First Business Bank of Kansas City's common stock will be converted into
9.2486 shares of Gold Banc common stock.

Stock Options

   First Business Bancshares Stock Options. Upon completion of the merger, each option to acquire First Business Bancshares' common stock which is outstanding immediately before completing the merger, whether or not vested or exercisable, will be converted into and become rights with respect to Gold Banc common stock. Gold Banc will assume each option to acquire First Business Bancshares common stock in accordance with the terms of the stock option plan under which it was granted, except that following the merger: (1) Gold Banc and its compensation committee will be substituted for First Business Bancshares and its board of directors' committee administering such plan, (2) each First Business Bancshares stock option assumed by Gold Banc may be exercised solely for Gold Banc common stock, and (3) the number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger.

   Gold Banc Stock Options. No adjustments will be made to the stock options issued by Gold Banc, and no options will vest or become exercisable as a result of the merger.

First Business Bancshares Convertible Debentures

   First Business Bancshares has outstanding $770,000.00 of debentures that are convertible into nonvoting common stock of First Business Bancshares. First Business Bancshares has agreed in the merger agreement to amend the debentures so that they are convertible into First Business Bancshares voting common stock, although the conversion ratio will remain unchanged. Each $5,000 debenture will be convertible into 358 shares of First Business Bancshares common stock, and a $5.90 principal repayment in lieu of a fractional share.

   Prior to completion of the merger, all of the convertible debentures will either be converted into First Business Bancshares common stock or called and prepaid by First Business Bancshares. In the merger agreement, First Business Bancshares has agreed to call all of the convertible debentures, which will trigger the right of each holder to convert the debentures. If all of the debentures are converted, First Business Bancshares will issue an additional 55,132 shares of First Business Bancshares common stock prior to completion of the merger.

Background of the Merger and the Bank Merger

   Set forth below is a description of the contacts between First Business Bancshares and Gold Banc that led up to the execution of the merger agreement and the bank merger agreement.

   First Business Bancshares and its only subsidiary bank, First Business Bank of Kansas City, were formed in 1988 to serve primarily small to mid-sized businesses in the Kansas City metropolitan area as a locally owned, community bank. In order to broaden its reach throughout the community, company organizers sought to establish a broad ownership base on the premise that owners would, themselves, become customers and would help market the bank's services to others in the community. A group of approximately twenty-five investors formed and capitalized First Business Bancshares as a single bank holding company. The holding company invested its capital in First Business Bank of Kansas City such that First Business Bancshares' ownership interest would exceed 80%, a super-majority. The remaining 20% ownership interest in the subsidiary bank was sold directly to investors primarily within the business community. In May of 1988, First Business Bank of Kansas City began operations with approximately $7.0 million in equity capital, one majority owner, First Business Bancshares, and many minority shareholders.

   Throughout its eleven years of operation, ownership interest percentages varied only slightly. As of September 30, 1999, the holding company owned approximately 86% of the subsidiary bank and minority shareholders held the remaining interest.

   In early 1998, the board of directors began receiving inquiries about First Business Bancshares' interest in being acquired. In order to properly evaluate such offers and other alternative courses of action, the board established a revised strategic plan. The plan approved by the board in 1998 stated that Bancshares would not actively attempt to be sold but it would consider unsolicited offers from qualified potential buyers when such offers were deemed to be credible and attractive.

   In May 1999, First Business Bancshares was approached by Gold Banc and after informal discussions between Malcolm M. Aslin, President of Gold Banc, and Robert J. Gourley, a member of First Business Bancshares' board of directors, was presented with an unsolicited offer dated May 20, 1999. At the time the offer was presented, First Business Bancshares had not engaged any advisor or broker to assist in selling the company or evaluating unsolicited offers. Upon receipt of Gold Banc's offer, however, the company engaged the investment banking firm of Keefe, Bruyette & Woods, Inc. to help evaluate Gold Banc's offer and, ultimately assist in negotiating its terms and conditions.

   During the month of June, 1999, board members and representatives from Keefe, Bruyette discussed the Gold Banc offer and how First Business Bancshares should respond to it. The offer indicated that Gold Banc valued First Business Bank of Kansas City at approximately 20 to 23 times earnings and about 3.0 times its book value. Relative to other bank sales in the midwest, Gold Banc's offer to exchange its stock for First Business Bancshares stock appeared to be both attractive and credible. The board, then, was faced with three viable strategic alternatives: to proceed with Gold Banc merger discussions, pursue other potential acquirers or remain independent.

   In response to Gold Banc's May, 1999 offer, First Business Bancshares' directors instructed its advisor to compile and analyze current bank sales data in order to have relevant information against which to compare Gold Banc's offer and to determine if actively pursuing other potential acquirers was a feasible course of action. The board also decided that it would respond to the offer by pointing out to Gold Banc certain areas of concern. Of primary concern to First Business Bancshares directors was that the offer presented by Gold Banc in May, 1999 did not extend an offer to acquire shares of First Business Bank of Kansas City from the minority shareholders. Gold Banc's offer at the time was to acquire 100% of the stock of First Business Bancshares only. First Business Bancshares directors were firmly committed to ensuring that both the majority and minority shareholders were treated equally in any acquisition proposal.

   In July, 1999, management compiled additional information about its bank and holding company and updated company financial reports through the quarter ending June 30, 1999. This information was presented to Gold Banc senior management in mid-July. In addition, representatives from Keefe, Bruyette updated and presented to the board information about recent bank sales and other potential acquirers of First Business Bancshares. Gold Banc responded to the information it received with an updated acquisition proposal which addressed the board's concerns.

   In a letter of intent dated July 26, 1999, Gold Banc offered to acquire 100% of the shares of First Business Bancshares, the holding company, and 100% of the shares of First Business Bank of Kansas City held by minority shareholders. The price offered for holding company and bank stock was, in relative terms, equal. In addition, Gold Banc's offer was increased in consideration of First Business Bancshares performance over the first six months of 1999. Gold Banc's July 26, 1999 offer was to acquire 100% of the stock of First Business Bancshares for a value equal to $109.79 per share and 100% of the stock held by minority shareholders in First Business Bank of Kansas City for a value equal to $101.73 per share. Gold Banc proposed that its registered common stock be exchanged for First Business Bancshares common stock and First Business Bank of Kansas City minority common stock at an exchange rate to be determined just prior to closing.

   In early August, 1999, the board of directors of First Business Bancshares met to consider the July 26, 1999 offer presented by Gold Banc. The board's advisor reported that the offer appeared to be very fair. In addition, the offer addressed the primary concern of the board by giving equal treatment to both the majority and minority shareholders. The board authorized the president and CEO of the company to sign the July 26, 1999 letter of intent with certain modifications. This was accomplished on August 15, 1999.

   During the remaining weeks of August and September, 1999, both parties to the proposed transaction conducted due diligence. First Business Bancshares focused on Gold's strategic plans for the future and reviewed with special interest Gold Banc's offers to purchase other banks in Colorado and Florida. Gold Banc personnel reviewed First Business Bancshares' and First Business Bank of Kansas City's books and records and assets. After due diligence was completed final negotiations pursuant to a definitive agreement were conducted. The definitive agreement was signed on October 19, 1999 and the proposed transaction was announced to the public on October 25, 1999.

Our Reasons for the Merger and the Bank Merger

   Gold Banc. In negotiating the terms of the merger and in considering its recommendation for the approval of the merger agreement, the boards of directors of Gold Banc and Gold Bank considered a number of factors including the following (which are all the material factors that the Gold Banc board considered):

     1. The anticipated merger consideration to be paid to the First Business Bancshares stockholders in relation to the book value and earnings per share of the First Business Bancshares common stock and the First Business Bank of Kansas City common stock;

     2. The Gold Banc board's review of the business, operations and financial condition of First Business Bancshares, as well as the market presence, cost savings opportunities and enhanced opportunities for growth made possible by the merger;

     3. The Gold Banc board's recognition of the complimentary nature of the markets served and products offered by Gold Banc and First Business Bancshares in expectation that the merger would provide it with opportunities for additional growth;

     4. The impact of the merger and the bank merger on customers, depositors, employees and communities served by Gold Banc, Gold Bank, First Business Bancshares and First Business Bank of Kansas City;

     5. The expectation that the merger will be accounted for under the pooling of interests method of accounting and the expectation that the acquisition of the minority interests in First Business Bank of Kansas City would be accounted for under the purchase method of accounting, see "Accounting Treatment; Restrictions on Sales by Affiliates" on page 18;

     6. The merger and the bank merger are consistent with Gold Banc's ongoing strategy of growth through acquisitions of community banks and financial services businesses with strong existing management; and

     7. The terms of the merger agreement, the bank merger agreement and the other documents executed in connection with the merger.

   Gold Banc's board of directors did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger and the bank merger.

   The board of directors of Gold Banc unanimously recommends that its stockholders vote "FOR" approval of the merger agreement and the issuance of shares of Gold Banc common stock to the First Business Bancshares stockholders and the First Business Bank of Kansas City minority stockholders.

   First Business Bancshares. In negotiating the terms of the merger and the bank merger and in considering its recommendation for the approval of the merger agreement and the bank merger agreement, the boards of directors of First Business Bancshares and First Business Bank of Kansas City considered the foregoing factors evaluated by the boards of directors of Gold Banc and Gold Bank and what effect they would have on First Business Bancshares and First Business Bank of Kansas City. In addition, the boards of directors of First Business Bancshares and First Business Bank of Kansas City considered a number of other factors including the following:

     1. Alternatives to enhance stockholder value;

     2. The opportunity for stockholders to realize a fair value for their shares through a tax-free exchange;

     3. Minimal disruption to customers, depositors, employees and communities services by First Business Bancshares and First Business Bank of Kansas City; and

     4. The opinion of Keefe, Bruyette & Woods, Inc. that the terms of the merger were fair, from a financial point of view, to First Business Bancshares stockholders.

   The boards of directors of First Business Bancshares and First Business Bank of Kansas City did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger and the bank merger.

   The board of directors of First Business Bancshares unanimously recommends that First Business Bancshares stockholders vote "FOR" approval and adoption of the merger agreement. The board of directors of First Business Bank of Kansas City unanimously recommends that First Business Bank of Kansas City stockholders vote "FOR" approval and adoption of the bank merger agreement.

Opinion of First Business Bancshares' Financial Advisor

   On June 1, 1999, First Business Bancshares retained Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") to act as its financial advisor in connection with the proposed merger with Gold Banc and to evaluate the fairness, from a financial point of view, to First Business Bancshares stockholders of the consideration to be delivered by Gold Banc in the merger.

   On October 19, 1999, First Business Bancshares received a written opinion from Keefe Bruyette to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the consideration to be received from Gold Banc pursuant to the merger agreement was fair to First Business Bancshares stockholders from a financial point of view. The full text of Keefe Bruyette's opinion dated as of October 19, 1999 and updated as of the date of this joint proxy statement/prospectus, which sets forth matters considered in connection with such opinion, is attached hereto as Appendix C and should be read in its entirety by First Business Bancshares stockholders. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion. First Business Bancshares shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe Bruyette in connection therewith.

   Keefe Bruyette's opinion is directed to the First Business Bancshares board and does not constitute a recommendation to any First Business Bancshares shareholder as to how such shareholders should vote at the special meeting with respect to the merger or any other matter related thereto. No limitations were imposed by the First Business Bancshares board upon Keefe Bruyette with respect to the investigations made or procedures followed by Keefe Bruyette in rendering its opinion.

   In rendering its opinion, Keefe Bruyette reviewed, analyzed and relied upon the following material relating to the financial and operating condition of First Business Bancshares and Gold Banc: (i) the merger agreement; (ii) annual reports to shareholders and audited financial statements of First Business Bancshares; (iii) annual reports to shareholders and annual reports on Form 10-K of Gold Banc for the three years ended December 31, 1998; (iv) certain interim reports of First Business Bancshares and certain interim reports to shareholders and quarterly reports on Form 10-Q of Gold Banc and certain other communications from First Business Bancshares and Gold Banc to their respective shareholders; (v) other financial information concerning the businesses and operations of First Business Bancshares and Gold Banc furnished to Keefe Bruyette by First Business Bancshares and Gold Banc for the purpose of Keefe Bruyette's analysis, including certain internal financial analyses and forecasts for First Business Bancshares and Gold Banc prepared by senior management of First Business Bancshares and Gold Banc; (vi) certain publicly available information concerning the trading of, and the trading market for, the common stock of Gold Banc; and (vii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Keefe Bruyette considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix C to this joint proxy statement/prospectus, Keefe Bruyette reviewed a draft of this joint proxy statement/prospectus in substantially the form hereof. Keefe Bruyette also held discussions with senior management of First Business Bancshares and Gold Banc concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Keefe Bruyette also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. Keefe Bruyette's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Keefe Bruyette through the date thereof.

   In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette relied upon the managements of First Business Bancshares and Gold Banc as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to Keefe Bruyette and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. Keefe Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses of First Business Bancshares and Gold Banc are adequate to cover such losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of First Business Bancshares and Gold Banc, nor did Keefe Bruyette examine any individual loan credit files. Keefe Bruyette was informed by First Business Bancshares, and assumed for purposes of its opinion, that the merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

   Keefe Bruyette performed certain financial and comparative analyses, including those summarized below which it presented to the board of directors of First Business Bancshares on September 10, 1999, and discussed further with senior management prior to issuing a written fairness opinion dated October 19, 1999. Keefe Bruyette also prepared and delivered to the First Business Bancshares board of directors certain written material containing various analyses and other information relevant to the opinion.

   The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with its opinion and does not purport to be a complete description of all analyses employed by Keefe Bruyette, although all material elements of the opinion are included in the summary.

   Transaction Summary and Premiums Paid. Keefe Bruyette calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of First Business Bancshares' trailing twelve month earnings, and projected earnings for 1999 and 2000, as well as a multiple of book value and tangible book value as of June 30, 1999 and September 30, 1999, respectively. Keefe Bruyette used Gold Banc's $11 1/8 stock price as of September 10, 1999 (the date of First Business Bancshares board of directors meeting to consider Gold Banc's merger proposal), and $10.50 stock price as of October 19, 1999 (actual stock price was $9 7/8) or the price at which a revised exchange ratio could be renegotiated.

   Based upon Gold Banc's stock price of $11 1/8 on September 10, 1999, Keefe Bruyette calculated an exchange ratio of 9.8688 shares of Gold Banc common stock for a price per share of $109.79 for First Business Bancshares. This equates to premiums of 27.55x third quarter trailing twelve months earnings of $3.99 per share, 23.36x projected 1999 earnings per share of $4.70, 17.88x projected 2000 earnings per share of $6.14, and 3.20x June 30, 1999 book value, fully diluted book value, and fully diluted tangible book value per share of $34.35.

   Based upon Gold Banc's stock price of $10.50, Keefe Bruyette calculated an exchange ratio of 9.9810 shares of Gold Banc common stock for a price per share of $104.80 for First Business Bancshares. This equates to premiums of 26.30x third quarter trailing twelve months earnings of $3.99 per share, 22.30x projected 1999 earnings per share of $4.70, 17.07x projected 2000 earnings per share of $6.14, and 3.35x September 30, 1999 book value, fully diluted book value, and fully diluted tangible book value per share of $31.32.

   Contribution Analysis. Keefe Bruyette analyzed the relative contribution of each of Gold Banc and First Business Bancshares to certain balance sheet and income statement items, including assets, common equity, deposits and 1999 annualized net income and 2000 estimated net income. Keefe Bruyette then compared the relative contribution of such balance sheet and income statement items with the estimated pro-forma ownership of 11.7% for First Business Bancshares shareholders based on an exchange ratio of 9.9810 Gold Banc common shares for each share of First Business Bancshares. The contribution analysis showed that First Business Bancshares would contribute approximately 8.9% of the combined assets, 7.3% of the combined common equity, 9.8% of the combined deposits, 5.5% of the combined third quarter 1999 annualized net income, and 7.3% of the 2000 estimate net income (before cost savings, revenue enhancements and intangible amortization).

   Comparable Transaction Analysis. Keefe Bruyette analyzed certain financial data related to 16 acquisitions of Midwestern bank holding companies with assets between $100 million and $250 million announced from August 1, 1998 to October 19, 1999 (the "Midwest bank acquisitions") and 15 acquisitions of Nationwide bank holding companies with assets between $100 million and $250 million announced from August 1, 1999 to October 19, 1999 (the "Nationwide bank acquisitions").

   The following transactions comprised the Midwest bank acquisitions:

      Buyer                              Seller
      -----                              ------
      PrivateBancorp Inc.                Johnson Bank Illinois
      Popular Inc.                       Aurora National Bank
      First National of Nebraska Inc.    Commercial Bancshares Inc.
      Central Bancompany                 Mid-Continent Bancshares
      State Financial Services Corp.     First Waukegan Corp.
      Merchants & Manufacturers Bancorp  Pyramid Bancorp Inc.
      MidCity Financial Corporation      Damen Financial Corporation
      First Financial Bancorp            Hebron Bancorp Inc.
      Goodenow Bancorporation            Windom State Investment Co.
      Fishback Financial Corp.           Pipestone Bancshares Inc.
      Premier Financial Bancorp          Mt. Vernon Bancshares Inc.
      Associated Banc-Corp.              Windsor Bancshares Inc.
      Fifth Third Bancorp                Ashland Bankshares Inc.
      St. Charles Financial Corp.        Commerce Bancorp Inc.
      Area Bancshares Corp.              Peoples Bancorp of Winchester
      First Merchants Corporation        Jay Financial Corporation

   The following transactions comprised the Nationwide bank acquisitions:

      Buyer                         Seller
      -----                         ------
      Bank of Southern Oregon       United Bancorp
      Century South Banks Inc.      Lanier Bankshares Inc.
      City Holding Company          Summit State Bank
      Columbia Bancorp              Suburban Bancshares Inc.
      East West Bancorp Inc.        American International Bank
      F&M Bancorp                   Patapsco Valley Bancshares
      F&M National Corporation      State Bank of the Alleghenies
      Greater Bay Bancorp           Mount Diablo Bancshares
      Heartland Financial USA Inc.  First National Bank of Clovis
      InterWest Bancorp Inc.        Liberty Bay Financial Corp.
      North Valley Bancorp          Six Rivers National Bank
      Old National Bancorp          Heritage Financial Services
      Popular Inc.                  Aurora National Bank
      PrivateBancorp Inc.           Johnson Bank Illinois
      SJNB Financial Corp.          Saratoga Bancorp

   For the Midwest bank acquisitions, Keefe Bruyette calculated an average multiple of price to the sellers' trailing twelve months earnings as 21.69x compared to a multiple of 26.30x trailing twelve months associated with the merger; an average premium to the sellers' stated book value of 226% compared to a premium of 335% associated with the merger; and an average premium to the sellers' tangible book value of 239% compared to a premium of 335% associated with the merger; an average deal price to assets of 21.08% compared to 19.09% associated with the merger; and an average deposit premium of 15.94% compared to a deposit premium of 15.92% associated with the merger. In addition to the above comparison of the bank acquisitions prices, based upon Gold Banc's stock price of $10.50 per share and an exchange ratio of 9.9810, Keefe Bruyette also compared the bank acquisition multiples to the premiums paid in the proposed First Business Bancshares merger with Gold Banc based upon Gold Banc's September 10, 1999 stock price of $11 1/8 per share and an exchange ratio of
9.8688. The multiples were 27.55x trailing twelve months earnings, a premium to book value of 320%, a premium to tangible book value of 320%, price to assets of 20.00% and a deposit premium of 17.00%.

   For the Nationwide bank acquisitions, Keefe Bruyette calculated an average multiple of price to the sellers' trailing twelve months earnings as 22.44x compared to a multiple of 26.30x trailing twelve months associated with the merger; an average premium to the sellers' stated book value of 246% compared to a premium of 335% associated with the merger; and an average premium to the sellers' tangible book value of 253% compared to a premium of 335% associated with the merger; an average deal price to assets of 23.05% compared to 19.09% associated with the merger; and an average deposit premium of 18.91% compared to a deposit premium of 15.92% associated with the merger. In addition to the above comparison of the bank acquisitions prices, based upon Gold Banc's stock price of $10.50 per share and an exchange ratio of 9.9810, Keefe Bruyette also compared the bank acquisition multiples to the premiums paid in the proposed First Business Bancshares merger with Gold Banc based upon Gold Banc's September 10, 1999 stock price of $11 1/8 per share and an exchange ratio of
9.8688. The multiples were 27.55x trailing twelve months earnings, a premium to book value of 320%, a premium to tangible book value of 320%, price to assets of 20.00% and a deposit premium of 17.00%.

   Selected Peer Group Analysis. Keefe Bruyette compared the financial performance and market performance of Gold Banc based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market to book values, price to earnings and dividend yields to those of a group of comparable holding companies. For purposes of such analyses, the financial information used by Keefe Bruyette was as of and for the quarter ended September 30, 1999 and the market price information was as of October 19, 1999. The companies in the peer group were Midwestern bank holding companies located in Texas, Missouri, Indiana, Kentucky, Illinois, and Oklahoma which had total assets ranging from $989 million to $1,801 million and included the following companies:

                Sterling Bancshares            Southwest Bancorp, Inc.
                Mississippi Valley Bancshares  First Busey Corporation
                First Merchants Corporation    Lakeland Financial Corporation
                Republic Bancorp, Inc.         Farmers Capital Bank
                Midwest Banc Holdings, Inc.    Corporation
                First Oak Brook Bancshares     Old Second Bancorp, Inc.

   Keefe Bruyette's analysis showed the following concerning Gold Banc's financial performance: that its return on equity on an annualized basis was 16.70%, compared with an average of 14.93% for the peer group; that its return on assets on an annualized basis was 1.20% compared with an average of 1.20% for the group; that its net interest margin on an annualized basis 4.02%, compared with an average of 4.23%; that its efficiency ratio on an annualized basis was 58.63%, compared with an average of 57.31%; that its equity to assets ratio was 7.06%, compared to an average of 8.11%; that its tangible equity to assets ratio was 4.13%, compared to an average of 7.85%; that its ratio of loan loss reserve to nonperforming loans was 431%, compared to an average of 405%; that its net charge-offs to average loans were 0.01% compared to 0.17% for the group; and that its ratio of nonperforming assets to total loans and other real estate owned was 0.57%, compared to an average of 0.42% for the group.

   Gold Banc Stock Price and Market Performance. Keefe Bruyette analyzed Gold Banc's October 19, 1999 stock price of $9 7/8 compared to the above peer group of Midwestern bank holding companies. This analysis showed that Gold Banc's price to earnings multiple based on 1999 estimated earnings of $0.83 per share was 11.90x, compared to an average for the group of 14.16x; that its price to earnings multiple based on 2000 estimated earnings of $1.04 was 9.50x compared to an average for the group of 12.79x; that its price to book value multiple was 1.88x, compared to a group average of 1.99x; that its price to tangible book value multiple was 3.31x, compared to a group average of 2.08x; and that its dividend yield was 0.81%, compared to an average for the group of 2.24%. For purposes of the above calculations, 1999 and 2000 earnings estimates for the group were based upon estimates of I/B/E/S. Keefe Bruyette also reviewed the stock trading history of Gold Banc and the potential impact on Gold Banc's stock price of recently announced acquisitions.

   Present Value Analysis. Keefe Bruyette used a dividend discount analysis to estimate a range of present values per share that would accrue to a holder of a share of First Business Bancshares stock, assuming First Business Bancshares were to remain independent and the shareholder held the stock though the year 2004, and then sold it at the end of year 2004. The analysis was based on several assumptions for First Business Bancshares, including 227,638 fully diluted shares outstanding and earnings per share of $6.14 in 2000, $7.35 in 2001, $8.72 in 2002, $10.25 in 2003 and $11.48 in 2004. No dividend was assumed for First Business Bancshares. There were two different scenarios used in determining a terminal value in 2004. In one case, a market multiple of 8.9x 2004 earnings per share was assumed, and in another scenario an acquisition multiple of 20.0x 2004 earnings per share was assumed. The terminal valuation was discounted at a rate of 12.0%, producing a present value of $58.15 and $130.28, respectively, based on market and acquisition multiples. Keefe Bruyette also presented a table showing the foregoing analysis on a stand-alone basis, with a range of discount rates from 10.0% to 15.0%, and a range of market multiples of 10.0x to 15.0x 2004 earnings per share, resulting in a range of present values for a share of First Business Bancshares stock of $57.08 to $106.92.

   Keefe Bruyette also estimated a range of present values per share that would accrue to a holder of 9.9810 shares of Gold Banc stock (exchange ratio based upon Gold Banc's walk away stock price of $10 1/2) assuming the merger were to occur and assuming the shareholder held the stock through the year 2004 and then sold it at the end of 2004. This analysis was based on several assumptions, including Gold Banc earnings per share of $1.04 in 2000 and a 10.0% earnings per share growth rate thereafter. A 10.0% dividend growth rate was assumed for Gold Banc pro forma through the year 2004. There were two different scenarios used in determining a terminal value in 2004. In one case, a market multiple of 10.1x 2004 earnings per share was assumed, and in another scenario an acquisition multiple of 20.0x 2004 earnings per share was assumed. The terminal valuation and the estimated dividends were discounted at a rate of 12.0%. The result of this analysis was a present value of $90.70 and $175.95, respectively, based on market and acquisition multiples. These values were determined by adding (i) the present value of the estimated future dividend stream from 9.9810 shares of Gold Banc stock beginning in 2000 and ending in 2004 and (ii) the present value of the terminal value of 9.9810 shares of Gold Banc stock.

   Keefe Bruyette stated that the present value analysis is a widely-used valuation methodology, but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the First Business Bancshares stock.

   Other Analyses. Keefe Bruyette also reviewed Gold Banc's five-year financial highlights; loan composition; deposit composition; historical stock price performance relative to the S&P 500, the Keefe Bank Index, and the NASDAQ Bank Index; and the pro forma earnings per share and book value projections.

   Keefe Bruyette has been retained by the board of directors of First Business Bancshares as an independent contractor to act as financial adviser to First Business Bancshares with respect to the merger. Keefe Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, First Business Bancshares.

   First Business Bancshares and Keefe Bruyette have entered into a letter agreement dated June 1, 1999 relating to the services to be provided by Keefe Bruyette in connection with the merger. First Business Bancshares has agreed to pay Keefe Bruyette fees as follows: a cash fee ("Cash Fee") equal to 1.50% of the market value of the aggregate consideration offered in the merger at closing. The Cash Fee will be payable in three parts, with 25% payable upon the signing of the merger agreement, 25% payable with the mailing of a proxy to First Business Bancshares shareholders and 50% payable at the time of closing of the merger. Pursuant to the Keefe Bruyette engagement agreement, First Business Bancshares also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe Bruyette against certain liabilities, including liabilities under the federal securities laws. Keefe Bruyette also provided a fairness opinion to Gold Banc in connection with its pending merger with American Bancshares, Inc., and will receive an advisory fee from CountryBanc Holding Co. for their pending merger with Gold Banc.

Operations And Management After the Merger and the Bank Merger

   At the effective time of the merger, the separate corporate existence of First Business Bancshares will terminate as it merges with and into Gold Banc. The Articles of Incorporation and Bylaws of Gold Banc as in effect immediately prior to the effective time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the effective time until amended as provided by law. The officers and directors of Gold Banc will become the officers and directors of the surviving corporation from and after the effective time of the merger.

   At the effective time of the bank merger, the separate corporate existence of First Business Bank of Kansas City will terminate as it merges into Gold Bank, a subsidiary of Gold Banc. The Articles of Incorporation and Bylaws of Gold Bank as in effect immediately prior to the effective time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the effective time until amended as provided by law. The officers and directors of Gold Bank will become the officers and directors of the surviving corporation from and after the effective time of the bank merger.

   First Business Bank of Kansas City will receive assistance in bringing new methods and systems to the bank. Gold Banc also expects to enhance the net interest margin and non-interest income of First Business Bank of Kansas City by expanding the products and services offered.

   Gold Banc will analyze First Business Bank of Kansas City's operations for potential efficiencies. Gold Banc anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation. The extent to which operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities.

   The board of directors of Gold Banc will consist of the seven present Gold
Banc directors. In addition,                 , a present director of First
Business Bancshares, will become a director of Gold Banc. No changes will be made to Gold Banc's management in connection with the merger or the bank merger.

   Upon completion of the bank merger, the board of directors of Gold Bank will consist of the present directors of Gold Bank. The Management of Gold Bank will consist of the present officers of Gold Bank, plus the addition of Frederick B. Poccia, Jr., the current President and Chief Executive Officer of First Business Bancshares, who shall be Executive Vice President of Gold Bank, responsible for administration and operation for the greater Kansas City metropolitan area.

Federal Securities Laws Consequences

   The shares of Gold Banc to be issued pursuant to the merger and the bank merger have been registered under the Securities Act of 1933. The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by stockholders of First Business Bancshares and First Business Bank of Kansas City who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of First Business Bancshares or First Business Bank of Kansas City and who do not become affiliates of Gold Banc. The shares of Gold Banc common stock to be issued to affiliates of First Business Bancshares or First Business Bank of Kansas City may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act.

Resale of Gold Banc Common Stock

   The shares of Gold Banc common stock issued pursuant to the merger and the bank merger will be freely transferable under the Securities Act, except that shares received by an affiliate of First Business Bancshares or First Business Bank of Kansas City may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. It is a condition to the obligations of Gold Banc to consummate the merger that First Business Bancshares shall deliver to Gold Banc an affiliate letter from each affiliate in the form attached to the merger agreement. As of the date of the merger agreement, First Business Bancshares has identified its affiliates as being each of its directors and executive officers.

   An affiliate letter will constitute an agreement by each affiliate of First Business Bancshares with Gold Banc to the effect that such affiliate: (a) will not sell, transfer or otherwise dispose of any shares of Gold Banc common stock issued to such a person in connection with the merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act, and (b) has not made or will not make any disposition or other reduction of such person's risk relative to any Gold Banc or First Business Bancshares stock during the period commencing 30 days prior to the effective time of the merger and ending at such time as the financial results covering at least 30 days of post-merger combined operations have been published by Gold Banc. The "affiliates" of Gold Banc also are subject to the restrictions referred to in clause (a) during such risk-sharing period.

Fees And Expenses of the Merger and the Bank Merger

   Each party is responsible for its own expenses in connection with the merger and the bank merger.

Accounting Treatment; Restrictions on Sales by Affiliates

   It is intended that the merger will qualify as a pooling of interests transaction for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of First Business Bancshares will be carried forward to the consolidated financial statements of Gold Banc at their recorded amounts and the consolidated earnings of First Business Bancshares will be included in the earnings of Gold Banc.

   To ensure that the merger will qualify as a pooling of interests transaction, each person who is an "affiliate" (as defined in Rule 144 adopted under the Securities Act) of First Business Bancshares at the time the merger agreement is submitted for the approval of First Business Bancshares' stockholders will agree in writing not to sell, pledge, transfer or otherwise dispose of, or reduce such stockholder's risk relative to, any shares of Gold Banc common stock until financial results covering at least 30 days of combined operations of Gold Banc and First Business Bancshares have been published. Pursuant to the merger agreement, Gold Banc has agreed to publish such results as soon as practicable after the effective time of the merger.

   The acquisition of First Business Bank of Kansas City minority shares in exchange for Gold Banc common stock in the bank merger will be accounted for by Gold Banc as a purchase. There will be no such restrictions on the sale of Gold Banc common stock received by First Business Bank of Kansas City minority stockholders.

Federal Income Tax Consequences

   The following discussion is based upon the provisions of the Internal Revenue Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Stinson, Mag & Fizzell, P.C. The opinion of Stinson, Mag & Fizzell, P.C. will be based upon certain assumptions and representations by the management of each of First Business Bancshares and Gold Banc and by certain holders of the outstanding First Business Bancshares common stock. A ruling from the Internal Revenue Service concerning the tax consequences of the merger and the bank merger will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their First Business Bancshares common stock pursuant to the exercise of an employee option or otherwise as compensation. The discussion also assumes that the shares of First Business Bancshares common stock are held as capital assets by the stockholders of First Business Bancshares, and the shares of First Business Bank of Kansas City are held as capital assets by the stockholders of First Business Bank of Kansas City.

   In the opinion of Stinson, Mag & Fizzell, P.C., the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the bank merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code. Consequently:

     1. No gain or loss will be recognized by the stockholders of First Business Bancshares who exchange all of their First Business Bancshares common stock solely for Gold Banc common stock pursuant to the merger or by the stockholders of First Business Bank of Kansas City who exchange all of their bank common stock solely for Gold Banc common stock pursuant to the bank merger. Gain or loss may be recognized by stockholders of First Business Bancshares and First Business Bank of Kansas City with respect to cash received in lieu of a fractional share interest in Gold Banc common stock.

     2. The tax basis of Gold Banc common stock received by the stockholders of First Business Bancshares in the merger will equal the tax basis of common stock exchanged therefor, and the tax basis of Gold Banc common stock received by the stockholders of First Business Bank of Kansas City in the bank merger will equal the tax basis of First Business Bank of Kansas City common stock exchanged therefor, both adjusted to reflect the impact of the payments of cash for fractional share interests in Gold Banc common stock.

     3. The holding period of Gold Banc common stock received by the stockholders of First Business Bancshares in the merger will include the holding period of First Business Bancshares common stock exchanged therefor, and the holding period of Gold Banc common stock received by the stockholders of First Business Bank of Kansas City in the bank merger will include the holding period of First Business Bank of Kansas City common stock exchanged therefor.

   The federal income tax discussion set forth above is included for general information only. Each First Business Bancshares stockholder or First Business Bank of Kansas City stockholder should consult his or her own tax advisor as to the specific tax consequences of the merger or the bank merger to him or her, including the application and effect of federal, state and local and other tax laws.

Interests of First Business Bancshares' Management and Directors in the Merger

   You should be aware that certain members of First Business Bancshares' management and board of directors have certain interests in the merger that differ from, and are in addition to, your interests generally. These interests, which are described below, may present these individuals with potential conflicts of interest. Gold Banc was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger.

   Stock Option Plans. Upon completion of the merger, each option to acquire First Business Bancshares' common stock which is outstanding immediately before completing the merger, whether or not vested or exercisable, will be converted into and become rights with respect to Gold Banc common stock. Gold Banc will assume each option to acquire First Business Bancshares common stock in accordance with the terms of the stock option plan under which it was granted, except that following the merger: (1) Gold Banc and its compensation committee will be substituted for First Business Bancshares and its board of directors' committee administering such plan, (2) each First Business Bancshares stock option assumed by Gold Banc may be exercised solely for Gold Banc common stock, and (3) the number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger.

   Continuation of Employee Benefits. First Business Bancshares' employees will be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) and 3(37) of ERISA) in accordance with their terms. Gold Banc will recognize years of service by employees with First Business Bancshares in determining eligibility and vesting of benefits. Gold Banc will maintain all of First Business Bancshares' welfare plans (as defined in Section 3(1) of ERISA) until Gold Banc determines if it will terminate such plans.

   Employment and Noncompetition Agreements with Gold Banc. On [the Closing Date], Lawrence L. Baughman, Thomas J. Boles and Mark G. Fitzpatrick will each enter into two-year employment and noncompete agreements with Gold Banc. On [the Closing Date], Frederick B. Poccia, Jr. will enter into a three-year employment and non-compete agreement with Gold Banc at $170,000 per year. All four will agree not to compete with Gold Banc at a financial institution located in or having a branch within a fifty mile radius of 10th and Main Street, Kansas City, Missouri, and agree not to solicit customers or employees of Gold Banc or any of its subsidiaries.

Interests of First Business Bank of Kansas City's Management and Directors in the Bank Merger

   You should be aware that certain members of First Business Bank of Kansas City's management and board of directors have certain interests in the bank merger that differ from, and are in addition to, your interests generally. These interests, which are described below, may present these individuals with potential conflicts of interest. Gold Bank was aware of these interests and considered them, among other matters, in adopting the bank merger agreement and approving the bank merger.

   Continuation of Employee Benefits. First Business Bank of Kansas City's employees will be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) and 3(37) of ERISA) in accordance with their terms. Gold Banc will recognize years of service by employees with First Business Bank of Kansas City in determining eligibility and vesting of benefits. Gold Banc will maintain all of First Business Bank of Kansas City's welfare plans (as defined in Section 3(1) of ERISA) until Gold Banc determines if it will terminate such plans.

Dissenters' Rights

   Under the applicable Kansas law, Gold Banc stockholders do not have dissenters' rights with respect to the merger.

   Under the applicable Missouri law, First Business Bancshares stockholders have dissenters' rights. See "Comparative Rights of Stockholders" on page 55.

   Under the National Bank Act, First Business Bank of Kansas City stockholders have dissenters' rights. See "Comparative Rights of Stockholders" on page 55.

Conditions to the Merger

   The merger is conditioned upon the fulfillment prior to the closing of certain conditions set forth in the merger agreement, including the following:

  . Approval of the merger agreement by the holders of a two-thirds majority of all the outstanding shares of First Business Bancshares common stock;

  . Approval of the merger agreement by the holders of a majority of all shares of Gold Banc common stock voting at the Gold Banc stockholders' meeting;

  . The accuracy of the representations of Gold Banc and First Business Bancshares made in the merger agreement and the performance of their respective obligations thereunder;

  . The absence of a material adverse change since October 19, 1999, affecting the financial condition, properties, assets, liabilities, rights or business of Gold Banc, First Business Bancshares or its subsidiary, First Business Bank of Kansas City;

  . On the closing date of the merger, the total equity capital of First Business Bank of Kansas City is not less than $10 million and the reserve for loan and lease loss of First Business Bank of Kansas City is not less than 1.5% of the aggregate of all outstanding loans;

  . On the closing date of the merger, the total equity capital of First Business Bancshares is not less than $6.7 million, the total indebtedness (including First Business Bancshares convertible debentures) of First Business Bancshares (on an unconsolidated basis) is not more than $4 million, and the cash and cash equivalents of First Business Bancshares are not less than $1.9 million;

  . First Business Bancshares' board of directors (or a committee of the board) has not authorized any cash payment in connection with any outstanding stock option and each committee member empowered to act with respect to any stock option plan will have resigned;

  . The receipt by Gold Banc and First Business Bancshares of an opinion from Stinson, Mag & Fizzell, P.C. relating to certain tax matters;

  . The receipt by Gold Banc of certain tax representations from First Business Bancshares and holders of more than 10% of the outstanding First Business Bancshares common stock;

  . The receipt by Gold Banc of an opinion from Spencer, Fane, Britt & Browne LLP as to certain corporate matters regarding First Business Bancshares and First Business Bank of Kansas City;

  . The receipt by First Business Bancshares of an opinion from Stinson, Mag & Fizzell P.C. as to certain corporate matters regarding Gold Banc and Gold Bank;

  . The receipt by Gold Banc of an opinion from Baird, Kurtz & Dobson and KPMG, LLP that the transaction will qualify for pooling of interests accounting treatment;

  . The receipt by Gold Banc of an affiliate letter from each person who is an "affiliate" of First Business Bancshares and First Business Bank of Kansas City at the time the merger agreement is submitted for approval of the stockholders of Gold Banc;

  . The absence of any pending or threatened litigation that could reasonably result in restraining, enjoining or prohibiting consummation of the merger;

  . The average closing sales price of Gold Banc common stock as reported by Nasdaq on the ten consecutive trading days immediately preceding the third trading day prior to the effective time of the merger is not less than $10.50 per share;

  .  The receipt of necessary regulatory approvals;

  . The receipt by First Business Bancshares of an opinion from Keefe Bruyette & Woods, Inc. stating that, in the opinion of such firm, the exchange ratio is fair, from a financial point of view, to the holders of First Business Bancshares stock;

  . The receipt by Gold Banc of executed employment and non-compete agreements with Frederick B. Poccia, Jr., Lawrence L. Baughman, Thomas
     J. Boles and Mark G. Fitzpatrick in form and substance satisfactory to Gold Banc; and

  . Dissenting shares of First Business Bancshares shall not exceed 5% of the outstanding shares of First Business Bancshares on the closing date.

Conditions to the Bank Merger

   The bank merger is conditioned upon the fulfillment prior to the closing of certain conditions set forth in the bank merger agreement, including the following:

  . The merger of First Business Bancshares with and into Gold Banc has been consummated;

  .  No law, rule or judicial decree preventing the bank merger is in effect;

  . Approval by both the Gold Bank and the First Business Bank of Kansas City stockholders; and

  .  Receipt of regulatory approvals.

Regulatory Approval

   Pursuant to Section 3(a)(5) of the Bank Holding Company Act, the merger and the bank merger are subject to the approval of the Federal Reserve System.
Gold Banc filed on              , an application for approval with the Federal
Reserve Bank of Kansas City for the merger and the bank merger which was
approved on                . The bank also required the approval of the
Missouri Division of Finance and Kansas Banking Department, which approvals
were obtained on             . No other regulatory approvals are required in
order to consummate the merger or the bank merger.

Conduct of Business Pending the Merger and the Bank Merger

   Until either the merger and the bank merger are completed or the merger agreement and bank merger agreement are terminated, Gold Banc, First Business Bancshares and First Business Bank of Kansas City have agreed to carry on their business in the usual, regular and ordinary course in substantially the same manner as they conducted prior to the execution of the merger agreement and the bank merger agreement. First Business Bancshares and First Business Bank of Kansas City have agreed to certain limitations on their ability to engage in material transactions. Among those limitations, First Business Bancshares and First Business Bank of Kansas City have agreed, subject to certain exceptions, to refrain from:

  .  Amending their certificates of incorporation, association or bylaws;

  . Making any capital expenditure or entering into any material contract or commitment (except loan commitments) in excess of $25,000;

  . Making any single loan or commitment for a loan in an amount greater than $500,000;

  . Acquiring a substantial equity interest in or substantial portion of the assets in any business or entity that would be material;

  . Entering into, modifying, amending, renewing or terminating any material contract, agreement or lease for goods, services or office space;

  . Declaring or paying any dividend or making any other distribution in respect of any capital stock or of other beneficial interest in First Business Bancshares or its subsidiaries, other than distributions relating to First Business Bancshares convertible debentures;

  .  Making any material acquisitions or distributions; or

  . Incurring or guaranteeing any debts outside of the ordinary course of business.

No Solicitation

   The merger agreement provides that, unless and until the merger agreement has been terminated, neither First Business Bancshares nor First Business Bank of Kansas City will directly or indirectly solicit or encourage or hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the transfer of all or a substantial portion of the business, assets or stock of First Business Bancshares or First Business Bank of Kansas City, except that to the extent required by the fiduciary obligations of the board of directors of First Business Bancshares, it may provide information in response to an unsolicited request and participate in negotiations regarding any such unsolicited proposal. First Business Bancshares is required to promptly advise Gold Banc of the receipt of, and the substance of, any such proposal or inquiry.

Waiver and Amendment

   Prior to or at the effective time of the merger, any provision of the merger agreement, including, without limitation, the conditions to consummation of the merger, may be (a) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (b) amended at any time by written agreement of the parties, whether before or after approval of the merger agreement by the stockholders of First Business Bancshares and Gold Banc. However, no such amendment or modification may, after the stockholder approval, alter the amount or change the form of the consideration or alter or change any of the terms of the merger agreement if such alteration or change would adversely affect the holders of First Business Bancshares' common stock. It is anticipated that a condition to consummate the merger would be waived only in those circumstances where the board of directors of First Business Bancshares and Gold Banc, as the case may be, deems such waiver to be in the best interests of First Business Bancshares and Gold Banc and their respective stockholders. The bank merger agreement may be amended upon the approval of the boards of directors of First Business Bank of Kansas City and Gold Bank and the execution of a written amendment by both parties.

Termination of the Merger Agreement

   The merger agreement and the merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the merger agreement, by:

     (a) The mutual consent of Gold Banc and First Business Bancshares;

     (b) Gold Banc or First Business Bancshares if the merger has not been consummated by April 30, 2000 unless Gold Banc and First Business Bancshares agree to extend the deadline;

     (c) Gold Banc, if any regulatory approval shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) Gold Banc or First Business Bancshares if the other party has materially breached the merger agreement and has not cured such breach within 30 days of notice of the breach or the closing date, whichever is earlier;

     (e) First Business Bancshares if it receives an unsolicited acquisition proposal from another party that the First Business Bancshares board of directors believes is superior to the merger;

     (f) Gold Banc if First Business Bancshares enters into an agreement to be acquired by another party or if First Business Bancshares board of directors or a committee of the board of directors approves such a transaction to be acquired by another party;

     (g) Gold Banc or First Business Bancshares if any of the conditions precedent of the party terminating are not fulfilled and cannot be fulfilled on or prior to the closing date;

     (h) Gold Banc or First Business Bancshares if there exists any material inaccuracy, material misrepresentation or material breach of a representation or warranty made by the other party; or

     (i) Gold Banc or First Business Bancshares if the stockholders of fail to vote their approval of the merger.

   If the merger agreement is terminated for the reasons described in clauses
(e) or (f) above, First Business Bancshares must pay Gold Banc a termination fee of $1.5 million.

Termination of the Bank Merger Agreement

   The bank merger agreement and the bank merger may be terminated at any time prior to the bank merger effective time, by:

     (a) The mutual consent of First Business Bank of Kansas City and Gold Bank; or

     (b) The termination of the merger agreement and the merger between First Business Bancshares and Gold Banc.

Effective Time

   It is presently anticipated that the effective time of the merger and bank merger will occur sometime during the first quarter of 2000, but no assurance can be given to that effect.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc and First Business Bancshares giving effect to the merger using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of First Business Bancshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More
Information" on page   .

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the merger was effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the merger as if it had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc and First Business Bancshares are substantially comparable.

   The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                              September 30, 1999
                                (In thousands)

                                        First
                                       Business
         ASSETS           Gold Banc   Bancshares  Dr          Cr          Pro Forma
         ------           ----------  ---------- -----       -----       -----------
Cash and due from banks.  $   39,935     1,987               1,800(3)    $    40,122
Federal funds sold and
 interest-bearing
 deposits...............      21,255       --                                 21,255
                          ----------   -------                           -----------
   Total cash and cash
    equivalents.........      61,190     1,987                                61,377
                          ----------   -------                           -----------
Investment securities...
 Held-to-maturity.......          25       --                                     25
 Available-for-sale.....     257,593    10,138                               267,731
 Trading securities.....       4,873       --                                  4,873
                          ----------   -------                           -----------
   Total investment
    securities..........     262,491    10,138                               272,629
                          ----------   -------                           -----------
Mortgage and student
 loans held for sale,
 net....................      50,506       --                                 50,506
Loans, net..............     806,930   109,880                               916,810
Premises and equipment,
 net....................      31,415     1,113                                32,528
Goodwill, net...........      29,383       --    2,741(4)                     32,124
Accrued interest and
 other assets...........      36,747     2,000                                38,747
                          ----------   -------                           -----------
   Total assets.........  $1,278,662   125,118                           $ 1,404,721
                          ==========   =======                           ===========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Liabilities:
 Deposits...............  $  967,295   105,003                           $ 1,072,298
 Securities sold under
  agreements to
  repurchase............      61,176     4,638                                65,814
 Federal funds
  purchased and other
  short-term
  borrowings............      20,625     2,100                                22,725
 Guaranteed preferred
  beneficial interests
  in Company's
  debentures............      66,300       --                                 66,300
 Long-term debt.........      62,640     4,008     770(2)                     65,878
 Accrued interest and
  other liabilities.....      10,336       810     300(3)                     10,846
                          ----------   -------                           -----------
   Total liabilities....   1,188,372   116,559                             1,303,861
                          ----------   -------                           -----------
Minority Interests......         --      1,430   1,430(4)                        --
Stockholders' equity:
 Preferred stock, no
  par value; 50,000,000
  shares authorized; no
  shares issued at
  September 30, 1999....         --         --                                   --
 Common stock, $1 par
  value; 50,000,000
  shares authorized;
  17,181,618 shares
  issued and
  outstanding at
  September 30, 1999
  (19,185,974 pro
  forma)................      17,182       181     181(1)    2,004(1)(2)      19,186
 Additional paid-in
  capital...............      29,200     5,939   1,628(1)(2) 4,171(4)         37,682
 Retained earnings......      46,386     1,706   1,500(3)                     46,592
 Accumulated
  comprehensive income
  (loss), net...........      (2,281)     (122)                               (2,403)
 Unearned compensation..        (197)     (575)                575(1)           (197)
                          ----------   -------                           -----------
   Total stockholders'
    equity..............      90,290     7,129                               100,860
                          ----------   -------                           -----------
   Total liabilities and
    stockholders'
    equity..............  $1,278,662   125,118                           $ 1,404,721
                          ==========   =======                           ===========

-------
(1) Entry to reflect merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.
(2) As of September 30, 1999 First Business Bancshares had convertible debentures outstanding in the aggregate principal amount of $770,000. The debentures are convertible into 55,132 common shares of First Business Bancshares. The debentures will mature or will be called prior to closing, which is anticipated to result in the conversion of all the debentures. Entry reflects this conversion prior to the stock-for-stock exchange with Gold Banc.
(3) Gold Banc and First Business Bancshares estimate they will incur direct transaction costs of approximately $1.8 million associated with the merger. These costs consist primarily of investment banking, legal, accounting, printing and severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.
(4) Entry to reflect exchange of Gold Banc shares to purchase the minority interest of First Business Bank of Kansas City, N.A., an 86% owned subsidiary of First Business Bancshares. Exchange ratio of 8.3049 Gold Banc shares to 1.0 First Business Bank of Kansas City, N.A. shares was used at a Gold Banc share price of $12.25 per share. The acquisition of the minority interest is accounted for as a purchase.

GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               December 31, 1998
                                (In thousands)

                                        First
                                       Business
         ASSETS           Gold Banc   Bancshares  Dr          Cr         Pro Forma
         ------           ----------  ---------- -----       -----       ----------
Cash and due from banks.  $   36,305     5,556                           $   41,861
Federal funds sold and
 interest-bearing
 deposits...............      62,798       880                               63,678
                          ----------   -------                           ----------
    Total cash and cash
     equivalents........      99,103     6,436                              105,539
                          ----------   -------                           ----------
Investment securities
  Held-to-maturity......          63       --                                    63
  Available-for-sale....     225,606    10,418                              236,024
  Trading securities....       3,851       --                                 3,851
                          ----------   -------                           ----------
    Total investment
     securities.........     229,520    10,418                              239,938
                          ----------   -------                           ----------
Mortgage and student
 loans held for sale,
 net....................       5,425       --                                 5,425
Loans, net..............     717,939    93,127                              811,066
Premises and equipment,
 net....................      26,183       893                               27,076
Goodwill, net...........      13,328       --    2,871(3)                    16,199
Accrued interest and
 other assets...........      19,858     2,000                               21,858
                          ----------   -------                           ----------
    Total assets........  $1,111,356   112,874                           $1,227,101
                          ==========   =======                           ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Liabilities:
  Deposits..............  $  926,687    97,769                           $1,024,456
  Securities sold under
   agreements to
   repurchase...........       6,644     4,129                               10,773
  Federal funds
   purchased and other
   short-term
   borrowings...........       7,568       --                                 7,568
  Guaranteed preferred
   beneficial interests
   in Company's
   debentures...........      28,750       --                                28,750
  Long-term debt........      49,958     2,425     770(2)                    51,613
  Accrued interest and
   other liabilities....       7,938       867                                8,805
                          ----------   -------                           ----------
    Total liabilities...   1,027,545   105,190                            1,131,965
                          ----------   -------                           ----------
Minority interests......         --      1,351   1,351(3)                       --
Stockholders' equity:
  Preferred stock, no
   par value; 50,000,000
   shares authorized; no
   shares issued........         --        --                                   --
  Common stock, $1 par
   value; 50,000,000
   shares authorized;
   17,181,618 shares
   issued and
   outstanding
   (19,020,567 pro
   forma)...............      17,182       162     162(1)    1,839(1)(2)     19,021
  Additional paid-in
   capital..............      29,200     5,628   1,482(1)(2) 4,222(3)        37,569
  Retained earnings.....      37,235     1,109                               38,344
  Accumulated
   comprehensive income
   (loss), net..........         391         9                                  400
  Unearned compensation.        (197)     (575)                575(1)          (197)
                          ----------   -------                           ----------
    Total stockholders'
     equity.............      83,811     6,333                               95,136
                          ----------   -------                           ----------
    Total liabilities
     and stockholders'
     equity.............  $1,111,356   112,874                           $1,227,101
                          ==========   =======                           ==========

--------
(1) Entry to reflect merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.
(2) As of September 30, 1999 First Business Bancshares had convertible debentures outstanding in the aggregate principal amount of $770,000. The debentures are convertible into 55,132 common shares of First Business Bancshares. The debentures will mature or will be called prior to closing, which is anticipated to result in the conversion of all the debentures. Entry reflects this conversion prior to the stock-for-stock exchange with Gold Banc.
(3) Entry to reflect exchange of Gold Banc shares to purchase the minority interest of First Business Bank of Kansas City, N.A., an 86% owned subsidiary of First Business Bancshares. Exchange ratio of 8.3049 Gold Banc shares to 1.0 First Business Bank N.A. shares was used at a Gold Banc share price of $12.25 per share. The acquisition of the minority interest is accounted for as a purchase.

 GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1999
                                 (In thousands)

                                                            First
                                                  Gold     Business    Pro
                                                  Banc    Bancshares  Forma
                                                 -------  ---------- -------
Interest income:
  Loans, including fees ........................ $52,616    7,293     59,909
  Investment securities.........................  10,315      506     10,821
  Other.........................................   2,284       57      2,341
                                                 -------    -----    -------
                                                  65,215    7,856     73,071
                                                 -------    -----    -------
Interest expense:
  Deposits......................................  28,558    3,131     31,689
  Borrowings and other..........................   6,461      360      6,821
                                                 -------    -----    -------
                                                  35,019    3,491     38,510
                                                 -------    -----    -------
Net interest income.............................  30,196    4,365     34,561
Provision for loan losses.......................   1,301      427      1,728
                                                 -------    -----    -------
  Net interest income after provisions for loan
   losses.......................................  28,895    3,938     32,833
                                                 -------    -----    -------
Other income:
  Service fees..................................   3,031      319      3,350
  Investment trading fees and commissions.......   2,556      --       2,556
  Net gains on sale of mortgage loans...........   1,559      --       1,559
  Net securities gains..........................     170      --         170
  Unrealized gains (losses) on trading
   securities...................................     (22)     --         (22)
  Gain (loss) on sale of assets.................      23      --          23
  Other income..................................   5,171      --       5,171
                                                 -------    -----    -------
                                                  12,488      319     12,807
                                                 -------    -----    -------
Other expense:
  Salaries and employee benefits................  13,783    1,645     15,428
  Net occupancy expense.........................   4,323      342      4,665
  Outside services..............................   1,545      107      1,652
  Data processing...............................   1,238      207      1,445
  Advertising...................................     686       48        734
  Goodwill amortization.........................     721      --         721
  Other Expense.................................   3,950      846      4,796
                                                 -------    -----    -------
                                                  26,246    3,195     29,441
                                                 -------    -----    -------
Earnings before income taxes....................  15,137    1,062     16,199
Income tax expense..............................   4,945      466      5,411
                                                 -------    -----    -------
Net earnings.................................... $10,192      596    $10,788
                                                 =======    =====    =======
Earnings per share--basic....................... $  0.59     3.65    $  0.58
                                                 =======    =====    =======
Earnings per share--diluted..................... $  0.59     2.86    $  0.56
                                                 =======    =====    =======
Weighted average shares outstanding (basic).....  17,182      163     18,879(1)
                                                 =======    =====    =======
Weighted average shares outstanding (diluted)...  17,244      221     19,389(1)
                                                 =======    =====    =======

--------
(1) Reflects merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.

 GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1998
                      (In thousands except per share data)

                                                            First
                                                           Business
                                                Gold Banc Bancshares Pro Forma
                                                --------- ---------- ---------
Interest income:
  Loans, including fees.......................   $44,309    6,365     $50,674
  Investment securities.......................     8,287      382       8,669
  Other.......................................     1,977      255       2,232
                                                 -------    -----     -------
                                                  54,573    7,002      61,575
                                                 -------    -----     -------
Interest expense:
  Deposits....................................    25,289    2,908      28,197
  Borrowings and other........................     3,271      230       3,501
                                                 -------    -----     -------
                                                  28,560    3,138      31,698
                                                 -------    -----     -------
Net interest income...........................    26,013    3,864      29,877
Provision for loan losses.....................     1,801      242       2,043
                                                 -------    -----     -------
  Net interest income after provisions for
   loan losses................................    24,212    3,622      27,834
                                                 -------    -----     -------
Other income:
  Service fees................................     2,275      184       2,459
  Investment trading fees and commissions.....     2,177      --        2,177
  Net gains on sale of mortgage loans.........       769      --          769
  Net securities gains........................        92      --           92
  Unrealized gains (losses) on trading
   securities.................................      (367)     --         (367)
  Gain (loss) on sale of assets...............       (10)     --          (10)
  Other income................................     1,054      162       1,216
                                                 -------    -----     -------
                                                   5,990      346       6,336
                                                 -------    -----     -------
Other expense:
  Salaries and employee benefits..............     9,272    1,415      10,687
  Net occupancy...............................     2,743      506       3,249
  Outside services............................     1,427      119       1,546
  Data processing.............................       417      174         591
  Advertising.................................       488       90         578
  Goodwill amortization.......................       300      --          300
  Other expense...............................     3,544      470       4,014
                                                 -------    -----     -------
                                                  18,191    2,774      20,965
                                                 -------    -----     -------
Earnings before income taxes..................    12,011    1,194      13,205
Income tax expense............................     2,105      543       2,648
                                                 -------    -----     -------
Net earnings..................................   $ 9,906      651     $10,557
                                                 =======    =====     =======
Earnings per share-basic......................   $  0.60     4.02     $  0.59
                                                 =======    =====     =======
Earnings per share-diluted....................   $  0.60     2.99     $  0.57
                                                 =======    =====     =======
Pro forma net earnings and earnings per share
 data (2):
  Earnings before income taxes................   $12,011    1,194     $13,205
  Pro forma income tax expense................     3,887      543       4,430
                                                 -------    -----     -------
  Pro forma net earnings......................   $ 8,124      651     $ 8,775
                                                 =======    =====     =======
Pro forma earnings per common share-basic.....   $  0.49     4.02     $  0.48
                                                 =======    =====     =======
Pro forma earnings per common share-diluted...   $  0.49     2.99     $  0.47
                                                 =======    =====     =======
Weighted average shares outstanding (basic)...    16,458      162      18,219(1)
                                                 =======    =====     =======
Weighted average shares outstanding (diluted).    16,600      229      18,860(1)
                                                 =======    =====     =======

--------
(1) Reflects merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1998
                     (In thousands except per share data)

                                                           First
                                                 Gold     Business
                                                 Banc    Bancshares Pro Forma
                                                -------  ---------- ---------
Interest income:
 Loans, including fees........................  $61,017    8,738     $69,755
 Investment securities........................   11,110      530      11,640
 Other........................................    3,069      409       3,478
                                                -------    -----     -------
                                                 75,196    9,677      84,873
                                                -------    -----     -------
Interest expense:
 Deposits.....................................   34,931    3,995      38,926
 Borrowings and other.........................    4,657      309       4,966
                                                -------    -----     -------
                                                 39,588    4,304      43,892
                                                -------    -----     -------
Net interest income...........................   35,608    5,373      40,981
Provision for loan losses.....................    2,781      319       3,100
                                                -------    -----     -------
 Net interest income after provisions for loan
  losses......................................   32,827    5,054      37,881
                                                -------    -----     -------
Other income:
 Service fees.................................    3,275      298       3,573
 Investment trading fees and commissions......    3,265      --        3,265
 Net gains on sale of mortgage loans..........    1,106      --        1,106
 Net securities gains.........................       94      --           94
 Unrealized gains (losses) on trading
  securities..................................     (399)     --         (399)
 Gain (loss) on sale of assets................      (85)     --          (85)
 Other income.................................    1,522       63       1,585
                                                -------    -----     -------
                                                  8,778      361       9,139
                                                -------    -----     -------
Other expense:
 Salaries and employee benefits...............   13,307    1,884      15,191
 Net occupancy................................    3,023      676       3,699
 Outside services.............................    3,065      110       3,175
 Data processing..............................    1,115      229       1,344
 Advertising..................................    1,124      102       1,226
 Goodwill amortization........................      103      --          103
 Other expense................................    6,342      657       6,999
                                                -------    -----     -------
                                                 28,079    3,658      31,737
                                                -------    -----     -------
Earnings before income taxes..................   13,526    1,757      15,283
Income tax expense............................    1,607      795       2,402
                                                -------    -----     -------
Net earnings..................................  $11,919      962     $12,881
                                                =======    =====     =======
Earnings per share-basic......................  $  0.71     5.94     $  0.71
                                                =======    =====     =======
Earnings per share-diluted....................  $  0.71     4.41     $  0.69
                                                =======    =====     =======
Pro forma net earnings and earnings per share
 data (2):
 Earnings before income taxes.................  $13,526    1,757     $15,283
 Pro forma income tax expense.................    4,404      795       5,199
                                                =======    =====     =======
 Pro forma net earnings.......................  $ 9,122      962     $10,084
                                                =======    =====     =======
Pro forma earnings per common share-basic.....  $  0.55     5.94     $  0.55
                                                =======    =====     =======
Pro forma earnings per common share-diluted...  $  0.55     4.41     $  0.53
                                                =======    =====     =======
Weighted average shares outstanding (basic)...   16,566      162      18,314(1)
                                                =======    =====     =======
Weighted average shares outstanding (diluted).   16,707      229      18,954(1)
                                                =======    =====     =======

--------
(1) Reflects merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1997
                     (In thousands except per share data)

                                                           First
                                                          Business
                                               Gold Banc Bancshares Pro Forma
                                               --------- ---------- ---------
Interest income:
 Loans, including fees.......................   $44,977    7,018     $51,995
 Investment securities.......................     8,767      427       9,194
 Other.......................................     1,787      343       2,130
                                                -------    -----     -------
                                                 55,531    7,788      63,319
                                                -------    -----     -------
Interest expense:
 Deposits....................................    26,175    3,199      29,374
 Borrowings and other........................     1,800      202       2,002
                                                -------    -----     -------
                                                 27,975    3,401      31,376
                                                -------    -----     -------
Net interest income..........................    27,556    4,387      31,943
Provision for loan losses....................     2,130      274       2,404
                                                -------    -----     -------
 Net interest income after provisions for
  loan losses................................    25,426    4,113      29,539
                                                -------    -----     -------
Other income:
 Service fees................................     2,446      274       2,720
 Investment trading fees and commissions.....       --       --          --
 Net gains on sale of mortgage loans.........       679      --          679
 Net securities gains........................       116      --          116
 Unrealized gains (losses) on trading
  securities.................................       229      --          229
 Gain (loss) on sale of assets...............       203      --          203
 Other income................................     1,080       58       1,138
                                                -------    -----     -------
                                                  4,753      332       5,085
                                                -------    -----     -------
Other expense:
 Salaries and employee benefits..............     8,884    1,783      10,667
 Net occupancy...............................     2,145      522       2,667
 Outside services............................     1,340      126       1,466
 Data processing.............................       677      145         822
 Advertising.................................       728      169         897
 Goodwill amortization.......................        95      --           95
 Other expense...............................     3,609      590       4,199
                                                -------    -----     -------
                                                 17,478    3,335      20,813
                                                -------    -----     -------
Earnings before income taxes.................    12,701    1,110      13,811
Income tax expense...........................     2,827      550       3,377
                                                -------    -----     -------
Net earnings.................................   $ 9,874      560     $10,434
                                                =======    =====     =======
Earnings per share-basic.....................   $  0.64     3.48     $  0.61
                                                =======    =====     =======
Earnings per share-diluted...................   $  0.64     2.70      $ 0.59
                                                =======    =====     =======
Pro forma net earnings and earnings per share
 data (2):
 Earnings before income taxes................   $12,701    1,110     $13,811
 Pro forma income tax expense................     4,406      550       4,956
                                                -------    -----     -------
 Pro forma net earnings......................   $ 8,295      560     $ 8,855
                                                =======    =====     =======
Pro forma earnings per common share-basic....   $  0.54     3.48     $  0.51
                                                =======    =====     =======
Pro forma earnings per common share-diluted..   $  0.53     2.70     $  0.50
                                                =======    =====     =======
Weighted average shares outstanding (basic)..    15,482      161      17,248(1)
                                                =======    =====     =======
Weighted average shares outstanding
 (diluted)...................................    15,522      225      17,773(1)
                                                =======    =====     =======

--------
(1) Reflects merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

 GOLD BANC CORPORATION, INC. AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1996
                                 (In thousands)

                                                             First
                                                    Gold    Business    Pro
                                                    Banc   Bancshares  Forma
                                                   ------- ---------- -------
Interest income:
 Loans, including fees...........................  $34,674   6,430    $41,104
 Investment securities...........................    8,777     386      9,163
 Other...........................................    1,201     580      1,781
                                                   -------   -----    -------
                                                    44,652   7,396     52,048
                                                   -------   -----    -------
Interest expense:
 Deposits........................................   22,336   3,170     25,506
 Borrowings and other............................    1,946     166      2,112
                                                   -------   -----    -------
                                                    24,282   3,336     27,618
                                                   -------   -----    -------
Net interest income..............................   20,370   4,060     24,430
Provision for loan losses........................    1,262      41      1,303
                                                   -------   -----    -------
 Net interest income after provisions for loan
  losses.........................................   19,108   4,019     23,127
                                                   -------   -----    -------
Other income:
 Service fees....................................    1,982     290      2,391
 Investment trading fees and commissions.........      --      --         --
 Net gains on sale of mortgage loans.............    1,128     --       1,128
 Net securities gains............................      --      --         --
 Unrealized gains (losses) on trading securities.      --      --         --
 Gain (loss) on sale of assets...................      297     --         297
 Other income....................................      772      88        860
                                                   -------   -----    -------
                                                     4,179     378      4,676
                                                   -------   -----    -------
Other expense:
 Salaries and employee benefits..................    8,301   1,605      9,906
 Net occupancy...................................    1,571     500      2,071
 Outside services................................    1,000     247      1,247
 Data processing.................................      633     104        737
 Advertising.....................................      549      97        646
 Goodwill amortization...........................      551     --         551
 Other expense...................................    3,442     647      4,208
                                                   -------   -----    -------
                                                    16,047   3,200     19,366
                                                   -------   -----    -------
Earnings before income taxes.....................    7,240   1,197      8,437
Income tax expense...............................    2,334    (261)     2,073
                                                   -------   -----    -------
Net earnings before extraordinary item...........    4,906   1,458      6,364
Extraordinary item:
 Loss on early extinguishment of debt (net of
  applicable taxes of $201,000)..................      --      --         --
                                                   -------   -----    -------
Net earnings.....................................  $ 4,906   1,458    $ 6,364
                                                   =======   =====    =======
Earnings per share-basic, before extraordinary
 item............................................  $  0.45    9.11    $  0.49
                                                   =======   =====    =======
Extraordinary item, net..........................  $   --      --     $   --
                                                   =======   =====    =======
Earnings per share-basic.........................  $  0.45    9.11    $  0.49
                                                   =======   =====    =======
Earnings per share-diluted, before extraordinary
 item............................................  $  0.45    6.77    $  0.47
                                                   =======   =====    =======
Extraordinary item, net..........................  $   --      --     $   --
                                                   =======   =====    =======
Earnings per share-diluted.......................  $  0.45    6.77    $  0.47
                                                   =======   =====    =======
Weighted average shares outstanding (basic)......   11,237     160     13,020(1)
                                                   =======   =====    =======
Weighted average shares outstanding (diluted)....   11,237     222     13,490(1)
                                                   =======   =====    =======

--------
(1) Reflects merger of First Business Bancshares through exchange of stock. Exchange ratio used: 8.9625 to one.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES,
                                     INC.,
COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares giving effect to the merger and the acquisition of these entities using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the mergers. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More
Information" on page   .

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the mergers were effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the mergers as if they had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares are substantially comparable.

   The pro forma data does not reflect the results of operations and financial position of DSP Investments, Limited for the periods presented. As of September 30, 1999 DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and year to date consolidated net earnings of $420,000. This acquisition will be accounted for as a purchase and its results of operations and financial position are immaterial to the combined group.

   The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the mergers.

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               September 30, 1999
                                 (In thousands)

                          Gold Banc
                          and First
                           Business     Union     American  CountryBanc Adjustments
         ASSETS           Bancshares  Bankshares Bancshares     (2)       Dr (Cr)        Pro Forma
         ------           ----------  ---------- ---------- ----------- -----------      ----------
Cash and due from banks.  $   40,122    14,528     17,357      12,567     (16,600)(3)    $   67,974
Federal funds sold and
 interest-bearing
 deposits...............      21,255     7,200         43       4,667                        33,165
                          ----------   -------    -------     -------                    ----------
   Total cash and cash
    equivalents.........      61,377    21,728     17,400      17,234                       101,139
                          ----------   -------    -------     -------                    ----------
Investment securities...
 Held-to-maturity.......          25    34,045                  8,317     (42,362)(4)            25
 Available-for-sale.....     267,731   113,677     71,340     107,653      41,903)(4)       602,304
 Trading securities.....       4,873       --         --          --                          4,873
                          ----------   -------    -------     -------                    ----------
   Total investment
    securities..........     272,629   147,722     71,340     115,970                       607,202
                          ----------   -------    -------     -------                    ----------
Mortgage and student
 loans held for sale,
 net....................      50,506       --     102,220         --                        152,726
Loans, net..............     916,810   166,440    257,467     360,170                     1,700,887
Premises and equipment,
 net....................      32,528     3,245     12,682      15,438                        63,893
Goodwill, net...........      32,124     6,765         70      10,798                        49,757
Accrued interest and
 other assets...........      38,747     5,988     10,280      10,631                        65,646
                          ----------   -------    -------     -------                    ----------
   Total assets.........  $1,404,721   351,888    471,459     530,241                    $2,741,250
                          ==========   =======    =======     =======                    ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Liabilities:
 Deposits...............  $1,072,298   292,159    352,138     455,532                    $2,172,127
 Securities sold under
  agreements to
  repurchase............      65,814       --      29,195         --                         95,009
 Federal funds
  purchased and other
  short-term
  borrowings............      22,725    28,600     17,150       3,603                        72,078
 Guaranteed preferred
  beneficial interests
  in Company's
  debentures............      66,300    10,304     16,249         --                         92,853
 Long-term debt.........      65,878       --      26,000      15,090                       106,968
 Accrued interest and
  other liabilities.....      10,846     1,314      3,734       5,985       3,875 (3)(4)     18,004
                          ----------   -------    -------     -------                    ----------
   Total liabilities....   1,303,861   332,377    444,466     480,210                     2,557,039
                          ----------   -------    -------     -------                    ----------
Minority interests......         --        --         --          --                            --
Stockholders' equity:
 Preferred stock, no
  par value; 50,000,000
  shares authorized; no
  shares issued at
  September 30, 1999....         --        --         --            5           5 (1)           --
 Common stock, $1 par
  value; 50,000,000
  shares authorized;
  19,185,974 shares
  issued and
  outstanding at
  September 30, 1999
  (38,346,824 pro
  forma)................      19,186         2      5,913          16     (13,230)(1)        38,347
 Additional paid-in
  capital...............      37,682     9,672     15,716      29,241      13,225 (1)        79,086
 Retained earnings......      46,592    11,114      7,819      21,695      12,900 (3)        74,320
 Accumulated
  comprehensive income
  (loss), net...........      (2,403)   (1,277)    (2,455)       (926)        284 (4)        (7,345)
 Unearned compensation
  or treasury stock.....        (197)      --         --          --                           (197)
                          ----------   -------    -------     -------                    ----------
   Total stockholders'
    equity..............     100,860    19,511     26,993      50,031                       184,211
                          ----------   -------    -------     -------                    ----------
   Total liabilities and
    stockholders'
    equity..............  $1,404,721   351,888    471,459     530,241                    $2,741,250
                          ==========   =======    =======     =======                    ==========

-------
See footnotes to pro forma data on page    .

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                               December 31, 1998
                                 (In thousands)

                          Gold Banc
                          and First
                           Business     Union     American  CountryBanc Adjustments
         ASSETS           Bancshares  Bankshares Bancshares     (2)       Dr (Cr)     Pro Forma
         ------           ----------  ---------- ---------- ----------- -----------   ----------
Cash and due from banks.  $   41,861    18,914     20,319      21,359                 $  102,453
Federal funds sold and
 interest-bearing
 deposits...............      63,678    26,505        --       11,663                    101,846
                          ----------   -------    -------     -------                 ----------
   Total cash and cash
    equivalents.........     105,539    45,419     20,319      33,022                    204,299
                          ----------   -------    -------     -------                 ----------
Investment securities
 Held-to-maturity.......          63    27,469        --        6,374     (33,843)(4)         63
 Available-for-sale.....     236,024    78,582     77,078     109,239      34,803 (4)    535,726
 Trading securities.....       3,851       --         --          --                       3,851
                          ----------   -------    -------     -------                 ----------
   Total investment
    securities..........     239,938   106,051     77,078     115,613                    539,640
                          ----------   -------    -------     -------                 ----------
Mortgage and student
 loans held for sale,
 net....................       5,425     4,285     88,158         --                      97,868
Loans, net..............     811,066   144,517    248,808     350,260                  1,554,651
Premises and equipment,
 net....................      27,076     3,276     12,894      15,396                     58,642
Goodwill, net...........      16,199     7,169         74       9,594                     33,036
Accrued interest and
 other assets...........      21,858     3,860      7,833       9,986                     43,537
                          ----------   -------    -------     -------                 ----------
   Total assets.........  $1,227,101   314,577    455,164     533,871                 $2,531,673
                          ==========   =======    =======     =======                 ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Liabilities:
 Deposits...............  $1,024,456   271,650    344,845     455,257                 $2,096,208
 Securities sold under
  agreements to
  repurchase............      10,773       --      29,592         --                      40,365
 Federal funds
  purchased and other
  short-term
  borrowings............       7,568     5,000      8,900       7,533                     29,001
 Guaranteed preferred
  beneficial interests
  in Company's
  debentures............      28,750    10,304     16,249         --                      55,303
 Long-term debt.........      51,613     5,000     26,000      18,900                    101,513
 Accrued interest and
  other liabilities.....       8,805     2,279      2,151       5,777        (384)(4)     19,396
                          ----------   -------    -------     -------                 ----------
   Total liabilities....   1,131,965   294,233    427,737     487,467                  2,341,786
                          ----------   -------    -------     -------                 ----------
Minority interests......         --        --         --          --                         --
Stockholders' equity:
 Preferred stock, no
  par value; 50,000,000
  shares authorized; no
  shares issued at
  December 31, 1998.....         --        --         --            5           5 (1)        --
 Common stock, $1 par
  value; 50,000,000
  shares authorized;
  19,020,567 shares
  issued and
  outstanding
  (38,112,538 pro
  forma)................      19,021         2      5,870          16     (13,204)(1)     38,113
 Additional paid-in
  capital...............      37,569     9,639     15,551      29,226      13,200 (1)     78,785
 Retained earnings......      38,344    10,060      6,149      16,803                     71,356
 Accumulated
  comprehensive income
  (loss), net...........         400       643       (143)        354        (576)(4)      1,830
 Unearned compensation..        (197)      --         --          --                        (197)
                          ----------   -------    -------     -------                 ----------
   Total stockholders'
    equity..............      95,136    20,344     27,427      46,404                    189,887
                          ----------   -------    -------     -------                 ----------
   Total liabilities and
    stockholders'
    equity..............  $1,227,101   314,577    455,164     533,871                 $2,531,673
                          ==========   =======    =======     =======                 ==========

--------
See footnotes to pro forma data on page    .

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1999
                                 (In thousands)

                         Gold Banc and
                             First
                           Business      Union     American  CountryBanc   Pro
                          Bancshares   Bankshares Bancshares     (2)      Forma
                         ------------- ---------- ---------- ----------- --------
Interest income:
  Loans, including fees.    $59,909      11,033     22,272     26,451    $119,665
  Investment securities.     10,821       6,221      3,681      4,913      25,636
  Other.................      2,341         334         47        682       3,404
                            -------      ------     ------     ------    --------
                             73,071      17,588     26,000     32,046     148,705
                            -------      ------     ------     ------    --------
Interest expense:
  Deposits..............     31,689       5,284      9,751     12,737      59,461
  Borrowings and other..      6,821       1,595      3,580      1,102      13,098
                            -------      ------     ------     ------    --------
                             38,510       6,879     13,331     13,839      72,559
                            -------      ------     ------     ------    --------
Net interest income.....     34,561      10,709     12,669     18,207      76,146
Provision for loan
 losses.................      1,728         102      1,203        800       3,833
                            -------      ------     ------     ------    --------
  Net interest income
   after provisions for
   loan losses..........     32,833      10,607     11,466     17,407      72,313
                            -------      ------     ------     ------    --------
Other income:
  Service fees..........      3,350         491      2,102      2,408       8,351
  Investment trading
   fees and commissions.      2,556         --         --         --        2,556
  Net gains on sale of
   mortgage loans.......      1,559         --         825        --        2,384
  Net securities gains..        170         266         28         71         535
  Unrealized gains
   (losses) on trading
   securities...........        (22)        --         --         --          (22)
  Gain (loss) on sale of
   assets...............         23         --         206         (8)        221
  Other income..........      5,171         531      1,447        805       7,954
                            -------      ------     ------     ------    --------
                             12,807       1,288      4,608      3,276      21,979
                            -------      ------     ------     ------    --------
Other expense:
  Salaries and employee
   benefits.............     15,428       5,387      6,124      7,252      34,191
  Net occupancy expense.      4,665         873      1,916      1,963       9,417
  Outside services......      1,652         613        574        522       3,361
  Data processing.......      1,445         566        674        379       3,064
  Advertising...........        734         271        206        302       1,513
  Goodwill amortization.        721         404          4        643       1,772
  Other expense.........      4,796       2,213      3,945      1,756      12,710
                            -------      ------     ------     ------    --------
                             29,441      10,327     13,443     12,817      66,028
                            -------      ------     ------     ------    --------
Earnings before income
 taxes..................     16,199       1,568      2,631      7,866      28,264
Income tax expense......      5,411         514        961      2,978       9,864
                            -------      ------     ------     ------    --------
Net earnings............    $10,788       1,054      1,670      4,888    $ 18,400
                            =======      ======     ======     ======    ========
Earnings per share--
 basic..................    $  0.58        0.45       0.33       3.09    $   0.50
                            =======      ======     ======     ======    ========
Earnings per share--
 diluted................    $  0.56        0.40       0.33       2.76    $   0.47
                            =======      ======     ======     ======    ========
Weighted average shares
 outstanding (basic)....     18,879       2,349      5,024      1,580      37,071
                            =======      ======     ======     ======    ========
Weighted average shares
 outstanding (diluted)..     19,389       2,634      5,031      1,795      39,315
                            =======      ======     ======     ======    ========

--------
See footnotes to pro forma data on page  .

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               September 30, 1998
                      (In thousands except per share data)

                          Gold Banc and
                          First Business   Union     American  CountryBanc
                            Bancshares   Bankshares Bancshares     (2)     Pro Forma
                          -------------- ---------- ---------- ----------- ---------
Interest income:
 Loans, including fees..     $50,674        9,385     19,136     24,771    $103,966
 Investment securities..       8,669        3,207      3,488      5,332      20,696
 Other..................       2,232          487        200      1,082       4,001
                             -------       ------     ------     ------    --------
                              61,575       13,079     22,824     31,185     128,663
                             -------       ------     ------     ------    --------
Interest expense:
 Deposits...............      28,197        3,932      9,823     13,214      55,166
 Borrowings and other...       3,501          584      1,962        902       6,949
                             -------       ------     ------     ------    --------
                              31,698        4,516     11,785     14,116      62,115
                             -------       ------     ------     ------    --------
Net interest income.....      29,877        8,563     11,039     17,069      66,548
Provision for loan
 losses.................       2,043          243        429        784       3,499
                             -------       ------     ------     ------    --------
 Net interest income
  after provisions for
  loan losses...........      27,834        8,320     10,610     16,285      63,049
                             -------       ------     ------     ------    --------
Other income:
 Service fees...........       2,459          292      1,352      1,789       5,892
 Investment trading fees
  and commissions.......       2,177          --         --         --        2,177
 Net gains on sale of
  mortgage loans........         769          --       1,036        --        1,805
 Net securities gains...          92           25        186        --          320
 Unrealized gains
  (losses) on trading
  securities............        (367)         --         --         --         (367)
 Gain (loss) on sale of
  assets................         (10)         --          87         (2)         75
 Other income...........       1,216          398      1,092        668       3,374
                             -------       ------     ------     ------    --------
                               6,336          715      3,753      2,472      13,276
                             -------       ------     ------     ------    --------
Other expense:
 Salaries and employee
  benefits..............      10,687        4,009      5,131      6,449      26,276
 Net occupancy..........       3,249          663      1,376      1,599       6,887
 Outside services.......       1,546          511      1,055        516       3,628
 Data processing........         591          248        707        264       1,810
 Advertising............         578          254        224        284       1,340
 Goodwill amortization..         300          170          4        500         974
 Other expense..........       4,014        1,692      3,969      1,895      11,570
                             -------       ------     ------     ------    --------
                              20,965        7,547     12,466     11,507      52,485
                             -------       ------     ------     ------    --------
Earnings before income
 taxes..................      13,205        1,488      1,897      7,250      23,840
Income tax expense......       2,648          240        664      2,625       6,177
                             -------       ------     ------     ------    --------
Net earnings............     $10,557        1,248      1,233      4,625    $ 17,663
                             =======       ======     ======     ======    ========
Earnings per share--
 basic..................     $  0.59         0.53       0.25       3.00    $   0.49
                             =======       ======     ======     ======    ========
Earnings per share--
 diluted................     $  0.57         0.47       0.25       2.63    $   0.46
                             =======       ======     ======     ======    ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes.................     $13,205        1,488      1,897      7,250    $ 23,840
 Pro forma income tax
  expense...............       4,430          240        664      2,625       7,959
                             -------       ------     ------     ------    --------
 Pro forma net earnings.     $ 8,775        1,248      1,233      4,625    $ 15,881
                             =======       ======     ======     ======    ========
Pro forma earnings per
 common share--basic....     $  0.48         0.53       0.25       3.00    $   0.44
                             =======       ======     ======     ======    ========
Pro forma earnings per
 common share--diluted..     $  0.47         0.47       0.25       2.63    $   0.41
                             =======       ======     ======     ======    ========
Weighted average shares
 outstanding (basic)....      18,219        2,338      4,995      1,542      36,180
                             =======       ======     ======     ======    ========
Weighted average shares
 outstanding (diluted)..      18,860        2,631      5,022      1,756      38,394
                             =======       ======     ======     ======    ========

--------
See footnotes to pro forma data on page  .

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1998
                      (In thousands except per share data)

                         Gold Banc
                         and First
                          Business    Union     American  CountryBanc   Pro
                         Bancshares Bankshares Bancshares     (2)      Forma
                         ---------- ---------- ---------- ----------- --------
Interest income:
 Loans, including fees..  $ 69,755    12,585     26,250     32,861    $141,451
 Investment securities..    11,640     4,536      4,670      7,047      27,893
 Other..................     3,478       796        265      1,554       6,093
                          --------    ------     ------     ------    --------
                            84,873    17,917     31,185     41,462     175,437
                          --------    ------     ------     ------    --------
Interest expense:
 Deposits...............    38,926     5,519     13,142     17,487      75,074
 Borrowings and other...     4,966       801      3,030      1,169       9,966
                          --------    ------     ------     ------    --------
                            43,892     6,320     16,172     18,656      85,040
                          --------    ------     ------     ------    --------
Net interest income.....    40,981    11,597     15,013     22,806      90,397
Provision for loan
 losses.................     3,100       278      1,180        836       5,394
                          --------    ------     ------     ------    --------
 Net interest income
  after provisions for
  loan losses...........    37,881    11,319     13,833     21,970      85,003
                          --------    ------     ------     ------    --------
Other income:
 Service fees...........     3,573       405      1,878      2,420       8,276
 Investment trading
  fees and commissions..     3,265       --         --         --        3,265
 Net gains on sale of
  mortgage loans........     1,106       --       1,321        --        2,427
 Net securities gains...        94        43        410         17         564
 Unrealized gains
  (losses) on trading
  securities............      (399)      --         --         --         (399)
 Gain (loss) on sale of
  assets................       (85)      --         --         --          (85)
 Other income...........     1,585       514      1,636        910       4,645
                          --------    ------     ------     ------    --------
                             9,139       962      5,245      3,347      18,693
                          --------    ------     ------     ------    --------
Other expense:
 Salaries and employee
  benefits..............    15,191     5,311      7,015      8,797      36,314
 Net occupancy..........     3,699       884      1,953      1,919       8,455
 Outside services.......     3,175       796        634        655       5,260
 Data processing........     1,344       400        946        381       3,071
 Advertising............     1,226       332        487        392       2,437
 Goodwill amortization..       103       232          5        684       1,024
 Other expense..........     6,999     2,312      5,534      2,817      17,662
                          --------    ------     ------     ------    --------
                            31,737    10,267     16,574     15,645      74,223
                          --------    ------     ------     ------    --------
Earnings before income
 taxes..................    15,283     2,014      2,504      9,672      29,473
Income tax expense......     2,402       377        877      3,514       7,170
                          --------    ------     ------     ------    --------
Net earnings............  $ 12,881     1,637      1,627      6,158    $ 22,303
                          ========    ======     ======     ======    ========
Earnings per share--
 basic..................  $   0.71      0.70       0.33       3.97    $   0.61
                          ========    ======     ======     ======    ========
Earnings per share--
 diluted................  $   0.69      0.62       0.32       3.49    $   0.58
                          ========    ======     ======     ======    ========
Pro forma net earnings
 and earnings per share
 data:
  Earnings before income
   taxes................  $ 15,283     2,014      2,504      9,672    $ 29,473
  Pro forma income tax
   expense..............     5,199       377        877      3,514       9,967
                          --------    ------     ------     ------    --------
  Pro forma net
   earnings.............  $ 10,084     1,637      1,627      6,158    $ 19,506
                          ========    ======     ======     ======    ========
Pro forma earnings per
 common share--basic....  $   0.55      0.70       0.33       3.97    $   0.54
                          ========    ======     ======     ======    ========
Pro forma earnings per
 common share--diluted..  $   0.53      0.62       0.32       3.49    $   0.51
                          ========    ======     ======     ======    ========
Weighted average shares
 outstanding (basic)....    18,314     2,339      4,995      1,551      36,319
                          ========    ======     ======     ======    ========
Weighted average shares
 outstanding (diluted)..    18,954     2,623      5,019      1,766      38,583
                          ========    ======     ======     ======    ========

-------
See footnotes to pro forma data on page   .

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1997
                      (In thousands except per share data)

                           Gold Banc
                           and First
                            Business    Union     American  CountryBanc   Pro
                           Bancshares Bankshares Bancshares     (2)      Forma
                           ---------- ---------- ---------- ----------- --------
Interest income:
 Loans, including fees...   $ 51,995    11,448     20,101     29,552    $113,096
 Investment securities...      9,194     4,286      3,996      6,373      23,849
 Other...................      2,130       226        534        843       3,733
                            --------    ------     ------     ------    --------
                              63,319    15,960     24,631     36,768     140,678
                            --------    ------     ------     ------    --------
Interest expense:
 Deposits................     29,374     4,121     11,905     15,319      60,719
 Borrowings and other....      2,002       997      1,012      1,018       5,029
                            --------    ------     ------     ------    --------
                              31,376     5,118     12,917     16,337      65,748
                            --------    ------     ------     ------    --------
Net interest income......     31,943    10,842     11,714     20,431      74,930
Provision for loan
 losses..................      2,404       360        921      1,596       5,281
                            --------    ------     ------     ------    --------
 Net interest income
  after provisions for
  loan losses............     29,539    10,482     10,793     18,835      69,649
                            --------    ------     ------     ------    --------
Other income:
 Service fees............      2,720       371      1,812      2,534       7,437
 Investment trading fees
  and commissions........        --        --         --         --          --
 Net gains on sale of
  mortgage loans.........        679       --         870        --        1,549
 Net securities gains....        116       101        140        --          357
 Unrealized gains
  (losses) on trading
  securities.............        229       --         --         --          229
 Gain (loss) on sale of
  assets.................        203       --         --         --          203
 Other income............      1,138       486      1,334        887       3,845
                            --------    ------     ------     ------    --------
                               5,085       958      4,156      3,421      13,620
                            --------    ------     ------     ------    --------
Other expense:
 Salaries and employee
  benefits...............     10,667     4,477      5,181      7,669      27,994
 Net occupancy...........      2,667       732      1,627      1,492       6,518
 Outside services........      1,466       666        534        656       3,322
 Data processing.........        822       328        917        316       2,383
 Advertising.............        897       232        307        346       1,782
 Goodwill amortization...         95       226          4        478         803
 Other expense...........      4,199     1,792      3,342      2,890      12,223
                            --------    ------     ------     ------    --------
                              20,813     8,453     11,912     13,847      55,025
                            --------    ------     ------     ------    --------
Earnings before income
 taxes...................     13,811     2,987      3,037      8,409      28,244
Income tax expense.......      3,377       851      1,117      3,244       8,589
                            --------    ------     ------     ------    --------
Net earnings.............   $ 10,434     2,136      1,920      5,165    $ 19,655
                            ========    ======     ======     ======    ========
Earnings per share-basic.   $   0.61      0.92       0.38       3.46    $   0.56
                            ========    ======     ======     ======    ========
Earnings per share-
 diluted.................   $   0.59      0.84       0.38       3.02    $   0.53
                            ========    ======     ======     ======    ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes..................   $ 13,811     2,987      3,037      8,409    $ 28,244
 Pro forma income tax
  expense................      4,956       851      1,117      3,244      10,168
                            --------    ------     ------     ------    --------
 Pro forma net earnings..   $  8,855     2,136      1,920      5,165    $ 18,076
                            ========    ======     ======     ======    ========
Pro forma earnings per
 common share-basic......   $   0.51      0.92       0.38       3.46    $   0.52
                            ========    ======     ======     ======    ========
Pro forma earnings per
 common share-diluted....   $   0.50      0.84       0.38       3.02    $   0.49
                            ========    ======     ======     ======    ========
Weighted average shares
 outstanding (basic).....     17,248     2,317      4,988      1,493      34,949
                            ========    ======     ======     ======    ========
Weighted average shares
 outstanding (diluted)...     17,773     2,535      5,019      1,708      37,010
                            ========    ======     ======     ======    ========

--------
   See footnotes to pro forma data on page   .

GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD., AMERICAN BANCSHARES, INC.,
 COUNTRYBANC HOLDING COMPANY AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

                               December 31, 1996
                      (In thousands except per share data)

                           Gold Banc
                           and First                         (90 Days)
                            Business    Union     American  CountryBanc   Pro
                           Bancshares Bankshares Bancshares     (2)      Forma
                           ---------- ---------- ---------- ----------- -------
Interest income:
 Loans, including fees...   $41,104      9,404     16,150      7,140    $73,798
 Investment securities...     9,163      3,945      2,945      1,382     17,435
 Other...................     1,781        177        336        346      2,640
                            -------     ------     ------      -----    -------
                             52,048     13,526     19,431      8,868     93,873
                            -------     ------     ------      -----    -------
Interest expense:
 Deposits................    25,506      3,736      9,475      3,851     42,568
 Borrowings and other....     2,112        476        490        209      3,287
                            -------     ------     ------      -----    -------
                             27,618      4,212      9,965      4,060     45,855
                            -------     ------     ------      -----    -------
Net interest income......    24,430      9,314      9,466      4,808     48,018
Provision for loan
 losses..................     1,303        285        515      1,196      3,299
                            -------     ------     ------      -----    -------
 Net interest income
  after provisions for
  loan losses............    23,127      9,029      8,951      3,612     44,719
                            -------     ------     ------      -----    -------
Other income:
 Service fees............     2,391        368      1,192        825      4,776
 Investment trading fees
  and commissions........       --         --         --         --         --
 Net gains on sale of
  mortgage loans.........     1,128        --         514        --       1,642
 Net securities gains....       --         162        107        --         269
 Unrealized gains
  (losses) on trading
  securities.............       --         --         --         --         --
 Gain (loss) on sale of
  assets.................       297        --         --         --         297
 Other income............       860        507        335        227      1,929
                            -------     ------     ------      -----    -------
                              4,676      1,037      2,148      1,052      8,913
                            -------     ------     ------      -----    -------
Other expense:
 Salaries and employee
  benefits...............     9,906      3,994      4,361      1,904     20,165
 Net occupancy...........     2,071        701      1,184        480      4,436
 Outside services........     1,247        469        244        736      2,696
 Data processing.........       737        339        925         67      2,068
 Advertising.............       646        155        351         49      1,201
 Goodwill amortization...       551        226        --         125        902
 Other expense...........     4,208      1,732      2,791        785      9,516
                            -------     ------     ------      -----    -------
                             19,366      7,616      9,856      4,146     40,984
                            -------     ------     ------      -----    -------
Earnings before income
 taxes...................     8,437      2,450      1,243        518     12,648
Income tax expense
 (benefit)...............     2,073        540        461        205      3,279
                            -------     ------     ------      -----    -------
Net earnings before
 extraordinary item......   $ 6,364      1,910        782        313    $ 9,369
Extraordinary item:
 Loss on early
  extinguishment of debt
  (net of applicable
  taxes of $201,000).....       --         337        --         --         337
                            -------     ------     ------      -----    -------
Net earnings.............   $ 6,364      1,573        782        313    $ 9,032
                            =======     ======     ======      =====    =======
Earnings per share--
 basic, before
 extraordinary item......   $  0.49       0.83       0.17       0.85    $  0.37
                            =======     ======     ======      =====    =======
Extraordinary item, net..   $   --       (0.15)       --         --     $ (0.01)
                            =======     ======     ======      =====    =======
Earnings per share--
 basic...................   $  0.49       0.68       0.17       0.85    $  0.36
                            =======     ======     ======      =====    =======
Earnings per share--
 diluted, before
 extraordinary item......   $  0.47       0.79       0.17       0.75    $  0.35
                            =======     ======     ======      =====    =======
Extraordinary item, net..   $   --       (0.14)       --         --     $ (0.01)
                            =======     ======     ======      =====    =======
Earnings per share--
 diluted.................   $  0.47       0.65       0.17       0.75    $  0.34
                            =======     ======     ======      =====    =======
Weighted average shares
 outstanding (basic).....    13,020      2,299      4,638        376     25,221
                            =======     ======     ======      =====    =======
Weighted average shares
 outstanding (diluted)...    13,490      2,415      4,692        430     26,409
                            =======     ======     ======      =====    =======

-------
See footnotes to pro forma data on page  .

       FOOTNOTES TO GOLD BANC CORPORATION, INC., UNION BANKSHARES, LTD.,
            AMERICAN BANCSHARES, INC., COUNTRYBANC HOLDING COMPANY
              AND FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                           PRO FORMA FINANCIAL DATA

   (1) Entry to reflect merger of American Bancshares, CountryBanc and Union Bankshares through exchange of stock using the midpoints of the floating exchange conversion prices based upon Gold Banc's share price at closing as follows:

     (a) American Bancshares exchange ratio of 1.4544 Gold Banc shares to 1.0 American shares at a Gold Banc share price of $12.50 per share.

     (b) Union Bankshares exchange ratio of 1.6464 Gold Banc shares to 1.0 Union Bankshares shares at a Gold Banc share price of $14.00 per share.

   Entry includes exchange of 4.441 shares of Gold Banc stock for 1 share of CountryBanc.

   (2) CountryBanc amounts have been restated on a pro forma basis to include its acquisition of American Heritage Bancorp which will be accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total equity of $9.8 million and year-to-date earnings of $1.1 million. The companies incurred direct transaction costs of approximately $1.8 million associated with the merger.

   (3) Gold Banc, American Bancshares, CountryBanc and Union Bankshares estimate they will incur direct transaction costs of approximately $16.6 million associated with the mergers. These costs consist primarily of investment banking, legal, accounting, printing and severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.

   (4) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.

                INFORMATION REGARDING FIRST BUSINESS BANCSHARES

Business

   First Business Bancshares is a single bank holding company organized under Missouri law. It owns approximately 86% of the outstanding stock of First Business Bank of Kansas City, a nationally chartered banking association. The remaining outstanding stock of First Business Bank of Kansas City is owned by local investors.

   In 1988, a group of community-minded Kansas City entrepreneurs founded First Business Bank of Kansas City as a full-service financial institution specializing in the needs of small to medium-sized business and professional practices. The bank was established in response to the consolidation in the financial services industry which began in the mid-1980s. The original capitalization of the bank was $7 million.

   The primary goal of the bank's founders was to create a commercial bank that focused on the needs of small to mid-sized businesses which were independent and locally controlled. Simply stated, the bank would provide the small and medium sized business with the same services that large corporations received from large banks. The bank's mission statement states that the bank's mission is to offer: (1) the benefit of services and counsel to help create personal and professional financial success; (2) products and services that are tailored to meet the customer's specific needs and are delivered in a personal and caring manner; (3) a banking relationship with highly-trained and service-oriented banking professionals; and (4) the pledge of employees to fulfill the bank's mission in ways that create opportunities and success for our customers, shareholders, community and each other.

   First Business Bank of Kansas City offers a full array of sophisticated corporate banking services including loans and cash management systems. It also offers a wide range of convenient personal banking services such as checking accounts, ATM cards and home equity loans. Summit Financial Division, a business unit within the bank, specializes in business leasing and equipment lending.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST BUSINESS BANCSHARES OF
                               KANSAS CITY, INC.

   The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of First Business Bancshares, which is a single bank holding company which owns approximately 86% of First Business Bank of Kansas City.

                             RESULTS OF OPERATIONS

Comparison of Operating Results for the Nine Months Ended September 30, 1999 and 1998

 General

   First Business Bancshares consolidated net earnings totaled $596,000 for the nine months ended September 30, 1999 compared to $651,000 for the same period in 1998. The primary reason for slightly lower earnings in 1999 is an increase in the provision for loan losses. Pre-tax earnings prior to provisions for loan losses and income taxes were $1,606,000 as of September 30, 1999 and $1,559,000 for the same period in 1998.

 Net Interest Margin

   Total interest income was $7,856,000 for the nine months ended September 30, 1999 compared to $7,002,000 for the same period in 1998. Interest income on loans increased $927,000, or 14.6%, primarily due to a $2,679,000 increase in the average balance of loans outstanding during the period ended September 30, 1999 compared to the same period ended September 30, 1998.

   Total interest expense increased $353,000, or 11.2%, for the nine months ended September 30, 1999 compared to the same period in 1998. The increase in interest is primarily attributed to an increase in interest bearing deposits for 1999 compared to the same period in 1998.

   As a result of the changes described above, the net interest margin increased $501,000, or 13.0%, for the nine months ended September 30, 1999 compared to the same period in 1998.

 Provision for Loan Losses

   The provision for loan losses was $427,000 for the nine month period ended September 30, 1999 compared to $242,000 for the same period in 1998. The increase in reserves was a result of a 22.6% increase in outstanding loan balances for the period and additional loan loss provisions which management and the board of directors believe were appropriate.

 Other Income

   Other income decreased by $27,000, or (7.8%) for the nine months ended September 30, 1999 compared to the same period in 1998. During the nine month period ended September 30, 1998, a one-time fee was realized which was approximately equal to the decrease in other income experienced in 1999.

 Other Expense

   Other expense increased by $427,000, or 16.1% for the nine months ending September 30, 1999 compared to the same period in 1998. Most of this increase was due to additional salary and benefits expense.

 Income Tax Expense

   First Business Bancshares recognized $466,000 and $543,000 in income tax expense for the nine months ended September 30, 1999 and 1998 respectively.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

 General

   First Business Bancshares consolidated net earnings totaled $962,000 for the year ended December 31, 1998 compared to $560,000 for the same period in 1997. Earnings before taxes were $1,928,000 for the year ended December 31, 1998 compared to $1,243,000 for the same period in 1997. Substantial growth in earning assets combined with effective cost management accounted for the increase in earnings.

 Net Interest Margin

   Total interest income was $9,677,000 for the year ended December 31, 1998; for this same time period in 1997, total interest income was $7,788,000. Interest income derived from the loan portfolio increased $1,889,000, or 24.3%, primarily due to a $18,179,000 increase in the average balance of loans outstanding during the period ended December 31, 1998 compared to the same period ended December 31, 1997. Interest earned from federal funds increased $70,000, or 21.3% for the year ending December 31, 1998 compared to the same period in 1997. This increase is attributable to higher average balances outstanding during 1998 compared to the previous year.

   Total interest expense increased $903,000, or 26.5%, in 1998 compared to 1997. Interest expense on time deposits increased $739,000 in 1998 compared to 1997 primarily as a result of an increase in the average balance of time deposits of $11,751,000, which represents a 47.7% increase over the previous year. The average balance of savings deposits and interest-bearing checking accounts also increased to $35,442,000 in 1998 from $32,671,000 for 1997, contributing to the remaining increase in interest expense.

   As a result of the changes described above, the net interest margin increased $986,000, or 22.5%, for the year ended December 31, 1998 compared to the same period in 1997.

 Provision for Loan Losses

   The provision for loan losses for the year ended December 31, 1998 was $319,000 compared to $274,000 for the same period in 1997. The increase was a result of substantial growth in loan balances outstanding and additional loan loss provisions believed by management and the board of directors to be appropriate.

 Other Income

   Other income increased by $30,000, or 9.0% for the year ended December 31, 1998 compared to the same period in 1997. The increase was primarily the result of an emphasis on increasing fee income for services rendered.

 Other Expense

   Other expense increased by $285,000, or 8.9% for the year ended December 31, 1998 compared to the same period in 1997. The increase was due in large part to an increase in salaries and benefits of $101,000 and an increase in occupancy expense of $154,000. Premises were remodeled and improved during 1998 and the bank's lease was renewed at a higher rent rate.

 Income Tax Expense

   First Business Bancshares recognized $794,000 and $550,000 in income tax expense for the years ended December 31, 1998 and 1997, respectively.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

 General

   First Business Bancshares' consolidated net earnings totaled $560,000 for the year ended December 31, 1997 and $1,458,000, for the same period in 1996. The primary reason for higher earnings in 1996 was a net operating loss carry forward in 1996 that reduced the income tax provision by $811,000.

 Net Interest Margin

   Total interest income was $7,788,000 for the year ended December 31, 1997 compared to $7,396,000 for the same period in 1996. Interest income on loans increased $588,000, or 9.1%, primarily due to a $7,856,000 increase in the average balance of loans outstanding during the period ended December 31, 1997 compared to the same period ended December 31, 1996.

   Total interest expense increased $65,000, or 1.9%, in 1997 compared to 1996. This slight increase is primarily attributed to an increase in interest-bearing deposits for 1997 compared to the same period in 1996.

   As a result of the changes described above, the net interest margin increased $327,000 or 8.1%, for the year ended December 31, 1997 compared to the same period in 1996.

 Provision for Loan Losses

   The provision for loan losses was $274,000 for the year ended December 31, 1997 compared to $41,000 for the same period in 1996. Recoveries of loans previously charged-off helped to minimize the need for additional provisions charged to expense in 1996.

 Other Income

   Other income decreased to $331,000 in 1997 from $378,000 in 1996. The decrease is primarily attributable to a decrease in exception item handling fees in 1997 compared to 1996.

 Other Expense

   Other expense increased to $3,201,000, in 1997 from $2,988,000 in 1996. This increase is primarily attributable to an increase in salary and employee benefits.

 Income Tax Expense

   First Business Bancshares recognized $550,000 in income tax expense for the year ended December 31, 1997 and a $261,000 income tax credit for the year ended December 31, 1996. First Business Bancshares' net operating loss carryforward and its resulting income tax benefit was nearly entirely offset by positive retained earnings in 1996.

Comparative Average Balances and Yields

   The following table sets forth First Business Bancshares average balances of assets, liabilities and stockholders' equity and the amount of interest income earned and interest expense incurred. In addition, the average yield for each category of interest earned and paid is reported in the table. Average balances are computed on a daily basis.

                                                    Year Ended December 31,
                          ---------------------------------------------------------------------------
                                    1998                      1997                     1996
                          ------------------------- ------------------------ ------------------------
                          Average           Average Average          Average Average          Average
                          Balance  Interest Yields  Balance Interest Yields  Balance Interest Yields
                          -------- -------- ------- ------- -------- ------- ------- -------- -------
                                                    (Dollars in thousands)
Assets
Loans, net (1) (2)......  $ 85,086  $8,738   10.27% $66,907  $7,018   10.49% $59,051  $6,430   10.89%
Investment securities--
 taxable................     8,239     530    6.43%   7,067     427    6.04%   6,915     386    5.58%
Investment securities--
 nontaxable.............       --      --               --      --               --      --
Other earning assets....     7,717     409    5.30%   6,275     343    5.47%  11,186     580    5.19%
                          --------  ------          -------  ------          -------  ------
Total earning assets....   101,042   9,677    9.58%  80,249   7,778    9.70%  77,152   7,396    9.59%
                                    ------   -----           ------   -----           ------   -----
Noninterest-earning
 assets.................     5,209                    4,647                    5,989
                          --------                  -------                  -------
Total assets............  $106,251                  $84,895                  $83,141
                          ========                  =======                  =======
Liabilities and
 Stockholders' Equity
Savings deposits and
 interest-bearing
 checking...............  $ 35,442  $1,802    5.08% $32,671  $1,743    5.34% $32,539  $1,748    5.37%
Time deposits...........    36,388   2,194    6.01%  24,637   1,455    5.95%  24,157   1,422    5.89%
Short-term borrowings...     3,582     153    4.27%   1,062      46    4.33%     405      17    4.20%
Long-term borrowings....     1,744     155    8.89%   1,567     157   10.02%   1,502     149    9.92%
                          --------  ------   -----  -------  ------   -----  -------  ------   -----
Total interest-bearing
 liabilities............    77,156   4,304    5.57%  59,937   3,401    5.69%  58,603   3,336    5.69%
                                    ------   -----           ------   -----           ------   -----
Non-interest-bearing
 liabilities............    21,689                   18,375                   19,073
Minority interest.......     1,321                    1,269                      899
Stockholders' equity....     6,085                    5,314                    4,566
                          --------                  -------                  -------
Total liabilities and
 stockholders' equity...  $106,251                  $84,895                  $83,141
                          ========                  =======                  =======
Net interest income.....            $5,373                   $4,387                   $4,060
                                    ======                   ======                   ======
Net interest spread.....                      4.00%                    4.03%                    3.89%
                                             =====                    =====                    =====
Net interest margin (3).                      5.32%                    5.47%                    5.26%
                                             =====                    =====                    =====

--------
(1) Non-accruing loans are included in the computation of average balances.
(2) First Business Bancshares includes loan fees in interest income. Such fees totaled $178,000, $139,000, and $140,000 in 1998, 1997, and 1996,
    respectively.
(3) The net yield on average earning assets is the net interest income divided by the average balance of interest-earning assets.

   The following table presents the components of changes in First Business Bancshares net interest income as attributed to volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated primarily to the change in volume.

                                     Year Ended December    Year Ended December
                                             31,                    31,
                                       1998 compared to       1997 compared to
                                             1997                   1996
                                     ---------------------  ----------------------
                                                    Total                   Total
                                     Volume Rate   Changes  Volume  Rate   Changes
                                     ------ -----  -------  ------  -----  -------
                                         (Dollars in            (Dollars in
                                          thousands)             thousands)
Interest Income
 Loans (1).........................  $1,907 $(187) $1,720   $ 855   $(267)  $ 588
 Investment securities-taxable.....      71    32     103       8      33      41
 Other earning assets..............      79   (13)     66    (255)     18    (237)
                                     ------ -----  ------   -----   -----   -----
   Total interest income...........  $2,057 $(168) $1,889   $ 609   $(217)  $ 392
Interest Expense
 Savings deposits and interest
  Bearing checking.................  $  148 $ (89) $   59   $   7   $ (12)  $  (5)
 Time deposits.....................     694    45     739      28       5      33
 Short-term borrowings.............     109    (2)    107      28       1      29
 Long-term borrowings..............      18   (20)     (2)      6       2       8
                                     ------ -----  ------   -----   -----   -----
   Total interest expense..........  $  969 $ (66) $  903   $  69   $   4   $  65
                                     ====== =====  ======   =====   =====   =====
Increase (decrease) in net interest
 income............................  $1,088 $(102) $  986   $ 540   $(213)  $ 327
                                     ====== =====  ======   =====   =====   =====

--------
(1) Loan fees are included in interest income. Such fees totaled $178,000, $139,000 and $140,000 in 1998, 1997, and 1996, respectively.

                              FINANCIAL CONDITION

   Following are key financial and operating ratios for First Business Bancshares for all periods reported:

                                       Nine Months
                                          Ended              Year Ended
                                     --------------- --------------------------
                                     9/30/99 9/30/98 12/31/98 12/31/97 12/31/96
                                     ------- ------- -------- -------- --------
      Return on average assets......   0.67%   0.85%   0.91%    0.66%    1.75%
      Return on average equity......  11.96%  14.40%  15.80%   10.53%   31.93%
      Average equity to average
       assets.......................   5.62%   5.89%   5.73%    6.26%    5.49%
      Dividend payout ratio.........      0       0       0        0        0

Liquidity and Capital Resources

   Liquidity risk is managed by First Business Bancshares by changing the composition of its assets and liabilities in an effort to efficiently meet the borrowing needs and withdrawal requirements of its customers.

   Cash and cash equivalents include cash, due from banks, and federal funds sold. The primary sources of First Business Bancshares' liquidity are cash and cash equivalents. Management believes that its asset/liability management process provides for adequate reaction time to respond to trends in the market place as they occur thereby minimizing the negative impact of such trends on the net interest margin.

   As of September 30, 1999 and December 31, 1998, First Business Bancshares reported cash and cash equivalents of approximately $2.0 million and $6.4 million, respectively. The subsidiary bank, First Business Bank of Kansas City, has lines of credit with two correspondent banks totaling $17 million ($4 million of which is secured) and $13 million of which is unsecured. In the opinion of First Business Bancshares' management, the cash and cash equivalent assets combined with access to substantial lines of credit provide the subsidiary bank with liquidity at adequate levels to handle unforeseen deposit outflows and the demands of a growing loan portfolio.

   First Business Bancshares' cash and cash equivalent assets increased approximately $1.8 million for the year ended December 31, 1998 compared to 1997. Net cash provided by operating activities totaled $1.6 million. Net cash used in investing activities for the year was $20.9 million, primarily as the result of the increase in loans outstanding as well as the purchases of investment securities. Net cash used was offset by the net cash provided by financing activities of approximately $21.0 million. Net financing activities refer primarily to deposit liabilities.

   First Business Bancshares' cash and cash equivalents decreased approximately $4.4 million for the nine months ended September 30, 1999. Net cash provided by operating activities aggregated $1.1 million for the nine months ended September 30, 1999. Net cash used in investing activities for the same nine months was $17.2 million, primarily as a result of the $16.9 million increase in loans outstanding. Net cash provided by financing activities increased $11.7 million, primarily as a result of an increase in time deposits of $21.8 million and an increase in short-term borrowings of $3.7 million, offset by a decrease in demand deposits of $14.5 million. For the nine months ended September 30, 1998 cash and cash equivalents increased $16.9 million. Net cash provided by operating activities aggregated $1.2 million. Net cash provided by financing activities increased $12.4 million, primarily as a result of the $13.5 million increase in loans outstanding. Net cash provided by financing activities increased $28.1 million, primarily as a result of an increase in demand deposits of $11.5 million and an increase in time deposits of $15.6 million.

   First Business Bancshares' stockholders' equity represented 5.69% and 5.61% of total assets at September 30, 1999 and December 31, 1998 respectively. The subsidiary bank's equity to asset ratios for the same periods were 8.23% and 8.51% respectively. Risk based capital and leverage ratios of the subsidiary bank exceeded those levels considered necessary to be classified as a "well capitalized" institution by regulatory banking authorities for both periods.

Effects of Economic Conditions

   First Business Bancshares' consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of First Business Bancshares is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution such as First Business Bancshares are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do changes in price. Interest rate changes do not necessarily move in the same direction or have the same magnitude as changes in the price of goods and services.

Year 2000 Compliance

   Rapid and accurate data processing is essential to the operation of First Business Bancshares and more specifically, its subsidiary bank, First Business Bank of Kansas City. It is possible that many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) may read entries for the year 2000 as the year 1900. If this occurs, computations of loan payments, interest income or expense, loan delinquencies and other such financial computations may be based on the wrong date or the computer may not be able to make financial computations at all. First Business Bancshares management, however, believes that the chances of computation errors by First Business Bancshares' computer hardware and software due to Year 2000 computer problems is very remote and possibly even non-existent.

   First Business Bancshares has actively addressed the Year 2000 issue. A comprehensive Year 2000 readiness plan was prepared by management and approved by the board of directors. The plan was successfully implemented throughout 1999. Implementation of the plan included testing of all hardware and software systems. The results of these tests indicate that First Business Bancshares and, in particular, its subsidiary bank, First Business Bank of Kansas City, will not experience any Year 2000 related computation problems.

Loan Portfolio--Types of Loans

   The following table presents the amount of loans outstanding at the dates indicated, according to loan category (dollars in thousands).

                                            % of           % of           % of
                                            Total          Total          Total
                                   9/30/99  Loans 12/31/98 Loans 12/31/97 Loans
                                   -------- ----- -------- ----- -------- -----
   Loan Category
     Commercial................... $100,645  90%  $84,364    89% $66,931    87%
     Real Estate-Commercial.......    1,937   2%      490     1%     673     1%
     Real Estate-1-4 Family
      Residential.................    3,640   3%    3,977     4%   3,078     4%
     Lease financing..............    3,693   3%    2,185     2%   2,210     3%
     Consumer.....................    1,455   1%    3,513     4%   3,995     5%
                                   -------- ----  -------   ---  -------   ---
       Total...................... $111,370 100%  $94,529   100% $76,887   100%
                                   ======== ====  =======   ===  =======   ===

                                            % of           % of           % of
                                            Total          Total          Total
                                   12/31/96 Loans 12/31/95 Loans 12/31/94 Loans
                                   -------- ----- -------- ----- -------- -----
   Loan Category
     Commercial................... $ 53,662  87%  $51,463    77% $40,143    89%
     Real Estate-Commercial.......       85   0%      953    12%   1,728     4%
     Real Estate-1-4 Family
      Residential.................    2,145   3%    1,563     4%   1,767     4%
     Lease financing..............    1,889   3%      --    --       --     --
     Consumer.....................    3,889   6%    2,525     7%   1,422     3%
                                   -------- ----  -------   ---  -------   ---
       Total...................... $ 61,670 100%  $56,504   100% $45,060   100%
                                   ======== ====  =======   ===  =======   ===

Real Estate--Mortgage

   Real estate-mortgage loans consist primarily of multi-family residential, owner occupied commercial, and investment properties located in the greater Kansas City metropolitan area.

Commercial

   First Business Bancshares' loan portfolio is heavily concentrated in what are considered to be commercial and industrial loans. The subsidiary bank was formed to be a lender to small and mid-sized businesses in the Kansas City trade area. Management, therefore, has positioned the bank as a "business bank" since its inception in 1988.

 Consumer

   The consumer loan portfolio consists of loans to individuals for various personal reasons including but not limited to automobile financing, home improvement, educational, and recreational purposes. The bank, however, does not actively pursue consumer loans.

 Lease Financing

   In the later part of 1996, First Business Bank of Kansas City purchased a loan portfolio from Summit Financial, Inc. a small financing company located in Kansas City, Missouri. The bank managed the portfolio and developed new business under the name of Summit Financial, a division of First Business Bank of Kansas City ("Summit Financial"). Summit Financial is considered a captive business unit of the bank. Since the acquisition, Summit Financial has made equipment loans and leases and has experienced significant growth.

Maturities and Sensitivities of Loans to Changes in Interest Rates as of December 31, 1998

   The following table sets forth the scheduled maturities of the loan portfolio as of December 31, 1998 (dollars in thousands):

                                             One
                                           year or   One to   Over five
                                            less   five years   years    Total
                                           ------- ---------- --------- -------
      Real Estate--Mortgages.............. $ 1,742  $ 2,010    $  715   $ 4,467
      Commercial..........................  50,577   34,529     1,409    86,515
      Consumer............................   1,956    1,440       117     3,513
      Other...............................     --        34       --         34
                                           -------  -------    ------   -------
                                           $54,275  $38,013    $2,241   $94,529
                                           =======  =======    ======   =======

   As of December 31, 1998 loans with the ability to be repriced after one year totaled $44 million.

   Net loans increased $17.5 million, $15.0 million, and $5.0 million in 1998, 1997, and 1996 respectively. Additionally, the interest rate spread increased from 3.89% in 1996 to 4.03% and 4.00% in 1997 and 1998 respectively. The increase in loans and interest rate spread is a result of First Business Bancshares' effective marketing efforts and a strong economy throughout the lending area.

   Total deposits increased $19.7 million and $4.7 million in 1998 and 1997, respectively. The increase is the result of purchasing Certificates of Deposits from local customers and through brokers. In 1996 deposits decreased $1.0 million, due to a slight decrease in business checking account balances. Due to strong loan demand and a competitive environment for deposits, the subsidiary bank's loan to deposit ratio was 96% in 1998, 98% in 1997 and 85% in 1996.

Allowance for Loan Loss

   Provision for losses on loans receivable are based upon management's estimate of the amount required to maintain an adequate allowance for loan losses relative to perceived risk in the loan portfolio and general economic conditions. This estimate is based on careful reviews of the loan portfolio, including assessment of the estimated net realizable value of the related underlying collateral, and based upon consideration of past loss experience, current economic conditions and such other factors that, in the opinion of management, are applicable. Loan balances are charged off as soon as the probability of loss is established, taking into consideration such factors as the borrower's financial condition, underlying collateral and guarantees if any. Loans are subject to periodic examination by regulatory agencies. Such agencies may, from time to time, require charge-offs or additions to the allowance based upon their judgment given information available at the time of their examination. The following table presents the allowance for loan losses at the dates indicated (dollars in thousands):

                                               December 31,
                             -----------------------------------------------------
                             9/30/99    1998     1997     1996     1995     1994
                             --------  -------  -------  -------  -------  -------
   Total net loans
    outstanding at end of
    period.................  $109,880  $93,127  $75,651  $60,622  $55,580  $44,279
   Average net loans
    outstanding during the
    period.................   107,596   85,806   66,907   59,051   49,615   45,190
   Balance at beginning of
    period.................  $  1,402  $ 1,235  $ 1,048  $   923  $   781  $ 1,033
                             --------  -------  -------  -------  -------  -------
   Charge-offs
     Commercial............       410      240      246      353      397      506
     Real Estate
       Commercial..........       --       --       --       --       --       --
       Construction........       --       --       --       --       --       --
       1 to 4 family
        residential........       --       --       --        28      --       --
       Agricultural........       --       --       --       --       --       --
       Loans held for sale.       --       --       --       --       --       --
                             --------  -------  -------  -------  -------  -------
     Total Real Estate.....       --       --       --        28      --       --
     Consumer and other....       --       --       --         5      --       --
                             --------  -------  -------  -------  -------  -------
     Total charge-offs.....       410      240      246       38      397       50
                             --------  -------  -------  -------  -------  -------
   Recoveries
     Commercial............        71       83      155      467      424      170
     Real Estate
       Commercial..........       --       --         4      --       --       --
       Construction........       --       --       --       --       --       --
       1 to 4 family
        residential........       --         3      --         1      --       --
       Consumer and other..       --         1      --         2      --       --
                             --------  -------  -------  -------  -------  -------
     Total recoveries......        71       87      159      470      424      172
                             --------  -------  -------  -------  -------  -------
     Net charge-offs
      (recoveries).........       339      153       87      (84)     (27)     334
     Provision charged to
      operations...........       427      320      274       41      115       82
     Transfer to Other Real
      Estate Owned.........       --       --       --       --       --       --
                             --------  -------  -------  -------  -------  -------
     Balance at end of
      year.................  $  1,490  $ 1,402  $ 1,235  $ 1,048  $   923  $   781
                             ========  =======  =======  =======  =======  =======
     Allowance as a
      percentage of total
      loans................      1.34%    1.48%    1.61%    1.70%    1.63%    1.73%
     Net charge-offs to
      average loans
      outstanding..........      0.32%    0.18%    0.13%   -0.14%   -0.05%    0.74%

   First Business Bank of Kansas City recorded provisions for loan losses of $319,000, $274,000, and $41,000 in 1998, 1997 and 1996 respectively. The increase in the provision for loan losses in 1998 and 1997 was attributable to the increase in average loans outstanding during the same periods as well as an increase in perceived risk associated with certain loans.

   As of September 30, 1999 and December 31, 1998, 1997, 1996, 1995, and 1994,
the allowance for loan losses was allocated to the subsidiary bank's loan accounts categories as follows (dollars in thousands):

                                      Percent of             Percent of             Percent of
                                     Loans in each          Loans in each          Loans in each
                                      Category to            Category to            Category to
                            9/30/99   Total Loans  12/31/98  Total Loans  12/31/97  Total Loans
                            -------- ------------- -------- ------------- -------- -------------
   Commercial..............  $1,347       90%       $1,247       89%       $1,076       87%
   Real Estate-Commercial..      26        2%           14        1%           12        1%
   Real Estate-1-4 Family
    Residential............      49        3%           56        4%           48        4%
   Lease financing.........      49        3%           32        2%           35        3%
   Consumer................      19        1%           53        4%           64        5%
                             ------      ----       ------      ----       ------      ----
                             $1,490      100%       $1,402      100%       $1,235      100%
                             ======                 ======                 ======

                                      Percent of             Percent of             Percent of
                                     Loans in each          Loans in each          Loans in each
                                      Category to            Category to            Category to
                            12/31/96  Total Loans  12/31/95  Total Loans  12/31/94  Total Loans
                            -------- ------------- -------- ------------- -------- -------------
   Commercial..............  $  922       88%       $  821       89%       $  696       89%
   Real Estate-Commercial..     --         0%           37        4%           30        4%
   Real Estate-1-4 Family
    Residential............      30        3%           37        4%           31        4%
   Lease financing.........      30        3%          --        --             0        0%
   Consumer................      66        6%           28        3%           25        3%
                             ------      ----       ------      ----       ------      ----
                             $1,048      100%       $  923      100%       $  781      100%
                             ======                 ======                 ======

Non-Performing Loans

   The following table presents the amount of non-performing loans outstanding at the dates indicated, by category (dollars in thousands):

                                9/30/99 12/31/98 12/31/97 12/31/96 12/31/95 12/31/94
                                ------- -------- -------- -------- -------- --------
      Non-accrual loans.......   $705     $444     $164     $213     $619     $798
      Loans 90 days past due
       and still accruing.....      0        0        0        0      101       34
      Restructured Loans......      0        0        0        0        0        0
                                 ----     ----     ----     ----     ----     ----
      Total non-performing
       loans..................   $705     $444     $164     $213     $720     $832
                                 ====     ====     ====     ====     ====     ====

   Management of the subsidiary bank reviews the loan portfolio on a continuous basis in an effort to identify negative trends by customer, industry segment or the business environment in general. During the ordinary course of business, management may become aware of borrowers that may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status. Management then determines the need for additions to the allowance for loan loss, or, if appropriate, partial or full charge-off of the loan. Depending upon the circumstances, certain of these loans may be renegotiated and restructured. Loans which management does not expect to collect interest payments in the normal course of business, or which are 90 days or more past due, are placed on a nonaccrual status. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Income reversals due to loans being classified as non-accrual were insignificant for all periods presented.

   In certain cases, interest payments received are recognized as income subsequent to the date the loan is placed on non-accrual status on a cash basis so long as management is satisfied there is a high probability of collecting the entire loan balance through either the primary or secondary source of repayment. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current, and in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled. If non-accrual loans had been current in accordance with their original terms and had been outstanding throughout 1998 and 1997, First Business Bancshares would have recognized additional interest income of $73,000 and $11,000 in 1998 and 1997 respectively. No interest from these loans was included in net income in the periods presented.

Investment Activities

   First Business Bancshares invests a portion of its available funds in short-term and long-term instruments, including Federal funds sold and investment securities. Investment securities are comprised almost entirely of obligations of the U.S. Government or its agencies. Federal funds sold are used primarily for daily cash management purposes. Securities owned by First Business Bancshares are utilized to collateralize certain portions of the bank's line of credit, are sold under agreements to be repurchased and have been used to secure obligations to the federal government such as customer tax deposits. Securities also provide a source of liquidity to the subsidiary bank. The subsidiary bank's investment securities carry fixed interest rates. As of December 31, 1998, the subsidiary bank's investment portfolio reflected an unrealized gain of $18,000.

   The following table presents the subsidiary bank's investments in certain securities. The entire portfolio is considered available for sale (AFS).

                                                               December 31,
                                                           ---------------------
                                                            1998    1997   1996
                                                           ------- ------ ------
      U.S Governments, AFS(1)............................  $ 1,012 $3,019 $6,505
      U.S. Agency, AFS(1)................................    9,406  4,910    996
                                                           ------- ------ ------
          Total Securities...............................  $10,418 $7,929 $7,501
                                                           ======= ====== ======

--------
(1) Securities available for sale are carried on the Bank's books at fair market value

   The following tables set forth the amounts by book value and weighted average yields, as of December 31, 1998 of each category of investments listed in the preceding table maturing during certain time periods.

                                                          Over 5 Years
                           One year or    Over One Year    through 10
                              less       through 5 years      years       Over 10 years       Total
                         --------------- --------------- --------------- --------------- ----------------
                                Weighted        Weighted        Weighted        Weighted         Weighted
                         Amount  Yield   Amount  Yield   Amount  Yield   Amount  Yield   Amount   Yield
                         ------ -------- ------ -------- ------ -------- ------ -------- ------- --------
U.S. Treasury and other
 U.S. agencies and
 corporations..........  $1,012  6.35%   $2,882  6.26%   $6,524  6.32%    --      --     $10,418  6.31%
                         ======          ======          ======           ===            =======

       REPRICING AND INTEREST RATE SENSITIVITIES AS OF DECEMBER 31, 1998

Interest Rate Risk

   Asset and liability management encompasses both interest rate risk and liquidity management. First Business Bancshares' net interest margin can be vulnerable to wide fluctuations arising from a change in the general level of interest rates which may affect the yield on interest earning assets differently than the cost of interest bearing liabilities. Management monitors its asset and liability mix in an effort to maintain a consistent earnings performance through control of interest rate risk. Below is a "static gap" schedule for First Business Bancshares as of December 31, 1998 (in thousands). This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest bearing liabilities are presented in the table within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is matched when an equal amount of assets and liabilities reprice during any given period.

That portion of liabilities and assets which are not matched in a given time period result in the "Interest Sensitivity Gap" shown at the bottom of the schedule. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will be subject to repricing.

                                          0-3     4-12      1-5   Over 5
                                        Months   Months    Years  Years   Total
                                        ------- --------  ------- ------ -------
   Interest Earning Assets
     Loans............................  $52,148 $  5,157  $35,890 $1,334 $94,529
     Investment securities--taxable...      --     1,012    2,882  6,524  10,418
     Fed funds sold...................      880      --       --     --      880
                                        ------- --------  ------- ------ -------
       Total Interest Earning Assets..   53,028    6,169   38,772  7,858 105,827
                                        ------- --------  ------- ------ -------
   Interest Bearing Liabilities
     Interest bearing demand and
      savings.........................   35,460      --       --     --   35,460
     Time and CD's less than $100,000.    4,347   15,079   10,687    210  30,819
     Time and CD's of $100,000 and
      greater.........................    3,930    5,747    1,142    --   11,316
     Borrowed funds...................    2,425      --       --     --    2,425
                                        ------- --------  ------- ------ -------
       Total Interest Bearing
        Liabilities...................   46,162   20,826   11,829    210  79,524
                                        ------- --------  ------- ------ -------
   Interest Sensitivity GAP...........  $ 6,866 $(14,657) $26,446 $7,648 $26,303
                                        ======= ========  ======= ====== =======

   The schedule indicates that the subsidiary bank is liability sensitive in the 4-12 month period and asset sensitive for all other periods. This means, that during the 4-12 months period, interest-bearing liabilities will reprice faster than earning assets, thereby improving net interest income when rates are declining and reducing net interest income when rates are rising. While the "static gap" is a widely used measure of interest sensitivity, it is not, in management's opinion, the only indicator of First Business Bancshares' sensitivity position.

Deposit Activities

   The following table sets forth the average balances and weighted average rates for the subsidiary bank's categories of deposits for the periods indicated (dollars in thousands):

                                             Average Deposit Balances and Rates
                         --------------------------------------------------------------------------
                           Year Ended 12/31/98      Year Ended 12/31/97      Year Ended 12/31/96
                         ------------------------ ------------------------ ------------------------
                                           % of                     % of                     % of
                         Average Average  Total   Average Average  Total   Average Average  Total
                         Balance  Rate   Deposits Balance  Rate   Deposits Balance  Rate   Deposits
                         ------- ------- -------- ------- ------- -------- ------- ------- --------
Noninterest-bearing
 demand................. $21,593  0.00%   23.09%  $18,212  0.00%   24.06%  $18,913  0.00%   24.96%
Interest-bearing Now &
 Money Market...........  35,442  5.08%   37.90%   32,671  5.34%   43.17%   32,539  5.37%   42.95%
Savings.................      96  2.93%    0.10%      163  2.97%    0.22%      160  2.95%    0.21%
Time Deposits...........  36,388  6.01%   38.91%   24,637  5.95%   32.55%   24,157  5.89%   31.88%
                         -------  -----  -------  -------  -----  -------  -------  -----  -------
    Total............... $93,519         100.00%  $75,683         100.00%  $75,769         100.00%
                         =======         =======  =======         =======  =======         =======

   The following table summarizes at December 31, 1998, First Business Bank of Kansas City, N.A. certificates of deposits of $100,000 or greater by time remaining until maturity. First Business Bancshares had no other time deposits in excess of $100,000.

                                                         Certificates of Deposit
                                                           $100,000 or greater
                                                         -----------------------
                                                         (Dollars in thousands)
      Maturity Period Less than three months............         $ 3,930
      Over three months through six months..............           4,601
      Over six months through twelve months.............           1,146
      Over twelve months................................           1,639
                                                                 -------
          Total CD's of $100,000 or greater.............         $11,316
                                                                 =======

Short-term Borrowings

   The following table sets forth a summary of our short-term borrowings during 1998, 1997 and 1996. Figures are reported at month end and as of the end of each year.

                                         Average amount   Maximum      Weighted       Weighted
                               Amount     outstanding   outstanding     average        average
                             outstanding   during the     at any     Interest rate  Interest rate
                             at year end     years       month end  during the year  at year end
                             ----------- -------------- ----------- --------------- -------------
                                                    (Amounts in Thousands)
   At or for the year ended
    December 31, 1998 Fed
    Funds purchased........     $ --           352         2,350         5.74%            --
   Repurchase agreements...     4,129        3,500         4,400         3.23%          3.35%
   At or for the year ended
    December 31, 1997 Fed
    Funds purchased........     1,750          160         3,600         5.69%          6.45%
   Repurchase agreements...     1,466          901         2,139         4.05%          4.13%
   At or for the year ended
    December 31, 1996 Fed
    Funds purchased........       --           --            --            --             --
   Repurchase agreements...     $ 531        $ 405         $ 685         4.24%          4.09%

Accounting and Financial Reporting

   The Financial and Accounting Standards Board (FASB) issued SFAS 130 "Reporting Comprehensive Income" in June 1997. This statement requires the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements, specifically, that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. In accordance, First Business Bancshares recognizes unrealized holding gains and losses on available-for-sale securities as a separate equity component.

   The FASB issued SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that public entities report financial and descriptive information about their reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Adoption of the Statement did not have a material effect on the consolidated financial statements.

   The FASB adopted SFAS No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities" as amended by SFAS No. 137. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning June 15, 2000, may be adopted early for periods beginning after issuance of the statement and may not be applied retroactively. First Business Bancshares does not expect to adopt SFAS No. 133 early. Management of First Business Bancshares is unable to determine whether the effects of adoption of SFAS No. 133 will have a material impact on First Business Bancshares consolidated financial statements at the date of this report.

         SECURITY OWNERSHIP OF FIRST BUSINESS BANCSHARES COMMON STOCK

   The following information pertains to First Business Bancshares common stock beneficially owned, directly or indirectly, as of September 30, 1999 by
(i) each director and executive officer of First Business Bancshares, (ii) all directors and executive officers as a group and (iii) each person known to First Business Bancshares to own beneficially 5% or more of the outstanding First Business Bancshares common stock. Beneficial ownership is determined in accordance with the rules of ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as noted below, beneficial owners have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                           FIRST BUSINESS BANCSHARES

                                                                      Percentage
                Name of Director or Executive                  Number     Of
                Officer or Name and Address of                   of   Beneficial
                       Beneficial Owner                        Shares Ownership
                ------------------------------                 ------ ----------
John D. Hunkeler.............................................. 15,331    9.11%
Robert J. Gourley............................................. 15,000    8.91%
William R. Wilkerson III (1).................................. 15,000    8.91%
Frederick B. Poccia, Jr....................................... 11,059    6.57%
Bruce Pendleton............................................... 10,295    6.11%
D. Patrick Curran (2)......................................... 10,000    5.94%
Jacqulyn Gibson Trust......................................... 10,000    5.94%
John W. Jordan II Revocable Trust............................. 10,000    5.94%
Richard O. Thompson (3)....................................... 10,000    5.94%
Paul T. Lyon (4)..............................................  7,935    4.71%
All directors and executive officers as a group (8 persons)... 94,620   56.17%

--------
(1) William R. Wilkerson III is a director of First Business Bancshares. These 15,000 shares are owned by W. Ralph Wilkerson, Jr., Inc. William R. Wilkerson III is the President of W. Ralph Wilkerson, Jr., Inc.
(2) D. Patrick Curran is a director of First Business Bancshares. These 10,000 shares are owned by the D. Patrick Curran Trust of which D. Patrick Curran is the settlor and trustee.
(3) Richard O. Thompson is a director of First Business Bancshares. These 10,000 shares are owned by Thompson Insurance Group, Inc. Richard O. Thompson is the President of Thompson Insurance Group, Inc.
(4) Paul T. Lyon is a director of First Business Bancshares. These 7,935 shares are owned by The Lyon Group Partners, L.P. of which Paul T. Lyon is a general partner.


     SECURITY OWNERSHIP OF FIRST BUSINESS BANK OF KANSAS CITY COMMON STOCK

   The following information pertains to First Business Bank of Kansas City common stock beneficially owned, directly or indirectly, as of September 30, 1999 by (i) each director and executive officer of First Business Bank of Kansas City, (ii) all directors and executive officers as a group and (iii) each person known to First Business Bank of Kansas City to own beneficially 5% or more of the outstanding First Business Bank of Kansas

City common stock. Beneficial ownership is determined in accordance with the rules of ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as noted below, beneficial owners have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                      FIRST BUSINESS BANK OF KANSAS CITY

 Name of Director or
      Executive
 Officer or Name and
      Address of                                               Percentage Of
   Beneficial Owner                        Number of Shares Beneficial Ownership
 -------------------                       ---------------- --------------------
First Business Bancshares of Kansas City,
 Inc.....................................      253,910             86.10%
Richard O. Thompson (1)..................          600                 *
Frederick B. Poccia, Jr. (2).............          266                 *
William R. Wilkerson III.................          100                 *

--------
*  Less than 1%
(1) Richard O. Thompson is a director of First Business Bank of Kansas City. Includes 500 shares owned by Thompson Insurance Group, Inc. Richard O. Thompson is the President of Thompson Insurance Group, Inc.
(2) Frederick B. Poccia, Jr. is a director and the President of First Business Bank of Kansas City. These 266 shares are held by Mark Twain Kansas City Bank, as custodian of an IRA for Frederick B. Poccia, Jr.

     FIRST BUSINESS BANCSHARES COMMON STOCK PER SHARE PRICES AND DIVIDENDS

   Shares of First Business Bancshares common stock are not listed on an exchange. As of September 30, 1999, no established public trading market for the shares of First Business Bancshares common stock existed, and management of First Business Bancshares is aware of a limited number of transactions involving First Business Bancshares common stock. Based upon First Business Bancshares management's review of its stock transfer records, there were two sales of First Business Bancshares common stock between January 1, 1998 and September 30, 1999 at prices ranging from $47.73 to $56.31 per share.

   First Business Bancshares did not pay a cash dividend.

FIRST BUSINESS BANK OF KANSAS CITY COMMON STOCK PER SHARE PRICES AND DIVIDENDS

   Shares of First Business Bank of Kansas City common stock are not listed on an exchange. As of September 30, 1999 no established public trading market for the shares of First Business Bank of Kansas City common stock existed and management of First Business Bank of Kansas City is aware of a limited number of transactions involving First Business Bank of Kansas City common stock. Based upon First Business Bank of Kansas City management's review of its stock transfer records, there were six sales of First Business Bank of Kansas City common stock between January 1, 1998 and September 30, 1999 at prices ranging from $39.50 to $59.42 per share.

   First Business Bank of Kansas City did not pay a cash dividend during the past three years.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

   The rights of First Business Bancshares stockholders are currently governed by the General and Business Corporation Law of Missouri and First Business Bancshares' Articles of Incorporation and Bylaws adopted thereunder. The rights of First Business Bank of Kansas City stockholders are currently governed by the National Bank Act, certain corporate laws of the State of Missouri and First Business Bank of Kansas City's Articles of Association and Bylaws adopted thereunder. As a result of the merger and the bank merger, First Business Bancshares stockholders and First Business Bank of Kansas City minority stockholders will become stockholders of Gold Banc, whose rights are governed by Kansas law and Gold Banc's Articles of Incorporation and Bylaws adopted thereunder. The following discussion is intended only to highlight certain differences between the rights of corporate stockholders under Kansas law, Missouri law and the National Bank Act generally, and specifically with respect to First Business Bancshares stockholders, First Business Bank of Kansas City minority stockholders and Gold Banc stockholders. The discussion is not intended as a complete statement of all such differences, and First Business Bancshares stockholders and First Business Bank of Kansas City minority stockholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

Authorized and Outstanding Capital Stock

   Kansas and Missouri law and the National Bank Act require a corporation's governing corporate documents to set forth the total number of shares of stock which the corporation has the authority to issue. The authorized capital stock of First Business Bancshares consists of 500,000 shares of common stock, par value $1.00 per share, of which approximately [168,441] shares are currently outstanding. The authorized capital stock of First Business Bank of Kansas City consists of 500,000 shares of common stock, par value $10.00 per share, of which approximately [294,913] shares are currently outstanding. The authorized capital stock of Gold Banc consists of 50,000,000 shares of common
stock, par value $1.00 per share, of which approximately            shares are
currently outstanding, and 10,000,000 shares of preferred stock, no par value per share, of which no shares are currently outstanding.

Election of Directors

   Under Missouri law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the directors, unless the articles of incorporation or a bylaw provide otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws must provide for staggered terms for the directors if the directors' terms of office are more than one year. The articles of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director.

   The First Business Bancshares articles and bylaws have set the number of directors at between eight and twelve persons, subject to change within these limits by a majority of the entire board of directors. The directors of First Business Bancshares serve for a term of one year. The First Business Bancshares articles and bylaws provide for one class of directors. Newly created directorships and vacancies on the First Business Bancshares board may be filled by the affirmative vote of a majority of the remaining directors then in office.

   Under Missouri law, stockholders have cumulative voting rights unless the articles of incorporation provides otherwise. The First Business Bancshares Articles and Bylaws provide for cumulative voting.

   Under the National Bank Act directors serve a term of one year or until their successors are elected and have qualified. A national banking association organized under the National Bank Act must have at least five and not more than twenty-five directors. The First Business Bank of Kansas City articles and bylaws provide for a board of directors numbering between five and twenty-five, the exact number to be set by the full board of directors. The directors of First Business Bank of Kansas City serve for a term of one year.

   The National Bank Act provides for cumulative voting of common stock in the election of directors of a national banking association. The shares of First Business Bank of Kansas City have cumulative voting.

   Stockholders of First Business Bancshares and First Business Bank of Kansas City who become stockholders of Gold Banc will have rights under Kansas corporate law in the election of directors. Under Kansas law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled (1) by a majority of directors then in office or (2) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case an amendment to the articles is required to change the number of directors.

   The Gold Banc Articles fix the number of members of the board of directors at between three and fifteen persons, subject to change within these limits by a majority of the entire board of directors. The directors of Gold Banc serve for a term of three years. The board of directors is divided into three classes, serving staggered terms. The Gold Banc Articles provides that vacancies on the board are to be filled by the remaining members and any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen.

   Under Kansas law, stockholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Gold Banc Articles do not provide for cumulative voting.

Removal of Directors

   Under Missouri law, directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the corporation's board is classified. In the case of a classified board, a majority of stockholders of such class entitled to elect the director to be removed may effect such removal. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board, or if there are classes of directors, at an election of the class of directors of which such director is a part. A director of a Missouri corporation may also be removed for cause by a majority of the board of directors if the director fails to meet the qualifications for directorship of the corporation or is in breach of an agreement between such director and the corporation relating to the directors services to the corporation. The First Business Bancshares Bylaws allow the removal of a director in the manner provided for under Missouri law.

   Neither the National Bank Act, the Articles of Association nor the Bylaws of First Business Bank of Kansas City address the removal of directors. Therefore, First Business Bank of Kansas City directors are removable according to the provisions of Missouri corporate law as described in the immediately preceding paragraph.

   Kansas law provides that any director may be removed with or without cause by a majority of the shares then entitled to vote at an election of directors unless director terms are staggered or the corporation has cumulative voting for directors. In the case of staggered terms, unless the articles of incorporation provide otherwise, stockholders may remove directors only for cause or, in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part. The Gold Banc Articles provides that a director may be removed from office at anytime, but only for cause, by the holders of a majority of the voting power of all of the shares of the corporation entitled to vote in the election of directors, or only for cause by a majority of the board of directors.

Amendments to Articles

   Under Missouri law, except for amendments dealing with the election of directors in corporations with cumulative voting and amendments dealing with control share acquisitions of shares, unless a higher vote is required in the articles of incorporation, an amendment to the articles of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The First Business Bancshares Articles of Incorporation may be amended in the manner provided for under Missouri law.

   Under the National Bank Act, unless otherwise specified by the articles of association, an amendment to the articles of association of a national banking association may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The First Business Bank of Kansas City Articles of Association require a majority vote of the stock of the association to approve an amendment to the Articles of Association.

   Kansas law provides that an amendment to the articles of incorporation of a corporation must be approved by at least a majority of the outstanding stock entitled to vote upon the proposed amendment, and by at least a majority of the outstanding stock of each class entitled to vote thereon as a class. The articles of incorporation may state a greater number or proportion required for approval. The Gold Banc Articles require a vote of two-thirds of the outstanding shares of the common stock of the corporation to amend Articles Four, Five, Six, Seven, Eight, Nine, Ten, Twelve or Thirteen of its Articles of Incorporation.

Amendments to Bylaws

   Missouri law provides that a corporation's bylaws may be amended by that corporation's stockholders, or, if so provided in the corporation's articles of incorporation, the power to amend the corporation's bylaws may be conferred on the corporation's directors. The First Business Bancshares Articles of Incorporation provide that First Business Bancshares' directors may amend First Business Bancshares' Bylaws.

   The National Bank Act does not address the amendment of bylaws. Therefore the Bylaws of First Business Bank of Kansas City are governed by Missouri law as described in the immediately preceding paragraph. The First Business Bank of Kansas City Bylaws provide that a majority of the board of directors may amend the Bylaws of First Business Bank of Kansas City.

   Kansas law provides that the right to adopt, amend or repeal bylaws of a corporation shall be vested in the corporation's board of directors, unless otherwise provided in such corporation's articles of incorporation and subject to the right of the stockholders to adopt, amend or repeal the bylaws. The Gold Banc Articles require the affirmative vote of at least two-thirds of the outstanding stock to amend or repeal Articles II, III and VI of the bylaws of Gold Banc.

Special Meetings of Stockholders

   Missouri law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's articles of incorporation or bylaws. The First Business Bancshares Bylaws provide that special meetings of First Business Bancshares' stockholders may be called by the President, the board of directors, or the holders of not less than twenty percent (20%) of all the outstanding shares entitled to vote at such special meeting.

   The National Bank Act does not address the calling of special meetings of stockholders. Therefore, the calling of special meetings of stockholders is governed by Missouri law as described in the immediately preceding paragraph. The Articles of Association of First Business Bank of Kansas City provide that special meetings of First Business Bank of Kansas City's stockholders may be called by the board of directors or the holders of not less than twenty-five percent (25%) of the stock of First Business Bank of Kansas City.

   Kansas law provides that special meetings of stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's articles of incorporation or bylaws. The Gold Banc Bylaws provide that a special meeting may be called by the chief executive officer, a majority of the board of directors, and shall be called at any time by the Chairman of the Board, the Chief Executive Officer, or the Secretary upon the request of stockholders owning 55 percent of the outstanding stock of the corporation entitled to vote at such meeting.

Stockholder Action by Written Consent

   First Business Bancshares' stockholders and First Business Bank of Kansas City stockholders may take any action by written consent of the holders of all of the outstanding shares entitled to vote thereon without a meeting. Under Gold Banc's Articles, however, Gold Banc's stockholders may not take any action without a meeting.

Notice of Stockholder Proposals

   First Business Bancshares' Bylaws provide that a stockholder is allowed to address any proper business at an annual meeting. Only that business for which a special meeting has been called may be addressed at a special meeting.

   The Articles of Association of First Business Bank of Kansas City provide that the annual meeting shall address whatever business is brought before the meeting. Only that business for which a special meeting has been called may be addressed at a special meeting.

   Gold Banc's Bylaws provide that at any special meeting of the stockholders, only the business specified in the notice of a special meeting may be addressed at the meeting, but a stockholder is allowed to address any business at an annual meeting if the procedural requirements are met. In order for a matter to be properly brought before the annual meeting by a stockholder, the stockholder must provide notice of the matter to Gold Banc not less than 120 days prior to the meeting and delivery of specified information of the type customarily required by such provisions.

Vote on Extraordinary Corporate Transactions

   Missouri law provides that, unless otherwise specified in a corporation's articles of incorporation or bylaws or unless the provisions of Missouri law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets or a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the board of directors to submit to the stockholders such plan and receive the affirmative vote of a two-thirds majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to First Business Bancshares and its stockholders.

   The National Bank Act provides that a merger or consolidation of a national banking association with another national banking association or a state bank requires the majority vote of the board of directors of each national banking association participating in the bank merger. In addition, the National Bank Act requires the approval of at least two-thirds of the stockholders of each other participant in the bank merger (including state banks). The foregoing provisions apply to First Business Bank of Kansas City and its stockholders.

   Kansas law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Kansas law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. The foregoing provisions apply to Gold Banc and its stockholders.

Dividends

   Subject to any restrictions contained in a corporation's articles of incorporation or bylaws, Missouri law generally provides that a corporation may not declare and pay dividends when the net assets of a corporation are less than the corporation's stated capital. The First Business Bancshares Articles of Incorporation contain no additional restrictions on the declaration or payment of dividends.

   The National Bank Act provides that a national banking association may declare a cash dividends from undivided profits quarterly, semi-annually, or annually, with certain limitations, as long as its surplus fund equals its common capital. Approval of the OCC is required if the total dividends in any year exceed the total of net income for the year combined with retained net income of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. A national banking association may not withdraw any part of its capital in the form of dividends or otherwise. In addition, the OCC has the authority to prohibit payment of dividends which, while otherwise permissible, would create an unsafe or unsound banking practice. The foregoing provisions apply to First Business Bank of Kansas City and its stockholders.

   Kansas law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's stockholders either
(1) out of its surplus or (2) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. However, no such dividend may be paid out of net profits if the capital of the corporation shall have been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until such deficiency is repaired. In addition to the restrictions imposed by Kansas law, the Gold Banc Articles authorize restrictions on the declaration or payment of dividends on common stock subject to the provisions of the preferred stock.

Appraisal Rights of Dissenting Stockholders

   Under Missouri law, a stockholder of a Missouri corporation is generally entitled to demand appraisal of and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation is a party.

   First Business Bancshares stockholders are entitled to dissenters' or appraisal rights in connection with the merger. In order to exercise the appraisal rights granted by Missouri law, a First Business Bancshares stockholder must file with First Business Bancshares a written objection to the plan of merger, not vote in favor of the merger and make a written demand of Gold Banc for the fair value of the stockholders shares within twenty days after the merger. The fair value of the stock of First Business Bancshares shall be determined as of the day before the vote approving the merger. If within thirty days of the merger Gold Banc and the stockholder agree on the value of the stock, the stockholder shall be paid the agreed sum and lose any and all interest in the stock. If Gold Banc and the stockholder do not agree, the stockholder shall have an additional sixty days to file a petition in court asking for a determination of the fair value of the stock on the day prior to the vote approving the merger.

   Under the National Bank Act, a stockholder of a national banking association is generally entitled to demand appraisal of and obtain payment of the fair value of his or her shares in the event of any merger or consolidation to which the national banking association is a party.

   First Business Bank of Kansas City stockholders are entitled to dissenter's or appraisal rights in connection with the bank merger. A stockholder who wishes to dissent and intends to do so must vote the shares held by him against the bank merger at the special meeting or give written notice at or prior to such meeting to the presiding officer that he dissents from the bank merger. If the proposed bank merger is approved by the requisite two-thirds vote and the bank merger is consummated, then upon written request and surrender of his shares to Gold Bank at any time before thirty days after the date of consummation of the bank merger such stockholder shall be entitled to receive the value of the shares held by him as of the effective date of the bank merger. The valuation of shares shall be determined by a three person committee composed of one selected by a majority vote of dissenting shares, one selected by Gold Bank and one selected by the two selected by the dissenting shares and Gold Bank. Should a dissenting stockholder be unsatisfied with the valuation, he may, within five days of being notified of the appraised value, appeal to the OCC which shall cause a reappraisal which shall be final and binding on the dissenting stockholder.

   Kansas law requires the corporation surviving or resulting from any merger or consolidation to provide notice to stockholders of the effectiveness of the merger or consolidation if such stockholders filed with the corporation a written objection to the merger or consolidation before the taking of the vote on the merger or consolidation, and whose shares were either not entitled to vote or were not voted in favor of the merger or consolidation. Such stockholders then have twenty days from the mailing date of such notice to demand in writing from the corporation payment of the value of their stock as of the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation. If such demand is made, the corporation shall pay to the stockholder such value within thirty days from the end of the twenty day period. If the corporation and stockholder fail to agree upon the value of such stock, the stockholder or the corporation may demand a determination of the value of such stock by an appraiser appointed by the district court.

   However, this right to demand an appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares were registered on a national securities exchange, or (3) the shares were held of record by not less than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation, unless the articles of incorporation provide otherwise.

   Gold Banc stockholders are not entitled to dissenters' or appraisal rights in connection with the merger.

Stockholder Inspection

   Under Missouri law, any stockholder may inspect a corporation's books at all proper times as regulated by the corporation's bylaws. First Business Bancshares' Bylaws do not address the inspection of its books by stockholders.

   The National Bank Act does not address the inspection of a national banking association's books and records by stockholders. Therefore, the inspection of books and records of First Business Bank of Kansas City by its stockholders is governed by Missouri law as described in the immediately preceding paragraph.

   Under Kansas law, any stockholder may inspect a corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to the person's interest as a stockholder. Kansas law specifically provides that a stockholder may appoint an agent for the purpose of examining the corporation's books and records.

   Gold Banc's bylaws provide that Gold Banc's stockholders have the right to inspect the books and records of the corporation to the extent and in the manner provided by Kansas law, subject to reasonable restrictions as may be determined by the board of directors or the officers of the corporation, from time to time or with respect to any request for such inspection.

Indemnification and Limitation of Liability of Directors and Officers

   Under Missouri law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation for negligence or misconduct in the performance of his duty to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. The determination of whether the director has met the requisite standard of conduct for indemnification may be made by (1) a majority vote of a quorum consisting of directors not at that time parties to the suit; (2) independent legal counsel directed by a quorum of disinterested directors; or (3) by the stockholders. Expenses incurred by an officer, director, employee or agent in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Under Missouri law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the articles, bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

   The First Business Bancshares Articles provide for the indemnification of and the advancement of defense costs to First Business Bancshares' directors, officers and employees to the fullest extent permitted by Missouri law.

   The National Bank Act does not specifically address the issue of indemnification. Therefore the issue of indemnification is governed by Missouri law as described in the immediately preceding paragraph. Regulations issued pursuant to the National Bank Act, however, limit such indemnification in proceedings initiated by federal banking agencies.

   First Business Bank of Kansas City Articles provides for indemnification to the fullest extent allowable under Missouri law.

   Kansas law grants a corporation power to indemnify an officer, director, employee or agent made a party to a proceeding as a result of his status as an officer, director, employee or agent against such expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, in the case of a criminal proceeding, such director had no reasonable grounds to believe his actions were unlawful. The determination of whether the director has met the requisite standard of conduct for indemnification may be made by (1) a majority vote of a quorum consisting of directors not at that time parties to the suit; (2) independent legal counsel directed by a quorum of disinterested directors; or (3) by the stockholders. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   A Kansas corporation can indemnify an officer, director, employee or agent for expenses actually and reasonably incurred by such person in connection with the defense or settlement of a suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, if such person is adjudged to be liable to the corporation in a suit brought by or in the right of the corporation, no indemnification shall be made unless the court in which such proceeding was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   The Gold Banc's Articles require the corporation to indemnify each officer and director to the fullest extent permitted by Kansas law.

Preemptive Rights

   Missouri law provides that a corporation may, in its articles of incorporation, limit or deny preemptive rights to stockholders. The First Business Bank Bancshares Articles of the corporation deny to stockholders any preemptive rights.

   The National Bank Act requires that a national banking association specifically provide for or deny preemptive rights. The Article of Association of First Business Bank of Kansas City deny preemptive rights to its stockholders.

   Kansas law does not provide for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate or articles of incorporation. The Gold Banc Articles do not provide for preemptive rights.

Business Combination Restrictions

   Missouri law contains provisions prohibiting certain business combinations between corporation and interested stockholders of such corporations. These provisions do not apply to First Business Bancshares, however, because First Business Bancshares does not have a class of voting stock registered with the securities and exchange commission pursuant to Section 12 of the exchange act and First Business Bancshares' Articles do not elect to be covered under the Missouri business combination restriction.

   The National Bank Act does not contain business combination restrictions.

   In general, Kansas law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock), from engaging in a "Business Combination" with a corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (1) any merger or consolidation of the corporation with the Interested Stockholder or with any other corporation if the merger or consolidation is caused by the Interested Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (3) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the corporation; (4) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Stockholder); or (5) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

   The three-year moratorium may be avoided if: (1) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   The Business Combination restrictions described above do not apply if, among other things: (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (2) the corporation, by act of its board of directors, adopts an amendment to its bylaws within one year of the effective date of the Business Combination Act expressly electing not to be governed by the Act; (3) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (4) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders.

   The Gold Banc Articles expressly elect to be covered by the business combination restrictions.

Shareholder Rights Plan

   Gold Banc has in effect a shareholder rights plan and has entered into a rights agreement with American Stock Transfer & Trust Company, as Rights Agent. The rights plan provides for a dividend distribution of one one-thousandth of a share of Series A Preferred Stock (a "Right") to be attached to each outstanding share of Gold Banc common stock. As a result of the merger, each share of Gold Banc common stock received in the merger will also represent one Right. The Rights are not currently exercisable or transferable apart from the Gold Banc common stock.

   The Rights will become exercisable if a person or group acquires 15% or more of the Gold Banc common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Gold Banc common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Gold Banc common stock that has a market value of two times the exercise price of the Right. If Gold Banc is acquired in a merger or other business transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right.

   The Rights issued under the Gold Banc shareholder rights plan may make any merger not approved by Gold Banc's board of directors prohibitively expensive, because the Rights allow Gold Banc shareholders to purchase the voting securities of Gold Banc or a potential acquirer at one-half of the fair market value.

   First Business Bancshares does not have a shareholders rights plan.

   First Business Bank of Kansas City does not have a shareholders rights plan.

                                    EXPERTS

   The financial statements included in the Gold Banc Annual Report on Form 10-K for the year ended December 31, 1998, that are incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their reports included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of First Business Bancshares of Kansas City, Inc., included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated by their reports included herein, and have been included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of Union Bankshares, Ltd., incorporated by reference in this registration statement, have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated by their report with respect thereto, and have been incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of American Bancshares, Inc., as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this joint proxy statement/prospectus by reference to the Gold Banc Current Report on Form 8-K, dated November 19, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

   The audited financial statements of CountryBanc Holding Company, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

   The legality of the Gold Banc common stock to be issued pursuant to the merger has been passed upon for Gold Banc by Stinson, Mag & Fizzell, P.C. Stinson, Mag & Fizzell, P.C. also will pass upon federal income tax matters in connection with the merger. See "The Proposed Merger--Federal Income Tax
Consequences" on page   . Spencer, Fane, Britt & Browne LLP, will pass on
certain matters related to the merger and the bank merger for First Business Bancshares and First Business Bank of Kansas City.

                         FUTURE STOCKHOLDER PROPOSALS

If the Merger is Consummated, or the Merger is Not Consummated and You Are a Gold Banc Stockholder:

   A stockholder proposal may be considered at Gold Banc's 2000 Annual Meeting of Stockholders only if it meets the following requirements set forth in Gold Banc's Bylaws. First, the stockholder making the proposal must be a stockholder of record on the record date for such meeting, must continue to be a stockholder of record at the time of such meeting, and must be entitled to vote thereat. Second, the stockholder must deliver or cause to be delivered a written notice to Gold Banc's Secretary. The Secretary must receive such notice no later than December 2, 1999.

   The notice shall specify: (a) the name and address of the stockholder as they appear on the books of Gold Banc; (b) the class and number of shares of Gold Banc's stock that are beneficially owned by the stockholder; (c) any material interest of the stockholder in the proposed business described in the notice; (d) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about him or her that is required by the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be disclosed in the proxy materials for the meeting involved if he or she were a nominee of Gold Banc for election as one of its directors; (e) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the stockholders and if and why it is deemed by the stockholder to be beneficial to Gold Banc; and (f) if so requested by Gold Banc, all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Notwithstanding satisfaction of the above, the proposed business may be deemed not properly before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted from the proxy materials for the meeting.

   For stockholder proposals to be considered for inclusion in Gold Banc's proxy materials for the 2000 Annual Meeting of Stockholders, the Secretary of Gold Banc must receive such proposals no later than December 2, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

   Gold Banc. Gold Banc files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Gold Banc files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Gold Banc's filings are also available to the public on the SEC Internet site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC at http//www.sec.gov.

   Gold Banc has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Gold Banc common stock to be issued to holders of First Business Bancshares common in connection with the merger. This document is part of the registration statement and constitutes a prospectus of Gold Banc in addition to being a proxy statement of Gold Banc and First Business Bancshares for their respective special meetings. This document does not contain all of the information contained in the registration statement or the exhibits to the registration statement as allowed by the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

   The Securities and Exchange Commission permits Gold Banc to incorporate by reference information that is not contained in this document. This means that Gold Banc can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the following documents previously filed with the Securities and Exchange Commission:

   Gold Banc SEC Filings (File No. 0-28936)         Period or Date of Event
   ----------------------------------------     --------------------------------
Registration Statement on Form S-4, filed
 December 15, 1999............................  December 15, 1999
Registration Statement on Form S-4, filed
 November 23, 1999............................  November 23, 1999
Current Report on Form 8-K/A, filed December
 9, 1999......................................  December 9, 1999
Current Report on Form 8-K, filed November 19,
 1999.........................................  November 19, 1999
Current Report on Form 8-K, filed November 19,
 1999.........................................  November 19, 1999
Current Report on Form 8-K, filed November 19,
 1999.........................................  November 19, 1999
Current Report on Form 8-K, filed November 10,
 1999.........................................  November 10, 1999
Proxy Statement on Schedule 14A, filed April
 1, 1999......................................  Annual Meeting on April 28, 1999
Annual Report on Form 10-K, filed April 1,
 1999.........................................  Year ended December 31, 1998
Quarterly Report on Form 10-Q, filed May 14,
 1999.........................................  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q, filed August
 11, 1999.....................................  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q, filed November
 8, 1999......................................  Quarter ended September 30, 1999

   Gold Banc is also incorporating by reference additional documents filed with Securities and Exchange Commission after the date of this document, but prior to the date of the meetings.

   Gold Banc has supplied all information contained or incorporated in this document relating to Gold Banc. First Business Bancshares has supplied all such information relating to First Business Bancshares and First Business Bank of Kansas City.

   Gold Banc and First Business Bancshares stockholders and First Business Bank of Kansas City minority stockholders may obtain documents incorporated by reference through Gold Banc or the Securities and Exchange Commission. Documents incorporated by reference are available from Gold Banc without charge, by requesting such documents in writing or by telephone from Gold Banc at:

                           Gold Banc Corporation, Inc.
                           11301 Nall Avenue
                           Leawood, Kansas 66211
                       Telephone Number: (913) 451-8050
                           Attention: Keith E. Bouchey

   If you would like to request documents from us, please do so by
                , 2000 in order to receive them before the meetings. Documents will be sent first class mail within one day upon receipt of a request.

   You should rely only on the information contained or incorporated by reference in this document to vote on the Gold Banc proposal, the First Business Bancshares proposal and the First Business Bank of Kansas City proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
            , 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Gold Banc, First Business Bancshares or First Business Bank of Kansas City nor the issuance of Gold Banc common stock in the merger or the bank merger shall create any implication to the contrary.

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                    SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
                        DECEMBER 31, 1998, 1997 AND 1996

                                    CONTENTS

                                                                            Page
                                                                            ----
INDEPENDENT ACCOUNTANTS' REPORT............................................ F-2

CONSOLIDATED FINANCIAL STATEMENTS
  Balance Sheets........................................................... F-3
  Statements of Income..................................................... F-5
  Statements of Changes in Stockholders' Equity............................ F-6
  Statements of Cash Flows................................................. F-7
  Notes to Financial Statements............................................ F-8

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
First Business Bancshares of
 Kansas City, Inc.
Kansas City, Missouri

   We have audited the accompanying consolidated balance sheets of FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ BAIRD, KURTZ & DOBSON

Kansas City, Missouri
January 29, 1999

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                          CONSOLIDATED BALANCE SHEETS

                        SEPTEMBER 30, 1999 AND 1998 AND
                           DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                September 30,               December 31,
                          --------------------------  -------------------------
                              1999          1998          1998         1997
                          ------------  ------------  ------------  -----------
                                 (Unaudited)
Cash and due from banks.  $  1,987,154  $  4,506,966  $  5,555,812  $ 4,671,948
Federal funds sold......           --     17,100,000       880,000          --
                          ------------  ------------  ------------  -----------
   Total Cash and Cash
    Equivalents.........     1,987,154    21,606,966     6,435,812    4,671,948
                          ------------  ------------  ------------  -----------
Available-for-sale
 securities.............    10,138,104     7,952,422    10,418,289    7,929,374
                          ------------  ------------  ------------  -----------
   Total Investments....    10,138,104     7,952,422    10,418,289    7,929,374
                          ------------  ------------  ------------  -----------
Loans...................   111,370,015    88,652,807    94,528,726   76,886,667
 Less allowance for
  loan losses...........     1,489,895     1,318,583     1,401,654    1,235,423
                          ------------  ------------  ------------  -----------
   Net Loans............   109,880,120    87,334,224    93,127,072   75,651,244
                          ------------  ------------  ------------  -----------
Premises and equipment,
 net....................     1,112,649       879,853       893,050      753,969
Interest receivable.....       834,827       532,142       795,578      734,083
Foreclosed assets held
 for sale...............           --        381,083       370,583      112,690
Federal Reserve Bank
 stock..................       223,700       223,700       223,700      223,700
Deferred income taxes...       628,139       244,946       329,000      234,130
Other assets............       313,250       289,143       281,292      290,530
                          ------------  ------------  ------------  -----------
   Total Other Assets...     3,112,565     2,550,867     2,893,203    2,349,102
                          ------------  ------------  ------------  -----------
   Total Assets.........  $125,117,943  $119,444,479  $112,874,376  $90,601,668
                          ============  ============  ============  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
 Noninterest-bearing
  deposits..............  $ 13,592,428  $ 22,477,789  $ 24,798,837  $23,695,976
 Interest-bearing
  demand deposits.......    27,872,033    41,333,883    31,236,551   28,544,714
 Savings................       137,630        98,064        93,749      148,417
 Time deposits..........    63,400,790    41,264,200    41,639,443   25,651,269
                          ------------  ------------  ------------  -----------
   Total Deposits.......   105,002,881   105,173,936    97,768,580   78,040,376
Note payable............     3,237,820     1,097,820     1,237,820      797,468
Debentures..............       770,000       770,000       770,000      770,000
Securities sold under
 agreements to
 repurchase.............     4,637,774     4,147,177     4,128,862    1,466,231
Other borrowings........           --            --        417,319          --
Federal funds purchased.     2,100,000           --            --     1,750,000
Income taxes payable....       123,361       107,454       194,811      104,932
Accrued interest and
 other liabilities......       687,824       641,600       672,963      653,963
                          ------------  ------------  ------------  -----------
   Total Liabilities....   116,559,660   111,937,987   105,190,355   83,582,970
                          ------------  ------------  ------------  -----------
MINORITY INTEREST.......     1,429,639     1,316,599     1,350,982    1,229,422
                          ------------  ------------  ------------  -----------
STOCKHOLDERS' EQUITY
 Common stock, $1 par
  value; authorized
  500,000 shares;
  issued and
  outstanding: 180,500
  shares in 1999,
  162,000 shares in
  1998 and 161,200
  shares in 1997
  including shares held
  in treasury...........       180,500       162,000       162,000      161,200
 Additional paid-in
  capital...............     5,938,951     5,627,527     5,627,527    5,615,335
 Retained earnings......     1,705,691       798,049     1,109,206      147,485
 Accumulated other
  comprehensive income:
 Unrealized
  appreciation
  (depreciation) on
  available-for-sale
  securities, net of
  income taxes..........     (121,529)        36,510         9,275       42,554
                          ------------  ------------  ------------  -----------
                             7,703,613     6,624,086     6,908,008    5,966,574
 Treasury stock, at
  cost 1999 and 1998--
  12,059 shares; 1997--
  3,994.................      (574,969)     (434,193)     (574,969)    (177,298)
                          ------------  ------------  ------------  -----------
   Total Stockholders'
    Equity..............     7,128,644     6,189,893     6,333,039    5,789,276
                          ------------  ------------  ------------  -----------
   Total Liabilities and
    Stockholders'
    Equity..............  $125,117,943  $119,444,479  $112,874,376  $90,601,668
                          ============  ============  ============  ===========

                 See Notes to Consolidated Financial Statements

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              September 30,                 December 31,
                          ----------------------  ----------------------------------
                             1999        1998        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
                               (Unaudited)
INTEREST INCOME
  Interest and fees on
   loans................  $7,293,067  $6,365,587  $8,738,335  $7,018,412  $6,430,105
  Federal funds sold....      56,886     254,867     395,444     325,845     568,761
  Investment securities.     505,897     381,726     529,706     427,184     385,841
  Other interest income.         --          --       13,422      16,676      11,659
                          ----------  ----------  ----------  ----------  ----------
    Total Interest
     Income.............   7,855,850   7,002,180   9,676,907   7,788,117   7,396,366
                          ----------  ----------  ----------  ----------  ----------
INTEREST EXPENSE
  Deposits..............   3,130,764   2,908,030   3,995,287   3,198,856   3,170,102
  Notes payable and
   debentures...........     180,559     113,017     155,316     156,549     149,127
  Federal funds
   purchased and
   securities sold under
   agreements to
   repurchase...........     179,453     116,809     153,360      45,622      17,052
                          ----------  ----------  ----------  ----------  ----------
    Total Interest
     Expense............   3,490,776   3,137,856   4,303,963   3,401,027   3,336,281
                          ----------  ----------  ----------  ----------  ----------
NET INTEREST INCOME.....   4,365,074   3,864,324   5,372,944   4,387,090   4,060,085
PROVISION FOR LOAN
 LOSSES.................     427,176     242,322     319,487     273,765      41,000
                          ----------  ----------  ----------  ----------  ----------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES............   3,937,898   3,622,002   5,053,457   4,113,325   4,019,085
                          ----------  ----------  ----------  ----------  ----------
NONINTEREST INCOME
  Service charges on
   deposit accounts.....     245,597     183,780     214,836     211,390     204,541
  Other service charges.      73,595     162,230      82,900      62,181      85,819
  Other.................         --          --       62,781      57,081      88,030
                          ----------  ----------  ----------  ----------  ----------
    Total Noninterest
     Income.............     319,192     346,010     360,517     330,652     378,390
                          ----------  ----------  ----------  ----------  ----------
NONINTEREST EXPENSE
  Salaries and employee
   benefits.............   1,644,883   1,415,107   1,883,757   1,782,673   1,604,549
  Net occupancy and
   equipment expense....     341,766     506,492     676,444     522,139     499,615
  Professional fees.....     106,770     119,257     109,705     126,342     246,808
  Insurance expense.....      39,542      52,089      54,054      48,878      30,805
  Other expenses........     945,372     558,441     762,040     720,648     605,936
                          ----------  ----------  ----------  ----------  ----------
    Total Noninterest
     Expense............   3,078,333   2,651,386   3,486,000   3,200,680   2,987,713
                          ----------  ----------  ----------  ----------  ----------
INCOME BEFORE INCOME
 TAXES..................   1,178,757   1,316,626   1,927,974   1,243,297   1,409,762
PROVISION FOR INCOME
 TAXES..................     466,023     542,776     794,384     550,060    (261,000)
                          ----------  ----------  ----------  ----------  ----------
INCOME BEFORE MINORITY
 INTEREST...............     712,734     773,850   1,133,590     693,237   1,670,762
MINORITY INTEREST IN NET
 INCOME OF SUBSIDIARY...    (116,249)   (123,286)   (171,869)   (133,711)   (212,566)
                          ----------  ----------  ----------  ----------  ----------
NET INCOME..............  $  596,485  $  650,564  $  961,721  $  559,526  $1,458,196
                          ==========  ==========  ==========  ==========  ==========
EARNINGS PER SHARE
  Basic.................  $     3.65  $     4.02  $     5.94  $     3.48  $     9.11
                          ==========  ==========  ==========  ==========  ==========
  Diluted...............  $     2.86  $     2.99  $     4.41  $     2.70  $     6.77
                          ==========  ==========  ==========  ==========  ==========

                 See Notes to Consolidated Financial Statements

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
                 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                           Accumulated
                                                                              Other
                                                                          Comprehensive
                                                                              Income
                                                                        ------------------
                                                                            Unrealized
                                                                           Appreciation
                                                                          (Depreciation)
                                        Common  Additional  Retained            on
                         Comprehensive  Stock    Paid-in    Earnings    Available-for-Sale Treasury
                            Income      Issued   Capital    (Deficit)     Securities Net     Stock      Total
                         ------------- -------- ---------- -----------  ------------------ ---------  ----------
BALANCE (DEFICIT),
 DECEMBER 31, 1995......               $160,000 $5,597,047 $(1,870,237)     $ (16,634)     $(123,556) $3,746,620
  Net income............                                     1,458,196                                 1,458,196
  Change in unrealized
   appreciation
   (depreciation) on
   available-for-sale
   securities...........                                                       10,412                     10,412
                           --------    -------- ---------- -----------      ---------      ---------  ----------
BALANCE (DEFICIT),
 DECEMBER 31, 1996......                160,000  5,597,047    (412,041)        (6,222)      (123,556)  5,215,228
  Net income............   $559,526                            559,526                                   559,526
  Change in unrealized
   appreciation
   (depreciation) on
   available-for-sale
   securities, net of
   income taxes of $-0-
   .....................     48,776                                            48,776                     48,776
  Issuance of 1,200
   shares of stock......                  1,200     18,288                                                19,488
  Purchase of 1,200
   shares of treasury
   stock................                                                                     (53,742)    (53,742)
                           --------    -------- ---------- -----------      ---------      ---------  ----------
  Comprehensive income..   $608,302
                           ========
BALANCE, DECEMBER 31,
 1997...................                161,200  5,615,335     147,485         42,554       (177,298)  5,789,276
  Net income............   $961,721                            961,721                                   961,721
  Change in unrealized
   appreciation
   (depreciation) on
   available-for-sale
   securities, net of
   income taxes of
   $7,800...............    (33,279)                                          (33,279)                   (33,279)
  Issuance of 800 shares
   of stock.............                    800     12,192                                                12,992
  Purchase of 8,065
   shares of treasury
   stock................                                                                    (397,671)   (397,671)
                           --------    -------- ---------- -----------      ---------      ---------  ----------
  Comprehensive income..   $928,442
                           ========
BALANCE, DECEMBER 31,
 1998...................                162,000  5,627,527   1,109,206          9,275       (574,969) $6,333,039
  Issuance of 18,500
   shares of stock
   related to employee
   stock options
   excercised...........                 18,500    311,424                                               329,924
  Net income............   $596,485                            596,485                                   596,485
  Change in unrealized
   appreciation
   (depreciation) on
   available-for-sale
   securities; net of
   income taxes.........   (130,804)                                         (130,804)                  (130,804)
                           --------    -------- ---------- -----------      ---------      ---------  ----------
  Comprehensive income..   $465,681
                           ========
BALANCE, SEPTEMBER 30,
 1999...................               $180,500 $5,938,951 $ 1,705,691      $(121,529)     $(574,969) $7,128,644
                                       ======== ========== ===========      =========      =========  ==========

                See Notes to Consolidated Financial Statements

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                AND YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                               September 30,                     December 31,
                         --------------------------  ---------------------------------------
                             1999          1998          1998          1997         1996
                         ------------  ------------  ------------  ------------  -----------
                                (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES
  Net income............ $    596,485  $    650,564  $    961,721  $    559,526  $ 1,458,196
  Items not requiring
   (providing) cash:
    Depreciation and
     amortization.......      183,667       152,207       176,149       154,937      160,501
    Provision for loan
     losses.............      427,176       242,322       319,487       273,765       41,000
    Minority interest in
     net income of
     subsidiary.........      116,249       123,286       171,869       133,711      212,566
    Loss on sale of
     other foreclosed
     assets.............       54,502         5,400         5,400           --        (3,779)
    Provision for losses
     on foreclosed
     assets.............          --            --            --         15,000       10,000
    Deferred income
     taxes..............     (196,923)      (65,125)      (94,870)      122,783     (280,000)
  Changes in:
    Interest receivable.      (39,249)      201,941       (61,495)     (208,448)      29,492
    Other assets........      (18,697)        9,503        28,738       176,990      (50,048)
    Accrued interest and
     other liabilities..       14,860       (12,363)       19,000        91,640      113,625
    Income taxes
     receivable/payable.      (71,450)      (62,477)       89,879      (199,772)      17,379
                         ------------  ------------  ------------  ------------  -----------
      Net cash provided
       by operating
       activities.......    1,066,620     1,245,258     1,615,878     1,120,132    1,708,932
                         ------------  ------------  ------------  ------------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
  Purchase of loan
   participations.......   (3,045,881)   (2,088,125)   (2,088,125)   (3,285,150)  (2,715,217)
  Proceeds from sales of
   loan participations..    2,756,010     3,241,260     3,241,260     6,725,300    4,320,654
  Net originations of
   loans................  (16,890,353)  (13,473,673)  (19,333,186)  (18,752,769)  (6,786,246)
  Purchase of premises
   and equipment........     (398,545)     (277,903)     (313,942)     (218,296)    (102,409)
  Proceeds from
   maturities of
   available-for-sale
   securities...........    4,097,340     3,500,000     5,009,797     4,468,925    6,179,775
  Purchases of
   available-for-sale
   securities...........   (4,054,894)   (3,404,572)   (7,533,279)   (4,875,031)  (5,086,015)
  Proceeds from sale of
   other assets.........      316,081       121,290       121,290           --           --
                         ------------  ------------  ------------  ------------  -----------
      Net cash used in
       investing
       activities.......  (17,220,242)  (12,381,723)  (20,896,185)  (15,937,021)  (4,189,458)
                         ------------  ------------  ------------  ------------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
  Net increase in
   demand, savings, NOW
   and money market
   accounts.............  (14,527,047)   11,520,630     3,740,030     2,789,161      341,849
  Net increase
   (decrease) in time
   deposits.............   21,761,347    15,612,931    15,988,174     2,826,482   (1,301,963)
  Net increase in
   repurchase
   agreements...........      508,912     2,680,946     2,662,631       934,830       71,263
  Net increase
   (decrease) in short-
   term borrowings......    3,682,681    (1,449,648)     (892,329)    1,750,000      200,000
  Purchase of minority
   interest in
   subsidiary bank......      (50,853)      (49,473)      (69,656)      (78,750)         --
  Proceeds from sale of
   stock................      329,924        12,992        12,992        19,488          --
  Purchase of treasury
   stock................          --       (256,894)     (397,671)      (53,743)         --
                         ------------  ------------  ------------  ------------  -----------
      Net cash provided
       by (used in)
       financing
       activities.......   11,704,964    28,071,484    21,044,171     8,187,468     (688,851)
                         ------------  ------------  ------------  ------------  -----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............   (4,448,658)   16,935,019     1,763,864    (6,629,421)  (3,169,377)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............    6,435,812     4,671,948     4,671,948    11,301,369   14,470,746
                         ------------  ------------  ------------  ------------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................. $  1,987,154  $ 21,606,967  $  6,435,812  $  4,671,948  $11,301,369
                         ============  ============  ============  ============  ===========

                 See Notes to Consolidated Financial Statements

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1997 AND 1996

NOTE 1:
    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

   The Company's primary activity to date has been to act as a bank holding company of First Business Bank of Kansas City, N.A. through its 86% ownership of the Bank. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

   The Bank extends credit for commercial real estate mortgages, working capital and equipment financing, and consumer loans to businesses and residents primarily throughout the greater Kansas City area. The Bank also participates in secured business loans, originated by other banks, in the greater Kansas City area. There were no securities purchased under reverse repurchase agreements at December 31, 1998 and 1997.

   The consolidated financial statements as of and for the nine months ended September 30, 1999 and 1998 are unaudited but, in the opinion of Management, reflect all adjustments, consisting of only normal recurring items, necessary for fair presentation. These notes to consolidated financial statements do not reflect unaudited September 30, 1999 and 1998 data. Interim results are not necessarily indicative of annual results.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

   Management believes that the allowance for losses on loans and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowances for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examinations.

 Principles of Consolidation

   The consolidated financial statements include the accounts of First Business Bancshares of Kansas City, Inc. and its 86%-owned subsidiary, First Business Bank of Kansas City, N.A. All significant intercompany accounts, transactions and stockholdings have been eliminated in consolidation.

 Operating Segment

   The Company has one subsidiary bank which provides traditional banking services and has one operating segment.

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


 Cash Equivalents

   The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash equivalents were federal funds sold.

 Investments in Debt and Equity Securities

   Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

   Interest and dividends on investments in debt and equity securities are included in income when earned.

 Loans

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

 Allowance for Loan Losses

   The allowance for loan losses is increased by provisions charged to expense, by recoveries of loans previously charged off, and reduced by loans charged off. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

   A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent 90 days. Interest is recognized for nonaccrual loans only upon receipt, and only after all principal amounts are current according to the terms of the contract.

 Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

 Foreclosed Assets Held for Sale

   Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure, and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in fair value. Increases in the valuation allowance and gains/losses on sales of foreclosed assets are included in non-interest expenses, net.

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


 Fee Income

   Loan origination fees, net of direct origination costs, are recognized as income in a manner that approximates the level-yield method over the term of the loans.

 Income Taxes

   Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statements and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

 Reclassification

   Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 financial statement presentation. These reclassifications had no effect on net income.

 Earnings per Share

   Basic earnings per share is computed based on the weighted average number of shares outstanding during each year. Diluted earnings per share is computed by using the weighted average common shares and all potential dilutive common shares outstanding during the period.

   The computation of basic earnings per share is as follows:

                                                     1998      1997      1996
                                                   --------- -------- ----------
Numerator:
  Net income...................................... $ 961,721 $559,526 $1,458,196
Denominator:
  Weighted average common shares outstanding......   161,800  160,800    160,000
                                                   --------- -------- ----------
  Basic earnings per share........................ $    5.94 $   3.48 $     9.11
                                                   ========= ======== ==========

   The computation of diluted earnings per share is as follows:

Numerator:
  Net income.................................... $  961,721 $559,526 $1,458,196
  Adjustment for interest on debentures.........     46,200   46,200     46,200
                                                 ---------- -------- ----------
  Adjusted for interest on debentures...........  1,007,921  605,726  1,504,396
                                                 ---------- -------- ----------
Denominator:
  Weighted average common shares outstanding....    161,800  160,800    160,000
  Average common shares stock options and
   convertible debentures outstanding...........     66,800   63,847     62,100
                                                 ---------- -------- ----------
  Averaged diluted common shares................    228,600  224,647    222,100
                                                 ---------- -------- ----------
  Diluted earnings per share.................... $     4.41 $   2.70 $     6.77
                                                 ========== ======== ==========

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


NOTE 2: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

   Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

 Deposits

   Included in deposits are approximately $15,302,000 and $15,474,000 at December 31, 1998 and 1997, respectively, of demand deposits placed by companies under the control of a stockholder and his related interests.

 Year 2000 Issue

   Like all entities, the Bank is exposed to risks associated with the Year 2000 issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Bank has begun but not yet completed the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 issue on third parties with which it does business. If remediation efforts of the Bank or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Bank's financial condition and results of operations in the near term.

NOTE 3: INVESTMENTS IN DEBT AND EQUITY SECURITIES

   The amortized cost and approximate fair value of investments in available-for-sale securities are as follows:

                                                 December 31, 1998
                                   ---------------------------------------------
                                    Amortized    Market    Unrealized Unrealized
                                      Cost        Value      Gains      Losses
                                   ----------- ----------- ---------- ----------
   U. S. Treasury................. $ 1,002,640 $ 1,012,188  $ 9,548      $ 0
   U. S. Government Agency........   9,396,975   9,406,101    9,126        0
                                   ----------- -----------  -------      ---
                                   $10,399,615 $10,418,289  $18,674      $ 0
                                   =========== ===========  =======      ===

                                                 December 31, 1997
                                   ---------------------------------------------
                                    Amortized    Market    Unrealized Unrealized
                                      Cost        Value      Gains      Losses
                                   ----------- ----------- ---------- ----------
   U. S. Treasury................. $ 3,004,029 $ 3,019,400  $15,371      $ 0
   U. S. Government Agency........   4,875,186   4,909,974   34,788        0
                                   ----------- -----------  -------      ---
                                   $ 7,879,215 $ 7,929,374  $50,159      $ 0
                                   =========== ===========  =======      ===

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996

   Maturities of investment securities at December 31, 1998 and 1997 are as follows:

                                            1998                   1997
                                   ----------------------- ---------------------
                                    Amortized    Market    Amortized    Market
                                      Cost        Value       Cost      Value
                                   ----------- ----------- ---------- ----------
   In one year or less............ $ 1,002,640 $ 1,012,188 $1,996,913 $2,001,600
   After one through five years...   2,877,135   2,882,039  4,385,054  4,414,074
   After five through ten years...   6,519,840   6,524,062  1,497,248  1,513,700
                                   ----------- ----------- ---------- ----------
                                   $10,399,615 $10,418,289 $7,879,215 $7,929,374
                                   =========== =========== ========== ==========

   Investment securities with a cost of $200,000 and fair values of $201,000 and $203,000 at December 31, 1998 and 1997, respectively, were pledged to secure Treasury, Tax and Loan deposits.

   The Bank entered into sales of securities under agreements to repurchase. The amounts deposited under these agreements represent short-term borrowings and are reflected as a liability in the balance sheets. The securities underlying the agreements are book-entry securities in the Bank's safekeeping account maintained at the Federal Reserve Bank of Kansas City and at Commerce Bank of Kansas City at December 31, 1998 and 1997, respectively. During the period, securities held in safekeeping were pledged to the depositors under a written custodial agreement that explicitly recognizes the depositor's interest in the securities. The book value of securities pledged to secure agreements to repurchase amounted to $4,973,000 and $2,983,000 at December 31, 1998 and 1997, respectively. The approximate fair value of these securities was $4,996,000 at December 31, 1998 and $3,004,000 at December 31, 1997.

NOTE 4: LOANS

   A summary of loans at December 31, 1998 and 1997 is as follows:

                                                            1998        1997
                                                         ----------- -----------
      Commercial.......................................  $84,364,363 $66,931,282
      Leases...........................................    2,185,095   2,209,750
      Consumer.........................................    3,512,716   3,994,426
      Real estate......................................    4,466,552   3,751,209
                                                         ----------- -----------
                                                         $94,528,726 $76,886,667
                                                         =========== ===========

   Activity in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                               1998        1997        1996
                                            ----------  ----------  ----------
   Balance at beginning of year............ $1,235,423  $1,048,407  $  923,457
   Provision charged to expense............    319,487     273,765      41,000
   Loans charged off.......................   (240,058)   (206,031)   (385,582)
   Recoveries on loans previously charged
    off....................................     86,802     159,282     469,532
   Transfer allowance for foreclosed
    assets.................................        --      (40,000)        --
                                            ----------  ----------  ----------
   Balance at end of year.................. $1,401,654  $1,235,423  $1,048,407
                                            ==========  ==========  ==========

   There were loans totaling approximately $444,000 and $164,000 on which the accrual of interest had been discontinued at December 31, 1998 and 1997, respectively. Had interest been accrued on these loans, interest income would have increased by approximately $73,000 and $11,000 for the years ended December 31, 1998 and 1997, respectively.

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


   At December 31, 1998 and 1997, impaired loans totaled $3,292,000 and $3,126,000, and the related allowance for loan losses was $338,000 and $221,000, after partial charge-offs of $239,000 and $152,000, respectively. Interest of $876,000 and $604,000 was recognized on average impaired loans of $5,012,000 and $3,878,000, respectively. Interest of $4,900 and $3,500 was recognized on impaired loans on a cash basis during 1998 and 1997.

NOTE 5: COMMITMENTS AND CREDIT RISK

   The Bank extends credit for commercial real estate mortgages, working capital and equipment financing, and consumer loans to businesses and residents, principally in the Kansas City Metropolitan area.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the lending contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate mortgages and security agreements covering accounts receivable, inventory, property and equipment, commercial real estate and residential real estate.

   At December 31, 1998 and 1997, outstanding commitments to extend credit amounted to approximately $5,062,000 and $3,235,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to approximately $1,559,000 and $1,458,000 at December 31, 1998 and 1997, respectively, with the remainder at floating market rates.

   Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

   Total outstanding letters of credit amounted to approximately $1,308,000 and $1,208,000 at December 31, 1998 and 1997, respectively, with terms ranging from one to four years.

   Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance sheet instruments.

   At December 31, 1998 and 1997, unused lines of credit borrowers aggregated approximately $20,024,000 and $19,122,000, respectively.

   Additionally, the Bank periodically has excess funds which are loaned to other banks as federal funds sold. At December 31, 1998, federal funds sold totaling $880,000 were loaned to one bank that acted as agent for

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996

First Business Bank in selling the funds to other institutions. There were no federal funds sold at December 31, 1997. The Bank's policy limits the amount deposited with any one institution to its legal lending limit.

   At December 31, 1998 and 1997, approximately 38% and 16% of the Bank's total time deposits consisted of short-term certificates of deposit which were issued through a broker.

NOTE 6: PREMISES AND EQUIPMENT

   A summary of premises and equipment at December 31, 1998 and 1997 is as follows:

                                                          1998         1997
                                                       -----------  -----------
      Leasehold improvements.......................... $   836,767  $   668,405
      Equipment.......................................   1,210,299    1,147,362
      Furniture and fixtures..........................     465,828      383,185
                                                       -----------  -----------
                                                         2,512,894    2,198,952
      Accumulated depreciation........................  (1,619,844)  (1,444,983)
                                                       -----------  -----------
                                                       $   893,050  $   753,969
                                                       ===========  ===========

NOTE 7: FORECLOSED ASSETS HELD FOR SALE

   Transactions in the allowance for losses on foreclosed assets for the year ended December 31, 1998 were as follows:

      Balance, beginning of year...................................... $ 40,000
      Charge-offs.....................................................  (40,000)
                                                                       --------
      Balance, end of year............................................ $      0
                                                                       ========

NOTE 8: INTEREST-BEARING DEPOSITS

   Interest-bearing deposits in denominations of $100,000 or more were $11,316,000 on December 31, 1998 and $5,808,000 on December 31, 1997.

   At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

      1999.......................................................... $31,304,192
      2000..........................................................   9,531,301
      2001..........................................................     594,000
      2002..........................................................     110,950
      2003 and thereafter...........................................      99,000
                                                                     -----------
                                                                     $41,639,443
                                                                     ===========

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


NOTE 9: TRANSACTIONS WITH RELATED PARTIES

   At December 31, 1998, the Bank had loans outstanding to executive officers, directors and to companies in which the Bank's executive officers or directors are principal owners, as follows:

                                                                       1998
                                                                    -----------
      Balance, beginning of year................................... $ 4,719,000
      New loans....................................................   3,219,000
      Repayments...................................................  (1,386,000)
                                                                    -----------
        Balance, end of year....................................... $ 6,552,000
                                                                    ===========

   In management"s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

NOTE 10: REGULATORY MATTERS

   The Company and subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the subsidiary bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the subsidiary bank exceeds all capital adequacy requirements to which it is subject. The subsidiary bank had retained earnings of approximately $2,000,000 against which dividends could be charged at December 31, 1998.

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


   As of the most recent notification from regulatory authorities, the Company was categorized as adequately capitalized and the subsidiary Bank was categorized as well capitalized under current regulatory guidelines. To be categorized as adequately capitalized and well capitalized, the Company and the subsidiary bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company's and the subsidiary Bank's category.

                                                                  To Be Well
                                                                 Capitalized
                                                                 Under Prompt
                                                For Capital       Corrective
                                                  Adequacy          Action
                                Actual            Purposes        Provisions
                           -----------------  ---------------- ----------------
                             Amount    Ratio    Amount   Ratio   Amount   Ratio
                           ----------- -----  ---------- ----- ---------- -----
As of December 31, 1998:
Total Risk-Based Capital
 (to Net Risk Weighted
 Assets)
  Consolidated...........  $ 7,734,739  8.1%  $7,621,200  8.0% $9,526,500 10.0%
                           =========== ====   ==========  ===  ========== ====
  Bank only..............  $10,999,500 11.5%  $7,621,200  8.0% $9,526,000 10.0%
                           =========== ====   ==========  ===  ========== ====
Tier 1 Risk-Based Capital
 (to Net Risk Weighted
 Assets)
  Consolidated...........  $ 6,333,039  6.6%  $3,810,600  4.0% $5,715,900  6.0%
                           =========== ====   ==========  ===  ========== ====
  Bank only..............  $ 9,597,800  8.9%  $3,810,600  4.0% $5,715,900  6.0%
                           =========== ====   ==========  ===  ========== ====
Tier 1 Risk-Based Capital
 (to Average Assets)
  Consolidated...........  $ 6,333,039  5.6%  $4,559,765  4.0% $5,699,700  5.0%
                           =========== ====   ==========  ===  ========== ====
  Bank only..............  $ 9,597,800  8.0%  $4,248,858  4.0% $5,311,073  5.0%
                           =========== ====   ==========  ===  ========== ====
As of December 31, 1997:
Total Risk-Based Capital
 (to Net Risk Weighted
 Assets)
  Consolidated...........  $ 7,024,276  8.2%  $6,146,000  8.0% $7,683,000 10.0%
                           =========== ====   ==========  ===  ========== ====
  Bank only..............  $ 9,636,000 12.5%  $6,146,000  8.0% $7,683,000 10.0%
                           =========== ====   ==========  ===  ========== ====
Tier 1 Risk-Based Capital
 (to Net Risk Weighted
 Assets)
  Consolidated...........  $ 5,789,276  6.8%  $3,073,000  4.0% $4,610,000  6.0%
                           =========== ====   ==========  ===  ========== ====
  Bank only..............  $ 8,401,000 10.9%  $3,073,000  4.0% $4,610,000  6.0%
                           =========== ====   ==========  ===  ========== ====
Tier 1 Risk-Based Capital
 (to Average Assets)
  Consolidated...........  $ 5,789,276  6.3%  $3,412,200  4.0% $4,265,300  5.0%
                           =========== ====   ==========  ===  ========== ====
  Bank only..............  $ 8,401,000  9.9%  $3,392,000  4.0% $4,241,000  5.0%
                           =========== ====   ==========  ===  ========== ====

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


NOTE 11: EMPLOYEE BENEFIT PLANS

   The Bank has a 401(k) plan which covers substantially all employees who are 21 years of age and have been employed by the Bank for six months. The Bank, on October 1, 1997, implemented a two-tier matching plan, whereby it will match 50% of the participant's 401(k) deferral up to 4% of eligible compensation plus 25% of 401(k) deferral for the next 4% of the participant's eligible compensation. The Bank may also make a discretionary contribution, determined annually by the Board of Directors. The Bank's contributions to the plan were $76,700 and $7,800 for the years ended December 31, 1998 and 1997, respectively.

NOTE 12: LEASES

   A noncancellable operating lease for the Bank premises expires November 1, 2002.

   Future minimum lease payments at December 31, 1998 are as follows:

             1999.......................... $  291,918
             2000..........................    293,826
             2001..........................    303,364
             2002..........................    252,803
                                            ----------
                                            $1,141,911
                                            ==========

   Rental expense for all operating leases totaled $277,149, $222,479 and $177,540 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 13: INCOME TAXES

   The provision (credit) for income taxes consists of the following:

                                                    1998      1997     1996
                                                  --------  -------- ---------
      Taxes currently payable.................... $889,254  $427,277 $  19,000
      Deferred income taxes......................  (94,870)  122,783  (280,000)
                                                  --------  -------- ---------
                                                  $794,384  $550,060 $(261,000)
                                                  ========  ======== =========

   A reconciliation of income tax expense at the statutory rate to the Company's actual income tax rate is shown below:

                                                     1998     1997     1996
                                                   -------- -------- ---------
Computed at the statutory rate (34%).............. $656,000 $423,000 $ 479,000
Increase (decrease) in taxes resulting from:
  State income tax effect--net of federal tax
   benefits.......................................   83,400   55,011    59,000
  Change in deferred tax asset valuation
   allowance, including use of net operating loss
   carryforwards..................................      --       --   (842,000)
  Other...........................................   54,984   72,049    43,000
                                                   -------- -------- ---------
Actual tax provision (credit)..................... $794,384 $550,060 $(261,000)
                                                   ======== ======== =========

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


   The tax effects of temporary differences related to deferred taxes at December 31, 1998 and 1997 are as follows:

                                                              1998      1997
                                                            --------  --------
      Deferred tax assets:
        Allowance for loan losses.......................... $283,900  $175,000
        Accrued compensated absences.......................      --     11,500
        Allowance for losses on repossessed assets.........      --      3,400
        Reserve for loss on other assets...................   23,000    12,800
        Reserve for losses on other real estate owned......      --     13,600
        Deferred loan fees.................................   14,000    10,000
        Other..............................................    8,700    14,830
                                                            --------  --------
                                                             329,600   241,130
                                                            --------  --------
      Deferred tax liabilities:
        Differences in tax and financial depreciation
         methods...........................................      --     (7,000)
        Other..............................................     (600)      --
                                                            --------  --------
                                                                (600)   (7,000)
                                                            --------  --------
      Net deferred tax asset............................... $329,000  $234,130
                                                            ========  ========

NOTE 14: NOTE PAYABLE

   The Company's existing debt of $1,237,820 in 1998 ($797,468 in 1997) was obtained through Firstar Bank. The line of credit of $2,000,000 is due July 24, 1999 with interest at the LIBOR rate plus 2% and is collateralized by all shares of subsidiary bank stock.

NOTE 15: DEBENTURES

   During the year ended December 31, 1992, the Company offered for sale $1.5 million in convertible debentures, bearing interest at prime plus 2% with a lower and upper limit of 8% to 10%, respectively. After December 31, 1994, these debentures can be converted into nonvoting shares of common stock in the Parent Company at the price of $13.95 per share. At December 31, 1998 and 1997, debentures totaling $770,000 had been issued.

NOTE 16: OTHER EXPENSES

   Other expenses for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                       1998     1997     1996
                                                     -------- -------- --------
      Advertising................................... $102,283 $168,710 $ 96,507
      Courier.......................................   91,602   73,077   65,521
      Supplies......................................   59,213   70,723   57,397
      Travel and entertainment......................   46,591   61,892   45,130
      Postage and freight...........................   43,922   41,262   34,097
      Comptroller fees..............................   37,775   33,489   32,964
      Correspondent bank charges....................   40,210   16,731   24,430
      Telecommunications............................   23,552   23,850   20,073
      Recruiting and temporary help fees............   27,279   43,983   14,396
      Other.........................................  289,613  186,931  215,421
                                                     -------- -------- --------
                                                     $762,040 $720,648 $605,936
                                                     ======== ======== ========

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


NOTE 17: ADDITIONAL CASH FLOWS INFORMATION

Noncash Investing Activity                        1998       1997       1996
--------------------------                     ---------- ---------- ----------
Foreclosed assets held for sale acquired in
 settlement of debt........................... $  384,736 $   50,088 $   97,601

Additional Cash Payment Information
-----------------------------------
Interest paid.................................  4,315,493  3,250,847  3,336,281
Income taxes paid.............................    723,491    196,000        --

NOTE 18: STOCK OPTIONS

   The Company has an option plan under which the Company may grant options which vest over five years to key employees of First Business Bank of Kansas City. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of the grant. An option's maximum term is 10 years.

   During the year ended December 31, 1994, the Company adopted an employee stock option plan for key officers of its subsidiary (First Business Bank) and reserved 28,000 shares of Company common stock for issuance related to options granted. There were 22,500 and 21,500 options available to issue at December 31, 1998 and 1997, respectively. The plan provides that the option price will be no less than the book value per share of the Company's regular common stock based on its most recent consolidated audited financial statements. Generally, 20% of the options are exercisable on each annual anniversary date of the grant of the options and expire ten years after the date of the grant. As of December 31, 1998 and 1997, 2,000 and 1,200 option shares had been exercised, respectively.

   A summary of the status of the plan at December 31, 1998, 1997 and 1996 and changes during the years then ended, is presented below:

                                 1998              1997              1996
                           ----------------- ----------------- ----------------
                                   Weighted-         Weighted-        Weighted-
                                    Average           Average          Average
                                   Exercise          Exewrcise        Exercise
                           Shares    Price   Shares    Price   Shares   Price
                           ------  --------- ------  --------- ------ ---------
Outstanding, Beginning of
 Year..................... 21,500   $17.76   24,500   $17.57   22,500  $16.77
Granted...................  2,000    39.26      --       --     2,000   26.60
Exercised.................   (800)   16.24   (1,200)   16.24      --      --
Forfeited.................   (200)   16.24   (1,800)   16.24      --      --
                           ------            ------            ------
Outstanding, End of Year.. 22,500   $19.74   21,500   $17.76   24,500  $17.57
                           ======   ======   ======   ======   ======  ======
Options Exercisable, End
 of Year.................. 15,000            11,500             8,400
                           ======            ======            ======


   The fair value of each option granted is estimated on the date of the grant using the minimum value method with the following weighted-average assumptions:

                                                     1998      1997      1996
                                                   --------  --------  --------
      Dividend per share..........................   $  --     $  --     $  --
      Risk-free interest rate.....................     4.90%     5.90%     6.41%
      Expected life of options.................... 12 years  12 years  12 years
      Weighted-average fair value of
       options granted during year................   $39.26    $28.70    $26.60

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


   The following table summarizes information about stock options under the plan outstanding at December 31, 1998.

               Options Outstanding                  Options Exercisable
-------------------------------------------------- ---------------------
                                         Weighted-             Weighted-
                        Weighted-Average  Average               Average
   Range of                Remaining     Exercise    Number    Exercise
Exercise Prices  Shares Contractual Life   Price   Exercisable   Price
---------------  ------ ---------------- --------- ----------- ---------
 $16.24          15,500      8 years      $16.24     15,500     $16.24
  22.90           3,000      9 years       22.90      3,000      22.90
  26.60           2,000     10 years       26.60      2,000      26.60
  39.26           2,000     12 years       39.26      2,000      39.26

   The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the plan. Had compensation cost for the Company's plan been determined, based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net income would have decreased by $9,000, $23,000 and $24,000 for 1998, 1997 and 1996, respectively.

NOTE 19: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Due From Banks

   For these short-term instruments, the carrying amount approximates fair value.

 Investment Securities

   Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

 Loans

   The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

 Deposits

   The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

 Federal Funds Purchased and Other Borrowings

   For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                        DECEMBER 31, 1998, 1997 and 1996


 Notes Payable

   Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

 Commitments to Extend Credit, Letters of Credit and Lines of Credit

   The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

                FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                       DECEMBER 31, 1998, 1997 and 1996


   The following tables represent estimated fair values of the Company's financial instruments. The fair values of certain instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain financial instruments and because management does not intend to sell these financial instruments, the Company is not certain whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                          December 31, 1998
                                                       -----------------------
                                                        Carrying      Fair
                                                         Amount       Value
                                                       ----------- -----------
Financial assets:
  Cash and cash equivalents........................... $ 6,436,000 $ 6,436,000
  Available-for-sale securities.......................  10,418,000  10,418,000
  Interest receivable.................................     796,000     796,000
  Loans, net of allowance for loan losses.............  93,127,000  93,235,000
Financial liabilities:
  Deposits............................................  97,769,000  98,156,000
  Federal funds purchased and other borrowings........     417,000     417,000
  Notes payable.......................................   1,238,000   1,238,000
  Securities sold under agreements to repurchase......   4,129,000   4,129,000
  Debentures..........................................     770,000     770,000
  Interest payable....................................     494,000     494,000
Unrecognized financial instruments (net of contract
 amount):
  Commitments to extend credit........................           0           0
  Letters of credit...................................           0           0
  Lines of credit.....................................           0           0

                                                          December 31, 1997
                                                       -----------------------
                                                        Carrying      Fair
                                                         Amount       Value
                                                       ----------- -----------
Financial assets:
  Cash and cash equivalents........................... $ 4,672,000 $ 4,672,000
  Available-for-sale securities.......................   7,929,000   7,929,000
  Interest receivable.................................     734,000     734,000
  Loans, net of allowance for loan losses.............  75,651,000  75,637,000
Financial liabilities:
  Deposits............................................  78,040,000  78,232,966
  Federal funds purchased and other borrowings........   1,750,000   1,750,000
  Notes payable.......................................     797,000     797,000
  Securities sold under agreements to repurchase......   1,466,000   1,466,000
  Debentures..........................................     770,000     770,000
  Interest payable....................................     499,000     499,000
Unrecognized financial instruments (net of contract
 amount):
  Commitments to extend credit........................           0           0
  Letters of credit...................................           0           0
  Lines of credit.....................................           0           0

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                        DECEMBER 31, 1998, 1997 and 1996


NOTE 20: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

                            Condensed Balance Sheets
                           December 31, 1998 and 1997

                                                             1998       1997
                                                          ---------- ----------
                                     Assets

Cash..................................................... $   67,447 $   52,525
Investment in subsidiary.................................  8,246,985  7,171,679
Other....................................................     48,552     29,155
                                                          ---------- ----------
  Total Assets........................................... $8,362,984 $7,253,359
                                                          ========== ==========

                      Liabilities and Stockholders' Equity

Debentures............................................... $  770,000 $  770,000
Note payable.............................................  1,237,820    797,468
Other....................................................     22,125   (103,385)
Stockholders' Equity.....................................  6,333,039  5,789,276
                                                          ---------- ----------
  Total Liabilities and Stockholders' Equity............. $8,362,984 $7,253,359
                                                          ========== ==========

                        Condensed Statements of Earnings
                  Years Ended December 31, 1998, 1997 and 1996

                                                1998       1997        1996
                                              ---------  ---------  ----------
Income--Interest income...................... $   5,670  $   4,083  $      938
Expenses.....................................   178,091    168,376     152,204
                                              ---------  ---------  ----------
Loss before income taxes and equity in
 undistributed net income of subsidiary......  (172,421)  (164,293)   (151,266)
Benefit for income taxes.....................   (69,781)    (4,186)   (429,062)
                                              ---------  ---------  ----------
Income before equity in undistributed net
 income of subsidiary........................  (102,640)  (160,107)    277,796
Equity in undistributed net income of
 subsidiary.................................. 1,064,361    719,633   1,180,400
                                              ---------  ---------  ----------
Net income................................... $ 961,721  $ 559,526  $1,458,196
                                              =========  =========  ==========

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                        DECEMBER 31, 1998, 1997 and 1996

                       Condensed Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996

                                                  1998       1997       1996
                                               ----------  --------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.................................. $  961,721  $559,526  $1,458,196
  Items not requiring (providing) cash:
    Deferred income taxes.....................        (50)  199,050    (205,000)
    Equity in undistributed net income of
     subsidiary............................... (1,064,361) (719,633) (1,180,400)
  Changes in:
    Other assets..............................    (19,347)  (23,205)   (224,062)
    Other liabilities.........................    125,510    96,548     (19,998)
                                               ----------  --------  ----------
      Net cash provided by (used in) operating
       activities.............................      3,473   112,286    (171,264)
                                               ----------  --------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt....    440,352       --      200,000
  Issuance of common stock....................     12,992    19,488         --
  Purchase of treasury stock..................   (397,671)  (53,743)        --
  Purchase of minority interest in subsidiary.    (44,224)  (55,545)        --
                                               ----------  --------  ----------
      Net cash provided by (used in) financing
       activities.............................     11,449   (89,800)    200,000
                                               ----------  --------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS.........     14,922    22,486      28,736
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..     52,525    30,039       1,303
                                               ----------  --------  ----------
CASH AND CASH EQUIVALENTS, END OF YEAR........ $   67,447  $ 52,525  $   30,039
                                               ==========  ========  ==========

                                                                      APPENDIX A

                      Agreement and Plan of Reorganization

                                  By and Among

                          GOLD BANC CORPORATION, INC.

                                      and

                 FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

                                October 19, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I
    DEFINITIONS..........................................................   A-1
    Section 1.1  Defined Terms..........................................    A-1
    Section 1.2  Construction...........................................    A-7

 ARTICLE II
    THE COMPANY MERGER...................................................   A-7
    Section 2.1  The Merger.............................................    A-7
    Section 2.2  Effective Time of the Merger; Closing..................    A-8
                        Articles of Incorporation, Bylaws, Directors and
    Section 2.3  Officers...............................................    A-8
    Section 2.4  Effect of Merger.......................................    A-8
    Section 2.5  Taking Necessary Action; Further Assurances............    A-8
    Section 2.6  Effect of Merger on Gold Banc Common Stock.............    A-9
    Section 2.7  Effect of Merger on Company Common Stock...............    A-9
    Section 2.8  Dissenting Shares......................................    A-9
    Section 2.9  Exchange of Certificates...............................   A-10
    Section 2.10 Closing of the Company Transfer Books..................   A-11
    Section 2.11 Dividends..............................................   A-11
    Section 2.12 Shareholders Approval..................................   A-11
    Section 2.13 The Bank Merger........................................   A-12
    Section 2.14 Adjustments............................................   A-12

 ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................  A-12
    Section 3.1  Organization and Good Standing.........................   A-12
    Section 3.2  Capital Structure......................................   A-13
    Section 3.3  Authority..............................................   A-14
    Section 3.4  Shareholder Approval...................................   A-14
    Section 3.5  No Violations..........................................   A-15
    Section 3.6  Financial Statements...................................   A-16
    Section 3.7  Information Supplied...................................   A-16
    Section 3.8  Internal Controls and Records..........................   A-17
    Section 3.9  Taxes..................................................   A-17
    Section 3.10 Title to Assets........................................   A-17
    Section 3.11 Leases.................................................   A-18
    Section 3.12 Intangible Properties..................................   A-18
    Section 3.13 Regulatory Filings.....................................   A-19
    Section 3.14 Insurance..............................................   A-19
    Section 3.15 Compliance with ERISA..................................   A-20
    Section 3.16 Environmental Laws.....................................   A-20
    Section 3.17 Labor Matters..........................................   A-21
    Section 3.18 Year 2000 Compliance...................................   A-22
    Section 3.19 Legal Proceedings......................................   A-22
    Section 3.20 Contracts..............................................   A-22
    Section 3.21 Required Consents......................................   A-23
    Section 3.22 Broker's Fees..........................................   A-23
    Section 3.23 No Material Adverse Change.............................   A-23
    Section 3.24 Loans..................................................   A-23
    Section 3.25 Opinion of Financial Advisors..........................   A-23
    Section 3.26 Accounting Matters.....................................   A-24

                                                                            Page
                                                                            ----
    Section 3.27 Beneficial Ownership of Gold Banc Common Stock...........  A-24
    Section 3.28 Accruals.................................................  A-24
    Section 3.29 Company Convertible Debentures...........................  A-24
    Section 3.30 Undisclosed Liabilities; Adverse Agreements..............  A-25
    Section 3.31 Absence of Certain Events................................  A-25
    Section 3.32 Disclosure...............................................  A-25

 ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF GOLD BANC............................ A-26
    Section 4.1  Corporate................................................  A-26
    Section 4.2  Capital Structure........................................  A-26
    Section 4.3  Authority................................................  A-27
    Section 4.4  Shareholder Approval.....................................  A-27
    Section 4.5  Status of Gold Banc Common Stock to be Issued............  A-28
    Section 4.6  No Violation.............................................  A-28
    Section 4.7  SEC Documents............................................  A-29
    Section 4.8  Information Supplied.....................................  A-30
    Section 4.9  Taxes....................................................  A-30
    Section 4.10 Regulatory Filings.......................................  A-31
    Section 4.11 Legal Proceedings........................................  A-31
    Section 4.12 Required Consents........................................  A-31
    Section 4.13 Broker's Fees............................................  A-31
                 Year 2000 Compliance.....................................  A-31
    Section 4.15 No Material Adverse Change...............................  A-32
    Section 4.16 Undisclosed Liabilities; Adverse Agreements..............  A-32
    Section 4.17 Disclosure...............................................  A-32

 ARTICLE V
    COVENANTS OF COMPANY................................................... A-32
    Section 5.1   Affirmative Covenants of the Company....................  A-32
    Section 5.2   Negative Covenants of the Company.......................  A-33
    Section 5.3   Inspection..............................................  A-35
    Section 5.4   Financial Statements and Call Reports...................  A-35
    Section 5.5   Right to Attend Meetings................................  A-35
    Section 5.6   Data Processing.........................................  A-36
    Section 5.7   No Solicitation.........................................  A-36
    Section 5.8   Regulatory Approvals....................................  A-37
    Section 5.9   Information.............................................  A-37
    Section 5.10  Tax Returns.............................................  A-37
    Section 5.11  Tax-Free Reorganization Treatment.......................  A-37
    Section 5.12  Pooling-of-Interests Accounting Treatment...............  A-38
    Section 5.13  Cooperation by the Company..............................  A-38
    Section 5.14  Year 2000 Compliance....................................  A-38
    Section 5.15  Confidentiality.........................................  A-38
    Section 5.16  Employee Benefit Plans..................................  A-39
    Section 5.17  Legal Proceedings.......................................  A-39
    Section 5.18  Regarding Company Convertible Debentures................  A-39
    Section 5.19  Bank Merger.............................................  A-40
    Section 5.20  Amendment of Company Convertible Debentures.............  A-40

                                                                            Page
                                                                            ----
 ARTICLE VI
    COVENANTS OF GOLD BANC................................................. A-40
    Section 6.1   Regulatory Approvals....................................  A-40
    Section 6.2   Information.............................................  A-40
    Section 6.3   Tax-Free Reorganization Treatment.......................  A-40
    Section 6.4   Employee Benefit Plans; Prior Service Credit............  A-40
    Section 6.5   Assumption of Company Stock Options.....................  A-41
    Section 6.6   Confidentiality.........................................  A-41
    Section 6.7   Pooling-of-interests Accounting Treatment...............  A-41
    Section 6.8   Cooperation by Gold Banc................................  A-41
    Section 6.9   Year 2000 Compliance....................................  A-41
    Section 6.10  Legal Proceedings.......................................  A-42
    Section 6.11  Employment Agreements...................................  A-42

  ARTICLE VII
    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................... A-42
    Section 7.1   Representations, Warranties and Covenants...............  A-42
    Section 7.2   Regulatory Authority Approval...........................  A-42
    Section 7.3   Litigation..............................................  A-42
    Section 7.4   Approval by Shareholders................................  A-43
    Section 7.5   Adverse Changes.........................................  A-43
    Section 7.6   Federal Tax Opinion.....................................  A-43
    Section 7.7   Opinion of Counsel......................................  A-43
    Section 7.8   Market Price of Gold Banc Common Stock..................  A-43
    Section 7.9   Fairness Opinion........................................  A-43

 ARTICLE VIII
    CONDITIONS PRECEDENT TO OBLIGATIONS OF GOLD BANC AND GOLD BANK......... A-43
    Section 8.1   Representations, Warranties and Covenants...............  A-44
    Section 8.2   Adverse Changes.........................................  A-44
    Section 8.3   Regulatory Authority Approval...........................  A-44
    Section 8.4   Litigation..............................................  A-44
    Section 8.5   Financial Measures......................................  A-44
    Section 8.6   Approval by Shareholders................................  A-45
    Section 8.7   Tax Representations.....................................  A-45
    Section 8.8   Affiliate Letters.......................................  A-45
    Section 8.9   Satisfactory Due Diligence..............................  A-45
    Section 8.10  Federal Tax Opinion.....................................  A-45
    Section 8.11  Opinion of Counsel......................................  A-45
    Section 8.12  Qualification for Pooling-of-Interests Treatment........  A-45
    Section 8.13  Employment and Non-Compete Agreements...................  A-46
    Section 8.14  Company Options.........................................  A-46
    Section 8.15  Dissenting Shareholders.................................  A-46

 ARTICLE IX
    NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................... A-46
    Section 9.1   No Survival of Representations and Warranties...........  A-46

 ARTICLE X
    SECURITIES LAWS MATTERS................................................ A-46
    Section 10.1  Registration Statement and Proxy Statement..............  A-46

                                                                            Page
                                                                            ----
    Section 10.2 State Securities Laws....................................  A-47
    Section 10.3 Publication of Combined Financial Results................  A-47
    Section 10.4 Affiliates...............................................  A-47
    Section 10.5 Indemnification by Gold Banc.............................  A-48
    Section 10.6 Indemnification by the Company...........................  A-48

 ARTICLE XI
    TERMINATION............................................................ A-48
    Section 11.1 Basis for Termination....................................  A-48
    Section 11.2 Effect of Termination....................................  A-50
    Section 11.3 Termination Fee; Other Fees..............................  A-50
    Section 11.4 Specific Performance.....................................  A-51

 ARTICLE XII
    MISCELLANEOUS.......................................................... A-51
    Section 12.1 Amendment................................................  A-51
    Section 12.2 Extension; Waiver........................................  A-51
    Section 12.3 Expenses.................................................  A-52
    Section 12.4 Parties in Interest......................................  A-52
    Section 12.5 Entire Agreement; Amendments; Waiver.....................  A-52
    Section 12.6 Notices..................................................  A-52
    Section 12.7 Law Governing............................................  A-53

                               LIST OF SCHEDULES

 Company Schedules:

 Schedule 3.2(a)(i)   Company Stock Options
 Schedule 3.2(a)(ii)  Shareholder Agreements
 Schedule 3.2(b)      Liens
 Schedule 3.5(a)      Violations
 Schedule 3.10(a)     Title to Assets
 Schedule 3.10(b)     Real Property Owned or Leased
 Schedule 3.11(a)(i)  Real Property Leases
 Schedule 3.11(a)(ii) Real Property Lease Consents
 Schedule 3.11(b)(i)  Personal Property Leases
 Schedule 3.11(b)(ii) Consents for Personal Property Leases
 Schedule 3.12(c)     Intangible Properties
 Schedule 3.15        Employee Benefit Plans
 Schedule 3.19        Company Legal Proceedings
 Schedule 3.20        Contracts
 Schedule 3.21        Required Consents of Company
 Schedule 3.22        Brokerage Fees
 Schedule 3.23        Material Adverse Changes of Company
 Schedule 3.24(b)     Affiliate Loans
 Schedule 3.31        Absence of Certain Events
 Schedule 5.2(e)      Contemplated Dividends
 Schedule 5.2(h)      New Lines of Business

 Gold Banc Schedules:
 Schedule 4.11        Gold Banc Legal Proceedings
 Schedule 4.12        Required Consents of Gold Banc
 Schedule 4.15        Material Adverse Changes of Gold Banc

                                    EXHIBITS

 EXHIBIT A Bank Merger Agreement
 EXHIBIT B Form of Affiliate Letter

                                                                     APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of October 19, 1999, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), and FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC., a Missouri corporation ("Company").

                                   RECITALS

   A. The Boards of Directors of Gold Banc and the Company have approved and deem it advisable and in the best interests of their respective companies and shareholders that Gold Banc and the Company become affiliated through the merger of the Company with and into Gold Banc in the manner hereinafter set forth (the "Merger" or the "Company Merger").

   B. The Company owns approximately 86% of the First Business Bank of Kansas City, N.A. (the "Bank").

   C. Gold Bank, N.A. ("Gold Bank") is a wholly-owned subsidiary of Gold Banc.

   D. In connection herewith, Gold Bank and the Bank will enter into a Bank Merger Agreement, substantially in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), pursuant to which the Bank will be merged into Gold Bank (the "Bank Merger").

   E. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the Bank Merger and also to prescribe certain conditions to the Merger and the Bank Merger.

                                   AGREEMENT

   ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

   "401(k) Plan" shall have the meaning set forth in Section 5.16 hereof.

   "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Bank, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities of (with the acquisition of beneficial ownership of 15% or more of the Company's or the Bank's voting securities being deemed to be material for this purpose), or, outside the ordinary course of business, any sale of a significant amount of assets of, the Company or the Bank, or similar transactions involving the Company or the Bank, other than the Merger or the Bank Merger.

   "Action" means any action, suit, claim, demand, petition, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

   "Affiliates" shall have the meaning set forth in Section 10.4 hereof.

   "Affiliate Letter" shall have the meaning set forth in Section 8.8 hereof.

   "Agreement" means this Agreement and Plan of Reorganization, together with the Schedules and Exhibits hereto.

   "Average Gold Banc Stock Price" means the average of the closing sales price of Gold Banc Common Stock as reported by Nasdaq on each of the ten consecutive trading days immediately preceding the third trading day prior to the Effective Time.

   "Bank" means First Business Bank of Kansas City, N.A., a national banking association, and its successors and assigns.

   "Bank Common Stock" means the common stock, par value $10.00 per share, of the Bank.

   "Bank Merger" shall have the meaning set forth in the Recitals hereof.

   "Bank Merger Agreement" shall have the meaning set forth in the Recitals hereof.

   "Bank Merger Effective Time" shall have the meaning set forth in Section
2.13 hereof.

   "BHC Act" means the Banking Holding Company Act of 1956, as amended, and the regulations promulgated pursuant thereto.

   "Business Day" means a day other than Saturday, Sunday or another day on which commercial banks in Missouri are authorized or required by law to close.

   "Closing" means the consummation of the transactions contemplated hereby.

   "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

   "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereunder.

   "Company" means First Business Bancshares of Kansas City, Inc., a Missouri corporation, and its successors and assigns.

   "Company Common Stock" means the common stock, par value $1.00 per share, of the Company.

   "Company Confidential Information" shall have the meaning set forth in
Section 6.6 hereof.

   "Company Convertible Debentures" means the $5,000.00, floating rate, convertible debentures, due January 31, 2000, issued by the Company, as amended from time to time.

   "Company Dissenting Shares" shall have the meaning set forth in Section 2.8 hereof.

   "Company Financial Statements" shall have the meaning set forth in Section
3.6 hereof.

   "Company Merger" shall have the meaning set forth in the Recitals hereof.

   "Company Plans" shall have the meaning set forth in Section 3.15 hereof.

   "Company Stock Options" shall have the meaning set forth in Section 3.2(a) hereof.

   "Company's Accountants" means Baird, Kurtz & Dobson.

   "Company's Counsel" means Spencer, Fane, Britt & Browne LLP.

   "Consent" means a consent, approval, authorization, waiver or notification from any Person or Governmental Entity.

   "Contract" means any contract, agreement, mortgage, deed of trust, indenture, instrument, promissory note, lease, license, or other legally binding commitment or arrangement.

   "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, judgments, payments, liabilities, deficiencies and diminutions in value (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

   "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Exchange Agents" shall have the meaning set forth in Section 2.9(a) hereof.

   "Exchange Ratio" shall have the meaning set forth in Section 2.7(b) hereof.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated pursuant thereto.

   "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with prior periods, as in effect from time to time. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the period to which reference is made.

   "Gold Banc" means Gold Banc Corporation, Inc., a Kansas corporation, and its successors and assigns.

   "Gold Banc's Accountants" means KPMG LLC.

   "Gold Banc Common Stock" means the common stock, par value $1.00 per share, of Gold Banc.

   "Gold Banc Confidential Information" shall have the meaning set forth in
Section 5.15 hereof.

   "Gold Banc Preferred Stock" means the preferred stock, no par value per share, of Gold Banc.

   "Gold Banc SEC Documents" shall have the meaning set forth in Section 4.7 hereof.

   "Gold Banc's Counsel" means Stinson, Mag & Fizzell, P.C.

   "Gold Bank" means Gold Bank, N.A., a national banking association, and its successors and assigns.

   "Gold Bank Common Stock" means the common stock, par value $100.00 per share, of Gold Bank.

   "Governmental Entity" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, and any federal, state or local court or tribunal.

   "IRS" means the United States Internal Revenue Service.

   "Investment Advisor Opinion" shall have the meaning set forth in Section
3.25 hereof.

   "KGCC" means the Kansas General Corporation Code, as amended from time to time.

   "Knowledge" means the actual knowledge of a Person, without any duty to investigate or conduct due diligence, unless the Person has information that would prompt a reasonable Person to conduct an investigation or due diligence into such matter.

   "Laws" means any federal, state, local, municipal or other constitution, statute, rule, regulation or ordinance or common law of any state.

   "Lease" means any Real Property Lease or Personal Property Lease.

   "Leased Facilities" shall have the meaning set forth in Section 3.11(a) hereof.

   "Leased Personal Property" shall have the meaning set forth in Section 3.11(b) hereof.

   "License" means any permit, license, variance, exemption, order, franchise or approval from any Person or Governmental Entity.

   "Lien" means any lien, mortgage, deed of trust, security interest, charge, claim, imposition, community property interest, option, pledge, right of first refusal, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question, including without limitation any restriction on transfer, receipt of income or any other attribute of ownership.

   "MBCL" means The General and Business Corporation law of Missouri, as amended from time to time.

   "Material Adverse Effect" or "Material Adverse Change" with respect to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the business, properties, financial position, or results of operations of a party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect or Material Adverse Change shall not include (a) changes in banking and similar Laws of general application, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks or bank holding companies, (c) actions or omissions of a party (or its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated by this Agreement, (d) circumstances affecting Missouri or Kansas based or regional banks generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Company or Gold Banc.

   "Merger" shall have the meaning set forth in the Recitals hereof.

   "Nasdaq" means the Nasdaq National Market System.

   "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   "Person" means any natural person, corporation, partnership, joint venture association, joint-stock company, limited liability company, trust, unincorporated organization, governments, any agency or political subdivision thereof or any other legal entity.

   "Personal Property Leases" shall have the meaning set forth in Section 3.11(b) hereof.

   "Pooling Letter" shall have the meaning set forth in Section 5.12(b) hereof.

   "Proxy Statement" shall have the meaning set forth in Section 10.1 hereof.

   "Real Property Leases" shall have the meaning set forth in Section 3.11(a) hereof.

   "Registration Statement" shall have the meaning set forth in Section 10.1 hereof.

   "SEC" means the United States Securities and Exchange Commission and the staff thereof.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

   "Total Equity Capital" means, with respect to any Person, the sum of outstanding capital stock, paid in capital, retained earnings and current earnings year to date, all determined in accordance with GAAP, excluding FAS 115 adjustments.

   "Year 2000 Problem" means the risk that computer applications used by the applicable Person may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any date after December 31, 1999.

   "Year 2000 Compliant" means the ability to perform date sensitive functions for all dates before and after January 1, 2000.

   Section 1.2 Construction.

     (a) Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments, and restatements of such agreement, instrument or document.

     (b) As used in this Agreement, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Whenever an item or items are listed after the word "including," such listing is not intended to be a listing that excludes items not listed.

     (d) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa.

                                  ARTICLE II

                              THE COMPANY MERGER

   Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MBCL, at the Effective Time, the Company shall be merged with and into Gold Banc and the separate existence and corporate organization of the Company shall thereupon cease and the Company and Gold Banc shall thereupon be a single corporation. Gold Banc shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Gold Banc shall continue unaffected and unimpaired by the Merger.

   Section 2.2 Effective Time of the Merger; Closing. On the Closing Date, the proper officers of the Company and Gold Banc shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State and the Missouri Secretary of State on the first Business Day following the

Closing Date, all in accordance with the KGCC and the MBCL. The Merger shall become effective on the date that the certificates of merger have been filed with the Kansas Secretary of State and the Missouri Secretary of State in accordance with the KGCC and the MBCL (the "Effective Time"). The Closing shall be on a day (the "Closing Date") occurring not later than ten (10) days following the satisfaction or waiver, to the extent permitted hereunder, of the last of the conditions to the consummation of the Merger specified in
Article VII and Article VIII of this Agreement at 10:00 a.m. at the office of Gold Banc, 11301 Nall Avenue, Leawood, Kansas 66211, which day shall be specified by notice from Gold Banc to the Company (such notice to be at least five (5) days in advance of such Closing Date), or on such other date and at such other place and time as the parties hereto may mutually agree.

   Section 2.3 Articles of Incorporation, Bylaws, Directors and Officers.

     (a) The Articles of Incorporation and Bylaws of Gold Banc as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until amended as provided by Law.

     (b) The officers and directors of Gold Banc shall continue as the officers and directors of the Surviving Corporation from and after the Effective Time, subject to the Bylaws of the Surviving Corporation and applicable Laws.

   Section 2.4 Effect of Merger. From and after the Effective Time, the Merger shall have the effects on the Company and Gold Banc set forth in Section
351.450 of the MBCL and Section 17-6709 of the KGCC.

   Section 2.5 Taking Necessary Action; Further Assurances. Gold Banc and the Company, respectively, each shall use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the KGCC and the MBCL at the time specified in Section 2.2 hereof. If at any time after the Effective Time, Gold Banc shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or other actions or things are necessary or desirable to vest, perfect, confirm or record in Gold Banc the title to any property, rights, privileges, powers, or franchises of the Company, the former Board of Directors and officers of the Company shall, and will be authorized to, execute and deliver in the name and on behalf of the Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Gold Banc, and otherwise to carry out the provisions of this Agreement.

   Section 2.6 Effect of Merger on Gold Banc Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, $1.00 par value per share, of Gold Banc Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and shall be unaffected by the Merger.

   Section 2.7 Effect of Merger on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by the Company or any Subsidiary other than as trustee, fiduciary, nominee or some similar capacity shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

     (b) Each outstanding share of Company Common Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof), of which 168,441 shares are currently issued and outstanding as of the date hereof (and of which up to 55,132 additional shares may be issued and outstanding upon conversion of the Company Convertible Debentures prior to the Closing
  Date), shall be converted into the number of shares (the "Exchange Ratio") of Gold Banc Common Stock determined by dividing $109.7906 by the Average Gold Banc Stock Price, with the Exchange Ratio being rounded to four decimal places. Notwithstanding the foregoing, (i) if the Average Gold Banc Stock Price is at or above $13.50 per share, then the Exchange

  Ratio shall be 8.1326, and (ii) if the Average Gold Banc Stock Price is at or below $11.00 per share, then the Exchange Ratio shall be 9.9810. Fractions of shares determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.

If the Average Gold Banc Stock Price is less than $10.50, then Gold Banc and the Company shall in good faith attempt to negotiate a mutually acceptable revised Exchange Ratio.

   Section 2.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the MBCL, any shares of Company Common Stock held by a person who objects to the Merger, whose shares of Company Common Stock were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the MBCL concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to Section 2.7 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the MBCL, including, if applicable, any costs determined to be payable by Gold Banc or the Company to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the MBCL. Notwithstanding the foregoing, as set forth hereinafter, the obligation of Gold Banc to close on this transaction is contingent upon the Company Dissenting Shares constituting not more than 5% of the outstanding shares of Company Common Stock on the Closing Date.

   Section 2.9 Exchange of Certificates.

     (a) Gold Banc shall make available to Midwest Capital Management, Inc. and Gold Bank, which are hereby designated as the exchange agents (the "Exchange Agents"), at and after the Effective Time, such number of shares of Gold Banc Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.7 hereof. As soon as practicable after the Closing Date, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Company Common Stock is being converted in accordance with
  Section 2.7 hereof shall be delivered to each shareholder of the Company as set forth in a letter of transmittal. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to have available at Closing as many Company Common Stock certificates as possible and Gold Banc will make available to the Company and its shareholders as many letters of transmittal and instructions for surrendering the Company Common Stock as requested.

     (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Company Common Stock would otherwise be entitled to under Section 2.7 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agents an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Banc Stock Price. Gold Banc shall make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

   Section 2.10 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

   Section 2.11 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company shareholders entitled to receive certificates representing Gold Banc Common Stock until such shareholders surrender to the Exchange Agents their certificates representing Company Common Stock.

Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

   Section 2.12 Shareholders Approval.

     (a) The Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law, and the Articles of Incorporation and Bylaws of the Company and in accordance with Section 10.1 hereof. The Company shall use its reasonable best efforts to take all steps as shall be required for the shareholders' meeting to obtain such approval to be held as soon as reasonably practicable after the effective date of the Registration Statement. Subject to the exercise of the fiduciary duties of the Company's Board of Directors, the Company shall, through its Board of Directors, recommend that the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

     (b) Gold Banc agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by law, the Articles of Incorporation and Bylaws of Gold Banc. Gold Banc shall use its reasonable best efforts to take all steps as shall be required for the shareholders' meeting to obtain such approval to be held as soon as reasonably practicable after the effective date of the Registration Statement. Subject to the exercise of fiduciary duties by Gold Banc's Board of Directors, Gold Banc shall, through its Board of Directors, recommend that the stockholders of Gold Banc approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

   Section 2.13 The Bank Merger. As soon as practicable after the execution and delivery of this Agreement, Gold Banc and the Company shall cause Gold Bank and the Bank, respectively, to enter into the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A, pursuant to which the Bank Merger will be effected. The parties hereto intend that the Bank Merger shall become effective immediately following the Effective Time ("Bank Merger Effective Time") and shall take all actions necessary or appropriate to cause the Bank Merger to become effective at the Bank Merger Effective Time.

   Section 2.14 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be adjusted on a pro rata basis.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby makes the following representations and warranties to Gold Banc each of which is true and correct on the date hereof and each of which shall be unaffected by any investigation heretofore or hereafter made by Gold Banc or its representatives.

   Section 3.1 Organization and Good Standing.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has heretofore made available to Gold Banc complete and correct copies of its Articles of Incorporation and Bylaws. The Company is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on the Company.

     (b) The Bank is a subsidiary of the Company and is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Bank has heretofore made available to Gold Banc and Gold Bank complete and correct copies of its Charter and Bylaws. The Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on the Bank.

     (c) The Company has no subsidiaries other than the Bank.

     (d) The Bank has no subsidiaries.

   Section 3.2 Capital Structure.

     (a) The Company. As of the date hereof, the authorized capital stock of the Company consists only of 500,000 shares of Company Common Stock of which 168,441 shares are issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Company, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Common Stock or any other securities of the Company, except for the Company Convertible Debentures and the options listed on Schedule 3.2(a)(i) hereto (the "Company Stock Options"). There are not as of the date hereof and will not be as of the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company or Gold Banc from, or the casting of votes by, the shareholders of the Company with respect to the Merger except for the shareholders' agreement listed on Schedule 3.2(a)(ii) hereto. As of the date hereof, the Company has $770,000.00 in aggregate principal amount of Company Convertible Debentures outstanding. All of the Company Convertible Debentures are validly issued and fully paid, are currently convertible, in accordance with their terms, into shares of nonvoting common stock of the Company and, upon being amended as provided in Section 5.20 hereof, will be convertible, in accordance with their terms, into shares of Company Common Stock. Except as set forth in the Company Convertible Debentures, there are no outstanding or authorized options, warrants, agreements, redemptions, calls, demands or rights of any character relating to the Company Convertible Debentures, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Convertible Debentures.

     (b) Bank. The authorized capital stock of the Bank consists only of 500,000 shares of Bank Common Stock, par value $10.00 per share, of which 294,913 shares have been validly authorized and issued, and of which 253,910 shares are owned beneficially and of record, by the Company, free and clear of all Liens, except for the Liens set forth on Schedule 3.2(b) hereof. All outstanding shares of Bank Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Bank, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Bank Common Stock or any other securities of the Bank.

   Section 3.3 Authority.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and all other agreements to be executed and delivered by the Company will be prior to the Effective Time, duly executed and delivered by the Company and constitutes, or will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (b) The Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and all other agreements to be expected and delivered by the Bank pursuant thereto and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement, and all other agreements to be executed and delivered by the Bank pursuant thereto, the performance of the Bank's obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate actions on the part of the Bank. The Bank Merger Agreement, and all other agreements to be executed and delivered by the Bank, will be duly and validly executed and delivered by the Bank and will constitute the legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

   Section 3.4 Shareholder Approval.

     (a) The Board of Directors of the Company has directed or will direct that this Agreement and the Merger contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Company's shareholders and termination of the shareholders' agreement referred to in Schedule 3.2(a)(ii) hereof, no other shareholder action is necessary to approve this Agreement and to consummate the Merger contemplated hereby. The Board of Directors of the Company will recommend that the Company's shareholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, and to consummate the Merger and the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of the Company greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the Merger and the transactions contemplated hereby, except that the shareholders' agreement referred to in Schedule 3.2(a)(ii) hereof must be terminated prior to the Effective Time.

     (b) The Board of Directors of the Bank will direct that the Bank Merger Agreement and the transaction contemplated thereby be submitted to the Bank's stockholders for approval and, except for adoption of the Bank Merger Agreement by the requisite vote of the Bank's stockholders, no other Bank stockholder action is necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Board of Directors of the Bank will recommend that the Bank's stockholders approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock is the only vote of the holders of any class or series of the Bank's capital stock necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. No approval of a number of outstanding shares of capital stock of the Bank greater than that required by the relevant statutory provisions is required for approval of the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

   Section 3.5 No Violations.

     (a) Except as set forth on Schedule 3.5(a) hereof, the execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws or other organizational documents of the Company or the Bank is a party, or by which the Company or the Bank, or any of their assets, is bound, or (iii) result in the creation or imposition or any Lien upon the capital stock or the assets of the Company or the Bank, except, in the case of Sections 3.5(a)(ii) and (iii), for any such conflict, violation, breach or default which is not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

     (b) The Company and the Bank are not, to the knowledge of the Company, currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to the Company or the Bank, except for any violations, breaches or defaults that are not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

     (c) All Licenses required or necessary for the Company or the Bank to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. The Company and the Bank are in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

   Section 3.6 Financial Statements. The Company has previously delivered to Gold Banc audited consolidated balance sheets for the Company as of December 31, 1998 and December 31, 1997, and audited statements of earnings and changes in financial position for the years ended December 31, 1998 and December 31, 1997, and all related schedules and notes to the foregoing , and an unaudited balance sheet, dated July 31, 1999, and statements of earnings for the period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP and practices which were applied on a consistent basis, except as set forth in the notes therein, and present fairly in all material respects the financial position, results of operation and changes of financial position of the Company and the Bank, as applicable, as of their respective dates and for the periods indicated, except that the portion of the Company's Financial Statements that pertain to periods subsequent to December 31, 1998, are subject to normal year-end adjustments and lack footnotes and other presentation items. Reserves for the Company's current and deferred federal and state income tax liabilities have been accrued in accordance with GAAP. Neither the Company nor the Bank has any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the consolidated balance sheet of the Company as of July 31, 1999, or incurred since July 31, 1999, in the ordinary course of business. From July 31, 1999 until the date hereof, to the Knowledge of the Company, there has been no Material Adverse Change in the financial condition of the Company or the Bank, or in the relationship of the Company or the Bank, with respect to its employees, creditors, suppliers, distributors, or customers.

   Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company, in writing, for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to shareholders of the Company and Gold Banc or at the times of the meetings of such shareholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 3.8 Internal Controls and Records. The Company and the Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 3.9 Taxes. The Company and the Bank each have timely filed all tax returns required to be filed by them, and the Company and the Bank have timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company or the Bank is maintaining reserves adequate for their payment except where the failure to file tax returns or pay taxes is not reasonably likely to have a Material Adverse Effect on the financial condition of the Company or the Bank. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return, except for such taxes which are not reasonably likely to have a Material Adverse Effect on the financial condition of the Company or the Bank. To the Knowledge of the Company, neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against the Company or the Bank, any deficiency or claim for additional taxes. Neither the Company nor the Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding other real estate owned properties) of the Company or the Bank other than Liens for taxes which are not yet delinquent. To the Knowledge of the Company, neither the Company nor the Bank has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that is reasonably likely to have a Material Adverse Effect on the Company or the Bank.

   Section 3.10 Title to Assets. Except as set forth on Schedule 3.10(a) hereof, the Company and the Bank have good and marketable title to and possession of all their respective real and personal properties and assets, in each case free and clear of any material Liens, except as reflected on the Company's consolidated financial statements and except for the Lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which Liens do not materially affect the value of such property and do not interfere with the use made of such property by the Company or the Bank. Attached hereto as Schedule 3.10(b) is a complete list of all real property owned or leased by the Company or the Bank. Neither the Company nor the Bank has entered into any agreement or commitment to sell any property, real or personal, or any other assets of the Company or the Bank other than in the ordinary course of business, nor has the Company nor the Bank made any commitment or taken or failed to take any action which would cause any Lien to attach to any property other than such liens which are not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

   Section 3.11 Leases.

     (a) Schedule 3.11(a)(i) hereof contains a list of all real property leases (the "Real Property Leases") to which the Company or the Bank is a party, either as lessor or lessee (the facilities subject to such Real Property Leases being referred to as the "Leased Facilities"). Each of the Real Property Leases is in full force and effect and, to the Knowledge of the Company, neither the Company nor the Bank, nor any other party thereto has committed any default thereunder. Neither the Company nor the Bank is subject to any increase in rentals or other costs in connection with any Leased Facility of which the Company or the Bank is lessee which is not provided for in the applicable Real Property Lease. Except as set forth on
  Schedule 3.11(a)(ii) hereof, no consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

     (b) Schedule 3.11(b)(i) hereof contains a list of all Leases with respect to personal property involving an obligation in excess of $15,000 on an annual basis or $30,000 in the aggregate (the "Personal Property Leases") to which the Company or the Bank is a party, either as lessor or lessee (the personal property subject to such Personal Property Leases being referred to as the "Leased Personal Property"). Each of the Personal Property Leases is in full force and effect and, to the Knowledge of the Company, neither the Company nor the Bank nor any other party thereto has committed any default thereunder. Neither the Company nor the Bank is subject to any increase in rentals or other costs in connection with any Leased Personal Property of which the Company or the Bank is the lessee which is not provided for in the applicable Personal Property Lease. Except as set forth on Schedule 3.11(b)(ii) hereof, no Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

   Section 3.12 Intangible Properties.

     (a) To the Knowledge of the Company, none of the assets of the Company or the Bank is subject to any patent or patent application, copyright or copyright application, trademark or trademark application, or similar evidence of ownership or the right to the use thereof by any third party.

     (b) To the Knowledge of the Company, neither the Company nor the Bank has infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person or received any notice of a claim of such infringement.

     (c) Attached hereto as Schedule 3.12(c) is a true and accurate list of all patents, copyrights, trademarks, trade names and service marks, both foreign and domestic, owned, possessed or used by the Company and the Bank. To the Knowledge of the Company, the Company or the Bank own the entire right, title and interest therein and each thereof is in full force and effect, except for those the absence of which is not reasonably likely to have a Material Adverse Effect on the Company or the Bank.

     (d) The Company and the Bank have the right to use all data and information (including without limitation confidential information, trade secrets and know-how) necessary to permit the conduct from and after the Effective Time of the business of the Company and the Bank, as such business is and has been normally conducted.

   Section 3.13 Regulatory Filings. The Company and the Bank have timely filed all notices, reports, registrations and statements with all Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of the Company and the Bank, to the Knowledge of the Company, no Governmental Entity has initiated any proceeding or investigation into the business or operations of the Company or the Bank. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of the Company or the Bank. The Company has made available to Gold Banc all reports of examinations conducted by any Governmental Entity with respect to the Company or the Bank during the preceding three (3) years. The Company will also make available to Gold Banc any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

   Section 3.14 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Bank have been delivered or made available to Gold Banc. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies to which the Company and the Bank are parties are sufficient for compliance with all material requirements of Law and all material agreements to which the Company or the Bank is a party, except for any noncompliance that would not have a Material Adverse Effect on the Company or the Bank, and will be maintained by the Company and the Bank until the Effective Time. Neither the Company nor the Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

   Section 3.15 Compliance with ERISA. Neither the Company nor the Bank has established, maintained or contributed at any time during the five-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) or any other similar plan with respect to which any governmental filings are required, except for the plans listed on
Schedule 3.15 hereof (collectively, the "Company Plans"). A true and accurate copy of each of the Company Plans, any related trust agreements and each of the amendments thereto has been provided to Gold Banc together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any Governmental Entity in respect of the Company Plans for the three most recent years ending on or before the date hereof. To the Knowledge of the Company, the Company Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Company Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 3.15, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Company Plans or of the Company or the Bank, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Company Plans through the date hereof have been made. The Company and the Bank (each with respect to the Company Plans), as well as the Company Plans, have no material current or, to the Knowledge of the Company, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 3.16 Environmental Laws. To the Knowledge of the Company: (i) the operations of the Company and the Bank comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by the Company or the Bank nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of the Company or the Bank is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or the Bank may be liable; (iii) none of the operations of the Company or the Bank nor any of the properties owned by the Company or the Bank is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source; (iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any environmental Law and neither the Company nor the Bank has had any liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by the Company or the Bank; (v) there are no underground storage tanks (as defined in 42 U.S.C. (S) 6991) now or heretofore located on any real property owned or leased by the Company or the Bank; (vi) neither the Company nor the Bank has ever been notified by a Governmental Entity, or any private party, that the Company or the Bank is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. (S)(S) 9601, et seq. or any corresponding state law.

   Gold Banc may obtain at its option and expense on or prior to the Closing Date an environmental audit of any or all properties and assets of the Company and the Bank whether directly owned, leased or classified as other real estate owned. Such environmental audit shall constitute a part of the due diligence process, should Gold Banc choose to pursue it, and if Gold Banc determines in its sole discretion that such environmental audit reflects the potential of a material environmental problem with respect to any of the properties or assets of the Company or the Bank, then such environmental problem shall constitute a Material Adverse Change in the Company.

   Section 3.17 Labor Matters.

     (a) To the Knowledge of the Company, the Company and the Bank are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such matters as would not have a Material Adverse Effect on the Company or the Bank.

     (b) Neither the Company nor the Bank has received any notice of any unfair labor practice complaint against the Company or the Bank pending before the National Labor Relations Board.

     (c) Neither the Company nor the Bank is party to any collective bargaining agreements and there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Bank.

     (d) No grievance or arbitration proceeding by any employee is pending and no claim therefor has been asserted against the Company or the Bank.

     (e) Neither the Company nor the Bank is experiencing any material work stoppage.

   Section 3.18 Year 2000 Compliance. The Company and the Bank have (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to the Company's and the Bank's respective business and operations will be Year 2000 Compliant.

   Section 3.19 Legal Proceedings. Except as disclosed on Schedule 3.19 hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against or affecting the properties, assets, rights or business of the Company or the Bank, or the right to carry on or conduct their business. There are no Actions pending or, to the Knowledge of the Company, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 3.20 Contracts. Except as set forth on Schedule 3.20 hereof, neither the Company nor the Bank is a party to or subject to any:

     (a) employment contract;

     (b) bonus, deferred compensation, equity incentive, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except for the Company Plans referenced on Section 3.15 hereof;

     (c) material lease or license with respect to any property, real or personal, whether the Company or the Bank is landlord or tenant, licensor or licensee, involving a liability or obligation of the Company or the Bank as obligor, except for the Leases referenced in Section 3.11 hereof;

     (d) agreement, contract or indenture relating to the borrowing of money by the Company or the Bank, excluding items made in the ordinary course of business;

     (e) agreement with any present or former officer, director, shareholder or affiliate of the Company or the Bank, or any Person controlling, controlled by or under common control with any of the foregoing; or

     (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or the Bank or which involve a payment by the Company or the Bank of more than $15,000 on an annual basis.

   Section 3.21 Required Consents. Except as set forth on Schedule 3.21 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by the Company or the Bank of this Agreement or any of the transactions contemplated hereby (including the Bank Merger), other than such Consent, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on the Company or the Bank.

   Section 3.22 Broker's Fees. Other than the engagement of Keefe Bruyette & Woods, Inc. described on Schedule 3.22 hereof, neither the Company, the Bank nor any of the directors, trustees, officers or employees of the Company or the Bank, has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 3.23 No Material Adverse Change. Except as set forth on Schedule
3.23 hereof, from July 31, 1999 until the date hereof, to the Knowledge of the Company, there has been no Material Adverse Change in the Company or the Bank, or in the relationship of the Company or the Bank with respect to their employees, creditors, suppliers, distributors or customers.

   Section 3.24 Loans.

     (a) The Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Bank or banking regulators, except as reflected on a list previously provided to Gold Banc during the due diligence period;

     (b) Except as set forth on Schedule 3.24(b) hereof, neither the Company nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing;

     (c) Neither the Company nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any Law, which violation is reasonably likely to result in a Material Adverse Effect on the Company or the Bank.

   Section 3.25 Opinion of Financial Advisors. The Company has received the written opinion of Keefe Bruyette & Woods, Inc., investment advisor to the Company ("Investment Advisor Opinion"), to the effect that, as of the date of the Investment Advisor Opinion, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

   Section 3.26 Accounting Matters. To the Knowledge of the Company, neither the Company nor the Bank has taken or agreed to take any action that would prevent Gold Banc from accounting for the business combination to be effected by the Merger as a pooling-of-interests under GAAP.

   Section 3.27 Beneficial Ownership of Gold Banc Common Stock. As of the date hereof, neither the Company nor the Bank "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) in the aggregate any Gold Banc Common Stock.

   Section 3.28 Accruals.

     (a) The Company and the Bank have properly accrued consistent with past practices for all current and carry-over vacation time for their employees through the date hereof.

     (b) The Company and the Bank have properly accrued consistent with past practices for all mandatory and discretionary matching contributions to the Company's 401(k) Plan through the date hereof.

     (c) The Company and the Bank have properly accrued consistent with past practices for discretionary bonuses that may be payable to their employees as contemplated by Section 5.2(c) through the date hereof.

   Section 3.29 Company Convertible Debentures.

     (a) As of the date hereof, the aggregate principal amount of Company Convertible Debentures outstanding is $770,000.

     (b) The net book value per share of Company Common Stock, as established by the Company's audited financial statements, dated as of December 31, 1992, was $13.95 per share. Pursuant to paragraph 9(b) of each Company Convertible Debenture, (i) as of the date hereof, the outstanding principal amount of and all accrued and unpaid interest of the Company Convertible Debenture is convertible into nonvoting common stock of the Company and
  (ii) when the same has been amended as contemplated by Section 5.20 hereof, each $5,000.00 of outstanding principal amount of the Company Convertible Debenture will be convertible into 358 shares of Company Common Stock.

     (c) Pursuant to paragraph 5 of each Company Convertible Debenture, the Company has the right, on thirty (30) days prior written notice, to prepay all or any part of the principal amount of Company Convertible Debentures without penalty.

   Section 3.30 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Schedules attached hereto or the Company's Financial Statements, there are no liabilities of the Company or the Bank of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on the Company or the Bank.

     (b) Neither the Company nor the Bank is a party to any Order, or subject to any Law, which is reasonably likely to result in a Material Adverse Effect on the Company or the Bank.

   Section 3.31 Absence of Certain Events. Except as contemplated by this Agreement or as set forth on Schedule 3.31 hereof, since July 31, 1999, the Company and the Bank have conducted their business only in the ordinary and usual course, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock or other securities of, or other ownership interests in, the Company or the Bank, (ii) any amendment of any term of any outstanding security of the Company or the Bank, (iii) any repurchase, redemption or other acquisition by the Company or the Bank of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or the Bank, (iv) any incurrence, assumption or guarantee by the Company or the Bank of any indebtedness for borrowed money (other than customer deposits in the Bank, FHLB advances, federal funds purchases, letter of credit transactions with correspondent banks, Federal Reserve borrowings and foreign currency exchanges); (v) any creation or assumption by the Company or the Bank of any Lien on any of their assets, other than any Lien that is not reasonably likely to have a Material Adverse Effect on the Company; (vi) any making of any material loan, advance or capital contributions to or any material investment in any Person; (vii) any material change in any method of accounting or accounting practice; (viii) any
(a) grant of any severance or termination pay to any director, officer, or employee of the Company or the Bank, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or the Bank, except for annual or merit increases in accordance with past practices, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or employee of the Company or the Bank or (d) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or the Bank, or (ix) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character, whether or not in the ordinary course of business, individually or in the aggregate, which is reasonably likely to have a Material Adverse Effect on the Company or the Bank, taken as a whole.

   Section 3.32 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to Gold Banc pursuant hereto are and will be complete and accurate. No representation or warranty of the Company in this Agreement or any other document delivered pursuant hereto or any document, certificate or exhibit furnished or to be furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of the Company, there is no fact which the Company has not disclosed in writing to Gold Banc which is reasonably likely to have a Material Adverse Effect, on the Company or the Bank.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF GOLD BANC

   Gold Banc hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and each of which shall not be affected by any investigation heretofore or hereafter made by the Company or its representatives.

   Section 4.1 Corporate.

     (a) Gold Banc is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Gold Banc is duly registered as a bank holding company under the BHC Act. Gold Banc is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on Gold Banc.

     (b) Gold Bank is a wholly-owned subsidiary of Gold Banc and is a federally chartered banking association. Gold Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Gold Bank.

   Section 4.2 Capital Structure.

     (a) Gold Banc. As of the date hereof, the authorized capital stock of Gold Banc consists only of 50,000,000 shares of Gold Banc Common Stock and 50,000,000 shares of Gold Banc Preferred Stock, of which 17,181,618 shares of Gold Banc Common Stock and no shares of Gold Banc Preferred Stock are issued and outstanding. All outstanding shares of Gold Banc Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

     (b) Gold Bank. As of the date hereof, the authorized capital stock of Gold Bank consists only of 10,000 shares of Gold Bank Common Stock, par value $100.00 per share, of which 2375 shares are issued and outstanding. All of the issued and outstanding shares of Gold Bank Common Stock are owned beneficially and of record, free and clear of all Liens, by Gold Banc. All outstanding shares of Gold Bank Common Stock are validly issued, fully paid and nonassessable.

   Section 4.3 Authority.

     (a) Gold Banc has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, the performance of Gold Banc's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Gold Banc. This Agreement has been, and all other agreements to be executed and delivered by Gold Banc will be prior to the Effective Time, duly executed and delivered by Gold Banc, and constitutes, or will constitute, the legal, valid and binding obligations of Gold Banc, enforceable against Gold Banc in accordance with their terms.

     (b) Gold Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and all other agreements to be executed and delivered by Gold Bank pursuant thereto and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and all other agreements to be executed and delivered by Gold Bank pursuant thereto, the performance of Gold Bank's obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Gold Bank. The Bank Merger Agreement and all other agreements to be executed and delivered by Gold Bank will be duly executed and delivered by Gold Bank and will constitute the legal, valid and binding obligations of Gold Bank, enforceable against Gold Bank in accordance with their terms.

   Section 4.4 Shareholder Approval.

     (a) The Board of Directors of Gold Banc has directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Gold Banc's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Gold Banc's stockholders, no other Gold Banc stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Gold Banc will recommend that the Gold Banc stockholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the outstanding shares of Gold Banc Common Stock is the only vote of the holders of any class or series of Gold Banc's capital stock necessary to approve this Agreement and to consummate the Merger and the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Gold Banc greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

     (b) The Board of Directors of Gold Bank will direct that the Bank Merger Agreement and the transactions contemplated thereby be submitted to Gold Bank's sole stockholder for approval and, except for adoption of the Bank Merger Agreement by the requisite vote of Gold Bank's sole stockholder, no other Gold Bank stockholder action is necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Board of Directors of Gold Bank will recommend that Gold Bank's sole stockholder approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of two-thirds of the outstanding shares of Gold Bank Common Stock is the only vote of the holders of any class or series of Gold Bank's capital stock necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. No approval of a number of outstanding shares of capital stock of Gold Bank greater than that required by the relevant statutory provisions is required for approval of the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

   Section 4.5 Status of Gold Banc Common Stock to be Issued. The shares of Gold Banc Common Stock into which the shares of Company Common Stock are to be exchanged or converted pursuant to the Merger, and the shares of Gold Banc Common Stock into which the shares of Bank Common Stock are to be exchanged pursuant to the Bank Merger, will be, when delivered as specified in this Agreement and the Bank Merger Agreement, validly authorized and issued, fully paid and nonassessable, and registered pursuant to an effective registration statement under the Securities Act.

   Section 4.6 No Violation.

     (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc and Gold Bank pursuant hereto, the performance of the obligations of Gold Banc and Gold Bank hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws of Gold Banc or Gold Bank (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which Gold Banc or any subsidiary of Gold Banc is a party, or by which Gold Banc or any subsidiary of Gold Banc or any of their assets, is bound or (iii) result in the creation or imposition of any Lien upon the capital stock or the assets of Gold Banc or any subsidiary of Gold Banc, except in the case of Sections 4.6(a)(ii) and (iii), such conflicts, violations, breaches or defaults which are not reasonably likely to have a Material Adverse effect on Gold Banc.

     (b) Gold Banc and each subsidiary of Gold Banc has not violated, breached or defaulted, are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not cause any violation, breach or default of, any Laws, Orders, Licenses or Contracts applicable to Gold Banc or any subsidiary of Gold Banc, except for any violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect on Gold Banc.

     (c) All Licenses required or necessary for Gold Banc or any subsidiary of Gold Banc to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. Gold Banc, and each subsidiary of Gold Banc is in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Gold Banc.

   Section 4.7 SEC Documents. Gold Banc has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gold Banc with the SEC since January 1, 1997 (the "Gold Banc SEC Documents") which are all the documents (other than preliminary material) that Gold Banc was required to file with the SEC since such date. As of their respective dates, the

Gold Banc SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gold Banc SEC Documents, and none of the Gold Banc SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Gold Banc included in the Gold Banc SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the
SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Gold Banc and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Gold Banc for the periods presented therein. Gold Banc has no material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Gold Banc SEC Documents. From July 31, 1999 until the date hereof, to the Knowledge of Gold Banc, there has been no Material Adverse Change in the financial condition of Gold Banc or in the relationship of Gold Banc with respect to its employees, creditors, suppliers, distributors or customers.

   Section 4.8 Information Supplied. None of the information supplied or to be supplied by Gold Banc for inclusion or incorporation by reference in (i) the Registration Statement will at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time or the Bank Merger Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, other than information supplied in writing by the Company, or (ii) the Proxy Statement will, at the date mailed to shareholders of the Company and of the Bank, or at the time of the meetings of such shareholders to be held in connection with the Merger and the Bank Merger, or at the Effective Time or the Bank Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, other than information supplied by the Company. If at any time prior to the Effective Time or the Bank Merger Effective Time, any event with respect to Gold Banc or any subsidiary of Gold Banc or with respect to other information supplied by Gold Banc for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Proxy Statement, such event will be so described, and such amendment or supplement be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company and the Bank. The Proxy Statement, insofar as it relates to Gold Banc or other information supplied by Gold Banc for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   Section 4.9 Taxes. Gold Banc and each subsidiary of Gold Banc has timely filed all tax returns required to be filed by it, and Gold Banc and each subsidiary of Gold Banc has timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and has timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Gold Banc is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. To the Knowledge of Gold Banc neither the IRS nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against Gold Banc or any subsidiary of Gold Banc, any deficiency or claim for additional taxes. Neither Gold Banc nor any subsidiary of Gold Banc has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets of Gold Banc or any subsidiary of Gold Banc. To the Knowledge of Gold Banc, neither Gold Banc nor any subsidiary of Gold Banc has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that would have a Material Adverse Effect on Gold Banc.

   Section 4.10 Regulatory Filings. Gold Banc and each subsidiary of Gold Banc has timely filed all notices, reports, registrations and statements with all Governmental Entities and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of Gold Banc and any subsidiary of Gold Banc, to the Knowledge of Gold Banc, no Governmental Entity has initiated any proceeding or investigation into the business or operations of Gold Banc or any subsidiary of Gold Banc. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of Gold Banc or any subsidiary of Gold Banc. Gold Banc has made available to the Company all reports of examinations conducted by any Governmental Entity with respect to Gold Banc or the subsidiaries of Gold Banc during the preceding three (3) years. Gold Banc will also make available to the Company any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

   Section 4.11 Legal Proceedings. Except as disclosed on Schedule 4.11 hereof, there are no Actions pending or threatened against or affecting the properties, assets, rights or business of Gold Banc or any subsidiary of Gold Banc, or the right to carry on or conduct their respective businesses. There are no Actions pending or, to the Knowledge of Gold Banc, threatened, which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 4.12 Required Consents. Except as set forth on Schedule 4.12 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by Gold Banc of this Agreement or any of the transactions contemplated hereby (including the Bank Merger) other than any Consent, which if not obtained would not be reasonably likely to have a Material Adverse Effect on Gold Banc.

   Section 4.13 Broker's Fees. Neither Gold Banc nor any of its directors, trustees, officers or employees has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 4.14 Year 2000 Compliance. Gold Banc and each subsidiary of Gold Banc has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to Gold Banc's and any subsidiary of Gold Banc's respective business and operations will be Year 2000 Compliant.

   Section 4.15 No Material Adverse Change. No Material Adverse Change. Except as set forth in Schedule 4.15 hereof, from July 31, 1999 until the date hereof, to the Knowledge of Gold Banc, there has been no Material Adverse Change in the financial condition of Gold Banc or in the relationship of Gold Banc with respect to its employees, creditors, suppliers, distributors or customers.

   Section 4.16 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Schedules hereto, there are no liabilities of Gold Banc or any subsidiary of Gold Banc of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Gold Banc.

     (b) Neither Gold Banc nor any subsidiary of Gold Banc is a party to any Order which is reasonably likely to result in a Material Adverse Effect on Gold Banc.

   Section 4.17 Disclosure. Copies of all documents heretofore or hereafter delivered or made available to the Company pursuant hereto are and will be complete and accurate. No representation or warranty of Gold Banc in this Agreement or any other document delivered pursuant hereto or any statement, document, certificate or exhibit furnished or to be furnished by Gold Banc pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of Gold Banc, there is no fact which Gold Banc has not disclosed in writing to the Company which is reasonably likely to have a Material Adverse Effect on Gold Banc.

                                   ARTICLE V

                             COVENANTS OF COMPANY

   Section 5.1 Affirmative Covenants of the Company. Unless the prior written consent of Gold Banc shall have been obtained, and which consent will be given or denied within two Business Days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall and shall cause the Bank to (i) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) preserve substantially the Company's and the Bank's relationships with suppliers, customers and employees, (iv) perform the Company's and the Bank's obligations under the Contracts and Licenses, (v) comply with all applicable Laws, (vi) maintain as valid and enforceable all policies of insurance as referenced in Section 3.14 herein, (vii) provide monthly updates to Gold Banc and Gold Bank with respect to those loans reflected on the list previously provided to Gold Banc and Gold Bank as referenced in Section 3.24(a) herein, and (viii) take no action which would
(a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby, (b) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

   Section 5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to do, or permit the Bank to do or agree to commit to do, any of the following without the prior written consent of Gold Banc, which consent shall not be unreasonably withheld and which consent will be given or denied within two Business Days of receipt of written request for such consent:

     (a) make any single loan (or series of loans to the same or related persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related persons) in an amount greater than $500,000.00 including, without limitation, renewals and extensions of existing loans and commitments to loan;

     (b) purchase or invest in any securities, other than United States government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than two years from the date of purchase;

     (c) amend or adopt any employee benefit plan or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, trustee, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such director, officer, trustee, employee or agent under any pension plan or other contract or commitment, except for annual or merit increases and year-end bonuses awarded, in each case in accordance with past practices; provided, however, that such year-end bonuses may be paid on a pro rata basis on or prior to the Closing Date;

     (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.2); involving an obligation or commitment in excess of $25,000 or engage in any transaction not in its usual and ordinary course of business and consistent with past practices;

     (e) except as set forth on Schedule 5.2(e) hereof, declare or pay any dividend or make any other distribution in respect of any capital stock of or other beneficial interest in the Company or the Bank, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or the Bank;

     (f) amend the Articles of Incorporation, Bylaws or any other governing document of the Company or the Bank or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of Company or the Bank;

     (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business;

     (h) except as set forth on Schedule 5.2(h) hereof, enter into any new line of business;

     (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company or the Bank, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (k) change its methods of accounting in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent accountants;

     (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of any of its material assets or properties;

     (m) file any application to relocate or terminate the operations of any banking office;

     (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material Contract to which the Company or the Bank is a party or by which the Company or the Bank or their respective properties is bound, except that the Company shall have the right to (i) prepay the Company Convertible Debentures as contemplated by
  Section 5.18 hereof and (ii) prepay, in whole or in part, its currently outstanding bank stock loan;

     (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director, officer or trustee of the Company or the Bank without giving Gold Banc two days' notice in advance of the approval of such loan or extension of credit or commitment relating thereto;

     (q) waive any material right, forgive any material debt or release any material claim; or

     (r) incur or guaranty any debt (other than customer deposits in the Bank, FHLB advances, federal funds purchases, letter of credit transactions with correspondent banks, Federal Reserve borrowings and foreign currency exchanges).

   Section 5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice, Gold Banc and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of the Company and the Bank. All such access shall be conducted in a manner that does not interfere unreasonably with the normal conduct of the business of the Company and the Bank. The Company shall furnish to Gold Banc and its authorized representatives all information with respect to the affairs of the Company and each of its Subsidiaries as Gold Banc may reasonably request.

   Section 5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, the Company shall deliver to Gold Banc monthly reports of condition and income statements of the Bank and shall deliver to Gold Banc copies of the call reports for the Bank as filed with any regulatory agency promptly after such filing.

   Section 5.5 Right to Attend Meetings. The Company shall give reasonable notice to Gold Banc of all meetings of the Board of Directors or Executive Committee of the Company and of the Bank and, if known, the agenda for business to be discussed at such meetings and, with the permission of the Company, a representative of Gold Banc may attend any such meetings as an observer; provided, however, in the event the Board of Directors or Executive Committee of the Company or the Bank desires to discuss confidential matters related to Gold Banc or the Merger, they may dismiss the representative of Gold Banc from such meetings. The Bank shall give reasonable notice of, and shall allow a representative of Gold Banc to attend, all loan committee meetings of the Bank. The Company and the Bank shall provide to Gold Banc all written information provided to the directors in connection with all such board and committee meetings or otherwise provided to such directors and shall provide any other financial reports or other analyses prepared for senior management of the Company or the Bank.

   Section 5.6 Data Processing. The Company shall, and shall cause the Bank to, cooperate with Gold Banc in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Gold Banc. Gold Banc shall provide such assistance and consultation as the Company may reasonably require in such planning process.

   Section 5.7 No Solicitation.

     (a) Except with respect to the Agreement and the transactions contemplated hereby, neither the Company, nor the Bank, or any officer, director, trustee or employee of, or any investment banker, attorney or other advisor or representative of, the Company or the Bank, shall, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or approve or authorize any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) furnish to any Person (other than Gold Banc, or Gold Bank, an affiliate or associate of Gold Banc or Gold Bank or an officer, employee or other authorized representative of Gold Banc, Gold Bank or such affiliate or associate or the Company's counsel, accountants and financial adviser, solely for use in connection with the transactions contemplated hereby) any information with respect to the Company or the Bank that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may (A) in response to an unsolicited request therefor, furnish information with respect to the Company or any Subsidiary to any Person pursuant to a customary confidentiality agreement and discuss such information with such Person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Gold Banc of the notice required pursuant to Section 5.7(b) hereof, participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw its recommendation that the stockholders of the Company vote in favor of the Merger as contemplated by
  Section 2.12 hereof.

     (b) The Company shall (i) promptly notify Gold Banc of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the execution of any agreement with respect to the terms of an Acquisition Proposal, (E) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement and (F) any endorsement, approval or recommendation of an Acquisition Proposal by the Company's Board of Directors or any committee thereof, (ii) promptly describe to Gold Banc the terms and conditions of any Acquisition Proposal in reasonable detail, and
  (iii) furnish to Gold Banc all information made available to any Person making the Acquisition Proposal, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

     (c) Except as may be required in the exercise of the fiduciary duties of the Board of Directors of the Company, the Company shall not take any action that would enhance the ability of any other Person making an Acquisition Proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal without also taking a comparable action that would similarly enhance the ability of Gold Banc to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the Merger contemplated by this Agreement or an alternative transaction initiated by Gold Banc, and concurrently withdrawing any impediments thereto that do not similarly impede such other Person.

   Section 5.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, the Company agrees to, and to cause the Bank to, use its reasonable best efforts to cooperate with Gold Banc in Gold Banc's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

   Section 5.9 Information. The Company shall provide such information and answer such inquiries as Gold Banc may reasonably request or make concerning the subject matter of the representations and warranties of the Company herein.

   Section 5.10 Tax Returns. The Company shall prepare income tax returns for the Company and the Bank from the commencement of the current fiscal year through the Effective Time with such returns to be completed within ninety
(90) days after the Effective Time.

   Section 5.11 Tax-Free Reorganization Treatment. The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto or to any holder of Company Common Stock who dissents from the Merger).

   Section 5.12 Pooling-of-Interests Accounting Treatment.

     (a) The Company shall not intentionally take or cause or permit to be taken any action before the Effective Time which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

     (b) Within thirty (30) days after the execution and delivery of this Agreement, the Company shall use its best efforts to obtain from the Company's Accountants and deliver to Gold Banc a letter stating that the Company is eligible to participate in a pooling-of-interests transaction (the "Pooling Letter").

   Section 5.13 Cooperation by the Company. The Company shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Gold Banc in connection therewith, including using commercially reasonable efforts to obtain all required Consents.

   Section 5.14 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and bank services and products, the Company shall, and shall cause the Bank to (i) use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by its respective examining agencies.

   Section 5.15 Confidentiality. Except as and to the extent required by Laws, the Company and the Bank will not disclose or use, and will direct their representatives not to disclose or use to the detriment of Gold Banc or any of its subsidiaries any Gold Banc Confidential Information furnished, or to be furnished, to the Company, the Bank or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Gold Banc Confidential Information" includes any information about Gold Banc or its subsidiaries and their business unless (a) such information is already known to the Company, the Bank or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Company or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of Gold Banc, each of the Company and the Bank will promptly return to Gold Banc or destroy any Gold Banc Confidential Information in its possession and certify in writing to Gold Banc that it has so returned or destroyed such Gold Banc Confidential Information.

   Section 5.16 Employee Benefit Plans. The Company shall, prior to the Closing Date, adopt any and all resolutions and take all other actions that are necessary or appropriate to (i) make the necessary contributions to the Company Profit Sharing 401(k) Plan (the "401(k) Plan") to satisfy the Company's 401(k) safe harbor contribution obligation for the partial plan year ending on the 401(k) Plan termination date; (ii) except as set forth immediately above in (i) of this paragraph, cease all other contributions to the 401(k) Plan as of the day before the Closing Date; (iii) terminate the 401(k) Plan and fully vest all participant account balances in such plan as of the day before the Closing Date; (iv) resign as plan administrator of the 401(k) Plan; and (v) secure the resignation of the current trustees of the 401(k) Plan. Gold Banc shall (i) assume full responsibility and bear full expense in amending the 401(k) Plan following the Closing Date in such manner as is necessary for the 401(k) Plan to be in compliance with all applicable laws as of the 401(k) Plan's termination date and (ii) apply for and obtain a favorable determination letter from the IRS following which it will distribute the assets of the 401(k) Plan. Gold Banc agrees to accept its appointment, or will appoint an affiliate corporation, as successor plan trustee and successor plan administrator. Gold Banc will provide to the Company form resolutions and other materials prior to the closing necessary for the effectuation of the termination of the 401(k) Plan by the Company, which materials the Company and the plan administrator and trustees shall be entitled to rely upon without incurring any liability.

   Section 5.17 Legal Proceedings. The Company agrees to advise Gold Banc if at any time between the date hereof and the Effective Time, any legal proceeding as described in Section 3.19 hereof is initiated or, to the Knowledge of the Company, threatened.

   Section 5.18 Regarding Company Convertible Debentures.

     (a) At least thirty (30) days prior to the Closing Date, the Company shall call all outstanding Company Convertible Debentures by providing each debenture holder with written notice of its intent to prepay all of the Company Convertible Debentures that are not converted into Company Common Stock.

     (b) The Company shall pay each debenture holder all accrued and unpaid interest on the Company Convertible Debentures.

     (c) At the time the Company calls the Company Convertible Debentures in accordance with Section 5.18(a) hereof, the Company will also provide each debenture holder with the following:

       (1) Notice of the Company's intent to prepay all Company Convertible Debentures which are not converted into shares of Company Common Stock.

       (2) A statement to each debenture holder that it may be advisable and in such debenture holder's best interests to elect to convert the holder's Company Convertible Debentures into Company Common Stock.

       (3) Any documentation necessary to effect the conversion of Company Convertible Debentures into Company Common Stock.

       (4) A copy of the Proxy Statement.

   Section 5.19 Bank Merger. The Company shall take, and shall cause the Bank to take, all actions necessary to effectuate the Bank Merger.

   Section 5.20 Amendment of Company Convertible Debentures. Within thirty
(30) days after the date hereof, each Company Convertible Debenture will be amended, in a form previously presented to and approved by Gold Banc, to provide that the principal amount of each Company Convertible Debenture is convertible into Company Common Stock and all accrued and unpaid interest that is or will become due on the Company Convertible Debentures must be paid by the Company at the time of such conversion.

                                  ARTICLE VI

                            COVENANTS OF GOLD BANC

   Section 6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold Banc agrees to use its reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agrees to exercise its best efforts to file applications relating to such approvals as soon as is reasonably possible. Gold Banc shall provide to Company's Counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process, including, without limitation, promptly providing the Company a copy of any order or other action with respect to such application.

   Section 6.2 Information. Gold Banc shall provide such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold Banc herein.

   Section 6.3 Tax-Free Reorganization Treatment. Gold Banc shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

   Section 6.4 Employee Benefit Plans; Prior Service Credit. Employees of the Company or the Bank shall be eligible to participate in all Gold Banc employee welfare benefit plans in accordance with their terms; provided, however, that for purposes of determining eligibility to participate in and vesting of benefits under Gold Banc's employee benefit plans, Gold Banc shall recognize years of service by such employees with the Company or the Bank prior to the Effective Time.

   Section 6.5 Assumption of Company Stock Options. Each outstanding Company Stock Option shall be assumed by Gold Banc on the same terms and conditions, except that the options shall be modified (i) to provide for the issuance of shares of Gold Banc Common Stock, (ii) to adjust each option price by dividing such option price by the Exchange Ratio and (iii) to adjust the number of shares subject to each option by multiplying such number of shares by the Exchange Ratio, all as contemplated by Section 424(a) of the Code.

   Section 6.6 Confidentiality. Except as and to the extent required by Laws, Gold Banc will not disclose or use, and will direct their representatives not to disclose or use to the detriment of the Company or the Bank any Company Confidential Information, furnished, or to be furnished, to Gold Banc, Gold Bank or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Company Confidential Information" includes any information about the Company or the Bank and their business unless (a) such information is already known to Gold Banc, Gold Bank or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of Gold Banc, Gold Bank or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of the Company, each of Gold Banc and Gold Bank will promptly return to the Company or destroy any Company Confidential Information in its possession and certify in writing to the Company that it has so returned or destroyed such Company Confidential Information.

   Section 6.7 Pooling-of-interests Accounting Treatment. Gold Banc shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

   Section 6.8 Cooperation by Gold Banc. Gold Banc shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with the Company in connection therewith including using commercially reasonable efforts to obtain all required Consents.

   Section 6.9 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and bank services and products, Gold Banc shall, and shall cause its subsidiaries to, (i) use their best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

   Section 6.10 Legal Proceedings. Gold Banc agrees to advise the Company if at any time between the date hereof and the Effective Time, any legal proceeding as described in Section 4.11 hereof, is initiated or, to the Knowledge of Gold Banc, threatened.

   Section 6.11 Employment Agreements. Gold Banc shall use commercially reasonable efforts to negotiate and enter into the Employment and Non-Compete Agreements contemplated by Section 8.13.

   Section 6.12 Bank Merger. Gold Banc shall take, and shall cause Gold Bank to take, all actions necessary to effectuate the Bank Merger.

                                  ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

   The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as the Company may waive in writing:

   Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Gold Banc contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. Gold Banc shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Gold Banc, dated the Closing Date, to the foregoing effects.

   Section 7.2 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to the Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the BHC Act and any other applicable Law.

   Section 7.3 Litigation. There shall not be pending or threatened any Action which the Company reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 7.4 Approval by Shareholders. The shareholders of the Company shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law and the Articles of Incorporation and Bylaws of the Company and the Bank and shall have terminated the shareholders agreement referred to in
Schedule 3.2(a)(ii) hereof, and the stockholders of Gold Banc shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc.

   Section 7.5 Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change in Gold Banc, and taking into account for this purpose the proceeds of any applicable insurance.

   Section 7.6 Federal Tax Opinion. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, addressed to the Company and its shareholders in form and substance reasonably satisfactory to the Company and Company's Counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the shareholders of the Company, except for recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

   Section 7.7 Opinion of Counsel. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering customary corporate law matters.

   Section 7.8 Market Price of Gold Banc Common Stock. The Average Gold Banc Stock Price shall not be less than $10.50.

   Section 7.9 Fairness Opinion. The Company shall have received an opinion, dated the Closing Date, rendered by Keefe Bruyette & Woods, Inc., affirming and reissuing the Investment Advisor Opinion, and stating that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock, and that the Investment Advisor Opinion is not withdrawn or substantially qualified by Keefe Bruyette & Woods, Inc.

                                 ARTICLE VIII

        CONDITIONS PRECEDENT TO OBLIGATIONS OF GOLD BANC AND GOLD BANK

   The obligations of Gold Banc to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold Banc may waive in writing:

   Section 8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. The Company and the Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it or him on or prior to the Closing Date. Gold Banc shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effects.

   Section 8.2 Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change in the Company or the Bank.

   Section 8.3 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to Gold Banc shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the BHC Act and any other applicable federal or state banking regulatory statute or rule, and no such order, Consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or be unduly burdensome to Gold Banc.

   Section 8.4 Litigation. At the Closing Date, there shall not be pending or threatened any Action which Gold Banc reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 8.5 Financial Measures.

     (a) On the Closing Date, the Total Equity Capital of the Bank shall be not less than $10,000,000.00, and the reserve for loan and lease loss of the Bank shall be not less than 1.5% of the aggregate amount of all outstanding loans.

     (b) On the Closing Date, the Total Equity Capital of the Company shall not be less than $6,700,000.00, the total indebtedness (including Company Convertible Debentures) of the Company (on an unconsolidated basis) shall not exceed $4,000,000.00, and the cash and cash equivalents of the Company shall not be less than $1,900,000.00 (minus the amount thereof used to pay down indebtedness of the Company).

     (c) The parties acknowledge and agree that all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Company or the Bank, respectively, and shall not result in an increase of any consideration payable by Gold Banc or Gold Bank hereunder.

   Section 8.6 Approval by Shareholders. The shareholders of the Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law and the Articles of Incorporation and Bylaws of the Company and shall have terminated the shareholders agreement referred to in Schedule 3.2(a)(ii) hereof, and the shareholders of Gold Banc shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc.

   Section 8.7 Tax Representations. The Company and each shareholder of the Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by Gold Banc's Counsel and necessary to enable Gold Banc's Counsel to render the opinion described in
Section 8.10 hereof.

   Section 8.8 Affiliate Letters. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company and the Bank at the time this Agreement is submitted to approval of the shareholders of the Company and the Bank shall deliver to Gold Banc a letter in substantially the form set forth in Exhibit B (the "Affiliate Letter") hereto.

   Section 8.9 Satisfactory Due Diligence. Representatives of the Company and the Bank shall have cooperated with Gold Banc, Gold Bank and representatives of Gold Banc and Gold Bank in conducting its due diligence in accordance with the terms of Section 5.3 above.

   Section 8.10 Federal Tax Opinion. Gold Banc shall have received an opinion of Gold Banc's Counsel, in form and substance reasonably satisfactory to Gold Banc, dated the Closing Date, stating that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, subject to required recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

   Section 8.11 Opinion of Counsel. Gold Banc shall have received an opinion of Company's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Gold Banc and Gold Banc's Counsel covering customary corporate law matters.

   Section 8.12 Qualification for Pooling-of-Interests Treatment.

     (a) Gold Banc shall have received an opinion from Gold Banc's Accountants that the transactions contemplated hereby will qualify for pooling of-interest accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

     (2) The Company shall have obtained from the Company's Accountants and delivered to Gold Banc a letter, dated the Closing Date, affirming the accuracy of their Pooling Letter.

   Section 8.13 Employment and Non-Compete Agreements. Frederick B. Poccia, Jr., Lawrence L. Baughman, Thomas J. Boles and Mark G. Fitzpatrick shall have executed and delivered to Gold Banc Employment and Non-Compete Agreements in form and substance reasonably satisfactory to Gold Banc.

   Section 8.14 Company Options. Neither the Company's Board of Directors nor any committee thereof shall have authorized any cash payment in connection with any outstanding Company Stock Option, and each member of each committee empowered to act with respect to any stock option plan shall have resigned.

   Section 8.15 Dissenting Shareholders. Company Dissenting Shares shall not constitute more than 5% of the outstanding shares of Company Common Stock on the Closing Date.

                                  ARTICLE IX

                NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   Section 9.1 No Survival of Representations and Warranties. The representations and warranties contained herein shall not survive after the Effective Time. The representations and warranties contained herein shall not be deemed modified or waived by any investigation made by the party(ies) entitled to the benefit of such representations and warranties or by their representatives. Except as otherwise provided herein, any waiver or modification of any representation or warranty shall be effective only if made in writing and signed by the party(ies) entitled to the benefit of such representation or warranty.

                                   ARTICLE X
                            SECURITIES LAWS MATTERS

   Section 10.1 Registration Statement and Proxy Statement. Gold Banc shall, at Gold Banc's expense, as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Banc Common Stock to be issued in the Merger and the Bank Merger (the "Registration Statement"). The Company and Gold Banc shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special shareholders' meetings of the Company, the Bank, Gold Banc and Gold Bank to be called for the purpose of considering and voting on the Merger and the Bank Merger (the "Proxy Statement"). The Company, the Bank, Gold Banc and Gold Bank shall each cause their counsel, auditors and other experts to cooperate with the other's counsel, auditors and other experts in the preparation and filing of the Registration Statement and the Proxy Statement. Gold Banc shall not include in the Registration Statement any information concerning the Company or the Bank to which the Company shall reasonably and timely object in writing. Gold Banc and the Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter each of the Company and the Bank shall distribute the Proxy Statement to its shareholders in accordance with applicable laws not fewer than twenty (20) business days prior to the date on which this Agreement or the Bank Merger Agreement is to be submitted to its shareholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Gold Banc shall prepare and file such amendments or supplements to the Registration Statement and the Proxy Statement and the Company and the Bank shall mail or otherwise furnish to its shareholders such amendments or supplements to the Proxy Statement as may, in the reasonable opinion of Gold Banc or the Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold Banc shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Banc Common Stock issued pursuant to the Merger and the Bank Merger for the purpose of resale of Gold Banc Common Stock by any Person. For a period of at least two years from the Effective Time, Gold Banc shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

   Section 10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order to qualify or register the Gold Banc Common Stock so it may be offered and sold lawfully in such state in connection with the Merger and the Bank Merger or to obtain an exemption from such qualification or registration.

   Section 10.3 Publication of Combined Financial Results. Gold Banc shall publish financial results covering at least 30 days of post-Merger combined operations of Gold Banc and the Company, ending on a normal month-end closing date, as soon as practicable after the Effective Time, but in any event no later than 20 days following such month-end closing date, unless the first 30 day period of combined operations ending on a normal month-end closing date ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

   Section 10.4 Affiliates. Certificates representing shares of Gold Banc Common Stock issued to "Affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule 145) and will bear a restrictive legend set out in the Affiliate Letter; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Gold Banc and the Company and upon receipt of an opinion of counsel reasonably satisfactory to Gold Banc that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Gold Banc Common Stock by an Affiliate will comply with or will be exempt from the Securities Act, Gold Banc shall, as promptly as practicable after receipt of the stock certificates representing such Affiliate's Gold Banc Common Stock (and in any event within seven (7) business days after such receipt), direct the transfer agent for the Gold Banc Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the Affiliate without such restrictive legend.

   Section 10.5 Indemnification by Gold Banc. Gold Banc agrees to indemnify and hold harmless the Company and its directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Gold Banc done or made in connection with the Registration Statement, Proxy Statement, Tender Offer materials, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock, Bank Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by the Company.

   Section 10.6 Indemnification by the Company. The Company agrees to indemnify and hold harmless Gold Banc and its directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of the Company or any Subsidiary done or made in connection with the Registration Statement, Proxy

Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by Gold Banc.

                                  ARTICLE XI

                                  TERMINATION

   Section 11.1 Basis for Termination. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing Date:

     (a) by mutual consent in writing of the parties hereto;

     (b) by either party if the transactions contemplated hereby have not closed by April 30, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated on or before such date;

     (c) by Gold Banc or the Company upon written notice to the other if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied, or by Gold Banc if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) by Gold Banc or the Company, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled in all material respects on or prior to the Closing Date and shall not have been waived in writing by such party; or (ii) if a material breach or material default shall be made by the other party in observance or in the due and timely performance of any material covenant or agreement herein contained that cannot be cured on or prior to the Closing Date or, if capable of being cured, has not been cured within thirty (30) days after the party for whose benefit this Agreement or covenant was made, has given written notice to the other party of such breach or default, and shall not have been waived in writing by such party; or (iii) if there exists any material inaccuracy, material misrepresentation or material breach of a representation or warranty made herein by the other party which has not been waived in writing by the party for whose benefit such warranty or representation was made or given;

     (e) by the Company if it receives an unsolicited Acquisition Proposal as contemplated by Section 5.7 hereof, which the Board of Directors of the Company, in good faith, believes is superior to the Merger contemplated hereby;

     (f) by Gold Banc upon receipt of written notice from the Company pursuant to Section 5.7(b) hereof that the Company has entered into an agreement to engage in a transaction relating to an Acquisition Proposal with any Person other than Gold Banc or its affiliates or the Company's Board of Directors or any committee thereof has endorsed, approved or recommended an Acquisition Proposal made by any Person other than Gold Banc or its affiliates;

     (g) by either party, if the stockholders of the Company fail to vote their approval of this Agreement and the Merger contemplated hereby as required under the MBCL at the shareholder meetings held pursuant to
  Section 10.1 of this Agreement; or

   As used in this Section 11.1, actions contemplated as being taken by Gold Banc or the Company must be taken by their respective Boards of Directors or the executive committee of such Boards.

   Section 11.2 Effect of Termination. Except in the event of a termination of this Agreement pursuant to Section 11.1(d)(ii) or (iii) or Section 11.3 hereof, there shall be no liability on the parties hereto or any of their respective directors, officers or shareholders as a result thereof under this Agreement. A termination under Section 11.1(d)(ii) or (iii) hereof shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any matter giving rise to such a termination of the Agreement. Sections 5.15, 6.6, 10.5, 10.6, 11.2, 11.3, 12.3 and 12.7 shall survive termination of this Agreement.

   Section 11.3 Termination Fee; Other Fees.

     (a) The Company agrees to pay to Gold Banc upon demand a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Termination Fee") if this Agreement is terminated (i) by the Company pursuant to
  Section 11.1(e) or (ii) by Gold Banc pursuant to Section 11.1(f), and in such event, collection of the Termination Fee shall be the sole and exclusive remedy available to Gold Banc.

     (b) If this Agreement is terminated by the Company as a result of Gold Banc's failure or breach under Section 11.1(d)(ii) or (iii), then Gold Banc shall reimburse the Company for its reasonable out-of-pocket expenses relating to the Merger (including, without limitation, the fees and expenses of the Company's Counsel, the Company's Accountants and Keefe Brayette & Woods, Inc. (other than performance fees)); provided, however, that such reimbursement shall not constitute the exclusive remedy available to the Company for any such failure or breach on the part of Gold Banc and shall not serve as liquidated damages therefor, and shall be cumulative to all other remedies available to the Company under this Agreement and under applicable Law.

     (c) If this Agreement is terminated by Gold Banc as a result of the Company's failure or breach under Section 11.1(d)(ii) or (iii), then the Company shall reimburse Gold Banc for its reasonable out-of-pocket expenses relating to the Merger (including without limitation the fees and expenses of Gold Banc's Counsel, Gold Banc's Accountants and Gold Banc's investment bankers, SEC fees and printing fees); provided, however, that such reimbursement shall not constitute the exclusive remedy available to Gold Banc for any such failure or breach on the part of the Company and shall not serve as liquidated damages therefor, and shall be cumulative to all other remedies available to Gold Banc under this Agreement and under applicable Law; provided, further that, in the absence of fraud or wilful misconduct, except with respect to reimbursement for Gold Banc's out-of-pocket expenses, the Company shall not be liable for a breach of the representation set forth in Section 3.26 or the covenant set forth in
  Section 5.12(b).

     (d) If this Agreement is terminated by Gold Banc pursuant to Section 11.1(c), then Gold Banc shall reimburse the Company for its reasonable legal fees relating to the Merger, and in such event, collection of such legal fees shall be the sole and exclusive remedy available to the Company.

   Section 11.4 Specific Performance.

     (a) Subject to Section 11.1, in the event Gold Banc and Gold Bank have performed all of their obligations hereunder and all conditions precedent to the obligation of the Company to close have been met or waived in writing by the Company, but the Company fails or otherwise refuses to close, then Gold Banc shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude Gold Banc from also pursuing an Action to recover any and all damages resulting from the Company's default hereunder, except to the extent provided in Section 11.3(c).

     (b) Subject to Section 11.1, in the event the Company and the Bank have performed all of their obligations hereunder and all conditions precedent to the obligations of Gold Banc and Gold Bank to close have been met or waived in writing by Gold Banc and Gold Bank, but Gold Banc and Gold Bank fail or otherwise refuse to close, then the Company shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude the Company from also pursuing an Action to recover any and all damages resulting from the default by Gold Banc and Gold Bank hereunder.

                                  ARTICLE XII

                                 MISCELLANEOUS

   Section 12.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company or Gold Banc, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 12.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement by a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

   Section 12.3 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for their own legal, accounting and investment banking fees and any related costs or charges associated with the negotiation, execution and consummation of this Agreement.

   Section 12.4 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies or obligations or liabilities under or by reason of this Agreement.

   Section 12.5 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding of Gold Banc and the Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

   Section 12.6 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) on the first Business Day following the Business Day on which delivered to a nationally recognized overnight delivery service, (c) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine) or (d) if sent by certified or registered mail, return receipt requested, on the Business Day that it is delivered or its delivery is attempted, in any case addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

     If to the Company:

       Frederick B. Poccia, Jr.
       First Business Bancshares of Kansas City, Inc.
       800 West 47th Street
       Kansas City, Missouri 64112
       Telephone: (816) 561-1000
       FAX: (816) 561-5618
     with a copy to:

       Norman E. Fretwell
       Spencer, Fane, Britt & Browne LLP
       1400 Commerce Bank Bldg.
       1000 Walnut
       Kansas City, Missouri 64106-2140
       Telephone: (816) 474-8100
       FAX: (816) 474-3216

     If to Gold Banc:

       Malcolm M. Aslin
       Gold Banc Corporation, Inc.
       11301 Nall Avenue
       Leawood, KS 66211
       Telephone: (913) 451-8050
       FAX: (913) 451-8004

     with a copy to:

       Michael W. Lochmann
       Stinson, Mag & Fizzell, P.C.
       1201 Walnut Street, Suite 2800
       Kansas City, MO 64106
       Telephone: (816) 842-8600
       FAX: (816) 691-3495

   Section 12.7 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Gold Banc Corporation, Inc.

                                             /s/ Malcolm M. Aslin
                                          By: _________________________________
                                             Name: Malcolm M. Aslin
                                             Title:President

ATTEST:

/s/ Keith E. Bouchey
_____________________________________
Name: Keith E. Bouchey
Title:Secretary

                                          First Business Bancshares of Kansas
                                          City, Inc.

                                             /s/ Frederick B. Poccia, Jr.
                                          By: _________________________________
                                             Name: Frederick B. Poccia, Jr.
                                             Title:President and CEO

ATTEST:

/s/ Gayle A. Matsuoka
_____________________________________
Name: Gayle A. Matsuoka
Title:Secretary

                                                                     APPENDIX B

                             BANK MERGER AGREEMENT

   THIS BANK MERGER AGREEMENT (this "Agreement"), dated as of December 10, 1999, is made by and between FIRST BUSINESS BANK OF KANSAS CITY, N.A., a national banking association (the "Bank") and a subsidiary of First Business Bancshares of Kansas City, Inc., a Missouri corporation ("Company"), and GOLD BANK, N.A., currently a national banking association (including its successors as described herein, "Gold Bank") and a direct subsidiary of Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc"). The principal banking office of the Bank is located at 800 W. 47th St., Kansas City, Missouri 64112. The principal banking office of Gold Bank is located at 11301 Nall Avenue, Leawood, Kansas 66211.

                                   RECITALS

   A. Gold Banc and the Company are parties to an Agreement and Plan of Reorganization, dated as of October 19, 1999 (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Gold Banc (the "Merger"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

   B. Gold Bank, currently a national bank, is in the process of converting to a Kansas banking association (the "Conversion") that will be a member of the Federal Reserve System (the "Federal Reserve").

   C. Pursuant to a Plan and Agreement of Reorganization, dated October 21, 1999 (the "Combination Agreement"), each of Citizens State Bank & Trust Co., a Kansas banking association, First National Bank in Alma, a national banking association, Farmers State Bank, a Kansas banking association, Peoples State Bank, a Kansas banking association, The First State Bank and Trust Co., a Kansas banking association, Farmers National Bank, a national banking association, and The Peoples National Bank, a national banking association, are merging with and into Gold Bank (the "Combination"). Gold Bank will be the continuing bank, and upon completion of the combination, will be a wholly-owned subsidiary of Gold Banc Acquisition Corporation II, Inc., a Kansas corporation ("Acquisition Corporation").

   D. The parties hereto desire that the Bank shall merge with and into Gold Bank upon the terms and conditions hereinafter set forth (the "Bank Merger"), and in accordance with the rules and regulations of the Federal Reserve, the Kansas Banking Department and any other applicable federal or state regulator.

   E. The Conversion and the Combination will be completed, and Acquisition Corporation will be dissolved, prior to the Bank Merger.

   F. The majority of the entire boards of directors of the Bank and of Gold Bank deem the Bank Merger advisable and in the best interests of their respective banks and have approved this Agreement and authorized its execution.

                                   AGREEMENT

   ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                THE BANK MERGER

   Section 1.1 The Bank Merger. At the Bank Merger Effective Time (as hereinafter defined), in accordance with the provisions of this Agreement, the Bank shall be merged with and into Gold Bank under the Articles of

Incorporation of Gold Bank, pursuant to the rules and regulations of the Federal Reserve, the Kansas Banking Department and any other applicable federal or state regulator. Upon the Bank Merger Effective Time, the name of the banking corporation (sometimes hereinafter referred to as the "Continuing Bank" whenever reference is made to it as of the time of the Bank Merger or thereafter) shall be "Gold Bank". The business of the Continuing Bank shall be that of a Kansas bank with trust powers. The principal office of Gold Bank shall become the principal office of the Continuing Bank.

   Section 1.2 Bank Merger Effective Time. The Bank Merger shall become effective upon the receipt of the required approvals from and the filing of all notices and required documentation with the Federal Reserve, the Kansas Banking Department or any other applicable federal or state regulators (the "Bank Merger Effective Time").

   Section 1.3 Effect of Bank Merger. From and after the Bank Merger Effective Time, the Bank Merger shall have the effects on the Bank and Gold Bank, and on their respective assets and liabilities, set forth in Section 215a(e) of the National Bank Act ("NBA") and Section 17-6709 of the Kansas General Corporation Code.

   Section 1.4 Articles of Agreement and Bylaws. At the Bank Merger Effective Time, the Articles of Incorporation of Gold Bank in effect immediately prior to the Bank Merger Effective Time shall continue in full force and effect as the Articles of Incorporation of the Continuing Bank and the Bylaws of Gold Bank shall become and continue to be the Bylaws of the Continuing Bank, until either shall be amended and changed as provided by Law.

   Section 1.5 Officers. The officers of the Continuing Bank shall be those persons who are officers of Gold Bank immediately prior to the Bank Merger Effective Time, each of whom, subject to the Bylaws of Gold Bank and applicable laws and regulations, shall hold his or her respective office until the next annual meeting of the board of directors of the Continuing Bank subsequent to the Bank Merger Effective Time.

   Section 1.6 Taking of Necessary Action. Gold Bank and the Bank shall take all such action as may be necessary or appropriate in order to effect the transactions contemplated under this Agreement. If at any time after the Bank Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Continuing Bank with full title to all assets, rights, approvals, immunities and franchises of either Gold Bank or the Bank, the officers and directors of Gold Bank and the Bank, as the case may be, may take all such lawful and necessary actions.

   Section 1.7 Closing. Notwithstanding anything to the contrary contained in the Merger Agreement, the closing of the Bank Merger will take place immediately following the Merger on the date and at the location specified in the Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the "Bank Merger Closing Date").

   Section 1.8 Liabilities. From and after the Bank Merger Effective Time, Gold Bank shall be liable for all liabilities of the Bank which were in existence immediately prior to the Bank Merger Effective Time.

                                  ARTICLE II

                 CAPITAL STOCK OF THE CONSTITUENT ASSOCIATIONS

   Section 2.1 Bank Capital Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of any holder thereof:

     (a) Each share of Bank Common Stock that is either authorized but unissued or held in the treasury of the Bank, if any, or held by the Bank other than as trustee, fiduciary, nominee or some similar capacity shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

     (b) Each share of Bank Common Stock that is issued and outstanding and owned by the Surviving Corporation immediately prior to the Bank Merger Effective Time shall be converted into 0.1181521 shares of Gold Bank Common Stock.

     (c) Each issued and outstanding share of Bank Common Stock (excluding Bank Dissenting Shares as defined in Section 2.3 hereof), that is not owned by the Surviving Corporation immediately prior to the Bank Merger Effective Time, of which there are 41,003 shares on the date hereof, shall be converted into the number of shares (the "Bank Merger Exchange Ratio") of Gold Banc Common Stock determined by dividing $101.7346 by the Average Gold Banc Stock Price, with the Bank Merger Exchange Ratio being rounded to four decimal places. Notwithstanding the foregoing, (i) if the Average Gold Banc Stock Price is at or above $13.50 per share, then the Bank Merger Exchange Ratio shall be 7.5359, and (ii) if the Average Gold Banc Stock Price is at or below $11.00 per share, then the Bank Merger Exchange Ratio shall be
  9.2486. Fractions of shares determined pursuant to this Section 2.1(b) shall be rounded to three decimal places.

If the Average Gold Banc Stock Price is less than $10.50, then Gold Bank and the Bank shall in good faith attempt to negotiate a mutually acceptable revised Bank Merger Exchange Ratio.

   Section 2.2 Gold Bank Common Stock. The shares of common stock par value $100.00 per share, of Gold Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

   Section 2.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Bank's shareholders pursuant to the NBA, any shares of Bank Common Stock held by a person who objects to the Merger, whose shares of Bank Common Stock were not entitled to vote or were not voted in favor of the Bank Merger and who complies with all of the provisions of the NBA concerning the rights of such person to dissent from the Bank Merger and to require appraisal of such person's shares of Bank Common Stock and who has not withdrawn such objection or waived such rights prior to the Bank Merger Closing Date ("Bank Dissenting Shares") shall not be converted pursuant to Section 2.1 but shall become the right to receive such consideration as may be determined to be due to the holder of such Bank Dissenting Shares pursuant to the NBA, including, if applicable, any costs determined to be payable by Gold Bank or the Bank to the holders of the Bank Dissenting Shares pursuant to an order of the district court in accordance with the NBA.

   Section 2.4 Exchange of Certificates.

     (a) Gold Bank shall obtain from Gold Banc and shall make available to the Exchange Agents, at and after the Bank Merger Effective Time, such number of shares of Gold Banc Common Stock as shall be issuable to the holders of Bank Common Stock in accordance with Section 2.1(c) hereof. As soon as practicable after the Bank Merger Closing Date, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Bank Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Bank Common Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Bank Common Stock is being converted in accordance with Section 2.1 hereof shall be delivered to each shareholder of the Bank as set forth in a letter of transmittal. Notwithstanding the foregoing, the Bank will use commercially reasonable efforts to have available at Closing as many Bank Common Stock certificates as possible and Gold Banc will make available to the Bank and its shareholders as many letters of transmittal and instructions for surrendering the Bank Common Stock as requested.

     (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Bank Common Stock would otherwise be entitled to under Section 2.1 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Bank Merger Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Bank Common Stock, to receive from the Exchange Agents an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Banc Stock Price. Gold Banc shall make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

     (c) As soon as practicable after the Bank Merger Effective Time, the Exchange Agents shall cancel each certificate for Bank Common Stock that immediately prior to the Bank Merger Effective Time was owned by the Surviving Corporation and shall issue to the Surviving Corporation stock certificates for the required number of shares of Gold Bank Common Stock determined in accordance with Section 2.1(b) hereof.

   Section 2.5 Closing of the Bank Transfer Books. At the Bank Merger Effective Time, the stock transfer books of the Bank shall be closed and no transfer of Bank Common Stock shall thereafter be made.

   Section 2.6 Dividends. No dividends or other distributions that are declared after the Bank Merger Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Bank Merger Effective Time shall be paid to the Bank shareholders entitled to receive certificates representing Gold Banc Common Stock until such shareholders surrender to the Exchange Agents their certificates representing Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Bank Merger Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have (a) a record date subsequent to the Bank Merger Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

   Section 2.7 Adjustments. If at any time during the period between the date hereof and the Bank Merger Effective Time, any change in the outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Bank Merger Exchange Ratio shall be adjusted on a pro rata basis.

                                  ARTICLE III

                                   COVENANTS

   Section 3.1 Covenants of Gold Bank and the Bank. During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of the Company and Gold Banc in the Merger Agreement that pertain or are applicable to Gold Bank and the Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

                                  ARTICLE IV

                           CONDITIONS OF BANK MERGER

   Section 4.1 Conditions to Each Party's Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction prior to the Bank Merger Closing Date of the following conditions:

     (a) Consummation of The Merger. The Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement.

     (b) No Injunctions or Restraints: Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Bank Merger.

     (c) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of the Bank and Gold Bank.

     (d) Other Approvals and Notifications. All requisite regulatory approvals and clearances of the Bank Merger shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Bank Merger shall have been filed and/or obtained and shall continue to be in full force and effect.

     (e) Completion of Conversion and Combination. The Conversion and the Combination shall have been completed.

     (f) Dissolution of Acquisition Subsidiary. Acquisition Corporation shall have been dissolved and Gold Bank shall be a first-tier subsidiary of Gold Banc.

                                   ARTICLE V

                           TERMINATION AND AMENDMENT

   Section 5.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of Gold Bank or the Bank upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of Gold Bank and the Bank.

   Section 5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of Gold Bank, the Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

   Section 5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE VI

                                 MISCELLANEOUS

   Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Gold Bank or the Bank, at the addresses for notices to Gold Banc or the Company, respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

   Section 6.2 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

   Section 6.3 Entire Agreement. Except as otherwise set forth in this Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement and the Merger Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   Section 6.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri without regard to any applicable conflicts of law.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                          GOLD BANK, N.A.

                                                  /s/ Michael W. Gullion
                                          By: _________________________________
                                             Name:Michael W. Gullion
                                             Title:Chairman and Chief
                                              Executive Officer

ATTEST:

       /s/ Steven E. Rector
-------------------------------------
Name:Steven E. Rector
Title:Cashier

                                          FIRST BUSINESS BANK OF KANSAS CITY,
                                           N.A.

                                               /s/ Frederick B. Poccia, Jr.
                                          By: _________________________________
                                             Name:Frederick B. Poccia, Jr.
                                             Title:President and Chief
                                              Executive Officer

ATTEST:

      /s/ Gayle A. Matsuoaka
-------------------------------------
Name:Gayle A. Matsuoka
Title:Corporate Secretary

                                                                     Appendix C

                   Opinion of Keefe, Bruyette & Woods, Inc.
                               October 19, 1999

Board of Directors
First Business Bancshares of Kansas City, Inc.
800 West 47th Street
Kansas City, MO 64112

Gentlemen:

   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of First Business Bancshares of Kansas City, Inc. (the "Company") of the consideration in the proposed merger (the "Merger") of the Company with and into Gold Banc Corporation, Inc. ("Gold Banc"), pursuant to the Agreement and Plan of Reorganization dated as of October 19, 1999 between the Company and Gold Banc (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock, $1.00 par value, of the Company will be exchanged for shares of Gold Banc common stock, $1.00 par value, determined by dividing $109.7906 by the average closing price of Gold Banc common stock (the "Exchange Ratio") as reported by Nasdaq on each of the ten consecutive trading days immediately preceding the third trading day prior to the closing date (the "Average Closing Price"); provided that (i) if the Average Closing Price is at or above $13.50 per share, the Exchange Ratio will be 8.1326; (ii) if the Average Closing Price is at or below $11.00 per share, then the Exchange Ratio will be 9.9810; and (iii) if the Average Closing Price is less than $10.50 per share, the Company and Gold Banc will in good faith attempt to negotiate a mutually acceptable revised Exchange Ratio.

   Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Gold Banc and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Gold Banc for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

   In rendering our opinion, we have (i) reviewed, among other things, the Agreement, Audited Financial Statements of the Company and Annual Reports to stockholders and Annual Report on Form 10-K of Gold Banc for the three years ended December 31, 1998, certain interim reports of the Company and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Gold Banc and certain internal financial analyses and forecasts for the Company prepared by management; (ii) held discussions with members of senior management of the Company and Gold Banc regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Gold Banc with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as we considered appropriate.

   In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts

First Business Bancshares of Kansas City, Inc.
Board of Directors
Page 2

and projections reflect the best currently available estimates and judgments of the Company and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for the Company and Gold Banc are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company or Gold Banc, nor have we examined any individual credit files.

   We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and Gold Banc; (ii) the assets and liabilities of the Company and Gold Banc; and (iii) the nature and terms of certain other merger transactions involving thrift and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the common stockholders of the Company.

                                          Very truly yours,

                                          KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The following summary is qualified in its entirety by reference to the complete text of the statute referred to below and the Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws of Gold Banc Corporation, Inc. (the "Registrant").

   Under Section 17-6305 of the Kansas General Corporation Code (the "Kansas Code"), a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer of director in defending any civil or criminal suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or one half of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Consistent with Section 17-6305 of the Kansas Code, Article VI, Section 1 of the Amended and Restated Bylaws of the Registrant provide that the Registrant will indemnify its directors, advisory directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding to the fullest extent permitted by the Kansas Code. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

   Article Nine of the Registrant's Restated Articles of Incorporation provides that no director or advisory director shall be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Kansas Code. Section 17-6002(b)(8) of the Kansas Code does not permit the exemption from or limitation of liability for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

   Under VI, Section 4 of the Amended and Restated Bylaws of the Registrant, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, advisory director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his status as such, whether or not the Registrant would have the Registrant would have the power to indemnify such persons against liability. The Registrant carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusion, the policies reimburse the Registrant for liability indemnified under the Amended and Restated Bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Amended and Restated Bylaws.

Item 21(a). Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

     Exhibit
     Number
     -------
      2.1    Agreement and Plan of Reorganization dated October 19, 1999, between the
             Registrant and First Business Bancshares of Kansas City, Inc. (Included as
             Appendix A to the Prospectus).
      3.1    Restated Articles of Incorporation of the Registrant. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No.
             333-12377 and the same is incorporated herein by reference.)
      3.2    Certificate of Amendment to Restated Articles of Incorporation.
             (Previously filed as an Exhibit to the Registrant's Registration Statement
             on Form S-4 No. 333-28563 and the same is incorporated herein by reference.)
      3.3    Amended and Restated Bylaws of the Registrant. (Previously filed as an
             Exhibit to the Registrant's Registration Statement on Form S-4 No. 333-
             91559 and the same is incorporated herein by reference.)
      4.1    Form of Common Stock Certificate. (Previously filed as an Exhibit to the
             Registrant's Registration Statement on Form SB-2 No. 333-12377 and the
             same is incorporated herein by reference.)
      4.2    Rights Agreement dated October 13, 1999, between the Registrant and
             American Stock Transfer and Trust Registrant, as Rights Agent. (Previously
             filed as an Exhibit to the Registrant's Current Report on Form 8-K filed
             October 15, 1999 and the same is incorporated herein by reference.)
      5.1    Opinion of Stinson, Mag & Fizzell, P.C.
      8.1    Opinion of Stinson, Mag & Fizzell, P.C.
      9.1    Proxy Agreement/Stockholder Agreement between Michael W. Gullion and
             William Wallman, dated as of September 15, 1996. (Previously filed as an
             Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-
             12377 and the same is incorporated herein by reference.)
      9.2    Proxy Agreement/Stockholder Agreement between Michael W. Gullion, William
             F. Wright, and Allen D. Petersen dated as of September 15, 1996.
             (Previously filed as an Exhibit to the Registrant's Registration Statement
             on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)
      9.3    Accession of The Lifeboat Foundation to the Proxy Agreement/Stockholder
             Agreement among Michael W. Gullion, William F. Wright, and Allen D.
             Petersen, dated May 28, 1997. (Previously filed as an Exhibit to the
             Registrant's Registration Statement on Form SB-2 No. 333-39849 and the
             same is incorporated herein by reference.)
     10.1    Employment Agreement between the Registrant and Michael W. Gullion.
             (Previously filed as an Exhibit to the Registrant's Registration Statement
             on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)
     10.2    Employment Agreement between the Registrant and Keith E. Bouchey.
             (Previously filed as an Exhibit to the Registrant's Registration Statement
             on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)
     10.3    Employment Agreement between the Registrant and Joseph F. Smith.
             (Previously filed as an Exhibit to the Registrant's Annual Report on Form
             10-K filed March 31, 1999 for the year ended December 31, 1998 and the same is incorporated herein by reference.)

     10.4    Employment Agreement between the Registrant and Malcolm M. Aslin.
             (Previously filed as an Exhibit to the Registrant's Annual Report on Form
             10-K filed March 31, 1999 for the year ended December 31, 1998 and the same is incorporated herein by reference.)
     10.5    Gold Banc Corporation, Inc. 1996 Equity Compensation Plan. (Previously
             filed as an Exhibit to the Registrant's Registration Statement on Form SB-
             2 No. 333-12377 and the same is incorporated herein by reference.)
     10.6    Form of Tax Sharing Agreements between the Registrant and the Registrant
             Subsidiaries. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)
     10.7    Form of Federal Home Loan Bank Credit Agreement to which each of the
             Registrant's banking subsidiaries is a party. (Previously filed as an
             Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-
             12377 and the same is incorporated herein by reference.)
     10.8    Form of Junior Subordinated Indenture dated as of December 15, 1997 between the Registrant and Banker's Trust Company as Trustee. (Previously
             filed as an Exhibit to the Registrant's Registration Statement on Form SB-
             2 No. 333-39849 and the same is incorporated herein by reference.)
     10.9    Form of Trust Agreement dated as of December 15, 1997 between the
             Registrant and Banker's Trust (Delaware) as Trustee. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No.
             333-39849 and the same is incorporated herein by reference.)
     10.10   Form of Amended and Restated Trust Agreement among the Registrant,
             Banker's Trust Company, as Property Trustee, Banker's Trust (Delaware), as
             Delaware Trustee and various holders of Trust Securities. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-
             2 No. 333-39849 and the same is incorporated herein by reference.)
     10.11   Form of Guaranty Agreement between the Registrant, as Guarantor, and
             Banker's Trust Company, as Trustee, dated as of December 15, 1997.
             (Previously filed as an Exhibit to the Registrant's Registration Statement
             on Form SB-2 No. 333-39849 and the same is incorporated herein by reference.)
     10.12   Voting Agreement, dated August 9, 1999, among Gold Banc Corporation, Inc.,
             Charles R. Harrison, Herman J. Zueck, Bruce E. Hall, Bruce E. Hall,
             trustee of the Colleen M. Thompson Irrevocable Trust, dated June 7, 1999, and Bruce E. Hall, trustee of the Andrea M. Harrison Irrevocable Trust, dated June 7, 1999. (Previously filed as an Exhibit to the Registrant's
             Current Report on Form 8-K filed August 24, 1999 and the same is incorporated herein by reference.)
     10.13   Agreement and Plan of Reorganization, dated September 6, 1999, among Gold
             Banc Corporation, Inc., Gold Banc Acquisition Corporation XI, Inc., and
             American Bancshares, Inc. (Previously filed as an Exhibit to the
             Registrant's Current Report on Form 8-K filed September 9, 1999 and the same is incorporated herein by reference.)
     10.14   Voting Agreement, dated September 6, 1999, among Gold Banc Corporation,
             Inc., J. Gary Russ, Ronald L. Larson, Timothy I. Miller, Dan E. Molter,
             Kirk D. Moudy, Lynn B. Powell, III, Walter L. Presha, R. Jay Taylor and
             Edward D. Wyke. (Previously filed as an Exhibit to the Registrant's
             Current Report on Form 8-K filed September 9, 1999 and the same is incorporated herein by reference.)
     10.15   Agreement and Plan of Reorganization, dated October 22, 1999, among Gold
             Banc Corporation, Inc., Gold Banc Acquisition Corporation XII, Inc., and
             CountryBanc Holding Company. (Previously filed as an Exhibit to the
             Registrant's Current Report on Form 8-K filed October 29, 1999 and the same is incorporated herein by reference.)

     10.16   Agreement and Plan of Reorganization, dated August 9, 1999, among Gold
             Banc Corporation, Inc., Gold Banc Acquisition Corporation VIII, Inc., and
             Union Bankshares, Ltd. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form S-4 No. 333-91559 and the same is incorporated herein by reference.)
     21.1    List of Subsidiaries of the Registrant. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-4 No. 333-91559 and the
             same is incorporated herein by reference.)
     23.1    Consent of KPMG LLP.
     23.2    Consent of Baird, Kurtz & Dobson.
     23.3    Consent of Baird, Kurtz & Dobson.
     23.4    Consent of Arthur Andersen LLP.
     23.5    Consent of PricewaterhouseCoopers LLP
     23.6    Consent of Keefe, Bruyette & Woods, Inc.
     23.7    Consent of Stinson, Mag & Fizzell, P.C. (included in Exhibits 5.1 and
             8.1).
     24.1    Powers of Attorney (included in signature page to registration statement).
     99.1    Form of Proxy of First Business Bancshares of Kansas City, Inc.*
     99.2    Form of Proxy of First Business Bank.*

--------
*To be filed by amendment.

Item 21(b). Financial Statement Schedules

   Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Leawood, Kansas on December 22, 1999.

                                          GOLD BANC CORPORATION, INC.
                                          (Registrant)

                                                /s/ Michael W. Gullion
                                          By___________________________________
                                                    Michael W. Gullion
                                                  Chief Executive Officer

   Know all men by these presents, that we, the undersigned directors of Gold Banc Corporation, Inc., hereby severally constitute Michael W. Gullion and J. Craig Peterson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as directors to enable Gold Banc Corporation, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Michael W. Gullion          Chairman of the Board, and    December 22, 1999
____________________________________  Chief Executive Officer
         Michael W. Gullion           (Principal Executive
                                      Officer)

     /s/  Malcolm M. Aslin           Director, President, and      December 22, 1999
____________________________________  Chief Operating Officer
          Malcolm M. Aslin

      /s/ Keith E. Bouchey           Director, Executive Vice      December 22, 1999
____________________________________  President, and Corporate
          Keith E. Bouchey            Secretary

     /s/ J. Craig Peterson           Chief Financial Officer       December 22, 1999
____________________________________  (Principal Financial
         J. Craig Peterson            Officer)

     /s/ Brian J. Ruisinger          Treasurer and Controller      December 22, 1999
____________________________________  (Principal Accounting
         Brian J. Ruisinger           Officer)

      /s/ William Wallman            Director                      December 22, 1999
____________________________________
          William Wallman

   /s/ William F. Hagman, Jr.        Director                      December 22, 1999
____________________________________
       William F. Hagman, Jr.

     /s/ William F. Wright           Director                      December 22, 1999
____________________________________
         William F. Wright

     /s/ Allen D. Petersen           Director                      December 22, 1999
____________________________________
         Allen D. Petersen